UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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NIELSEN HOLDINGS PLC

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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December 23, 2020

Dear Nielsen Shareholder:

You are cordially invited to attend a general meeting of shareholders (the “Nielsen shareholders”) of Nielsen Holdings plc (“Nielsen,” the “Company,” “we” or “us”) (the “Nielsen special meeting”) to be held on February 11, 2021 at 9:00 a.m. (Eastern Time). You may attend online via live webcast at www.virtualshareholdermeeting.com/NLSN2021.

At the Nielsen special meeting, you will be asked to consider and vote upon the proposal (the “Transaction Proposal”) to approve the proposed sale (the “Transaction”) of Nielsen’s Global Connect business (“Connect”) to newly formed entities (collectively, “Purchaser”) which are controlled by investment funds advised by affiliates of Advent International Corporation (“Advent”), pursuant to the terms of the Stock Purchase Agreement, dated as of October 31, 2020, between Nielsen and Purchaser (the “Stock Purchase Agreement”). Specifically, under the Stock Purchase Agreement, we have agreed to sell to Purchaser the equity interests of certain subsidiaries which contain Connect. The purchase price to be paid by Purchaser is (i) $2,700,000,000 in cash, subject to adjustments based on closing levels of cash, indebtedness, debt-like items and working capital, and (ii) a warrant to purchase equity interests in the company that will own Connect following the closing of the Transaction (the “Closing”), exercisable in certain circumstances (the “Warrant”).

Following the Closing, Nielsen will continue to be a public limited company formed under the laws of England and Wales traded on the New York Stock Exchange (the “NYSE”) under the ticker symbol “NLSN” and will continue to operate its Global Media business (“Media”).

The Board of Directors of Nielsen (the “Nielsen Board of Directors”) considered a range of strategic options with respect to Connect and considered a number of factors in evaluating the Transaction. Based on its review, the Nielsen Board of Directors has (i) determined that the transactions contemplated by the Stock Purchase Agreement and the other Transaction Documents (as defined herein), including the Transaction, would be most likely to promote the success of Nielsen for the benefit of the Nielsen shareholders as a whole, (ii) approved the execution, delivery and performance of the Stock Purchase Agreement and the other Transaction Documents and the consummation of the transactions contemplated thereby, including the Transaction, (iii) resolved to recommend that the Nielsen shareholders vote in favor of the Transaction, and (iv) directed that the Transaction be submitted for approval by the Nielsen shareholders at the Nielsen special meeting. The Nielsen Board of Directors recommends that the Nielsen shareholders vote “FOR” the Transaction Proposal.

Your vote is very important, regardless of the number of ordinary shares, €0.07 nominal value per share, of Nielsen (the “Nielsen ordinary shares”) you own. The Transaction Proposal must be approved by a simple majority of the votes cast at the Nielsen special meeting virtually or by proxy. Only Nielsen shareholders who owned Nielsen ordinary shares as of the close of business in New York on December 23, 2020, the record date for the Nielsen special meeting (the “record date”), will be entitled to vote at the Nielsen special meeting.

To vote your shares, you may return your proxy card by mail, submit a proxy via the Internet or by telephone (as specified in the Internet and telephone voting instructions contained in the proxy statement), or attend the Nielsen special meeting and vote online. If your shares are held in the name of a brokerage firm, bank, trust or other nominee, you must instruct the brokerage firm, bank, trust or other nominee how to vote your shares or obtain a proxy, executed in your favor, from that record holder in order to vote at the Nielsen special meeting. Even if you plan to attend the Nielsen special meeting online, we urge you to promptly submit a proxy for your shares via the Internet or by telephone or by completing, signing, dating and returning the accompanying proxy card by mail. If you attend the Nielsen special meeting and wish to vote online, you may revoke your proxy and vote online.

If you fail to return your proxy by mail, submit a proxy via the Internet or by telephone, attend the Nielsen special meeting and vote online, or give voting instructions to your brokerage firm, bank, trust or other nominee, then your shares will not be counted for determining whether a quorum is present at the Nielsen special meeting, and will not be counted as a vote for or against the Transaction Proposal.

The accompanying proxy statement provides detailed information about the Transaction, Connect and Nielsen. We encourage you to read the accompanying proxy statement, as well as the exhibits and documents incorporated by reference herein, carefully in their entirety.

Thank you for your ongoing support of Nielsen.

Sincerely,

David Kenny

Chief Executive Officer, Chief Diversity Officer

Nielsen Holdings plc

The accompanying proxy statement is dated December 23, 2020, and will be made publicly available at www.proxyvote.com and www.nielsen.com/investors beginning December 23, 2020, and notices of the accompanying proxy statement’s availability will be first sent to Nielsen shareholders on or about December 23, 2020.

NOTICE OF THE SPECIAL MEETING OF THE NIELSEN SHAREHOLDERS

Nielsen Holdings plc

Registered in England and Wales with registered no. 09422989

Notice is hereby given that a general meeting of Nielsen Holdings plc (“Nielsen”) will be held on February 11, 2021 at 9:00 a.m. (Eastern Time) (such meeting, the “Nielsen special meeting”). Holders of ordinary shares, nominal value €0.07 per share (the “Nielsen ordinary shares”), of Nielsen (the “Nielsen shareholders”) will be asked to consider and, if thought fit, pass the following resolutions as ordinary resolutions (the “Resolutions”):

Proposal 1: Transaction Approval

To consider and vote on a proposal (the “Transaction Proposal”) to approve the proposed sale to Indy US BidCo, LLC and Indy Dutch BidCo B.V. (together, “Purchaser”), two newly formed entities which are controlled by investment funds advised by affiliates of Advent International Corporation (“Advent”), pursuant to the terms and subject to the conditions set forth in the Stock Purchase Agreement, dated as of October 31, 2020 (the “Stock Purchase Agreement”), between Nielsen and Purchaser, of the equity interests of certain Nielsen subsidiaries that contain Nielsen’s Global Connect business (such business, “Connect” and such transaction, the “Transaction”).

The language of the resolution is as follows:

RESOLVED, THAT:

(A)

upon the unanimous recommendation of the members of the Nielsen Board of Directors and subject to the satisfaction or waiver of the conditions contained in the Stock Purchase Agreement, the Nielsen shareholders hereby approve the Transaction for the purposes of Article 5.3 of the Articles of Association of Nielsen; and

(B)

each and any of the members of the Nielsen Board of Directors and the executive officers of Nielsen be and is hereby authorized to conclude and implement the Transaction and to do or procure to be done all such acts and things on behalf of Nielsen and each of its subsidiaries as they may, in their discretion, consider necessary or expedient for the purpose of giving effect to the Transaction with such amendments, modifications, variations or revisions thereto as are not of a material nature.

Board Recommendation

The Nielsen Board of Directors has (i) determined in good faith that the transactions contemplated by the Stock Purchase Agreement and certain other agreements to be entered into in connection with the Transaction (the “Transaction Documents”), including the Transaction, would be most likely to promote the success of Nielsen for the benefit of its shareholders as a whole, (ii) approved the execution, delivery and performance of the Stock Purchase Agreement, the other Transaction Documents and the consummation of the transactions contemplated thereby, including the Transaction, (iii) resolved to recommend that the Nielsen shareholders vote in favor of the Transaction, and (iv) directed that the Transaction be submitted for approval at the Nielsen special meeting.

The Nielsen Board of Directors recommends that the Nielsen shareholders vote “FOR” the Transaction Proposal.

Notes

1.

In accordance with Nielsen’s Articles of Association, all resolutions will be taken on a poll. Voting on a poll means that each share represented online or by proxy will be counted in the vote. On June 25, 2020, the Corporate Insolvency and Governance Act 2020 came into force, which relaxed some of the requirements for the holding of and attendance at shareholder meetings held by companies incorporated in England and Wales. On November 26, 2020, the regulations were amended to extend the relevant period for which certain temporary emergency measures in response to the COVID-19 pandemic would apply until March 30, 2021. Consequently, the Nielsen shareholders, including their proxies and corporate representatives, will not be permitted to attend the Nielsen special meeting online and should instead attend online or vote in advance of the Nielsen special meeting by proxy. All resolutions will be proposed as ordinary resolutions, which under applicable law means that each resolution must be passed by a simple majority of the votes cast at the Nielsen special meeting in person or by proxy. Explanatory notes regarding the Resolutions are set out in the relevant sections of the accompanying proxy statement relating to the Resolutions.

2.

The results of the polls taken on the Resolutions at the Nielsen special meeting and any other information required by the UK Companies Act 2006 will be made available on Nielsen’s website as soon as reasonably practicable following the Nielsen special meeting and for a period of two years thereafter.

3.

To be entitled to attend and vote at the Nielsen special meeting and any adjournment or postponement thereof, shareholders must be registered in the register of members of Nielsen at the close of business in New York on December 23, 2020 (the “record date”). Changes to the register of members after the relevant deadline shall be disregarded in determining the rights of any person to attend and vote at the meeting. If you hold shares through a broker, bank or other nominee, you can attend the Nielsen special meeting and vote by following the instructions you receive from your bank, broker or other nominee.

4.

Shareholders are entitled to appoint a proxy to exercise all or any of their rights to attend and to speak and vote on their behalf at the Nielsen special meeting. A shareholder may appoint more than one proxy in relation to the Nielsen special meeting; provided that each proxy is appointed to exercise the rights attached to a different share or shares held by that shareholder. A corporate shareholder may appoint one or more corporate representatives to attend and to speak and vote on its behalf at the Nielsen special meeting. A proxy need not be a shareholder of Nielsen.

5.

If you are a shareholder of record or hold shares through a broker, bank or other nominee and are voting by proxy through the Internet or by telephone, your vote must be received by 11:59 p.m. (Eastern Time) on February 10, 2021 to be counted. If you are a shareholder of record or hold shares through a broker, bank or other nominee and are voting by mail, your vote must be received by 9:00 a.m. (Eastern Time) on February 9, 2021 to be counted. A shareholder who has returned a proxy instruction is not prevented from attending the Nielsen special meeting online and voting if he/she wishes to do so, but please note that only your vote last cast will count. If you hold shares through Nielsen’s 401(k) plan, the plan trustee, Fidelity Management Trust Company, will vote according to the instructions received from you provided that your instructions are received by 11:59 p.m. (Eastern Time) on February 8, 2021. Your instructions cannot be changed or revoked after that time, and the shares you hold through the 401(k) plan cannot be voted online at the Nielsen special meeting.

6.

Unless you hold shares through Nielsen’s 401(k) plan, you may revoke a previously delivered proxy at any time prior to the Nielsen special meeting. You may vote online if you attend the Nielsen special meeting online, and such online vote will be deemed to revoke any previously delivered proxy.

7.

Pursuant to the rules of the U.S. Securities and Exchange Commission (the “SEC”), the accompanying proxy statement and related information prepared in connection with the Nielsen special meeting are available at: www.proxyvote.com and www.nielsen.com/investors. You will need the 16-digit control number included on your Notice of Internet Availability or proxy card in order to access the proxy materials on www.proxyvote.com. These proxy materials will be available free of charge.

8.

You may not use any electronic address provided in this Notice of the Special Meeting of Nielsen Shareholders or any related documentation to communicate with Nielsen for any purposes other than as expressly stated.

ABOUT THIS PROXY STATEMENT

This proxy statement constitutes a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended.

You should rely only on the information contained in, or incorporated by reference into, this proxy statement. No one has been authorized to provide you with information that is different from the information contained in, or incorporated by reference into, this proxy statement. This proxy statement is dated December 23, 2020. You should not assume that the information contained in, or incorporated by reference into, this proxy statement is accurate as of any date other than that date (or, in the case of incorporated documents, their respective dates). Our mailing of this proxy statement to the Nielsen shareholders will not create any implication to the contrary.

-i-

(continued)

-ii-

(continued)

Presentation of Information

Unless the context otherwise requires, references in this proxy statement to “Nielsen” refer to Nielsen Holdings plc, a public limited company incorporated under the laws of England and Wales, and its subsidiaries (other than, after the Transaction, Connect and its consolidated subsidiaries). Unless the context otherwise requires, references in this proxy statement to “Advent” refer to Advent International Corporation, a Delaware corporation, and its subsidiaries and affiliates, including Indy Dutch BidCo B.V. and Indy US BidCo, LLC, and references in this proxy statement to “Purchaser” refer to Indy Dutch BidCo B.V. and Indy US BidCo, LLC, collectively.

-iii-

SUMMARY

This summary highlights selected information contained in this proxy statement and may not contain all of the information that may be important to you. Accordingly, you should read carefully this entire proxy statement, including the Annexes and the documents referred to or incorporated by reference in this proxy statement. The page references have been included in this summary to direct you to a more complete description of the topics presented below. See also the section of this proxy statement entitled “Where You Can Find Additional Information.”

Information about the Parties to the Transaction (Page 24)

Nielsen Holdings plc (Page 24)

Nielsen Holdings plc (“Nielsen,” the “Company,” “we” or “us”) is a global measurement and data analytics company. Nielsen provides clients with a comprehensive understanding of what consumers watch and what they buy and how those choices intersect. We deliver critical media and marketing information, analytics and manufacturer and retailer expertise about what and where consumers buy and what consumers read, watch and listen to (consumer interaction across the television, radio, print, online, digital, mobile viewing and listening platforms) on a local and global basis. Our measurement and analytical services help our clients maintain and strengthen their market positions and identify opportunities for profitable growth. We have a presence in approximately 100 countries and our services cover more than 90 percent of the globe’s GDP and population. We have significant investments in resources and associates all over the world, including in many emerging markets, and hold leading market positions in many of our services and geographies. Based on the strength of the Nielsen brand, our scale and the breadth and depth of our solutions, we believe we are the global leader in measuring and analyzing consumer behavior in the segments in which we operate. Our stock is listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “NLSN,” and we are headquartered in New York.

Prior to February 2019, we were aligned into two reporting segments: what consumers buy (“Buy”) and what consumers read, watch and listen to (“Watch”). In February 2019, we realigned our business segments from Buy and Watch to Nielsen Global Connect (“Connect”) and Nielsen Global Media (“Media”). Each segment operates as a complete unit-from the conception of a product, through the collection of the data, into the technology and operations, all the way to the data being sold and delivered to the client. Our Connect and Media segments are built on a foundation of proprietary data assets that are designed to yield essential insights for our clients to successfully measure, analyze and grow their businesses. Our segments each consist of two categories: Measure and Predict / Activate in Connect and Audience Measurement and Plan / Optimize in Media. These categories are based on our core measurement platforms in both Connect and Media, while Predict / Activate and Plan / Optimize are designed to build on our measurement capabilities to enhance client decision-making. These changes better align our external view to our go-forward internal view. Our reportable segments are stated on the new basis and such changes were applied retrospectively. The impact of these changes did not have a material impact on our consolidated financial statements or segment results.

Additional information about Nielsen and its subsidiaries is included in documents incorporated by reference into this proxy statement. See the section of this proxy statement entitled “Where You Can Find Additional Information.”

Indy US BidCo, LLC (Page 24)

Indy US BidCo, LLC, a Delaware limited liability company (“US Purchaser”), was formed on October 23, 2020, solely for the purpose of engaging in transactions contemplated by the Stock Purchase Agreement and has not engaged in any business activities other than as incidental to its formation and in connection with the transactions contemplated by the Stock Purchase Agreement.

US Purchaser’s address is c/o Advent International Corporation, 800 Boylston Street, Massachusetts 02199, and its telephone number is (617) 951-9400.

Indy Dutch BidCo B.V. (Page 24)

Indy Dutch BidCo B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) with corporate seat in Amsterdam, the Netherlands, and its address at Herengracht 450 (1017CA) Amsterdam, the Netherlands, with trade register number 861761376 (“Dutch Purchaser” and together with US Purchaser, “Purchaser”) was formed on October 22, 2020, solely for the purpose of engaging in transactions contemplated by the Stock Purchase Agreement and has not engaged in any business activities other than as incidental to its formation and in connection with the transactions contemplated by the Stock Purchase Agreement.

Purchaser’s address is c/o Advent International Corporation, 800 Boylston Street, Massachusetts 02199, and its telephone number is (617) 951-9400.

The Transaction (Page 35)

Transaction Overview (Page 35)

Nielsen and Purchaser have entered into the Stock Purchase Agreement, dated as of October 31, 2020 (the “Stock Purchase Agreement”), pursuant to which Nielsen has agreed to sell the equity interests of certain Nielsen subsidiaries containing Nielsen’s Global Connect business (“Connect”) to Purchaser (the “Transaction”), subject to the terms and conditions set forth in the Stock Purchase Agreement. The purchase price that Purchaser will pay or cause to be paid in connection with the Transaction is $2,700,000,000 in cash, subject to adjustments based on Closing levels of cash, indebtedness, debt-like items and working capital as provided for in the Stock Purchase Agreement. In addition, Nielsen will also receive a warrant in the new company that will hold Connect following the closing of the Transaction, exercisable in certain circumstances (the “Warrant”).

In connection with the Transaction, Nielsen and Purchaser will enter into certain ancillary agreements, including a transition services agreement, a trademark license agreement, an intellectual property matters agreement, a master services agreement, a reseller agreement and a warrant agreement with respect to the Warrant (each of these agreements and the Stock Purchase Agreement collectively, the “Transaction Documents”).

A copy of the Stock Purchase Agreement is incorporated into this proxy statement by reference and attached as Annex A hereto.

Reasons for the Transactions (Page 32)

After careful consideration, the Nielsen Board of Directors has (i) determined in good faith that the transactions contemplated by the Stock Purchase Agreement and the other Transaction Documents, including the Transaction, would be most likely to promote the success of Nielsen for the benefit of the Nielsen shareholders as a whole, (ii) approved the execution, delivery and performance of the Stock Purchase Agreement, the other Transaction Documents and the consummation of the transactions contemplated thereby, including the Transaction, (iii) resolved to recommend that the holders of ordinary shares, nominal value €0.07 per share (the “Nielsen ordinary shares”) of Nielsen (the “Nielsen shareholders”) vote in favor of the Transaction, and (iv) directed that the Transaction be submitted for approval at the Nielsen special meeting.

The Nielsen Board of Directors unanimously recommends that you vote “FOR” the proposal to approve the Transaction (the “Transaction Proposal”).

Opinions of Nielsen’s Financial Advisor (Page 55)

Pursuant to an engagement letter, Nielsen retained J.P. Morgan Securities LLC (“J.P. Morgan”) as its financial advisor in connection with a possible sale of Connect and to deliver a fairness opinion in connection with the Transaction.

At a meeting of the Nielsen Board of Directors held on October 29, 2020, J.P. Morgan rendered its oral opinion to the Nielsen Board of Directors that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid to Nielsen in the Transaction was fair, from a financial point of view, to Nielsen. J.P. Morgan confirmed its October 29, 2020 oral opinion by delivering its written opinion to the Nielsen Board of Directors, dated October 31, 2020, that, as of such date, the consideration to be paid to Nielsen in the Transaction was fair, from a financial point of view, to Nielsen.

The full text of the written opinion of J.P. Morgan dated October 31, 2020, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Nielsen shareholders are urged to read the opinion in its entirety.

J.P. Morgan’s written opinion was addressed to the Nielsen Board of Directors (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction, was directed only to the consideration to be paid to Nielsen in the Transaction and did not address any other aspect of the Transaction. J.P. Morgan expressed no opinion as to the fairness of the consideration to the holders of any class of securities, creditors or other constituencies of Nielsen or as to the underlying decision by Nielsen to engage in the Transaction. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of J.P. Morgan’s written opinion. The opinion does not constitute a recommendation to any Nielsen shareholder as to how such shareholder should vote with respect to the Transaction or any other matter.

For more information, see the section of this proxy statement titled “Proposal 1: The Transaction – Opinion of Nielsen’s Financial Advisor.”

The Stock Purchase Agreement (Page 35)

Purchase Price (Page 35)

Pursuant to the Stock Purchase Agreement, Purchaser will pay or cause to be paid to Nielsen, in exchange for the equity interests in certain Nielsen subsidiaries containing Connect, $2,700,000,000 in cash, subject to adjustments based on Closing levels of cash, indebtedness, debt-like items and working capital as provided for in the Stock Purchase Agreement. In addition, Nielsen will also receive a warrant to purchase equity interests in the company that will own Connect following the closing of the Transaction (the “Closing”), exercisable in certain circumstances (the “Warrant”). See the section of this proxy statement entitled “Proposal 1: The Transaction—Transaction Documents—The Warrant Agreement” for a further description of the terms of the Warrant.

Treatment of Nielsen Equity (Page 39)

With the exception of equity awards held by Connect employees, each Nielsen equity award granted under the Nielsen 2019 Stock Incentive Plan or the Amended and Restated Nielsen 2010 Stock Incentive Plan (together, the “Nielsen Stock Plans”), as applicable, will not be impacted by the Transaction and will continue to be an award of Nielsen ordinary shares following the Closing, subject to the same terms and conditions that were applicable to such awards before the Closing.

Nielsen equity awards granted to Connect employees under the Nielsen Stock Plans will, pursuant to the Stock Purchase Agreement, receive the following treatment:

Tier I Connect Employees. All outstanding Nielsen equity awards granted to Connect employees who are considered Tier I Connect employees will remain outstanding following the Closing and will be eligible to be assumed or substituted by Purchaser, subject to terms and conditions determined by Purchaser. The Tier I Connect employees are the one hundred Connect employees with the highest 2020 total compensation.

All Other Connect Employees. All outstanding Nielsen equity awards granted to Connect employees who are not considered Tier I Connect employees will become vested in full, effective immediately prior to the Closing, assuming achievement at not less than target in the event of any award subject to performance-based vesting conditions.

Conditions to the Completion of the Transaction (Page 36)

Nielsen’s and Purchaser’s obligations to effect the Transaction are subject to the satisfaction of certain conditions, including, among other things:

•

the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the other required governmental filings, notices, approvals and clearances set forth in the Stock Purchase Agreement having been obtained or occurred;

•	the absence of an injunction or law that prevents, enjoins, prohibits or makes illegal the consummation of the Transaction; and

•	the receipt of the approval of the Transaction by the Nielsen shareholders.

Nielsen’s obligations to effect the Transaction are subject to the satisfaction or waiver of additional conditions including, among other things:

•

the representations by Purchaser contained in the Stock Purchase Agreement being true and correct on and as of the Closing as if made on and as of the Closing without giving effect to any materiality, “Purchaser Material Adverse Effect” (as defined below) or similar qualifiers set forth therein, except (x) that representations and warranties that are made as of a specific date shall be true and correct on and as of such date and (y) where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Purchaser to (a) perform its obligations under the Stock Purchase Agreement or (b) consummate the Financing or the Transaction, in each case on a timely basis (each of clauses (a) and (b), a “Purchaser Material Adverse Effect”);

•	Purchaser’s performance in all material respects of its covenants and agreements contained in the Stock Purchase Agreement to be performed on or before Closing;

•

Nielsen’s receipt from Purchaser of a certificate signed on behalf of Purchaser by an executive officer of Purchaser, stating that the conditions to Nielsen’s obligations to complete the Transaction above have been satisfied; and

•	Nielsen’s receipt of each of Purchaser’s executed counterparts of the Transaction Documents other than the Stock Purchase Agreement and the Warrant Agreement.

Purchaser’s obligations to effect the Transaction are subject to the satisfaction or waiver of additional conditions, including, among other things:

•	the representations by Nielsen contained in the Stock Purchase Agreement:

•

regarding the capitalization of the majority-owned Nielsen subsidiaries being transferred in the Transaction (the “Purchased Companies”) (other than the Target Entities (as defined below)) and certain entities in which Nielsen holds a minority equity interest (the “Minority Equity Entities”), the sufficiency of the assets transferred in the Transaction, and the absence of any undisclosed broker’s fees, in each case being true and correct in all material respects on and as of the Closing as if made on and as of the Closing, except that representations and warranties that are made as of a specific date shall be true and correct in all material respects on and as of such date;

•

regarding the capitalization of the Nielsen subsidiaries being directly transferred pursuant to the Transaction (the “Target Entities”) and Nielsen’s authority to execute and deliver the Stock Purchase Agreement and consummate the Transaction, in each case being true and correct in all but de minimis respects on and as of the Closing as if made on and as of the Closing, except that representations and warranties that are made as of a specific date shall be true and correct in all but de minimis respects on and as of such date; and

•

other than the representations and warranties described in the bullets above, being true and correct as of the Closing as if made on and as of the Closing, without giving effect to any materiality, Business Material Adverse Effect (as defined below), or similar qualifications set forth in the Stock Purchase Agreement, except (x) that representations and warranties that are made as of a specific date shall be true and correct on and as of such date and (y) where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect;

•	Nielsen’s performance in all material respects of its covenants and agreements contained in the Stock Purchase Agreement to be performed on or before Closing;

•	since the date of the Stock Purchase Agreement, no Business Material Adverse Effect having occurred;

•

Purchaser’s receipt from Nielsen of a certificate signed on behalf of Nielsen by an executive officer of Nielsen, stating that the conditions to Purchaser’s obligations to complete the Transaction above have been satisfied; and

•	Purchaser’s receipt of each of Nielsen’s executed counterparts of the Transaction Documents other than the Stock Purchase Agreement.

Nielsen cannot be certain when, or if, the conditions to the Transaction will be satisfied or waived, or that the Transaction will be completed.

No Solicitation; Termination Fees (Page 40)

From the execution of the Stock Purchase Agreement until the earlier of the Closing or the termination of the Stock Purchase Agreement, Nielsen will not, and will cause each of its subsidiaries and its and their respective officers and directors, and will instruct each of its other representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate any proposal or offer that constitutes, or would reasonably be expected to lead to, any third-party proposals to acquire Connect or Nielsen (a “Competing Proposal”), (ii) participate in any discussions or negotiations regarding, or furnish any non-public information to a person in connection with or for the purpose of facilitating, or which could reasonably be expected to lead to, a Competing Proposal (other than, in the case of a Competing Proposal for Nielsen, to ascertain certain facts for the sole purpose of informing the Nielsen Board of Directors) or (iii) enter into any letter of intent or agreement providing for a Competing Proposal (other than a confidentiality agreement related to a Competing Proposal for Nielsen).

Nielsen is obligated to pay Purchaser a termination fee of $27,000,000 (the “Termination Fee”) in the event that the Stock Purchase Agreement is terminated (i) by Nielsen in order to enter into a definitive agreement for a competing proposal to acquire 25% or more of Nielsen ordinary shares (which it may only do in limited circumstances), (ii) by Purchaser if, prior to the receipt of the necessary Nielsen shareholder approval, the

Nielsen Board of Directors changes its recommendation in favor of the Transaction or (iii) if (x) a competing proposal to acquire 50% or more of Nielsen ordinary shares has been made and not withdrawn within two business days prior to the Nielsen special meeting, (y) the Stock Purchase Agreement is subsequently terminated due to a failure to receive the necessary Nielsen shareholder approval and (z) Nielsen enters into a definitive agreement with respect to an acquisition of 50% or more of the Nielsen ordinary shares in the 12 months following the termination of the Stock Purchase Agreement. A proposal that does not, and would not reasonably be expected to, materially delay or prohibit the consummation of the Transaction and, as a condition to Nielsen’s entry into a definitive agreement with respect to such proposal, the proposing third party agrees to vote, or cause to be voted, all Nielsen ordinary shares it owns in favor of the Transaction at the Nielsen special meeting, would not be considered a competing proposal under the Stock Purchase Agreement. Nielsen will also be required to reimburse Purchaser’s reasonable out-of-pocket expenses of up to $8,500,000 incurred in connection with the Transaction in the event that the Nielsen shareholders fail to approve the Transaction.

Purchaser is obligated to pay Nielsen a termination fee of $168,000,000 (the “Reverse Termination Fee”) in the event that the Stock Purchase Agreement is terminated due to a Financing Failure (as defined below) or an uncured breach by Purchaser of the Stock Purchase Agreement that would cause a failure of the conditions to the Closing to be satisfied.

Termination (Page 43)

The Stock Purchase Agreement may be terminated by either party under certain circumstances, including:

•	by the mutual written agreement of Nielsen and Purchaser;

•	if the Closing has not occurred on or prior to July 31, 2021 (the “Outside Date”);

•	if the Nielsen shareholders do not approve the Transaction at the Nielsen special meeting; or

•	if a permanent injunction or judgment preventing the consummation of the Transaction becomes final and non-appealable.

In addition:

•	Purchaser may terminate the Stock Purchase Agreement if:

•	prior to the receipt of the approval of the Nielsen shareholders, the Nielsen Board of Directors changes its recommendation in favor of the Transaction; or

•

Nielsen has breached its representations, warranties or covenants in a manner that would cause a Closing condition to fail to be satisfied (and such breach has not been cured during the applicable cure period).

•	Nielsen may terminate the Stock Purchase Agreement if:

•

the Closing is required to occur, Purchaser has failed to consummate the Closing on or prior to the date on which the Closing is required to occur and Nielsen has given Purchaser two business days’ prior written notice of the satisfaction of the conditions to Purchaser’s obligation to close and that Nielsen stands ready to consummate the Closing;

•

Purchaser has breached its representations, warranties or covenants in a manner that would cause a Closing condition to fail to be satisfied (and such breach has not been cured during the applicable cure period); or

•

prior to the receipt of the approval of the Nielsen shareholders, the Nielsen Board of Directors has determined in good faith that a competing proposal to acquire 25% or more of Nielsen ordinary shares (a “Competing WholeCo Proposal”) is a superior proposal, and it is terminating the Stock Purchase Agreement to enter into a definitive agreement related to such Competing WholeCo Proposal.

Representations and Warranties; Certain Covenants and Agreements

Each of Nielsen and Purchaser has made customary representations, warranties and covenants in the Stock Purchase Agreement. See the section of this proxy statement entitled “Proposal 1: The Transaction—The Stock Purchase Agreement.”

Financing of the Transaction (Page 80)

Purchaser has obtained equity and debt financing commitments for the purpose of financing the Transaction and paying related fees and expenses. Purchaser’s obligation to close is not conditioned on its ability to obtain the financing.

In connection with the entry into the Stock Purchase Agreement, Purchaser entered into the Debt Commitment Letter (as defined below) that provides commitments for debt financing in an aggregate principal amount of $1.6 billion of secured term loans, consisting of a $950 million U.S. dollar secured term loan facility, a $650 million U.S. dollar equivalent Euro secured term loan facility, and $350 million of secured revolving loan commitments.

In connection with the entry into the Stock Purchase Agreement, certain funds affiliated with Advent (the “Purchaser Sponsors”) have delivered an equity commitment letter (the “Equity Commitment Letter”) to Purchaser, pursuant to which they have committed to capitalize Purchaser, immediately prior to the Closing, with an aggregate equity contribution of up to $989 million subject to the terms and conditions set forth in the Equity Commitment Letter.

At the Closing, (a) the guarantees and all other obligations of the Purchased Companies and (b) all liens on the equity interests and the assets of each Purchased Company, in each case, as applicable, under or in respect of (i) the Sixth Amended and Restated Credit Agreement, dated as of July 21, 2020, among Nielsen Finance LLC, TNC (US) Holdings Inc., Nielsen Holding and Finance B.V., the guarantors from time to time party thereto, the lenders from time to time party thereto and Citibank, N.A., as administrative agent, as amended, amended and restated, modified or otherwise supplemented from time to time, (ii) the Credit Agreement, dated as of June 4, 2020, among Nielsen Finance LLC and Nielsen Holding and Finance B.V., the guarantors from time to time party thereto, the lenders from time to time party thereto and Citibank, N.A., as administrative agent, as amended, amended and restated, modified or otherwise supplemented from time to time (together, the “Nielsen Credit Agreements”), (iii) the Indenture, dated as of September 27, 2013, among The Nielsen Company (Luxembourg) S.AR.L., the guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, relating to the 5.500% Senior Notes due 2021, (iv) the Indenture, dated as of April 11, 2014, among Nielsen Finance LLC, Nielsen Finance Co., the guarantors from time to time party thereto and Delaware Trust Company (formerly known as Law Debenture Trust Company of New York), as trustee, relating to the 5.000% Senior Notes due 2022, (v) the Indenture, dated as of January 31, 2017, among The Nielsen Company (Luxembourg) S.AR.L., the guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, relating to the 5.000% Senior Notes due 2025, (vi) the Indenture, dated as of September 24, 2020, among Nielsen Finance LLC, Nielsen Finance Co., the guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, relating to the 5.625% Senior Notes due 2028, and (vii) the Indenture, dated as of September 24, 2020, among Nielsen Finance LLC, Nielsen Finance Co., the guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, relating to the 5.875% Senior Notes due 2030, will be released.

Ancillary Agreements

Pursuant to a Transition Services Agreement to be executed at the Closing, Nielsen and Purchaser will provide each other certain transition services, for a limited period of time following the Closing.

Pursuant to an Intellectual Property Matters Agreement to be executed at the Closing, each of Nielsen and Purchaser will provide to each other a worldwide, royalty-free license to certain patents and other intellectual property rights to use, make, sell or import certain products related to Connect and the retained Nielsen business, respectively, in certain cases subject to field of use limitations.

Pursuant to a Trademark License to be executed at the Closing, Nielsen will grant Purchaser a worldwide license to use certain Nielsen trademarks in connection with certain products and businesses, for twenty years following the Closing.

Pursuant to a Master Services Agreement to be executed at the Closing, Nielsen and Purchaser will grant each other reciprocal licenses to certain data used in the other party’s business, as well as certain corresponding services related to such data, at agreed rates, for up to five years following the Closing.

Pursuant to a Reseller Agreement to be executed at the Closing, Nielsen and Purchaser will authorize each other to resell and distribute certain products and services of the other party for up to five years following the Closing.

Pursuant to a Warrant Agreement to be executed at the Closing, at the Closing, Nielsen will also receive a warrant to purchase equity interests in the company that will own Connect (the “Issuer”) following the Closing, exercisable in certain circumstances (the “Warrant”).

Regulatory Approvals (Page 64)

The Transaction is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules and regulations promulgated thereunder, which provides that certain transactions, including the Transaction, may not be completed until notifications have been given and information furnished to the Antitrust Division of the U.S. Department of Justice (“DOJ”) and to the United States Federal Trade Commission (“FTC”) and all statutory waiting period requirements have been satisfied. On November 10, 2020, Nielsen and Purchaser filed their respective Notification and Report Forms with the DOJ and the FTC. On December 1, 2020, the FTC granted early termination of the waiting period under the HSR Act.

In addition to the expiration of the applicable waiting period under the HSR Act, the Transaction is conditioned upon antitrust and other regulatory approvals from certain jurisdictions. There can be no assurance that all of the regulatory approvals that might be required to consummate the Transaction will be sought or obtained and, if obtained, there can be no assurance as to the timing of any such approvals, the parties’ ability to obtain the approvals on satisfactory terms, or that such regulatory bodies or private parties will not seek to take legal action to enjoin the completion of the Transaction.

Certain U.S. Federal Income Tax Consequences of the Transaction; UK Tax Matters (Page 65)

A portion of the Transaction will be taxable to Nielsen for U.S. federal income tax purposes. However, the Transaction will not result in any immediate U.S. federal income tax consequences to the Nielsen shareholders.

The Transaction will not generally give rise to any immediate UK tax consequences to Nielsen or the Nielsen shareholders.

Interests of Nielsen Directors and Executive Officers in the Transaction (Page 64)

In considering the recommendation of the Nielsen Board of Directors with respect to the proposal to authorize the Transaction, the Nielsen shareholders should be aware that certain directors and executive officers of Nielsen have interests in the Transaction that may be different from or in addition to the interests of the Nielsen shareholders generally.

For a more detailed description of these interests, see the section of this proxy statement entitled “Proposal  1: The Transaction—Interests of Nielsen Directors and Executive Officers in the Transaction.”

No Appraisal Rights (Page 66)

Under UK law, holders of Nielsen ordinary shares do not have appraisal or dissenters’ rights with respect to the Transaction or any of the other transactions described in this proxy statement.

The Nielsen Special Meeting (Page 16)

Date, Time and Place (Page 16)

Nielsen will be hosting a special meeting live via the Internet only. The Nielsen special meeting will be held on February 11, 2021 at 9:00 a.m. (Eastern Time). You may attend online via live webcast at www.virtualshareholdermeeting.com/NLSN2021.

Purpose (Page 16)

The Nielsen special meeting will be held to consider and vote on the Transaction Proposal.

Record Date; Nielsen Shareholders Entitled to Vote (Page 16)

Holders of Nielsen ordinary shares as of the close of business in New York on the record date, December 23, 2020, may vote at the Nielsen special meeting.

Quorum (Page 16)

Two shareholders present virtually or by proxy at the Nielsen special meeting and entitled to vote constitute a quorum.

Required Vote (Page 16)

The affirmative vote of the holders of a majority of Nielsen ordinary shares present (online or by proxy) at the Nielsen special meeting is required to approve the Transaction Proposal.

Recommendation of the Nielsen Board of Directors (Page 16)

The Nielsen Board of Directors unanimously recommends that you vote “FOR” the Transaction Proposal.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION AND THE SPECIAL MEETING

Why am I receiving this document?	To be entitled to attend and vote at the Nielsen special meeting and any adjournment or postponement thereof, shareholders must be registered in the register of members of Nielsen at the close of business in New York on December 23, 2020 (the “record date”). Changes to the register of members after the relevant deadline shall be disregarded in determining the rights of any person to attend and vote at the Nielsen special meeting. If you hold shares through a broker, bank or other nominee, you can attend the Nielsen special meeting virtually and vote by following the instructions you receive from your bank, broker or other nominee.

This document serves as a proxy statement of Nielsen in respect of the Nielsen special meeting, and it provides detailed information about the Nielsen special meeting, the Transaction, the Stock Purchase Agreement, Nielsen, Advent and Connect. Nielsen encourages you to read this document carefully in its entirety.

To approve the Transaction, in accordance with Nielsen’s Articles of Association, all resolutions will be taken on a poll. Voting on a poll means that each share represented online or by proxy will be counted in the vote. On June 25, 2020, the Corporate Insolvency and Governance Act 2020 came into force, which relaxed some of the requirements for the holding of and attendance at shareholder meetings held by companies incorporated in England and Wales. On November 26, 2020, the regulations were amended to extend the relevant period for which certain temporary emergency measures in response to the COVID-19 pandemic would apply until March 30, 2021. Consequently, the Nielsen shareholders, including their proxies and corporate representatives, will not be permitted to attend the Nielsen special meeting in person and should instead attend online or vote in advance of the Nielsen special meeting by proxy. All resolutions will be proposed as ordinary resolutions, which under applicable law means that each resolution must be passed by a simple majority of the votes cast at the Nielsen special meeting online or by proxy. Explanatory notes regarding the Resolutions are set out in the relevant sections of the accompanying proxy materials relating to the Resolutions.

What am I being asked to vote on at the Nielsen special meeting?	You are being asked to vote on the Transaction Proposal.

What will I need in order to attend the Nielsen special meeting?	Nielsen will be hosting the Nielsen special meeting live via the Internet. The Nielsen special meeting will be held on February 11, 2021 at 9:00 a.m. (Eastern Time). You may attend online via live webcast at www.virtualshareholdermeeting.com/NLSN2021.

You will need your 16-digit control number included on your Notice of Internet Availability or proxy card. Instructions on how to attend and participate via the internet are posted at www.proxyvote.com

(before the meeting) and www.virtualshareholdermeeting.com/NLSN2021 (during the meeting). The online meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong Wi-Fi connection if they intend to participate in the meeting online. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting.

Why do shareholders need to vote?	Your attendance is needed to ensure that a quorum is present and sufficient votes are obtained at the Nielsen special meeting so that the Transaction Proposal can be acted upon. Nielsen cannot complete the Transaction unless the Transaction Proposal is approved by a simple majority of the votes cast at the Nielsen special meeting online or by proxy. Your immediate response on the accompanying proxy card (or your submission of voting instructions by telephone or Internet) will help prevent the need for any further solicitations for a shareholder vote. Your vote is very important to Nielsen regardless of the number of ordinary shares you own.

What vote is required for the Nielsen shareholders to approve the Transaction Proposal?	The Transaction Proposal will be proposed as an ordinary resolution and requires the vote of a simple majority of the votes cast at the Nielsen special meeting online or by proxy.

Who can vote at the Nielsen special meeting?	Holders of Nielsen ordinary shares on the register of members as of the close of business in New York on the record date may vote at the Nielsen special meeting.

What is a quorum?	Two shareholders present virtually or by proxy at the meeting and entitled to vote are a quorum.

How many votes do I have?	You are entitled to one vote at the Nielsen special meeting for each share held by you via a bank, broker or other nominee as of the close of business in New York on the record date. As of the close of business on December 22, 2020, the last practicable trading day prior to the date of this proxy statement, there were 357,678,120 Nielsen ordinary shares outstanding and entitled to vote, held by one shareholder of record on the register of members of Nielsen (which amount does not include the number of shareholders whose ordinary shares are held by banks, brokers, or other nominees, but instead all includes all such institutions as one holder). The number of holders is based upon the actual number of holders registered in Nielsen’s records at such date and excludes holders of shares in “street name” or persons, partnerships, associations, corporations or other entities identified in security positions listings maintained by depository trust companies.

Why did I receive a one-page notice in the mail regarding the Internet availability of this proxy statement, instead of the full proxy statement?

Pursuant to the rules of the U.S. Securities and Exchange Commission (the “SEC”), Nielsen has elected to provide shareholders access to this proxy statement over the Internet. Nielsen believes that this process will expedite its shareholders’ receipt of materials, lower the costs and reduce its environmental impact. Accordingly, Nielsen sent a Notice of Internet Availability on or about December 23, 2020 to shareholders of record entitled to vote at the Nielsen special meeting.

All shareholders will have the ability to access the proxy statement and other proxy materials on a website referred to in the Notice of Internet Availability and to download printable versions of these materials, or to request and receive a printed set of these materials from us. Instructions on how to access these materials over the Internet or to request a printed copy from Nielsen may be found in the Notice of Internet Availability. Nielsen encourages you to read the proxy statement carefully.

How are votes counted?	Abstentions: Votes may be cast in favor of or against or you may abstain from voting. If you intend to abstain from voting for the Transaction Proposal, you will need to check the abstention box for the Transaction Proposal. In determining whether the Transaction Proposal receives the requisite number of affirmative votes, an abstention will not be considered to be a vote in law and will not be counted in the calculation of the votes “FOR” and “AGAINST” the Transaction Proposal.

Broker non-votes: Broker non-votes occur when shares held by a bank, broker or other nominee are not voted with respect to a proposal because (1) the bank, broker or other nominee has not received voting instructions from the shareholder who beneficially owns the shares and (2) the bank, broker or other nominee lacks the authority to vote the shares at its/his/her discretion. The Transaction Proposal is considered to be a non-routine matter under New York Stock Exchange rules. Accordingly, any bank, broker or other nominee holding your shares will not be permitted to vote on the Transaction Proposal at the Nielsen special meeting without receiving voting instructions from you. Broker non-votes will not be counted in the calculation of the votes “FOR” and “AGAINST” the Transaction Proposal.

If you sign and submit your proxy card (if you received one) without giving specific voting instructions, this will be construed as an instruction to vote the shares as recommended by the Nielsen Board of Directors, so your shares will be voted “FOR” the Transaction Proposal and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted on.

Who will count the votes?	Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspectors of election.

Who will pay for the cost of this proxy solicitation?	Nielsen will pay the cost of soliciting proxies. Nielsen expects to pay approximately $10,000 plus out-of-pocket expenses for Morrow Sodali LLC to assist in soliciting proxies.

What are the material terms of the Transaction?	Pursuant to the terms of the Stock Purchase Agreement, Advent will acquire Connect. Specifically, under the Stock Purchase Agreement, Nielsen has agreed to sell the equity interests of certain Nielsen subsidiaries containing Connect to Purchaser. The purchase price that Purchaser will pay or cause to be paid in connection with the Transaction is $2,700,000,000 in cash, subject to adjustments for cash, debt, debt-like items and working capital as provided for in the Stock Purchase Agreement. In addition, Nielsen will also receive the Warrant as consideration in the Transaction. See the section of this proxy statement entitled “Proposal 1: The Transaction—The Stock Purchase Agreement.”

What are the effects of the Transaction?	If the Transaction Proposal is approved by the Nielsen shareholders and the other conditions to the completion of the Transaction as set forth in the Stock Purchase Agreement are satisfied or waived, Nielsen will sell Connect to Purchaser.

Will Nielsen cease to exist if the Transaction is completed?	No. Following the completion of the Transaction, Nielsen will continue to exist (though it will no longer own or operate Connect, except for its equity interest represented by the Warrant). Nielsen will continue to own and operate Media following the completion of the Transaction. Following the completion of the Transaction, Connect will be owned and operated by Purchaser, and Nielsen will have no interest in, and receive no income from, Connect (other than as may be recognized from the exercise of the Warrant).

What will happen to my shares in Nielsen if the Transaction is completed?	Nothing. The completion of the Transaction will not affect your Nielsen ordinary shares. You will continue to hold those shares you held immediately prior to the Transaction, which will continue to trade on the New York Stock Exchange under the ticker symbol “NLSN.”

Will any of the proceeds of the Transaction be distributed to me as a shareholder?	All of the proceeds from the Transaction will be paid to Nielsen. Nielsen currently intends to use the net proceeds from the Transaction to reduce debt.

When will the Transaction be completed?	Nielsen is working towards completing the Transaction as quickly as possible and currently expects the Transaction to be completed in the second quarter of 2021. However, the exact timing of the completion of the Transaction cannot be predicted because the Transaction is subject to conditions, including the approval of the Transaction by the Nielsen shareholders and regulatory approvals.

What happens if the Transaction Proposal is not approved by the Nielsen shareholders?	Pursuant to the terms of the Stock Purchase Agreement, if Nielsen fails to obtain shareholder approval of the Transaction Proposal or any other conditions to the closing of the Transaction set forth in the Stock Purchase Agreement are not satisfied or waived, the Transaction will not be completed. Nielsen will also be required to reimburse Purchaser’s out-of-pocket expenses in connection with the Transaction, up to an aggregate amount of $8.5 million (the “Expense Reimbursement”) if the Stock Purchase Agreement is terminated due to the Nielsen shareholders failing to approve the Transaction.

Are there any risks to the Transaction?	Yes. Please read carefully the sections of this proxy statement entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

Do any of Nielsen’s directors or executive officers have interests in the Transaction that may differ from those of Nielsen shareholders generally?	In considering the recommendation of the Nielsen Board of Directors with respect to the Transaction Proposal, you should be aware that certain of Nielsen’s directors and executive officers may have interests in the Transaction that are different from or in addition to your interests as a shareholder. For a description of the interests of Nielsen’s directors and executive officers in the Transaction, see the section of this proxy statement entitled “Proposal 1: The Transaction—Interests of Nielsen Directors and Executive Officers in the Transaction.”

Will I be subject to any taxes as a result of the Transaction?	No. The Transaction will not result in any immediate U.S. federal income tax or UK tax consequences to the Nielsen shareholders. See the section of this proxy statement entitled “Certain U.S. Federal Income Tax Consequences of the Transaction; UK Tax Matters.”

Will I be entitled to appraisal rights if I oppose the Transaction?	No. Under UK law, you are not entitled to appraisal or dissenters’ rights in connection with the Transaction.

What does it mean if I receive more than one notice or more than one set of proxy materials on or about the same time?	It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card (if you received one) or, if you vote by Internet or telephone, vote once for each Notice of Internet Availability or proxy card you receive.

Where can I find more information about Nielsen and Connect?	See the section of this proxy statement entitled “Where You Can Find Additional Information.”

If you have any questions relating to Nielsen or Connect, you should contact:

Nielsen Holdings plc

675 6th Avenue, 3rd Floor

New York, NY 10010

Attention: Investor Relations

+1 (646) 654-8153

ir@nielsen.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 concerning the Transaction, Nielsen’s expected financial performance and its strategic and operational plans. The words “believe,” “expect,” “estimate,” “could,” “should,” “intend,” “may,” “plan,” “seek,” “anticipate,” “project” and similar expressions, among others, generally identify “forward-looking statements,” which speak only as of the date the statements were made. Risks and uncertainties may cause actual results to differ materially from the results predicted and reported results should not be considered as an indication of future performance. There is no assurance that the Transaction will be completed in a timely manner or at all. In addition, the anticipated benefits of the Transaction may not be realized. Potential risks and uncertainties related to the Transaction include, among others:

•	the amount of net proceeds Nielsen will receive is subject to uncertainties;

•	the Transaction will require significant management resources;

•	Nielsen will incur significant transaction costs in connection with the Transaction;

•	Nielsen will be subject to business uncertainties while the Transaction is pending;

•	Nielsen will be subject to certain operating and other contractual restrictions while the Transaction is pending;

•	Nielsen could suffer adverse effects that could be exacerbated by any delays in the completion of the Transaction;

•	Nielsen may be exposed to litigation related to the Transaction from its shareholders or from third parties;

•

the opinion of the Nielsen Board of Directors’ financial advisor will not be updated to reflect changes in circumstances between the date such opinion was delivered and the completion of the Transaction;

•	the Stock Purchase Agreement may be terminated in accordance with its terms and the Transaction may not be completed;

•	termination of the Stock Purchase Agreement could negatively impact Nielsen; and

•	failure to complete the Transaction could cause Nielsen’s stock price to decline.

All of these risks and uncertainties could potentially have an adverse impact on Nielsen’s business and financial performance, and could cause a decline in the price of Nielsen ordinary shares.

More information about other potential factors that could affect Nielsen’s business and financial results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Nielsen’s Annual Report on Form 10-K for the year ended December 31, 2019 and Nielsen’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, which are on file with the SEC and available on the SEC’s website at www.sec.gov. See the section of this proxy statement entitled “Where You Can Find Additional Information.”

THE NIELSEN SPECIAL MEETING

This proxy statement is being provided to the Nielsen shareholders as part of a solicitation of proxies by the Nielsen Board of Directors for use at the Nielsen special meeting to be held at the time and place specified below and at any properly convened meeting following an adjournment or postponement thereof. This proxy statement provides the Nielsen shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Nielsen special meeting.

Date, Time and Place

Nielsen will be hosting a special meeting live via the Internet only. The Nielsen special meeting will be held on February 11, 2021 at 9:00  a.m. (Eastern Time). You may attend online via live webcast at www.virtualshareholdermeeting.com/NLSN2021.

Attendance at the Nielsen Special Meeting

You will need your 16-digit control number included on your Notice of Internet Availability or proxy card. Instructions on how to attend and participate via the Internet are posted at www.proxyvote.com (before the meeting) and www.virtualshareholdermeeting.com/NLSN2021 (during the meeting).

The online meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong Wi-Fi connection if they intend to participate in the meeting online. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting.

Nielsen is hosting the Nielsen special meeting online to reduce the risk of aiding the spread of COVID-19. We are grateful to Nielsen shareholders for their understanding in these exceptional times.

Purpose

At the Nielsen special meeting, the Nielsen shareholders will be asked to consider and vote on a proposal (the “Transaction Proposal”) to authorize the sale to Indy US BidCo, LLC and Indy Dutch BidCo B.V., two newly formed entities which are controlled by investment funds advised by affiliates of Advent, pursuant to the terms and subject to the conditions set forth in the Stock Purchase Agreement, of the equity interests of certain Nielsen subsidiaries that will contain the Nielsen Global Connect business (such business, “Connect” and such transaction, the “Transaction”).

Required Vote

The affirmative vote of the holders of a majority of Nielsen ordinary shares present (online or by proxy) at the Nielsen special meeting is required to approve the Transaction Proposal.

Quorum

Two shareholders present virtually or by proxy at the Nielsen special meeting and entitled to vote constitute a quorum.

Record Date; Nielsen Shareholders Entitled to Vote

Holders of Nielsen ordinary shares as of the close of business in New York on the record date, December 23, 2020, may vote at the Nielsen special meeting.

Recommendation of the Nielsen Board of Directors

The Nielsen Board of Directors unanimously recommends that you vote “FOR” the Transaction Proposal.

Voting by Nielsen’s Directors and Executive Officers

As of the close of business in New York on the record date, the directors and executive officers of Nielsen were entitled to vote 2,279,994 ordinary shares, or approximately 0.6% of Nielsen ordinary shares issued and outstanding on that date and entitled to vote at the Nielsen special meeting.

Voting by Internet, Telephone or Mail

If you are a shareholder of record on the record date, you may vote by granting a proxy:

•

By Internet: You may submit your proxy by going to www.proxyvote.com (before the meeting) or at www.virtualshareholdermeeting.com/NLSN2021 (during the meeting) and by following the instructions on how to complete an electronic proxy card. You will need the 16-digit control number included in your Notice of Internet Availability or proxy card in order to vote by Internet.

•

By Telephone: You may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 16-digit control number included in your Notice of Internet Availability or proxy card in order to vote by telephone.

•

By Mail: You may submit your proxy by completing, signing and dating your proxy card (if you received one) where indicated and sending it back in the envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.

Internet and telephone voting facilities will close at 11:59 p.m. (Eastern Time) on February 10, 2021 for the voting of shares held by shareholders of record or held in “street name” and 11:59 p.m. (Eastern Time) on February 8, 2021 for the voting of shares held through Nielsen’s 401(k) plan. Mailed proxy cards with respect to shares held by shareholders of record or in “street name” must be received no later than 9:00 a.m. (Eastern Time) on February 9, 2021. Mailed proxy cards with respect to shares held through Nielsen’s 401(k) plan must be received no later than 11:59 p.m. (Eastern Time) on February 8, 2021.

Voting Virtually

Although Nielsen encourages you to vote through the Internet or the telephone or to complete and return a proxy card (if you received one) by mail prior to the Nielsen special meeting to ensure that your vote is counted, you can attend the Nielsen special meeting online and vote your shares during the meeting, unless you hold your shares through Nielsen’s 401(k) plan, which cannot be voted online at the Nielsen special meeting.

If you are a beneficial owner, you must obtain a legal proxy from the organization that holds your shares if you wish to attend the Nielsen special meeting online and vote virtually.

Treatment of Abstentions; Failure to Vote

Abstentions: Votes may be cast in favor of or against or you may abstain from voting. If you intend to abstain from voting for the Transaction Proposal, you will need to check the abstention box for the Transaction Proposal. In determining whether the Transaction Proposal receive the requisite number of affirmative votes, an abstention will not be considered to be a vote in law and will not be counted in the calculation of the votes “FOR” and “AGAINST” the Transaction Proposal.

Broker Non-Votes: Broker non-votes occur when shares held by a bank, broker or other nominee are not voted with respect to a proposal because (1) the bank, broker or other nominee has not received voting instructions from the shareholder who beneficially owns the shares and (2) the bank, broker or other nominee lacks the authority to vote the shares at its/his/her discretion. The Transaction Proposal is considered to be a non-routine matter under New York Stock Exchange rules. Accordingly, any bank, broker or other nominee holding your shares will not be permitted to vote on the Transaction Proposal at the Nielsen special meeting without receiving voting instructions from you. Broker non-votes will not be counted in the calculation of the votes “FOR” and “AGAINST” the Transaction Proposal.

If you sign and submit your proxy card (if you received one) without giving specific voting instructions, this will be construed as an instruction to vote the shares as recommended by the Nielsen Board of Directors, so your shares will be voted “FOR” the Transaction Proposal and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted on.

Shares Held in Street Name

For shares held in “street name,” you may vote by submitting voting instructions to your bank, broker or nominee.

Revocability of Proxies

Whether you have voted by Internet, telephone or mail, if you are a shareholder of record, you may change your vote and revoke your proxy by:

•	voting again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 p.m. (Eastern Time) on February 10, 2021;

•	submitting a properly signed proxy card (if you received one) with a later date that is received no later than 9:00 a.m. (Eastern Time) on February 9, 2021;

•	sending a written statement to that effect to Nielsen’s Company Secretary, provided such statement is received no later than 11:59 p.m. (Eastern Time) on February 10, 2021; or

•	attending the Nielsen special meeting virtually, revoking your proxy and voting online.

If you hold shares through the Nielsen 401(k) plan, you may change your vote and revoke your proxy by any of the first three methods listed above if you do so no later than 11:59 p.m. (Eastern Time) on February 8, 2021. You cannot, however, revoke or change your proxy with respect to shares held through the Nielsen 401(k) plan after that date, and you cannot vote those shares online at the Nielsen special meeting.

If you hold shares in “street name,” you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy by attending the Nielsen special meeting online.

Nielsen will honor the proxy with the latest date. However, no revocation will be effective unless Nielsen receives notice of such revocation at or prior to the deadlines described above. For those shareholders who submit a proxy electronically or by telephone, the date on which the proxy is submitted in accordance with the instructions listed on the Notice of Internet Availability or the proxy card is the date of the proxy.

Solicitation

Nielsen will pay the cost of soliciting proxies. Nielsen expects to pay approximately $10,000 plus out-of-pocket expenses for Morrow Sodali LLC to assist in soliciting proxies.

Assistance

If you encounter any difficulties accessing the meeting online during the check-in or meeting time, please call the technical support number that will be posted online on the Shareholder Meeting login page.

Tabulation of Votes

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspectors of election.

Adjournments

If the persons attending the Nielsen special meeting within thirty (30) minutes of the time at which the Nielsen special meeting was due to start (or such longer time as the chairman of the Nielsen special meeting decides to wait) do not constitute a quorum, or if during the Nielsen special meeting a quorum ceases to be present, the chairman of the Nielsen special meeting must adjourn it.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement, you should consider carefully the following risk factors and the matters addressed in the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements.” You should also read and consider the other information included and incorporated by reference into this proxy statement, including the information set forth under the caption “Risk Factors” in Nielsen’s Annual Report on Form 10-K for the year ended December 31, 2019, and Quarterly Report on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, which are available on the SEC website at www.sec.gov. See the section of this proxy statement entitled “Where You Can Find Additional Information.”

Risks Relating to the Transaction

The amount of consideration Nielsen will receive in the Transaction is subject to uncertainties.

Pursuant to the Stock Purchase Agreement, the amount of consideration that Nielsen will receive from Purchaser is subject to uncertainties by virtue of the purchase price adjustments set forth in the Stock Purchase Agreement and the contingent value of the Warrant. Purchaser will pay to Nielsen, in exchange for the equity interests of certain subsidiaries which contain Connect, $2,700,000,000 in cash, subject to adjustments based on Closing levels of cash, indebtedness, debt-like items and working capital, and the Warrant. The $2.7 billion base purchase price will be subject to adjustments based on closing levels of cash, indebtedness, debt-like items and working capital. The value of the Warrant is dependent on the value of the equity interests in the company that will own Connect and other terms of the Warrant. See the section of this proxy statement entitled “Proposal 1: The Transaction.”

The parties must obtain certain regulatory approvals in order to complete the Transaction; if such approvals are not obtained or are obtained with conditions, the Transaction may be prevented or delayed or the anticipated benefits of the Transaction could be reduced.

Completion of the Transaction is conditioned upon, among other things, the expiration or termination of the applicable waiting period under the HSR Act. At any time before or after the Transaction is completed, any of the DOJ, the FTC, or U.S. state attorneys general could take action under the antitrust laws in opposition to the Transaction, including seeking to enjoin completion of the Transaction or condition completion of the Transaction upon the divestiture of assets of Nielsen, Purchaser or their respective subsidiaries or affiliates. Any such requirements or restrictions may prevent or delay completion of the Transaction or may reduce the anticipated benefits of the Transaction, which could also have a material adverse effect on Nielsen.

Completion of the Transaction is also subject to the receipt of other regulatory approvals, including the receipt of certain antitrust clearance and/or approvals including in Brazil, China, the European Union, and Mexico, and certain foreign investment clearances and/or approvals including Australia. No assurance can be given that the required regulatory approvals will be obtained or that the required conditions to closing will be satisfied, and, even if all such approvals are obtained and the conditions are satisfied, no assurance can be given as to the terms, conditions and timing of the approvals. See the section entitled “Proposal 1: The Transaction—The Stock Purchase Agreement—Conditions to the Completion of the Transaction” for a discussion of the conditions to the completion of the Transaction and the section entitled “Proposal 1: The Transaction—Regulatory Approvals” for a discussion of the regulatory approvals required in connection with the completion of the Transaction.

The Transaction will require significant management resources.

The implementation of the Transaction will require significant time, attention and resources of Nielsen’s senior management and others within Nielsen, potentially diverting their attention from the conduct of Nielsen’s business.

Nielsen will incur significant transaction costs in connection with the Transaction.

Nielsen has incurred, and expects to incur, significant non-recurring costs associated with the Transaction. These costs and expense include financial advisory, legal, accounting, consulting and other advisory fees and expenses, reorganization and restructuring costs, severance and employee benefits-related expenses, public company filing fees and other regulatory expenses, printing expenses and other related charges. Through the date of this proxy statement, Nielsen has incurred aggregate transaction costs of approximately $200 million in connection with the Transaction. Based on information available as of the date of this proxy statement, Nielsen anticipates incurring additional transaction costs of approximately $50 million in connection with the Transaction, some of which are contingent upon the completion of the Transaction, and some of which are payable by Nielsen regardless of whether the Transaction is completed.

Nielsen will be subject to business uncertainties while the Transaction is pending.

Uncertainties about the completion or effect of the Transaction may affect the relationships between Nielsen, Connect and each of their existing or potential suppliers, customers, vendors, distributors, landlords, licensors, licensees, joint venture partners and other business partners, and may have an adverse effect on either or both of Nielsen and Connect. These uncertainties may cause Nielsen and Connect’s suppliers, customers, vendors, distributors, landlords, licensors, licensees, joint venture partners and other business partners to seek to change existing business relationships with Nielsen or Connect, to forego new relationships or to enter into alternative agreements with Nielsen or Connect’s competitors because business partners may perceive that such new relationships are likely to be more stable. If Nielsen fails to complete the Transaction, the failure to maintain existing business relationships, including pursuant to a termination or modification of such relationship, or to enter into new business relationships could adversely affect Nielsen or Connect’s business, revenues results of operations and financial condition, as well as the market price of Nielsen ordinary shares. Additionally, Connect may be required to obtain consent from certain of these business partners in connection with the Transaction. There is no assurance that such consents will be obtained, and the pursuit of such consents may disrupt Nielsen’s ability to achieve the anticipated benefits of the Transaction.

In addition, Connect is dependent on the experience and industry knowledge of its key management personnel and the other key employees to operate its business and execute its business plans. Current and prospective employees of Connect may experience uncertainty about their roles within Connect prior to and following the completion of the Transaction, which may have an adverse effect on the ability of Connect to attract or retain key management personnel or other key employees. If key employees depart because of issues related to this uncertainty or a desire not to remain with Connect, Connect could be negatively impacted. Accordingly, no assurance can be given that the Connect will be able to attract or retain key management personnel and other key employees to the same extent that Connect has previously been able to attract or retain key management personnel or other key employees.

Nielsen may not enter into an agreement with respect to a superior proposal for an acquisition of Nielsen that would preclude completion of the Transaction, unless Nielsen pays the Termination Fee to Purchaser.

The Stock Purchase Agreement requires Nielsen to pay Purchaser the Termination Fee if, subject to certain requirements set forth in the Stock Purchase Agreement, the Stock Purchase Agreement is terminated prior to the closing (i) by Purchaser as a result of the Nielsen Board of Directors changing its recommendation in favor of the Transaction or (ii) by Nielsen in order to accept a Competing WholeCo Proposal (as defined below) (if such Competing WholeCo Proposal would preclude the completion of the Transaction) that the Nielsen Board of Directors has determined in good faith is a superior proposal to the Transaction. Nielsen may not terminate the Stock Purchase Agreement in connection with a competing proposal to acquire Connect. These provisions may discourage a third party from submitting a strategic proposal to Nielsen during the pendency of the Transaction that might result in greater value to Nielsen than the Transaction. See the section of this proxy statement entitled “Proposal 1: The Transaction—The Stock Purchase Agreement—No Solicitation; Termination Fees.”

Nielsen will be subject to certain other contractual restrictions while the Transaction is pending.

The Stock Purchase Agreement restricts Nielsen from making certain acquisitions and divestitures, entering into certain contracts, incurring certain indebtedness and expenditures and taking other specified actions until the earlier of the completion of the Transaction or the termination of the Stock Purchase Agreement. These restrictions may prevent Nielsen from pursuing attractive business opportunities that may arise prior to the completion of the Transaction and could have the effect of delaying or preventing other strategic transactions. See the section of this proxy statement entitled “Proposal 1: The Transaction—The Stock Purchase Agreement—Conduct of Connect Prior to Closing.”

Nielsen could suffer adverse effects that could be exacerbated by any delays in the completion of the Transaction.

The adverse effects arising from the pendency of the Transaction described above could be exacerbated by any delays in completion of the Transaction or termination of the Stock Purchase Agreement.

Nielsen may be exposed to litigation related to the Transaction from the Nielsen shareholders or from third parties.

Nielsen may become subject to litigation related to entering into or failing to complete the Transaction. Additionally, Nielsen may be subject to additional litigation by third parties related to the Transaction, including actions brought by persons with other business relationships with Nielsen. Lawsuits by shareholders and/or third parties could result in substantial costs and divert the Nielsen Board of Directors’ and our management’s attention from other business concerns.

The opinion of the Nielsen Board of Directors’ financial advisor will not be updated to reflect changes in circumstances between the date such opinion was delivered and the completion of the Transaction.

The Nielsen Board of Directors has not obtained an updated opinion from its financial advisor, J.P. Morgan, as of the date of this proxy statement, and the Nielsen Board of Directors does not anticipate asking J.P. Morgan to update its opinion. Changes in the operations and prospects of Connect, general market and economic conditions and other factors that may be beyond Nielsen’s control and on which J.P. Morgan’s opinion was, in part, based, may significantly alter the information contained in such opinion by the time the Transaction is completed. The opinion does not speak as of the time the Transaction will be completed or as of any date other than the date of such opinion. For a description of the opinion that the Nielsen Board of Directors received from J.P. Morgan, see the section of this proxy statement entitled “Proposal 1: The Transaction—Opinion of Nielsen’s Financial Advisor.”

The unaudited pro forma financial information of Nielsen included in this proxy statement is preliminary and Nielsen’s actual financial position or results of operations after the completion of the Transaction may differ materially.

The unaudited pro forma financial information of Nielsen in this proxy statement is presented for illustrative purposes only and is not necessarily indicative of what Nielsen’s actual financial position or results of operations would have been had the Transaction been completed on the dates indicated. The unaudited pro forma financial information reflects adjustments, which are based upon preliminary estimates of the final purchase price adjustments. Accordingly, the final purchase price adjustments may differ materially from what was estimated by Nielsen in deriving the pro forma adjustments reflected in this proxy statement. See the section of this proxy statement entitled “Unaudited Pro Forma Condensed Consolidated Financial Information of Nielsen.”

The Nielsen shareholders will not have appraisal or dissenters’ rights in connection with the Transaction.

Under UK law, holders of Nielsen ordinary shares do not have appraisal or dissenters’ rights with respect to the Transaction or any of the other transactions described in this proxy statement.

Risks Relating to the Failure to Complete the Transaction

The Stock Purchase Agreement may be terminated in accordance with its terms and the Transaction may not be completed.

The completion of the Transaction is subject to the satisfaction or waiver of a number of conditions. See the section of this proxy statement entitled “Proposal 1: The Transaction—The Stock Purchase Agreement—Conditions to the Completion of the Transaction.” These conditions to the closing may not be fulfilled and, accordingly, the Transaction may not be completed. Furthermore, if the Transaction is not completed by July 31, 2021, either Nielsen or Purchaser may choose not to proceed with the Transaction, and the parties can mutually decide to terminate the Stock Purchase Agreement at any time prior to the completion of the Transaction, before or after the Nielsen shareholder approval is obtained. In addition, each of Nielsen and Purchaser may elect to terminate the Stock Purchase Agreement in certain other circumstances. If the Stock Purchase Agreement is terminated, Nielsen may incur substantial fees in connection with the termination of the Stock Purchase Agreement (including, in certain circumstances, the payment of the Termination Fee and/or the Expense Reimbursement) and will not recognize the anticipated benefits of the Transaction. See the section of this proxy statement entitled “Proposal 1: The Transaction—The Stock Purchase Agreement—No Solicitation; Termination Fees.”

Termination of the Stock Purchase Agreement could negatively impact Nielsen.

If the Stock Purchase Agreement is terminated in accordance with its terms and the Transaction is not completed, the ongoing business of Nielsen may be adversely affected by a variety of factors. Nielsen’s business may be impacted by having foregone other strategic opportunities during the pendency of the Transaction, the failure to obtain the anticipated benefits of completing the Transaction, changes to existing business relationships caused by uncertainties pending the Transaction, payment of certain costs relating to the Transaction, and the attention, time and resources of our senior management and other employees devoted to the Transaction, diverting their attention from the conduct of our business. In addition, if the Stock Purchase Agreement is terminated under certain circumstances, Nielsen may be required to pay the Termination Fee and/or the Expense Reimbursement, depending on the circumstances surrounding the termination. See the section of this proxy statement entitled “Proposal 1: The Transaction—The Stock Purchase Agreement—No Solicitation; Termination Fees.”

Failure to complete the Transaction could cause Nielsen’s stock price to decline.

The failure to complete the Transaction may create doubt as to the value of Connect or about Nielsen’s ability to effectively implement its current business strategies and/or a strategic transaction, which may result in a decline in Nielsen’s stock price.

PROPOSAL 1: THE TRANSACTION

Information about the Parties to the Transaction

Nielsen Holdings plc

Nielsen Holdings plc (“Nielsen,” the “Company,” “we” or “us”) is a global measurement and data analytics company. Nielsen provides clients with a comprehensive understanding of what consumers watch and what they buy and how those choices intersect. We deliver critical media and marketing information, analytics and manufacturer and retailer expertise about what and where consumers buy and what consumers read, watch and listen to (consumer interaction across the television, radio, print, online, digital, mobile viewing and listening platforms) on a local and global basis. Our measurement and analytical services help our clients maintain and strengthen their market positions and identify opportunities for profitable growth. We have a presence in approximately 100 countries and our services cover more than 90 percent of the globe’s GDP and population. We have significant investments in resources and associates all over the world, including in many emerging markets, and hold leading market positions in many of our services and geographies. Based on the strength of the Nielsen brand, our scale and the breadth and depth of our solutions, we believe we are the global leader in measuring and analyzing consumer behavior in the segments in which we operate. Our stock is listed on the New York Stock Exchange (“NYSE”) under the ticker symbol “NLSN,” and we are headquartered in New York.

Prior to February 2019, we were aligned into two reporting segments: what consumers buy (“Buy”) and what consumers read, watch and listen to (“Watch”). In February 2019, we realigned our business segments from Buy and Watch to Nielsen Global Connect (“Connect”) and Nielsen Global Media (“Media”). Each segment operates as a complete unit-from the conception of a product, through the collection of the data, into the technology and operations, all the way to the data being sold and delivered to the client. Our Connect and Media segments are built on a foundation of proprietary data assets that are designed to yield essential insights for our clients to successfully measure, analyze and grow their businesses. Our segments each consist of two categories: Measure and Predict / Activate in Connect and Audience Measurement and Plan / Optimize in Media. These categories are based on our core measurement platforms in both Connect and Media, while Predict / Activate and Plan / Optimize are designed to build on our measurement capabilities to enhance client decision-making. These changes better align our external view to our go-forward internal view. Our reportable segments are stated on the new basis and such changes were applied retrospectively. The impact of these changes did not have a material impact on our consolidated financial statements or segment results.

Additional information about Nielsen and its subsidiaries is included in documents incorporated by reference into this proxy statement. See the section of this proxy statement entitled “Where You Can Find Additional Information.”

Indy US BidCo, LLC

Indy US BidCo, LLC, a Delaware limited liability company (“US Purchaser”), was formed on October 23, 2020, solely for the purpose of engaging in transactions contemplated by the Stock Purchase Agreement and has not engaged in any business activities other than as incidental to its formation and in connection with the transactions contemplated by the Stock Purchase Agreement.

US Purchaser’s address is c/o Advent International Corporation, 800 Boylston Street, Massachusetts 02199, and its telephone number is (617) 951-9400.

Indy Dutch BidCo B.V.

Indy Dutch BidCo B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) with corporate seat in Amsterdam, the Netherlands, and its address at Herengracht 450 (1017CA) Amsterdam, the Netherlands, with trade register number 861761376 (“Dutch Purchaser” and together with US Purchaser, “Purchaser”) was formed on October 22, 2020, solely for the purpose of engaging in transactions contemplated by the Stock Purchase Agreement and has not engaged in any business activities other than as incidental to its formation and in connection with the transactions contemplated by the Stock Purchase Agreement.

Purchaser’s address is c/o Advent International Corporation, 800 Boylston Street, Massachusetts 02199, and its telephone number is (617) 951-9400.

Background of the Transaction

The following chronology summarizes certain key events and contacts that led to the execution of the Stock Purchase Agreement. It does not purport to catalogue every conversation among the Nielsen Board of Directors, its committees (including the Ad Hoc Committee and the Finance Committee, in each case as defined below), members of Nielsen’s management or their respective representatives, and other parties.

Strategic Review Process

As part of their ongoing evaluation of Nielsen’s business and long-term strategic goals and plans, the Nielsen Board of Directors and senior management periodically review, consider and assess the operations and financial performance of Nielsen, as well as potential opportunities for business combinations, acquisitions, divestitures and other financial and strategic alternatives.

On July 26, 2018, Nielsen announced the Nielsen Board of Directors’ decision to initiate an in-depth strategic review of Connect (then known as the “Buy” business of Nielsen), which strategic review was expanded in scope in September 2018 to include a broad review of strategic alternatives for Nielsen and its businesses, including continuing to operate as a public, independent company, a separation of either Connect or Nielsen’s Media business (then known as the “Watch” business of Nielsen), or a sale of Nielsen.

Over the course of the remainder of 2018 and the first half of 2019, representatives of Nielsen contacted financial sponsors and other industry participants regarding a potential strategic transaction involving some or all of Nielsen. Nielsen entered into confidentiality agreements with those that indicated interest in exploring a potential transaction, including Advent. Substantially all of the executed confidentiality agreements included a customary standstill restricting the counterparty from taking certain actions with respect to Nielsen and its securities.

At a meeting of the Nielsen Board of Directors held on August 7, 2018, the Nielsen Board of Directors established an ad hoc committee consisting of Mr. Attwood, Mr. David Rawlinson, Mr. Javier Teruel and Ms. Karen Hoguet to oversee the strategic review (the “Ad Hoc Committee”).

On August 7, 2018, Elliott Management Corporation (“Elliott”) filed a beneficial ownership report on Schedule 13D disclosing aggregate beneficial ownership of 5.1% of the outstanding Nielsen ordinary shares, and total economic exposure equivalent to 8.4% of the outstanding Nielsen ordinary shares. Over the course of the remainder of 2018 and 2019, representatives of Nielsen periodically had discussions with representatives of Elliott and other investors to receive their input on Nielsen and its businesses and strategic alternatives.

At a meeting of the Nielsen Board of Directors held on December 20, 2018, the Nielsen Board of Directors approved proceeding with the next steps of a sale process for some or all of Nielsen, including providing confidential information and seeking preliminary indications of interest from potentially interested parties.

In January 2019, several parties submitted preliminary indications of interest to acquire Nielsen for cash or to acquire Connect for cash, and/or for a minority investment in Nielsen, including (i) a financial sponsor who submitted a preliminary indication of interest for the acquisition of Nielsen at a price range from $26.00 to

$27.00 per share, and a preliminary indication of interest for the acquisition of Connect at an enterprise value range of $2.65 to $2.85 billion (“Bidder A”), (ii) an industry participant who submitted a preliminary indication of interest for the acquisition of Connect at an enterprise value range of $3.25 billion to $3.75 billion (“Bidder B”), (iii) a financial sponsor who submitted a preliminary indication of interest for the acquisition of Nielsen at a price range from $28.00 to $30.00 per share (“Bidder C”) and (iv) a consortium consisting of Advent, another financial sponsor and an industry participant, who submitted a preliminary indication of interest to acquire Nielsen at a price of $30.00 per share (the “Advent Consortium”).

Between January 2019 and October 2019, representatives of Nielsen and members of Nielsen’s management continued to negotiate terms of potential transactions with and provided diligence materials to the financial sponsors and industry participants that had submitted indications of interest to acquire Nielsen or Connect, and/or for a minority investment in Nielsen.

In March 2019, Bidder C notified Nielsen that it was no longer interested in pursuing a potential transaction for the acquisition of Nielsen.

In April 2019, the Advent Consortium submitted a revised indication of interest for the acquisition of Nielsen, confirming its initial price indication of $30.00 per share, but in June 2019, the Advent Consortium notified Nielsen that it was no longer interested in pursuing such a transaction.

In May 2019, Bidder B submitted a revised indication of interest for the acquisition of Connect, decreasing its enterprise value range to $3.0 billion from $3.25 to $3.75 billion, and in June 2019, a financial sponsor not previously participating in the process expressed interest in partnering with Bidder B with respect to the acquisition of Connect for cash (collectively, the “Connect Consortium”). In June 2019, the Connect Consortium submitted a preliminary indication of interest for the acquisition of Connect with an enterprise value range of $3.25 billion to $3.4 billion. The Connect Consortium submitted a revised proposal reaffirming such enterprise value range in July 2019, which contained additional detail on the anticipated timeline to the announcement of a sale of Connect.

On September 6, 2019, Bidder A submitted a revised indication of interest for the acquisition of Connect specifying an enterprise value of $2.0 billion, including Nielsen retaining a 20% equity ownership in Connect. Based on the value proposed by Bidder A and the anticipated amount of time it would take for Bidder A to be prepared to enter into any transaction, the Nielsen Board of Directors determined to suspend negotiations with Bidder A.

On September 30, 2019, the Connect Consortium submitted a revised proposal to acquire Connect in exchange for $2.1 billion of cash, a 20% retained equity ownership for Nielsen in Connect (but subordinated to the equity in Connect that would be held by the Connect Consortium), and the assumption of specified liabilities of Connect. The revised indication of interest provided that Nielsen would be responsible for numerous (and in certain cases uncapped) restructuring and separation costs, pension liabilities, transition services costs and other liabilities. The revised indication of interest also provided for very limited governance and liquidity rights for Nielsen with respect to its ongoing subordinated equity interest in Connect. On October 15, 2019, the Connect Consortium submitted a revised proposal at the same valuation as its September 30, 2019 proposal and only nominal improvement on the costs (in certain cases still uncapped) for which Nielsen would be responsible.

The Nielsen Board of Directors considered the numerous open issues on which the parties remained far apart, including many that raised significant uncertainty as to the value to be received by Nielsen in the transaction upon closing and through its ongoing equity interest in Connect. In late October 2019, the Nielsen Board of Directors, in consultation with senior management and its financial and legal advisors, determined that the proposal would not be transactable on the terms and on the timeline acceptable to the Nielsen Board of Directors.

Proposed Spin-Off of Connect

At a meeting of the Nielsen Board of Directors held on November 3, 2019, after reviewing the alternative transactions and indications of interest received during the course of the 15-month strategic review process, the Nielsen Board of Directors, in consultation with senior management and its financial and legal advisors, determined that a spin-off of Connect to Nielsen’s shareholders was the best path to position each business for long-term success and maximize value creation for Nielsen’s shareholders, and approved the announcement of such proposed spin-off.

On November 6, 2019, Nielsen formally engaged J.P. Morgan, which had been advising Nielsen and the Nielsen Board of Directors, to act as its financial advisor in connection with Nielsen’s analysis and consideration of various alternatives.

Nielsen issued a press release announcing its proposed spin-off of Connect to Nielsen’s shareholders and the conclusion of the strategic review on November 7, 2019.

Re-Initiation of Connect Business Sale Process; Sale of Connect to Advent

Between November 2019 and June 2020, while Nielsen continued to prepare for the spin-off of Connect to its shareholders, including progressing the global reorganization of Connect in anticipation of the consummation of the spin-off and filing a Form 10 registration statement on May 7, 2020, financial sponsors and industry participants contacted Nielsen and J.P. Morgan about a potential sale or other transaction involving Connect. During this period, representatives of Nielsen continued to have discussions with representatives of Elliott and other investors to receive their input on the spin-off, as well as on Nielsen and its businesses and strategic alternatives.

At a meeting of the Nielsen Board of Directors held on April 16, 2020, representatives of J.P. Morgan reviewed with the Nielsen Board of Directors an overview of forecasted financial information that Nielsen management developed with respect to Connect, which reflected Nielsen’s operating plan for the fiscal year ending December 31, 2020, adjusted for the impacts of the COVID-19 pandemic, various restructuring and separation costs, and updated corporate allocations. In addition, representatives of J.P. Morgan also reviewed with the Nielsen Board of Directors the illustrative capital structure and leverage profile of the Media business following the consummation of the spin-off, deleveraging alternatives, and the possibility of reengaging with one or more third parties, following the filing of the Form 10 registration statement, with respect to a possible sale of Connect.

Following the April 16, 2020 meeting of the Nielsen Board of Directors, Nielsen management continued to refine assumptions and adjustments included in the forecasted financial information developed with respect to Connect, which was ultimately presented to potential bidders beginning in July 2020 as part of a confidential information memorandum (referred to as the “CIM Case”).

On April 30, 2020, Nielsen entered into cooperation and information sharing agreements with Elliott, pursuant to which Nielsen agreed, among other things, to appoint Mr. Jonathan Miller to the Nielsen Board of Directors, and to permit Elliott access to certain confidential information of Nielsen at its request, subject to an appropriate confidentiality agreement. Nielsen also agreed to establish a Finance Committee of the Nielsen Board of Directors to remain in place at least until the consummation of the spin-off of Connect, which committee would be composed of Mr. Attwood, three other independent directors selected by the Nielsen Board of Directors (Ms. Hoguet, Ms. Nancy Tellem and Mr. Teruel), and Mr. Miller (the “Finance Committee”).

At a meeting of the Nielsen Board of Directors held on June 19, 2020, representatives of J.P. Morgan discussed a possible process to explore a potential sale of Connect, including potential counterparties and illustrative timing and terms for such a sale. The Nielsen Board of Directors authorized representatives of J.P. Morgan to engage with a limited number of third parties to explore a potential sale or other transaction involving Connect (including Advent, Bidder B, Bidder C and Bidder D (as defined below)).

On July 14, 2020, Nielsen entered into confidentiality agreements with an industry participant and one of its shareholders (collectively, “Bidder D”), which included a customary standstill restricting the counterparty from taking certain actions with respect to Nielsen and its securities. On July 15, 2020, representatives of Bidder D met with members of Nielsen’s management as part of their due diligence in connection with a potential transaction. Additionally, on July 30, 2020, Nielsen entered into “clean team” agreements with Bidder D with respect to competitively sensitive confidential information.

On July 20, 2020, Nielsen entered into a confidentiality agreement with a consortium consisting of Bidder C and an industry participant (collectively, the “Mixed Consortium”), which included a customary standstill restricting the counterparty from taking certain actions with respect to Nielsen and its securities. On July 21, 2020, representatives of the Mixed Consortium met with members of Nielsen’s management as part of their due diligence in connection with a potential transaction. Additionally, on July 31, 2020, Nielsen entered into “clean team” agreements with the Mixed Consortium with respect to competitively sensitive confidential information. The Mixed Consortium ultimately declined to submit an indication of interest with respect to a potential transaction with Nielsen.

On August 18, 2020, Nielsen received a non-binding indication of interest from Bidder D to acquire Connect on a cash-free, debt-free basis for an enterprise value of $2.2 billion in cash, subject to further deductions for a number of preliminary debt-like items estimated to be approximately $248 million in the aggregate. The indication of interest contemplated the execution of definitive transaction agreements within four weeks and requested a two-week exclusivity period, with an option to extend such exclusivity period for an additional two weeks.

Also on August 18, 2020, Nielsen entered into a confidentiality agreement with Advent in substantially the same form entered into with Advent in 2018, which included a customary standstill restricting Advent from taking certain actions with respect to Nielsen and its securities.

At a meeting of the Finance Committee held on August 24, 2020, representatives of Wachtell, Lipton, Rosen & Katz (“Wachtell Lipton”), counsel to Nielsen, reviewed with members of the Finance Committee their fiduciary duties in connection with the evaluation of a potential sale of Connect, and reviewed the potential timelines for a sale transaction and a spin-off transaction. Representatives of J.P. Morgan then provided the Finance Committee with an update on recent discussions with the parties who had expressed interest in either a sale or a sponsored spin-off of Connect, as well as the terms of the non-binding indication of interest received from Bidder D. Following discussion, the Finance Committee directed Nielsen’s management and advisors to continue discussions with Bidder D and to engage with Advent to enable Advent to submit a preliminary indication of interest for the acquisition of Connect, and to engage with Bidder B to enable Bidder B to submit a preliminary indication of interest for a sponsored spin-off of Connect.

At a meeting of the Nielsen Board of Directors held on September 4, 2020, representatives of J.P. Morgan provided the Nielsen Board of Directors with an update on recent discussions with the parties that had expressed interest in either an acquisition or a sponsored spin-off of Connect, including Bidder D, Advent and Bidder B. Representatives of J.P. Morgan also discussed with the Nielsen Board of Directors capital structure considerations, including the expected leverage and free cash flow for Nielsen following a potential sale or spin-off of Connect, as well as illustrative timelines for each potential transaction. In particular, representatives of J.P. Morgan described how Nielsen had been hampered by a highly-levered capital structure, and explained that the spun-off Connect business would likely be unable to support its pro rata portion of Nielsen’s current debt given the cash flow of Connect, and that without reducing its existing indebtedness, the Media business could be challenged to invest in growth and execute on its strategies to deliver value to Nielsen shareholders.

Between August 25, 2020 and September 10, 2020, Mr. Attwood and representatives of J.P. Morgan had several discussions with representatives of Bidder D regarding the terms of its indication of interest and areas in which it could be improved to make it more valuable to Nielsen shareholders.

On September 10, 2020, Bidder D submitted a revised non-binding indication of interest to acquire Connect on a cash-free, debt-free basis for an enterprise value of $2.3 billion in cash, plus up to an additional $150 million in cash payments contingent upon Connect achieving certain financial targets related to standalone adjusted EBITDA at the closing of the transaction, subject to further deductions for a number of preliminary debt-like items estimated to be approximately $248 million in the aggregate. The indication of interest contemplated the execution of definitive transaction agreements within a longer time frame of five weeks and requested a three-week exclusivity period, with an option to extend such exclusivity period for an additional two weeks.

After the receipt of Bidder D’s revised indication of interest, Mr. Attwood and representatives of J.P. Morgan continued to discuss with representatives of Bidder D the terms of its revised indication of interest and areas in which it could be improved to make it more valuable to Nielsen shareholders.

On September 15, 2020, Nielsen received a non-binding indication of interest from Advent to acquire Connect, on a cash-free, debt-free basis for an enterprise value of $2.7 billion in cash, subject to further deductions for a number of preliminary debt-like items estimated to be approximately $314 million in the aggregate, and including the right to use the Nielsen trademark and brand on a worldwide basis post-closing. The indication of interest contemplated the completion of due diligence and execution of definitive transaction agreements by October 31, 2020 and requested a 45-day exclusivity period, subject to automatic renewal on a weekly basis thereafter, unless terminated by either party upon written notice to the other party at least one day prior to the expiration of the then-pending exclusivity period.

At a meeting of the Finance Committee held on September 15, 2020, representatives of J.P. Morgan provided the Finance Committee with an update on the proposals received for the acquisition of Connect from Advent and Bidder D, including the proposed pricing, acquisition financing, timing and due diligence requirements and requests for exclusivity. Representatives of J.P. Morgan also discussed the preliminary valuation adjustments that each of Bidder D and Advent had included in their proposals, and the impact of each of these proposals, as well as the impact of a spin-off of Connect, on the expected gross leverage of Nielsen following a sale or spin-off transaction. The Finance Committee delegated to Mr. Attwood the authority to negotiate with and seek improvements to the indications of interest received from each of Bidder D and Advent, and to commit Nielsen to an exclusivity period with one of the two parties with respect to a potential transaction involving Connect.

On September 18, 2020, Bidder D submitted a further revised non-binding indication of interest to acquire Connect on a cash-free, debt-free basis for an enterprise value of $2.6 billion in cash, which offer would be contingent upon Connect achieving certain financial targets related to standalone adjusted EBITDA at the closing of the transaction, subject to further deductions for a number of debt-like items estimated to be approximately $248 million in the aggregate. Bidder D indicated that this was its best and final offer.

Also on September 18, 2020, Advent submitted a revised non-binding indication of interest to acquire Connect on a cash-free (subject to a minimum level of cash reasonably necessary for Connect to continue its operations), debt-free basis for an enterprise value of $2.8 billion in cash, subject to further deductions for a number of preliminary debt-like items estimated to be approximately $207 million in the aggregate. The indication of interest contemplated the completion of due diligence and execution of definitive transaction agreements by October 24, 2020.

Given the superior nature of Advent’s revised proposal and the risks to closing certainty and potential delays with closing timing in connection with the regulatory approvals required for a transaction with Bidder D, on September 19, 2020, Nielsen granted Advent exclusivity with respect to a transaction involving the sale of Connect until October 9, 2020, subject to renewal on a weekly basis thereafter unless earlier terminated by either party. The exclusivity agreement allowed Nielsen to continue to pursue a spin-off of Connect, including a possible sponsored spin-off of Connect.

On September 21, 2020, representatives of Wachtell Lipton sent an initial draft of the Stock Purchase Agreement and Transition Services Agreement for the Transaction to Ropes & Gray, counsel to Advent.

On October 4, 2020, Nielsen received a preliminary non-binding indication of interest from Bidder B with respect to a sponsored spin-off of Connect, which contemplated a convertible preferred equity investment of $200 million in the spun-off Connect entity, a strategic partnership program and a cost transformation program. The indication of interest contemplated the completion of due diligence and execution of definitive transaction agreements by the week of December 14, 2020.

At a meeting of the Finance Committee held on October 5, 2020, representatives of J.P. Morgan provided the Finance Committee with an update on the proposals received from Advent and Bidder D for the acquisition of Connect and the proposal received from Bidder B for a sponsored spin-off of Connect. Representatives of J.P. Morgan and Mr. Attwood briefed the Finance Committee on the further negotiations with each bidder since the previous meeting of the Finance Committee—which had resulted in improved offers from Advent and Bidder D that were believed to be Advent’s and Bidder D’s respective best offers—and said that Nielsen had granted Advent an exclusivity period to reach a final transaction, consistent with the prior direction from the Finance Committee. The Finance Committee also discussed the proposal received from Bidder B, and reached a preliminary conclusion that a sale of Connect on the terms proposed by Advent would be a more attractive alternative. Representatives of J.P. Morgan also discussed the preliminary valuation adjustments that each of Bidder D and Advent had included in their proposals, and the impact of these proposals, as well as the impact of a spin-off of Connect, on the expected gross leverage of Nielsen.

In addition, representatives of J.P. Morgan reviewed with the Finance Committee a summary of forecasted financial information cases for Connect using a range of different assumptions, in each case prepared by Nielsen’s management at the direction of the Nielsen Board of Directors to assist the Nielsen Board of Directors in its review of a potential transaction involving Connect. The forecasted financial information cases included the Trend Case, the Trend with Cost Mitigants Case, the CIM Case and the Upside Case (each as described in the section of this proxy statement entitled “—Certain Financial Forecasts”). The Trend Case and the Trend with Cost Mitigants Case were presented at this meeting as a “downside” case and a “downside with cost mitigants” case, but were subsequently presented as a “trend” case and a “trend with cost mitigants” case, as further described in the section of this proxy statement entitled “—Certain Financial Forecasts.” The Finance Committee discussed the assumptions underlying these different cases, including in the context of the historical and most recent revenue trends for Connect, the renewal of or failure to renew certain customer contracts, the terms of recent customer contract renewals, and the cost reduction steps taken by Connect in response to the COVID-19 pandemic or otherwise.

On October 5, 2020, representatives of Bidder D contacted representatives of J.P. Morgan to express Bidder D’s continued interest in a potential transaction with respect to Connect on the terms set forth in its September 18, 2020 proposal.

On October 6, 2020, representatives of Ropes & Gray sent a revised draft of the Stock Purchase Agreement to representatives of Wachtell Lipton.

At a meeting of the Nielsen Board of Directors held on October 8, 2020, representatives of J.P. Morgan provided the Nielsen Board of Directors with a summary of Advent’s revised non-binding indication of interest for the acquisition of Connect submitted on September 18, 2020. Representatives of J.P. Morgan discussed the preliminary valuation adjustments that Advent had included in its indication of interest, reviewed the forecasted financial information cases described above with the Nielsen Board of Directors and discussed the illustrative preliminary standalone valuation of Connect using various valuation methodologies and the various forecasted financial information cases. Representatives of Wachtell Lipton and J.P. Morgan also reviewed the terms of the non-binding indication of interest received from Bidder B with respect to the potential sponsored spin-off of Connect.

Between October 6, 2020 and October 25, 2020, representatives of Wachtell Lipton and representatives of Ropes & Gray negotiated the Stock Purchase Agreement, as well as ancillary agreements such as the Transition

Services Agreement, Trademark License Agreement, IP Matters Agreement, Master Services Agreement and Reseller Agreement. Key issues that were negotiated included the nature of the debt and debt-like items that would be deducted from the cash purchase price, limitations on the upward purchase price adjustment for cash left in Connect, the ongoing global reorganization in connection with the separation of Connect, the internal restructuring initiatives undertaken by Nielsen with respect to Connect, the required regulatory approvals and outside date for closing the Transaction, the fields of use for the Nielsen brand trademark license and intellectual property cross-license (in light of which the parties agreed to eliminate any non-competition covenants), and indemnification in respect of certain representations made by Nielsen in the Stock Purchase Agreement with respect to cost base of Connect.

At a meeting of the Finance Committee held on October 20, 2020, representatives of Nielsen management, J.P. Morgan and Wachtell Lipton discussed with the Finance Committee the forecasted financial information cases, and the Finance Committee discussed the question of which case or cases should be used to assess the proposed sale of Connect. It was the sense of the majority of the Finance Committee, following extensive analysis, discussion and deliberation at this and prior meetings of the Finance Committee and the Nielsen Board of Directors, that the Trend with Cost Mitigants Case captured the most up-to-date trajectories for both revenues and costs of Connect, in light of recent revenue trends, experience with contract renewals and demonstrated cost reduction in 2020. The Finance Committee agreed that this analysis should be discussed with the full Nielsen Board of Directors, including the question of which case or cases J.P. Morgan should be directed to use for purposes of its analysis. Representatives of J.P. Morgan also reviewed with the Finance Committee the principal open items that remained under negotiation with Advent from a financial perspective.

At a meeting of the Nielsen Board of Directors held on October 25, 2020, Mr. Attwood briefed the Nielsen Board of Directors on the discussion of the Finance Committee at its October 20, 2020 meeting. The Nielsen Board of Directors engaged in a full discussion of the forecasted financial information cases—including a discussion of which assumptions underlying the cases were most appropriate in light of recent performance and current revenue and cost trends—and unanimously determined that for purposes of its analysis of the Advent proposal, J.P. Morgan should apply an 80% weighting to the Trend with Cost Mitigants Case and a 20% weighting to the CIM Case. Representatives of J.P. Morgan and Wachtell Lipton also provided the Nielsen Board of Directors with an update on the negotiation of the Transaction Documents with Advent, including with respect to the debt and debt-like items that would be deducted from the cash purchase price, and briefed the Nielsen Board of Directors on a change in Advent’s model relating to cash taxes, arising from Advent’s diligence, that could result in a request for a purchase price reduction from Advent.

Also on October 25, 2020, representatives of Advent discussed with representatives of J.P. Morgan a possible reduction in the cash purchase price for the Transaction from $2.8 billion to $2.7 billion because of an increase in their model for cash taxes payable by Connect. Representatives of J.P. Morgan conveyed that in order for Advent’s proposal to remain attractive, it needed to maintain the current purchase price either through the cash consideration or the issuance of equity to Nielsen.

On October 26, 2020, representatives of Bidder D contacted representatives of J.P. Morgan again to reiterate Bidder D’s continued interest in a potential transaction with respect to Connect.

On October 27, 2020, Advent formally proposed the cash purchase price reduction from $2.8 billion to $2.7 billion, but offered a warrant to purchase equity interests in Connect in the future (the “Warrant”). The Warrant would begin out-of-the-money but provide upside if Connect performed well in the future. See the section of this proxy statement entitled “—Transaction Documents—Warrant Agreement” for a description of the terms of the Warrant.

On October 28, 2020, representatives of J.P. Morgan discussed the proposed terms of the Warrant with Advent and the ways in which Advent could make such terms more valuable to Nielsen shareholders. Later that day, Advent provided an improved proposal with respect to the terms of the Warrant.

On October 29, 2020, the Nielsen Board of Directors held a meeting, with members of management, Wachtell Lipton, and Clifford Chance LLP (“Clifford Chance”), counsel to Nielsen, participating. Representatives of Clifford Chance reviewed with the directors their fiduciary duties under UK law. Representatives of J.P. Morgan described the economic terms of the Advent proposal that had been negotiated, including the terms of the Warrant to be issued to Nielsen in connection with the Transaction. Representatives of J.P. Morgan then presented their financial analysis of the purchase price to be paid by Advent to Nielsen in connection with the Transaction and rendered the oral opinion of J.P. Morgan to the Board, which was subsequently confirmed by delivery of a written opinion, to the effect that, as of the date of such opinion, and on the basis of and subject to the factors and assumptions set forth in J.P. Morgan’s written opinion, the purchase price to be paid to Nielsen in the Transaction, pursuant to the Stock Purchase Agreement, was fair, from a financial point of view, to Nielsen.

The Nielsen Board of Directors, by unanimous vote of all directors, (i) determined that the transactions contemplated by the Stock Purchase Agreement and the other Transaction Documents, including the Transaction, would be most likely to promote the success of Nielsen for the benefit of its shareholders as a whole, (ii) approved the execution, delivery and performance of the Stock Purchase Agreement and the other Transaction Documents and the consummation of the transactions contemplated thereby, including the Transaction, (iii) resolved to recommend that the holders of Nielsen’s ordinary shares vote in favor of the Transaction and (iv) directed that the Transaction be submitted for approval by the holders of Nielsen’s ordinary shares at a meeting of such holders.

Following the meeting of the Nielsen Board of Directors, until October 31, 2020, representatives of Wachtell Lipton and Ropes & Gray finalized the terms of the Transaction Documents, in accordance with the terms approved by the Nielsen Board of Directors, and on October 31, 2020, Nielsen and Purchaser executed the Stock Purchase Agreement.

On November 1, 2020, Nielsen and Advent issued a joint press release announcing the Transaction and the execution of the Transaction Documents.

Reasons for the Transaction

After careful consideration, the Nielsen Board of Directors has (i) determined that the transactions contemplated by the Stock Purchase Agreement and the other Transaction Documents, including the Transaction, would be most likely to promote the success of Nielsen for the benefit of its shareholders as a whole, (ii) approved the execution, delivery and performance of the Stock Purchase Agreement, the other Transaction Documents and the consummation of the transactions contemplated thereby, including the Transaction, (iii) resolved to recommend that the holders of Nielsen shareholders vote in favor of the Transaction and (iv) directed that the Transaction be submitted for approval at a special meeting of the Nielsen shareholders. In arriving at its determination, the Nielsen Board of Directors consulted with Nielsen’s senior management, as well as with outside legal and financial advisors, reviewed a significant amount of information and considered a number of factors, in each case over a lengthy period of time. These factors included, but were not limited to, the following factors which the Nielsen Board of Directors viewed as supporting its determination:

•

the financial analysis reviewed and discussed with the Finance Committee and the Nielsen Board of Directors by representatives of J.P. Morgan, including that the Purchase Price was within the range of discounted cash flow values of Connect of $2.1 to $2.7 billion based on the Board Direction Case and that the Transaction could result in further enhanced value for Nielsen and its shareholders, including by reducing its leverage;

•

the oral opinion of J.P. Morgan rendered to the Nielsen Board of Directors on October 29, 2020, which was subsequently confirmed by delivery of a written opinion dated October 31, 2020, to the effect that, as of such date, and based upon and subject to the factors and assumptions set forth in J.P. Morgan’s written opinion, the Consideration to be paid in the Transaction pursuant to the Stock Purchase

Agreement, was fair, from a financial point of view, to Nielsen, as more fully described in the section of this proxy statement entitled “—Opinion of Nielsen’s Financial Advisor”;

•

the fact that the Nielsen Board of Directors conducted two separate thorough and diligent strategic alternatives reviews, the first in 2018 to 2019 including communicating with 60 potential bidders regarding the potential sale of Connect or Nielsen as a whole, executing non-disclosure agreements with 30 of those bidders, and receiving indications of interest from at least five of these bidders, and the second in 2020 including communicating with four potential bidders or bidding consortiums regarding the potential sale or sponsored spin-off of Connect, executing non-disclosure agreements with three of those bidders, and receiving indications of interest from three of these bidders;

•

the fact that at the conclusion of the 2020 process, the Nielsen Board of Directors determined that Advent’s proposal was more favorable than the other proposals submitted, and the Nielsen Board of Directors’ belief that Advent’s proposal was more favorable for Nielsen than pursuing the previously announced spin-off transaction, a sponsored spin-off transaction or retaining Connect and continuing to operate it, including that the Transaction would provide an additional $1.1 billion of estimated net proceeds to Nielsen as compared to the previously announced spin-off transaction, and enable Nielsen to reduce its pro forma gross leverage to 4.3x as compared to 5.0x in the case of the previously announced spin-off transaction;

•

the Nielsen Board of Directors’ belief that the purchase price to be paid to Nielsen in connection with the Transaction represents fair valuation for Connect, including in the context of the recent historical and projected future performance of Connect;

•	the potential future value of the Warrant to be issued to Nielsen in connection with the Transaction;

•

the Nielsen Board of Directors’ view that the Transaction has a high likelihood of being completed in a timely manner given the commitments of both parties to complete the Transaction pursuant to their respective obligations under the Stock Purchase Agreement, the limited nature of the closing conditions under the Stock Purchase Agreement, the fact that Advent’s obligation to complete the Transaction is not conditioned on it obtaining financing, and the fact that Advent has obtained firm commitments from one or more lenders for the financing of the Transaction;

•	the Nielsen Board of Directors’ view that the following terms and conditions of the Stock Purchase Agreement were favorable to the Company:

•	that Nielsen will receive predominantly cash consideration in connection with the Transaction, and, in particular, the certainty of value and liquidity of such cash consideration;

•

the ability of the Nielsen Board of Directors, subject to the Stock Purchase Agreement, to evaluate Competing WholeCo Proposals that Nielsen may receive, and Nielsen’s ability, subject to certain provisions of the Stock Purchase Agreement, to terminate the Stock Purchase Agreement (and pay the relatively low Termination Fee upon certain circumstances) if the Nielsen Board of Directors determines that such Competing WholeCo Proposal is more favorable from a financial point of view to Nielsen and its shareholders than the Transaction and is reasonably likely to be completed on the terms proposed (see the section of this proxy statement entitled “—The Stock Purchase Agreement—No Solicitation; Termination Fees”);

•	the non-survival of the representations, warranties and pre-closing covenants and agreements in the Stock Purchase Agreement (except for the Specified Representations); and

•	Nielsen would be entitled to a $168 million reverse termination fee in the event the Stock Purchase Agreement was terminated under certain circumstances; and

•	the Nielsen Board of Directors’ knowledge of Nielsen’s business, operations, financial condition, earnings and prospects.

The Nielsen Board of Directors also considered potential uncertainties, drawbacks and risks related to the Transaction, including the following risks and potentially negative factors, but determined that these potential risks and potentially negative factors were outweighed by the expected benefits of the Transaction:

•	the lack of availability of appraisal rights under United Kingdom law for Nielsen shareholders;

•	the restrictions on Nielsen’s operation of Connect between the date of the Stock Purchase Agreement and the completion of the Transaction;

•	the risks relating to Nielsen’s ability to retain or recruit key management personnel or other key employees;

•

the risks and costs to Nielsen if the Transaction does not close, including the diversion of management and employee attention, potential disruption in Nielsen’s customer and vendor relationships and other potential operational and performance uncertainties;

•

the possibility that certain of Nielsen’s directors and executive officers may have interests with respect to the Transaction that are different from or in addition to their interests as Nielsen shareholders generally (see the section of this proxy statement entitled “—Interests of Nielsen Directors and Executive Officers in the Transaction”);

•

the fact that, under the terms of the terms of the Stock Purchase Agreement, Nielsen is required to indemnify Advent for losses up to an aggregate amount of $50 million in connection with any breach or inaccuracy of the Specified representations (see the section of this proxy statement entitled “—The Stock Purchase Agreement—Representations and Warranties”);

•

the fact that, under the terms of the Stock Purchase Agreement, Nielsen must pay Advent the Termination Fee if the Stock Purchase Agreement is terminated in certain circumstances, although the Nielsen Board of Directors was of the view that the amount of the Termination Fee was reasonable and relatively low in the context of similar fees payable in other transactions and would not preclude another party from making a Competing WholeCo Proposal (see the section of this proxy statement entitled “—The Stock Purchase Agreement—No Solicitation; Termination Fees”);

•

the fact that, under the terms of the Stock Purchase Agreement, Nielsen must reimburse certain of Advent’s expenses in an amount up to $8,500,000 in the event that the Stock Purchase Agreement is terminated due to Nielsen’s shareholders failing to approve the Transaction at the Nielsen special meeting;

•

the fact that a terminated sale of Connect could delay a future sale to a third party or other strategic transaction, including, for example, the previously announced spin-off transaction, a minority investment in Nielsen or a sponsored spin-off transaction;

•

the fact that, as a result of the sale, the Nielsen shareholders would no longer participate in the future value of Connect, other than potentially through the Warrant in the event the shares of common stock of Issuer (as defined below) were to reach a per share value in excess of the Exercise Price (as defined below);

•

the discounted cash flow value ranges of Connect that were reviewed by the Finance Committee and the Nielsen Board of Directors based on the CIM Case of $3.1 to $3.9 billion and based on the Upside Case of $4.2 to $5.2 billion, compared to the discounted cash flow value ranges of Connect that were reviewed by the Finance Committee and the Nielsen Board of Directors based on the Board Direction Case of $2.1 to $2.7 billion, based on the Trend Case of $1.3 to $1.7 billion, and based on the Trend with Cost Mitigants Case of $1.9 to $2.4 billion (with each of these discounted cash flow value ranges based on the same methodology as described in the section of this proxy statement entitled “—Opinion of Nielsen’s Financial Advisor—Discounted Cash Flow Analysis”);

•	the uncertain value of the Warrant, which will initially be deeply out-of-the-money and in a company that Nielsen no longer controls;

•	the fact that the Transaction will generally be taxable to Nielsen for U.S. federal income tax purposes; and

•	the other factors described in the section of this proxy statement entitled “Risk Factors.”

The foregoing description of the factors considered by the Nielsen Board of Directors is not intended to be exhaustive, but rather includes material factors considered by the Nielsen Board of Directors. The

Nielsen Board of Directors also considered other factors in deciding to approve and recommend that the Nielsen shareholder authorize the Transaction. In reaching its decision and recommendation, the Nielsen Board of Directors did not quantify or assign any relative weights to the factors considered and individual directors may have given different weights to different factors.

This explanation of the Nielsen Board of Directors’ reasons for the Transaction and the other information presented in this section are forward-looking in nature and should be read in light of the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Recommendation of the Nielsen Board of Directors

The Nielsen Board of Directors unanimously recommends that shareholders vote “FOR” the Transaction Proposal.

Transaction Overview

This proxy statement highlights selected information related to the Transaction and is qualified in its entirety by reference to the complete text of the Stock Purchase Agreement, which is incorporated into this proxy statement by reference and attached as Annex A hereto. This proxy statement therefore may not contain all of the information that is important to you. To understand the Transaction more fully and for a complete description of the legal terms of the Transaction, you should read this entire proxy statement, the appendices to this proxy statement and the documents incorporated by reference into this proxy statement carefully before voting. You may obtain the documents and information incorporated by reference into this proxy statement without charge by following the instructions under the section of this proxy statement entitled “Where You Can Find Additional Information.”

The Transaction

Nielsen and Purchaser have entered into the Stock Purchase Agreement, pursuant to which Nielsen has agreed to sell the equity interests of certain Nielsen subsidiaries containing Connect to Purchaser subject to the terms and conditions set forth in the Stock Purchase Agreement. The purchase price that Purchaser will pay or cause to be paid in connection with the Transaction is $2,700,000,000 in cash, subject to adjustments for Closing levels of cash, indebtedness, debt-like items and working capital as provided for in the Stock Purchase Agreement. In addition, Nielsen will also receive a warrant to purchase equity interests (the “Warrant Shares”) in the company (the “Issuer”) that will own Connect following the closing of the Transaction (the “Closing”), exercisable in certain circumstances (the “Warrant”).

The Stock Purchase Agreement

Purchase Price

Pursuant to the Stock Purchase Agreement, Purchaser will pay or cause to be paid to Nielsen, in exchange for the equity interests of the Nielsen subsidiaries containing Connect, $2,700,000,000 in cash, subject to the following adjustments, In addition, Nielsen will also receive the Warrant.

•

plus or minus the amount by which the net working capital of Connect as of 11:59 p.m. on the business day immediately prior to the date of the Closing is greater than $228,900,000 or less than $207,100,000;

•	plus or minus the sum of the following (but not to exceed $50,000,000):

•	the amount (which may be positive or negative) by which the cash amounts of the Purchased Companies located in countries in which Nielsen has multi-currency notional pooling capacities,

as of 11:59 pm on the business day immediately prior to the date of the Closing, exceeds $15,000,000 (which is an agreed minimum level of cash to operate Connect in such countries that will not increase the purchase price); provided, that if the amount is a positive number, it shall be reduced by 7% of the excess amount (which is an estimate of the repatriation costs associated with such cash);

•

the cash amounts (which may be positive or negative) of the Purchased Companies located in the United States as of 11:59 p.m. on the business day immediately prior to the date of the Closing, minus $5,000,000 (which is an agreed minimum level of cash to operate Connect in the United States that will not increase the purchase price); and

•

the amount (which will either be $0 or negative) equal to the cumulative amount, for all countries in which Nielsen does not have multi-currency notional pooling capacities, between the actual cash amounts of the Purchased Companies in such countries as of 11:59 p.m. on the business day immediately prior to the date of Closing and specified minimum cash amounts for such countries (which are agreed minimum levels of cash to operate Connect in such countries that will not increase the purchase price, and which aggregate to $90,000,000); and

•	minus the amount of certain debt and debt-like items of the Purchased Companies as of 11:59 p.m. on the business day immediately prior to the date of the Closing.

Closing Date

Subject to the satisfaction or waiver of the conditions contemplated in the Stock Purchase Agreement (see the section of this proxy statement entitled “Proposal 1: The Transaction—The Stock Purchase Agreement—Conditions to the Completion of the Transaction”), the Closing will take place through the electronic exchange of documents on the second business day following the satisfaction of all the conditions contained in the Stock Purchase Agreement (other than those conditions that by their nature are to be satisfied by the actions taken at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing, or, to the extent permitted, waived by the parties entitled to the benefits of such conditions). Purchaser will not be required to consummate the closing prior to January 22, 2021, unless an earlier date is specified in writing by Purchaser to Nielsen at least three business days in advance. In addition, if the Closing would otherwise happen between March 15, 2021 and March 31, 2021, then the Closing will instead occur on April 1, 2021 unless otherwise agreed to in writing by Nielsen. Nielsen currently expects the Closing to occur in the second quarter of 2021.

Conditions to the Completion of the Transaction

Nielsen and Purchaser’s obligations to effect the Transaction are subject to the satisfaction of certain conditions, including, among other things:

•

the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the other required governmental filings, notices, approvals and clearances having been obtained or occurred;

•	the absence of an injunction or law that prevents, enjoins, prohibits or makes illegal the consummation of the Transaction; and

•	the receipt of the approval of the transaction by the Nielsen shareholders.

Nielsen’s obligations to effect the Transaction are subject to the satisfaction or waiver of additional conditions including, among other things:

•

the representations by Purchaser contained in the Stock Purchase Agreement being true and correct on and as of the Closing as if made on and as of the Closing without giving effect to any materiality, “Purchaser Material Adverse Effect” (as defined below) or similar qualifiers set forth therein, except

(x) that representations and warranties that are made as of a specific date shall be true and correct on and as of such date and (y) where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect;

•	Purchaser’s performance in all material respects with its covenants and agreements contained in the Stock Purchase Agreement to be performed on or before Closing;

•

Nielsen’s receipt from Purchaser of a certificate signed on behalf of Purchaser by an executive officer of Purchaser, stating that the conditions to Nielsen’s obligations to complete the Transaction above have been satisfied; and

•	Nielsen’s receipt of each of the counterparts of the Transaction Documents other than the Stock Purchase Agreement and the Warrant Agreement.

Purchaser’s obligations to effect the Transaction are subject to the satisfaction or waiver of additional conditions, including, among other things:

•	the representations by Nielsen contained in the Stock Purchase Agreement:

•

regarding the capitalization of the Purchased Companies (other than the Target Entities) and the Minority Equity Entities, the sufficiency of the assets transferred in the Transaction, and the absence of any undisclosed broker’s fees, in each case being true and correct in all material respects on and as of the Closing as if made on and as of the Closing, except that representations and warranties that are made as of a specific date shall be true and correct in all material respects on and as of such date;

•

regarding the capitalization of the Target Entities and Nielsen’s authority to execute and deliver the Stock Purchase Agreement and consummate the Transaction, in each case being true and correct in all but de minimis respects on and as of the Closing as if made on and as of the Closing, except that representations and warranties that are made as of a specific date shall be true and correct in all but de minimis respects on and as of such date; and

•

other than the representations and warranties described in the bullets above, being true and correct as of the Closing as if made on and as of the Closing, without giving effect to any materiality, Business Material Adverse Effect, or similar qualifications set forth in the Stock Purchase Agreement, except (x) that representations and warranties that are made as of a specific date shall be true and correct on and as of such date and (y) where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect;

•	Nielsen’s performance in all material respects of its covenants and agreements contained in the Stock Purchase Agreement to be performed on or before Closing;

•	since the date of the Stock Purchase Agreement, no Business Material Adverse Effect having occurred;

•

Purchaser’s receipt from Nielsen of a certificate signed on behalf of Nielsen by an executive officer of Nielsen, stating that the conditions to Purchaser’s obligations to complete the Transaction above have been satisfied; and

•	Purchaser’s receipt of each of Nielsen’s executed counterparts of the Transaction Documents other than the Stock Purchase Agreement.

For purposes of the Stock Purchase Agreement and as used in this proxy statement, “Business Material Adverse Effect” means any change, effect, event, occurrence, fact, condition, circumstance or development that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on:

•	the ability of Purchaser to consummate the Transaction by the Outside Date; or

•

the business, results of operations or financial condition of Connect or the Purchased Companies, taken as a whole; however, the following are excluded in determining whether a Business Material Effect has occurred or would reasonably be expected to occur for purposes of this clause:

a.

general, business, regulatory or other conditions in the industries in which Connect operates, including competition in any of the geographic areas in which Connect operates (except to the extent that such impact is, or is reasonably expected to be, disproportionately adverse to Connect, taken as a whole, relative to similarly situated businesses in the industry or industries in which Connect operates (in which case, the incremental disproportionate impact to the extent not otherwise excluded by the definition of Business Material Adverse Effect or otherwise attributable to the COVID-19 pandemic may be taken into account in determining whether there has been a Business Material Adverse Effect));

b.

any changes or developments in domestic, foreign or global markets or domestic, foreign or global economic conditions generally, including (i) any changes or developments in or affecting domestic or foreign securities, equity, credit or financial markets or (ii) any changes or developments in or affecting domestic or foreign interests or exchange rates (except to the extent that such impact is, or is reasonably expected to be, disproportionally adverse to Connect, taken as a whole, relative to similarly situated businesses in the industry or industries in which Connect operates (in which case, the incremental disproportionate impact to the extent not otherwise excluded by the definition of Business Material Adverse Effect or otherwise attributable to the COVID-19 pandemic may be taken into account in determining whether there has been a Business Material Adverse Effect));

c.

changes in the Generally Accepted Accounting Principles (“GAAP”) or other applicable accounting standards or in any interpretation or enforcement thereof (except to the extent that such impact is, or is reasonably expected to be, disproportionately adverse to Connect, taken as a whole, relative to similarly situated businesses in the industry or industries in which Connect operates (in which case, the incremental disproportionate impact to the extent not otherwise excluded by the definition of Business Material Adverse Effect or otherwise attributable to the COVID-19 pandemic may be taken into account in determining whether there has been a Business Material Adverse Effect));

d.

changes in law or any interpretation or enforcement thereof (except to the extent that such impact is, or is reasonably expected to be, disproportionately adverse to Connect, taken as a whole, relative to similarly situated businesses in the industry or industries in which Connect operates (in which case, the incremental disproportionate impact to the extent not otherwise excluded by the definition of Business Material Adverse Effect or otherwise attributable to the COVID-19 pandemic may be taken into account in determining whether there has been a Business Material Adverse Effect));

e.

changes in domestic, foreign or global political conditions (except to the extent that such impact is, or is reasonably expected to be, disproportionately adverse to Connect, taken as a whole, relative to similarly situated businesses in the industry or industries in which Connect operates (in which case, the incremental disproportionate impact to the extent not otherwise excluded by the definition of Business Material Adverse Effect or otherwise attributable to the COVID-19 pandemic may be taken into account in determining whether there has been a Business Material Adverse Effect));

f.

any act of civil unrest, civil disobedience, riots, looting, war, terrorism, cyberterrorism, military activity, sabotage or cybercrime, including an outbreak or escalation of hostilities, declaration of a national emergency or war, or the worsening of such existing conditions (except to the extent that such impact is, or is reasonably expected to be, disproportionately adverse to Connect, taken as a whole, relative to similarly situated businesses in the industry or industries in which Connect operates (in which case, the incremental disproportionate impact to the extent not otherwise excluded by the definition of Business Material Adverse Effect or otherwise attributable to the COVID-19 pandemic may be taken into account in determining whether there has been a Business Material Adverse Effect));

g.

conditions resulting from epidemics and pandemics (including the COVID-19 pandemic), weather conditions, natural or manmade disasters or other acts of God (including storms, earthquakes, tornados, floods or other natural disasters) (except to the extent that such impact is, or is reasonably expected to be, disproportionately adverse to Connect, taken as a whole, relative to similarly situated businesses in the industry or industries in which Connect operates (in which case, the incremental disproportionate impact to the extent not otherwise excluded by the definition of Business Material Adverse Effect or otherwise attributable to the COVID-19 pandemic may be taken into account in determining whether there has been a Business Material Adverse Effect));

h.

the execution, delivery and performance of the Stock Purchase Agreement or any other Transaction Documents or the public announcement, pendency or consummation of the Transaction or the other transactions contemplated by the Transaction Documents, including the impact on the relationships of Connect with labor unions, works councils, financing sources, customers, suppliers, partners or other persons (except to the extent arising from a breach of Nielsen’s representations regarding the absence of conflicts and third-party consents or to the extent taken in compliance with Nielsen’s obligations to continue to run Connect in the ordinary course between Signing and Closing, unless such actions are taken at the express direction of Purchaser);

i.	the identity of Purchaser or any of its affiliates as the acquiror of Connect;

j.	any matter set forth in Nielsen’s disclosure schedules relating to its representations and warranties under the Stock Purchase Agreement;

k.

the failure of Nielsen, the Purchased Companies or Connect to meet any internal, Purchaser, analyst, published or other external projections, budgets, forecasts or estimates for any period (provided that the underlying causes thereof may be considered in determining whether a Business Material Adverse Effect has occurred if not otherwise excluded under this definition); and

l.

compliance with the terms of the Stock Purchase Agreement or the taking or omission of any action under the Stock Purchase Agreement or consented to or requested by Purchaser in writing (provided, that this will not apply to effects arising to any breach of Nielsen’s representations regarding the absence of conflicts and third-party consents or to the extent taken in compliance with Nielsen’s obligations to continue to run Connect in the ordinary course between Signing and Closing, unless such actions are taken at the express direction of Purchaser).

Treatment of Nielsen Equity

With the exception of equity awards held by Connect employees, each Nielsen equity award granted under the Nielsen 2019 Stock Incentive Plan or the Amended and Restated Nielsen 2010 Stock Incentive Plan (together, the “Nielsen Stock Plans”), as applicable, will not be impacted by the Transaction and will continue to be an award of Nielsen ordinary shares following the Closing, subject to the same terms and conditions that were applicable to such awards before the Closing.

Nielsen equity awards granted to Connect employees under the Nielsen Stock Plans will, pursuant to the Stock Purchase Agreement, receive the following treatment:

Tier I Connect Employees. All outstanding Nielsen equity awards granted to Connect employees who are considered Tier I Connect employees will remain outstanding following the Closing and will be eligible to be assumed or substituted by Purchaser, subject to terms and conditions determined by Purchaser. The Tier I Connect employees are the one hundred Connect employees with the highest 2020 total compensation.

All Other Connect Employees. All outstanding Nielsen equity awards granted to Connect employees who are not considered Tier I Connect employees will become vested in full, effective immediately prior to the Closing, assuming achievement at not less than target in the event of any award subject to performance-based vesting conditions.

No Solicitation; Termination Fees

No Solicitation

Pursuant to the Stock Purchase Agreement, Nielsen has agreed that, from the execution of the Stock Purchase Agreement, it will not, and will cause each of its subsidiaries and its and their respective officers and directors, and shall instruct each of its other representatives not to, directly or indirectly:

•	solicit, initiate, knowingly encourage or knowingly facilitate any proposal or offer that constitutes, or would reasonably be expected to lead to, any Competing Proposal (as defined below);

•

participate in any discussions or negotiations regarding, or furnish to any other person any non-public information in connection with or for the purpose of facilitating, any proposal or offer that constitutes, or would reasonably be expected to lead to, a Competing Proposal (other than, solely in the case of a Competing WholeCo Proposal (as defined below), to ascertain facts from the person making such proposal or offer for the sole purpose of the Nielsen Board of Directors informing itself about such proposal or offer and the person that made it and, in the case of any Competing Proposal, for Nielsen to refer the inquiring person to the no solicitation provision of the Stock Purchase Agreement); or

•

enter into any letter of intent, agreement or agreement in principle providing for a Competing Proposal (other than, solely in the case of a Competing WholeCo Proposal, a confidentiality agreement containing confidentiality provisions that are not less favorable in any material respect to Nielsen than those contained in the confidentiality agreement signed with Advent).

Pursuant to the Stock Purchase Agreement, Nielsen has agreed that, from the execution of the Stock Purchase Agreement, it will, and will cause each of its subsidiaries and its and their respective officers and directors, and shall instruct each of its other representatives to immediately cease and cause to be terminated any discussions or negotiations with any persons (other than Purchaser and its affiliates and representatives) that may be ongoing with respect to any Competing Proposal. Nielsen agrees not to release any third party from, waive, amend or modify any standstill or confidentiality provision with respect to a Competing Proposal in any agreement to which Nielsen is a party; provided that if the Nielsen Board of Directors determines in good faith, after consultation with Nielsen’s outside legal counsel, that the failure to take such action with respect to a Competing WholeCo Proposal would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law, Nielsen may wave any such standstill provision to the extent necessary to permit a third party to make a Competing WholeCo Proposal.

For purposes of the Stock Purchase Agreement and as used in this proxy statement:

•

a “Competing WholeCo Proposal” means any bona fide proposal or offer made by a third party to purchase or otherwise acquire, directly or indirectly, beneficial ownership of more than 25% of any class of equity securities of Nielsen (unless such proposal does not, and would not reasonably be expected to, materially delay or prohibit (including by imposing a consent right on the part of such proposing third party with respect to) the consummation of the Transaction as contemplated hereunder and, as a condition to Nielsen’s entry into a definitive agreement with respect to such proposal, the proposing third party agrees to vote, or cause to be voted, all Nielsen ordinary shares it owns in favor of the Transaction at the Nielsen special meeting (such proposal, a “Permitted WholeCo Proposal”)); and

•	a “Competing Proposal” means (i) any bona fide proposal or offer made by a third party to purchase or otherwise acquire, directly or indirectly, beneficial ownership of any assets of Nielsen and its subsidiaries that constitute a material portion of the assets of Connect or (ii) a Competing WholeCo Proposal.

Superior Proposal; Adverse Recommendation Changes

Pursuant to the Stock Purchase Agreement, Nielsen has agreed that, from the execution of the Stock Purchase Agreement and prior to the date the Nielsen shareholder approval is obtained, if Nielsen receives a Competing WholeCo Proposal that the Nielsen Board of Directors determines in good faith constitutes or could reasonably be expected to lead to a Superior Proposal (as defined below), then Nielsen and its representatives may (i) furnish, pursuant to a confidentiality agreement containing confidentiality provisions that are not less favorable in any material respect to Nielsen than those contained in the confidentiality agreement signed with Purchaser, information with respect to Nielsen and its subsidiaries to the person that has made the Competing WholeCo Proposal and its representatives (provided that Nielsen shall, substantially concurrently with delivering information to such person, also provide the relevant information to Purchaser, unless previously provided) and (ii) engage in or otherwise participate in discussions or negotiations with the person that has made the Competing WholeCo Proposal and its representatives regarding the Competing WholeCo Proposal. Nielsen will notify Purchaser within 24 hours if it takes any of the actions described in (i)-(ii). Nielsen will notify Purchaser within 24 hours after receipt of any Competing Proposal, offer or discussions that would be reasonably likely to lead to a Competing Proposal, including the material terms and conditions thereof and the identity of the person making the Competing Proposal, and will keep Purchaser reasonably informed to the status of such Competing Proposal.

Unless otherwise provided by the Stock Purchase Agreement, neither the Nielsen Board of Directors nor any committee will be permitted to (i) qualify, withhold, withdraw or modify (or publicly propose to qualify, withhold, withdraw or modify), in any manner adverse to Advent, the Nielsen Recommendation (as defined below); (ii) fail to include the Nielsen Recommendation in this proxy statement; (iii) in the event that a Competing Proposal that is a tender or exchange offer is commenced (within the meaning of Rule 14d-2 under the Exchange Act), fail to send the Nielsen shareholders, pursuant to Rule 14e-2(a) under the Exchange Act and within ten business days after such tender or exchange offer is first commenced, a recommendation that the Nielsen shareholders reject such tender or exchange offer and publicly affirming the Nielsen Recommendation; (iv) approve or recommend to the Nielsen shareholders (or publicly propose to approve or recommend to the shareholders) a Competing Proposal (any action in this (iv), an “Adverse Recommendation Change”); or (v) authorize, cause or permit Nielsen or any of its subsidiaries to enter into any letter of intent, agreement or agreement in principle providing for a Competing Proposal.

Notwithstanding anything to the contrary contained in the Stock Purchase Agreement, at any time prior to the time that the Nielsen shareholder approval is obtained and following the time at which a Competing WholeCo Proposal has been made to Nielsen, the Nielsen Board of Directors may make an Adverse Recommendation Change if, prior to taking such action, the Nielsen Board of Directors has determined in good faith, after consultation with Nielsen’s outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the Nielsen Board of Directors’ fiduciary duties under applicable law; provided that, prior to making such Adverse Recommendation Change, (i) Nielsen has given Purchaser at least three business days’ prior written notice of its intention to take such action, including the reasons therefor and (ii) at the end of such notice period, the Nielsen Board of Directors shall have considered in good faith any revision to the terms of the Stock Purchase Agreement proposed in writing by Purchaser, and shall have determined, after consultation with Nielsen’s outside legal counsel, that the failure to make an Adverse Recommendation Change would continue to be reasonably expected to be inconsistent with the Nielsen Board of Directors’ fiduciary duties under applicable law.

If the Nielsen Board of Directors has determined in good faith that a Competing WholeCo Proposal constitutes a Superior Proposal, the Nielsen Board of Directors may, subject to the terms described above, (i) make an Adverse Recommendation Change or (ii) cause Nielsen to terminate the Stock Purchase Agreement in order to enter into a definitive agreement related to the Superior Proposal (subject to paying the Termination

Fee as described below); provided that, prior to taking any such action in (i) or (ii), (a) Nielsen has given Purchaser three business days’ prior written notice of its intention to take such action, which includes a description of the material terms and the identity of the person making such Superior Proposal, (b) at the end of the notice period, the Nielsen Board of Directors shall have considered in good faith any revisions proposed by Purchaser, and shall have determined that the Superior Proposal would continue to constitute a Superior Proposal if such revisions proposed by Purchaser were to be given effect and (c) in the event of any material change to the terms of the Superior Proposal, Nielsen will have delivered Purchaser an additional written notice and a new two business day notice period will commence.

For purposes of the Stock Purchase Agreement and as used in this proxy statement, a “Superior Proposal” means a Competing WholeCo Proposal that the Nielsen Board of Directors determines in good faith, after consultation with Nielsen’s outside financial advisors and outside legal counsel, taking into account the timing, likelihood of consummation, legal, financial, regulatory and other aspects of the Competing WholeCo Proposal, including the financing terms thereof, and other factors that the Nielsen Board of Directors considers appropriate, to be more favorable to Nielsen and its shareholders than the transactions contemplated by the Stock Purchase Agreement.

Termination Fee; Expense Reimbursement

Nielsen is required to pay Purchaser the Termination Fee in the event that:

•

Nielsen terminates the Stock Purchase Agreement in order to enter into a definitive agreement relating to a Competing WholeCo Proposal that the Nielsen Board of Directors has determined is a Superior Proposal;

•	Purchaser terminates the Stock Purchase Agreement, prior to the receipt of the Nielsen shareholder approval, because an Adverse Recommendation Change has occurred; or

•

(i) after the Signing, a Competing Proposal for beneficial ownership of more than 50% of any class of equity securities of Nielsen is made and not withdrawn at least two business days prior to the Nielsen special meeting, (ii) the Stock Purchase Agreement is subsequently terminated by Nielsen or Purchaser due to a failure to receive the necessary Nielsen shareholder approval and (iii) Nielsen enters into a definitive agreement for the transaction described in (i) within the twelve months following such termination.

Nielsen will also be required to reimburse Purchaser’s reasonable out-of-pocket expenses of up to $8,500,000 incurred in connection with the Transaction in the event that the Nielsen shareholders fail to approve the Transaction.

Purchaser is obligated to pay Nielsen the Reverse Termination Fee in the event that:

•

Nielsen terminates the Stock Purchase Agreement due to an uncured breach by Purchaser of its representations, warranties or covenants under the Stock Purchase Agreement that would cause a failure of the conditions to Closing to be satisfied; or

•

either Nielsen or Purchaser terminates the Stock Purchase Agreement based on failure to close by the Outside Date, and at such time Nielsen could also have terminated the Stock Purchase Agreement for (i) an uncured breach of Purchaser’s representations, warranties or covenants under the Stock Purchase Agreement as described in the bullet above or (ii) if all the conditions to the Closing have been met, Purchaser has not consummated the Closing by the date on which it is required to occur under the Stock Purchase Agreement, and Nielsen has given Purchaser two business days’ notice of the satisfaction of the closing conditions and that Nielsen stands ready to consummate the Closing (a “Financing Failure”).

Termination

The Stock Purchase Agreement may be terminated under certain circumstances, including:

•	by mutual written agreement of Nielsen and Purchaser;

•	by either Nielsen or Purchaser, if:

•	the Closing has not occurred before the Outside Date;

•

there is a permanent injunction or judgment issued by a court of competent jurisdiction which has become final and non-appealable, preventing the consummation of the Transaction, provided that the terminating party shall have used its reasonable best efforts to prevent the entry of the relevant permanent injunction or judgment; or

•

the Nielsen special meeting has concluded (including any adjournments or postponements) at which the a vote on the Transaction Proposal has been taken and the Nielsen shareholder approval has not been obtained.

•	by Purchaser, if:

•	prior to the receipt of the Nielsen shareholder approval, the Nielsen Board of Directors makes an Adverse Recommendation Change; or

•

Nielsen has materially breached its representations, warranties or covenants in a manner that would cause a Closing condition to fail to be satisfied (and such breach has not been cured during the applicable cure period).

•	by Nielsen, if:

•

the Nielsen Board of Directors has determined in good faith that a Competing WholeCo Proposal is a Superior Proposal, and is terminating the Stock Purchase Agreement to enter into a definitive agreement related to such Competing WholeCo Proposal;

•

all the conditions to the Closing have been met, Purchaser has not consummated the Closing by the date on which it is required to occur under the Stock Purchase Agreement, and Nielsen has given Purchaser two business days’ notice of the satisfaction of the closing conditions and that Nielsen stands ready to consummate the Closing; or

•

Advent has materially breached its representations, warranties or covenants in a manner that would cause a Closing condition to fail to be satisfied (and such breach has not been cured during the applicable cure period).

Withholding Taxes

Advent, Nielsen, their respective affiliates, and any other applicable withholding agent are entitled to deduct and withhold from any amounts otherwise payable pursuant to the Stock Purchase Agreement only such amounts required under applicable tax law to be deducted and withheld with respect to the making of such payment; provided, that (a) at least five days prior to making any payment of the purchase price, Purchaser will provide Nielsen written notice and a reasonable opportunity for Nielsen to provide evidence that would eliminate or reduce any such deduction or withholding and (b)  Purchaser and Nielsen (and their respective affiliates) will cooperate in good faith to reduce or eliminate any deduction or withholding.

Representations and Warranties

The Stock Purchase Agreement contains a number of representations and warranties made by Nielsen. Such representations and warranties are subject to qualifications and exceptions set forth in the Stock Purchase

Agreement or in the confidential disclosure schedule provided by Nielsen to Purchaser pursuant to the Stock Purchase Agreement, and relate to, among other things, the following:

•	due organization, valid existence and good standing, and other corporate matters;

•	capitalization, title and ownership of, and absence of liens on or voting agreements related to the equity of, the Purchased Companies and the Minority Equity Entities;

•	authorization, execution, delivery and enforceability of the Transaction Documents;

•	the absence of conflicts or violations under organizational documents, contracts or law;

•	material litigation and material orders;

•	financial statements and absence of undisclosed liabilities;

•	absence of certain material changes or events;

•	sufficiency of assets;

•	intellectual property;

•	technology;

•	real property;

•	material contracts;

•	compliance with applicable laws and permits;

•	anti-corruption laws and sanctions;

•	environmental matters;

•	taxes;

•	labor relations, employees and employee benefits;

•	privacy;

•	information contained in this proxy statement;

•	intercompany arrangements and related party transactions;

•	brokers’ or finders’ fees with respect to the Transaction;

•	insurance;

•	contracts with top customers, vendors and retail cooperators; and

•

certain representations with respect to the accuracy of: (i) the Connect employee census delivered at Signing, (ii) the trial balance of Connect for the nine-month period ended September 30, 2020 and the unaudited condensed combined financial statements of the Connect for the nine-month period ended September 30, 2020, when prepared by Nielsen (collectively, the “Specified Representations”).

The Stock Purchase Agreement also contains a number of representations and warranties made by Purchaser. Such representations and warranties are subject to qualifications and exceptions set forth in the Stock Purchase Agreement and relate to, among other things, the following:

•	due organization, valid existence and good standing, and other corporate matters;

•	authorization, execution, delivery and enforceability of the Transaction Documents;

•	the absence of conflicts or violations under organizational documents, contracts or law;

•	the debt and equity financing commitments related to the Transaction;

•	material litigation and material orders;

•	information contained in this proxy statement;

•	brokers’ or finders’ fees with respect to the Transaction;

•	accredited investor status and investigation and analysis of Nielsen, the Purchased Companies and Connect;

•	availability of funds to complete the Transaction;

•	receipt of a guarantee from certain affiliates of Advent for Purchaser’s obligations in connection with the Stock Purchase Agreement; and

•	interests in competitors of Connect.

Purchaser R&W Insurance Policy

At Signing, Purchaser conditionally bound a buyer-side representation and warranty insurance policy to be issued to Purchaser providing coverage for breaches or inaccuracies of the representations and warranties in the Stock Purchase Agreement (the “Purchaser R&W Insurance Policy”). Purchaser is required to bear all costs and expenses related to the Purchaser R&W Insurance Policy, including the premium, retention, deductible, broker fee, underwriting fee, due diligence fee, carrier commissions, underwriting costs, and surplus lines taxes and fees. Prior to the Closing, Nielsen is required to use commercially reasonable efforts to make available due diligence material reasonably requested by Purchaser to obtain the Purchaser R&W Insurance Policy.

Conduct of Connect Prior to Closing

Under the Stock Purchase Agreement, Nielsen has agreed that between Signing and Closing, Nielsen will cause the Purchased Companies, subject to the exceptions set forth in the Stock Purchase Agreement (with notable examples thereof set forth below), to (a) operate Connect in all material respects in the ordinary course of business, (b) use commercially reasonable efforts to preserve material existing relationships with third parties with whom the Purchased Companies conduct Connect, (c) take such commercially reasonable actions as may be necessary to implement the ongoing internal restructuring initiatives of Connect, and (d) use commercially reasonable efforts to enter into a cash pooling agreement with respect to Connect and take actions necessary to implement such agreement. Nielsen has also agreed that, subject to the exceptions set forth in the Stock Purchase Agreement (with notable examples thereof set forth below), Nielsen will not, and will cause the Purchased Companies and Connect not to, take the following actions (or authorize, commit or agree to take such actions):

•

unless required under an existing benefit plan or collective bargaining agreement, (i) increase compensation or benefits payable to any Connect employee or contractor of any Purchased Company, other than an ordinary course increase for an employee whose annual base salary is less than $250,000, (ii) provide or promise to provide severance, retention or other transaction-related benefits or equity awards to a Connect employee or (iii) accelerate the vesting or payment of compensation or benefits under a benefit plan;

•

other than in the ordinary course of business, terminate (other than termination for cause) or hire an independent contractor or Connect employee with annual base compensation in excess of $250,000 per year;

•	other than as required by law, negotiate, enter into, amend or extend a collective bargaining agreement;

•

take any action that would constitute a “mass layoff” or “plant closing” under the Worker Adjustment and Retraining Notification Act or that would otherwise trigger notice requirements or create a liability under any applicable plant closing notice law;

•	adopt, enter into, terminate or materially amend a Nielsen benefit plan related to Connect employees;

•

amend or change the organizational documents of a Purchased Company, or of a material joint venture, partnership or other similar agreement involving equity co-investment between any Purchased Company, on the one hand, and any third party (other than a Purchased Company), on the other hand (a “Business Joint Venture”) (to the extent Nielsen or any of its subsidiaries has the authority to cause or consent to such amendment or change);

•	issue, transfer or dispose of, or grant any options, warrants or other rights related to, the equity interests of any Purchased Company;

•

other than in the ordinary course of business, (i) incur or guarantee and indebtedness over $500,000, (ii) make any material acquisitions of assets or businesses (including equity interests), (iii) sell, pledge, dispose of or encumber any material assets (including equity interests) or (iv) waive, cancel or assign any claims or rights of any Purchased Company that are material to Connect;

•

exclusively license, sell, assign or transfer ownership of any Business intellectual property, or abandon or allow any material Business intellectual property to lapse, except in the ordinary course of business;

•	except as required by applicable law, make any material changes to privacy or data security policies or practices;

•

(i) settle or agree to settle, waive, compromise or release any proceeding, other than a proceeding involving solely monetary damages under $500,000 for a single settlement and $2,500,000 in the aggregate which does not involve any admission of liability or wrongdoing by a Purchased Company, equitable relief adversely affecting a Purchased Company or a material restriction on the operation of Connect or admission of violation of law or (ii) commencing any material proceeding other than in the ordinary course of business;

•

other than (i) in the ordinary course of business in respect of any non-material amount in the aggregate or (ii) if such action would not reasonably be expected to result in a material increase in the tax liability of the Purchased Companies for any post-Closing tax period:

•	change the jurisdiction of tax residence of any Purchased Company;

•	waive or extend any statute of limitations in respect of any taxes, other than (a) extensions granted in connection with ongoing tax proceedings or (b) automatic or automatically granted extensions;

•	file any amended tax return;

•	make, change or revoke any tax election, other than in a manner consistent with past practice and in the ordinary course of business;

•	change any annual tax accounting period or method; or

•	settle or compromise any tax proceeding or enter into any closing agreement with any tax authority in respect of any tax;

•

other than in the ordinary course of business, enter into a contract with an affiliate (other than a Purchased Company) that would be binding on a Purchased Company or a Business Joint Venture after the Closing;

•

other than in the ordinary course of business, (i) enter into any new material contract or (ii) adversely amend, terminate, assign, modify in a material respect, or grant any material waiver or release under any material contract;

•

(i) make, commit to or incur any loans, advances or capital expenditure not contemplated in the capital budget of Connect in excess of $500,000 or (ii) other than in the ordinary course of business, fail to make or materially delay any capital expenditure contemplated in the capital budget of Connect;

•

other than in the ordinary course of business, delay or postpone the payment of accounts payable, accelerate the collection of accounts receivable or otherwise change or modify any material cash management practice or policy;

•	reclassify, split, combine or subdivide any of its equity interests or authorize and declare any dividend or distribution (including of convertible securities);

•

adopt a plan of partial or complete liquidation, dissolution, merger, consolidation or other reorganization (other than any reorganization contemplated in connection with the Stock Purchase Agreement);

•

(i) make any material change to the product composition, scope or geographic coverage of Connect other than in the ordinary course of business or (ii) except as previously disclosed to Purchaser, modify, alter or otherwise change the name, marks or other branding tools used in connection with Connect;

•	transfer employees from Nielsen or any of the Nielsen subsidiaries that are selling the Purchased Companies to any Purchased Company or vice versa;

•	engage in any receivable factoring that would materially reduce the amount of assets of the Purchased Companies; or

•	make any material change in any method of financial accounting or auditing practice, other than as required by GAAP or applicable law.

The general conduct requirements and specific restrictions on operations set forth above are not applicable to the following:

•	actions required to affect the Closing structure set forth in the Stock Purchase Agreement;

•	actions required by applicable law;

•	reasonable actions taken or omitted in response to the COVID-19 pandemic (subject to an obligation to keep Purchaser informed of such actions);

•	actions required by the terms of the Stock Purchase Agreement (including actions relating to Nielsen’s ongoing internal restructuring initiatives);

•	actions taken for the entry into an agreement for or consummation of a Permitted WholeCo Proposal in and of itself;

•	actions taken to dividend or distribute cash amounts in excess of certain minimum cash amounts set forth in the Stock Purchase Agreement; or

•	actions taken with Purchaser’s consent.

Proxy Statement; Nielsen Special Meeting

Nielsen and Purchaser have agreed to certain obligations with respect to this proxy statement:

•

Nielsen was required to prepare and file the preliminary version of this proxy statement with the SEC as promptly as reasonably practicable (and in any event within 20 business days following the Signing);

•

Purchaser is required to reasonably cooperate with Nielsen in the preparation of the proxy statement and furnish all information about itself that is required in connection with the preparation of the proxy statement;

•

Nielsen is required to respond promptly to any comments from the SEC or the staff of the SEC and resolve such comments as soon as reasonably practicable, and to notify Purchaser of the receipt of such comments and provide copies of all correspondence between Nielsen and the SEC or staff of the SEC with respect to the proxy statement or the transactions contemplated by the Stock Purchase Agreement;

•	Nielsen is required to cause the proxy statement to be mailed to the Nielsen shareholders by December 31, 2020;

•

subject to applicable law, Nielsen must provide Purchaser with reasonably opportunity to review and comment on the proxy statement and any amendment or supplement prior to when it is filed with the SEC or mailed to the Nielsen shareholders;

•

each of Nielsen and Purchaser represent to each other that the information included in the proxy statement that is mailed to Nielsen shareholder which they supply will not contain an untrue statement or material fact, omit to state a required material fact, or contain a misleading statement;

•

subject to the Nielsen Board of Directors’ ability to make an Adverse Recommendation Change, the Nielsen Board of Directors is required to include its recommendation to Nielsen shareholders that they adopt the Transaction Proposal in this proxy statement, and reasonably cooperate with Advent in making presentations to proxy advisory firms or other similar persons recommending the Transaction; and

•

if, prior to the Nielsen special meeting, any information relating to Nielsen or Purchaser or their respective affiliates is discovered by either Nielsen or Purchaser that would be required to be set forth in an amendment or supplement to the proxy statement, the discovering party will notify the other and an appropriate amendment will be promptly filed with the SEC, and disseminated to shareholders as required by law.

Nielsen and Purchaser have also agreed that Nielsen’s obligations under the Stock Purchase Agreement to mail this proxy statement and related materials to Nielsen shareholders shall be satisfied via delivery through “Notice and Access” pursuant to Rule 14a-16 promulgated under the Exchange Act.

In accordance with applicable law and Nielsen’s Articles of Association, Nielsen has agreed to set a record date for and hold the Nielsen special meeting to obtain the Nielsen shareholder approval of the Transaction as promptly as practicable and permissible, either on or following the mailing of the proxy statement to the Nielsen shareholders (and in any event, within fifty days after the date of such mailing). Once the record date for the Nielsen shareholder meeting has been set, Nielsen may not change the record date without Purchaser’s prior written consent (not to be unreasonably withheld, conditioned or delayed), unless the Nielsen Board of Directors determines in good faith (after consultation with outside legal counsel) that it is legally required to do so. Nielsen must cooperate with and keep Purchaser reasonably informed on its solicitation efforts and voting results following the dissemination of the proxy statement to the Nielsen shareholders. Nielsen may adjourn or postpone the Nielsen special meeting:

•

to allow for the filing and dissemination of any supplemental or amended disclosure document that the Nielsen Board of Directors has determined in good faith (after consultation with outside legal counsel) is required to be filed and disseminated under applicable law, as well as the evaluation of such supplemental or amended disclosure document by the Nielsen shareholders;

•	if there are insufficient Nielsen ordinary shares represented (either online or by proxy) to constitute the necessary quorum at the Nielsen special meeting;

•

to the extent permitted by applicable law, to allow reasonable additional time to solicit additional proxies if Nielsen has not yet received proxies representing a sufficient number of Nielsen ordinary shares to obtain the Nielsen shareholder approval of the Transaction, whether or not a quorum is present (provided that Nielsen may only adjourn or postpone the meeting twice for this reason);

•	with the prior written consent of Purchaser (not to be unreasonably conditioned, withheld or delayed);

•	if required by applicable law or on account of a force majeure event or emergency; or

•	if the Nielsen shareholders approve a motion to adjourn the Nielsen special meeting pursuant to Nielsen’s Articles of Association.

Purchaser may require Nielsen to postpone or adjourn the Nielsen special meeting once, for not more than 10 business days, to solicit additional proxies if Nielsen had not yet received proxies representing a sufficient number of Nielsen ordinary shares to obtain the Nielsen shareholder approval of the Transaction, unless prior to any such postponement or adjournment, Nielsen has received an aggregate number of proxies such that, if the Nielsen ordinary shares subject to those proxies are not otherwise voted at the Nielsen special meeting to withdraw such proxies, the Nielsen shareholder approval of the Transaction would be obtained. Purchaser may not require Nielsen to postpone the Nielsen special meeting to within ten business days prior to the Outside Date.

Financing

Purchaser has obtained debt and equity financing commitments for the purpose of financing the Transaction and paying related fees and expenses. The obligations of Purchaser to consummate the Transaction are not subject to a financing condition and Purchaser is required to use its reasonable best efforts to obtain the financing set forth in the Commitment Letters (as defined below) on the terms and conditions described in the Commitment Letters.

Financing Cooperation Efforts

Nielsen is required to use its reasonable best efforts to, and cause its applicable subsidiaries and its and their respective representatives to, use their reasonable best efforts to, provide such cooperation as is reasonably requested by Purchaser in connection with the Debt Financing as set forth in the Stock Purchase Agreement and in the reasonable opinion of Nielsen, as does not unreasonably interfere with the ongoing operations of its or its Affiliates’ businesses (including Connect).

Regulatory Matters

Subject to the terms and conditions of the Stock Purchase Agreement, including with respect to antitrust laws, which are discussed further below, Purchaser and the Company have agreed to use reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to consummate and make effective the Transaction as promptly as practicable, including (i) preparing and filing all filings, forms, registrations and notifications required to be filed to consummate the Transaction, (ii) using reasonable best efforts to satisfy the conditions to consummating the Transaction, (iii) using reasonable best efforts to obtain (and to cooperate with each other in obtaining) any consent, authorization, expiration or termination of a waiting period, permit, order, approval, waiver or exemption of or by any governmental entity (including furnishing all information and documentary material required under the HSR Act or any other antitrust and foreign investment law) required to be obtained or made by Purchaser, the Company, or any of their respective affiliates in connection with the Transaction, (iv) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Stock Purchase Agreement or the consummation of the Transaction, (v) executing and delivering any additional instruments necessary to consummate the Transaction and to fully carry out the purposes of the Stock Purchase Agreement, and (vi) using reasonable best efforts to give all notices to, and obtain all approvals from certain scheduled third parties.

In addition to the above, each of the parties to the Stock Purchase Agreement has agreed that it will:

•

file, as promptly as practicable, all filings that may be required to be filed to consummate the Transaction, including filing their respective notification and report forms under the HSR Act no later than ten (10) business days after Signing, and to, as promptly as practicable, respond to inquiries and provide supplemental information requested from any governmental entity;

•	keep each other apprised of the status of matters relating to the completion of the Transaction and work cooperatively in connection with obtaining all required clearances and approvals; and

•

promptly inform the other party, and if in writing, furnish the other party with copies or (or, in the case of oral communications, advise the other party orally of) any communication from any governmental entity regarding the transaction and permit the other party to review and discuss in advance, and consider in good faith, the views of the other party in connection with, any proposed communication or submission with any such government entity.

Further, and notwithstanding anything to the contrary in the Stock Purchase Agreement, Purchaser shall in order to permit the closing to occur as promptly as practicable and in any event before July 31, 2021, (i) propose, negotiate, commit to, effect and agree to, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, holding separate, and other disposition of and restriction on the businesses, assets, properties, product lines and equity interests of, or changes to the conduct of business of, Purchaser, the Purchased Companies, and any of their respective subsidiaries, (ii) create, terminate, or divest relationships, ventures, contractual rights or obligations of Purchaser, the Purchased Companies, and their respective subsidiaries, and (iii) otherwise take or commit to take any action that would limit Purchaser’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of Purchaser, the Purchased Companies and their respective subsidiaries; provided that any such agreement or action binding upon the Purchased Companies is conditioned upon the Closing.

Post-Closing Employee Matters

During the period commencing at the Closing and ending on the one-year anniversary of the Closing, or such longer period as required by applicable law, Purchaser will provide, or cause to be provided, to each Connect employee (including the executive officers), subject to the Connect employee remaining employed by Purchaser or its affiliate during such period, (i) the same wage rate or base salary that is in effect immediately prior to the Closing, (ii) target cash opportunities that are in the aggregate no less favorable than those in effect immediately prior to the Closing, (iii) all other employee benefits (excluding equity-based compensation, defined benefits pursuant to qualified and nonqualified retirement plans, and retiree health and welfare benefits) that are no less favorable, in the aggregate, than those in effect immediately prior to the Closing, (iv) for Connect employees who are eligible to participate in the Nielsen Amended & Restated Severance Policy for Section 16 Officers and United States-based Senior Executives and/or the replica transferred benefit plan for Connect employees, a principal place of employment that is not more than 50 miles from the Connect employee’s principal place of employment as of immediately prior to the Closing (unless such Connect employee consents to a change in principal place of employment), and (v) for Connect employees who are providing services outside the United States and to the extent required by applicable law or the terms of any collective bargaining agreement, the recognition of seniority prior to the Closing with Nielsen or any of its affiliates (or any of their predecessors) for all purposes. In addition, the compensation and benefits of any Connect employees covered by a collective bargaining agreement shall be provided in accordance with such applicable agreement.

Non-Solicitation of Employees

For a period of three years from the Closing, neither party may, without the other party’s written consent, directly or indirectly solicit for employment or engagement as an independent contractor any Connect employee or Nielsen employee, as applicable, or hire or engage any such employee, in each case if such employee receives an annual base compensation in excess of $50,000 per annum. Notwithstanding the above, each party may solicit or employ any employee whose employment ceased at least three months prior to commencement of employment discussions between such party and such employee, or solicit (but not employ) any such employee who responds to solicitation not specifically targeted at Connect employees or Nielsen employees, as applicable (including by a search firm or recruiting agency).

European Works Council Consultation

Nielsen informed the European Works Council on November 1, 2020 that it had entered into the Stock Purchase Agreement. Nielsen is required to, as promptly as reasonably practicable after Signing, request that the European Works Council render its non-binding opinion on the impact of the Transaction on Nielsen’s operations and employees. If the European Works Council gives an opinion within the requested time limit, the opinion will be considered in good faith by the parties, but will not be legally binding. Nielsen is required to keep Purchaser reasonably informed and consult with Purchaser in relation to discussions and consultations with the European Works Council to the extent legally permissible, including giving Purchaser and its counsel reasonably opportunity to comment on any information and answers to be provided. Neither party may make any commitment or obligation in connection with the European Works Council consultation without the prior written consent of the other party or their affiliates (not to be unreasonably withheld, conditioned or delayed), including the ability to make future layoffs, terminations, reductions in force, employee transfers, role restructurings, changes to the terms or conditions or employment or other personnel-related cost-cutting measures affecting the Connect employees.

Purchaser is required to promptly provide all information and assistance reasonably requested by Nielsen in relation to the European Works Council consultation, including providing information on the consequences of the transactions contemplated by the Stock Purchase Agreement. If the European Works Council consultation results in an opinion of which rejects the proposed decision (voorgenomen besluit) to consummate the transactions contemplated by the Stock Purchase Agreement, the parties will discuss in good faith whether and to what extent the transactions contemplated by the Stock Purchase Agreement can be altered to accommodate the European Works Council’s advice or concerns. Following the conclusion of the parties’ discussions related to the European Works Council, The Nielsen Company B.V. will inform the European Works Council in writing of its resolution with respect to the opinion and the transactions contemplated by the Stock Purchase Agreement.

Shared Contracts

Any Connect contracts that do not exclusively relate to Connect (“Shared Contracts”) other than customer contracts, will be assigned, transferred and conveyed only with respect to (and preserving the meaning of) those parts that relate to Connect or the business and operations of Nielsen other than Connect (the “Retained Business”) to Purchaser or a Purchased Company, or to Nielsen or its subsidiaries (other than the Purchased Companies), respectively, if so assignable, transferable or conveyable, or appropriately amended prior to, on or after the Closing, so that at Closing, each of Nielsen and Purchaser will be entitled to the rights and benefits of, and assume the related portion of any liabilities of, those parts of the Shared Contract that relate to Connect and the Retained Business, as applicable. If a contract is not assignable or cannot be partially assigned without an approval which cannot be obtained prior to Closing, until the earliest of (i) such time as such approval is obtained and (ii) the expiration of the term of such Shared Contract in accordance with its current term, the parties will cooperate to establish an agency type or similar arrangement reasonably satisfactory to both parties to provide each party the claims, rights, benefits and burdens of those parts of the Shared Contract that relate to Connect (in the case of Purchaser) or the Retained Business (in the case of Nielsen) and cause each party to bear the related portion of any liabilities. When under such Shared Contract a party that is not the counterparty to such Shared Contract is due a benefit in consideration for the provision of its services under certain trade and barter or manufacturing fund arrangements, the party that is the counterparty to such Shared Contract will transfer an amount of cash to the other party that corresponds to the value of such services, such value to be determined consistent with Nielsen’s internal accounting principles and practices applied with respect to such arrangements prior to Signing.

For any Shared Contracts that are customer contracts, the contract will be assigned to either Purchaser or a Purchased Company, if primarily related to Connect, or Nielsen or its subsidiaries (other than the Purchased Companies), if primarily related to the Retained Business, if so assignable, transferable or conveyable, at or prior to Closing. Until the expiration of the Shared Contract, the parties will cooperate to establish an agency type or similar arrangement reasonably satisfactory to both parties to provide each party the rights, claims, benefits and burdens of the portions of the Shared Contract relevant to Connect (in the case of Purchaser) or the Retained Business (in the case of Nielsen).

Guarantees

At or prior to Closing, Purchaser will use its reasonable best efforts to (i) arrange for substitute letters of credit, surety bonds, security deposits, guarantees or other contractual obligations to replace identified outstanding letters of credit, surety bonds, security deposits, guarantees and other contractual obligations entered into by or on behalf of Nielsen or any of its affiliates (other than the Purchased Companies) in connection with or relating to Connect or Purchased Companies (the “Connect Guarantees”) or (ii) assume all obligations under each Connect Guarantee, obtaining a full and irrevocable release of Nielsen and its affiliates (other than the Purchased

Companies) from the relevant counterparty. To the extent Nielsen or any of its affiliates (other than the Purchased Companies) incurs any cost or expense, or is required to make any payment, in connection with any Connect Guarantees after the Closing, Purchaser is required indemnify and hold harmless Nielsen and such affiliates against, and reimburse Nielsen and such affiliates for, all reasonable amounts paid out-of-pocket by Nielsen or such affiliates to the extent a result of (i) any such Connect Guarantee being drawn upon or (ii) Nielsen or any of its affiliates (other than the Purchased Companies) being required to perform under any such Connect Guarantee.

Internal Reorganization

Nielsen and its subsidiaries will take all actions reasonably necessary to effect and consummate the ongoing internal reorganization to separate Connect from the Retained Business in the manner set forth in the closing structure to the Stock Purchase Agreement, in accordance with applicable law and the organizational documents of Nielsen and each of its subsidiaries. Nielsen and its subsidiaries are obligated to reasonably consult with Purchaser and keep Purchaser reasonably informed on the state of the internal reorganization, and the material documentation implementing those actions must be reasonably satisfactory to both Nielsen and Purchaser. Nielsen may modify the closing structure, or modify or terminate the agreements implementing such structure, provided that it must receive Purchaser’s prior written consent to the extent such modification or termination has an adverse effect on Purchaser or the Purchased Companies as a whole. Nielsen and Purchaser will cooperate in good faith regarding any respect to any proposed modifications or terminations, and such modifications shall be incorporated into a revised and restated closing structure and revised restructuring agreements, as applicable.

Survival

The representations and warranties in the Stock Purchase Agreement (except for the Specified Representations) do not survive the Closing. The covenants and other agreements contained in the Stock Purchase Agreement that (i) are to be performed prior to the Closing do not survive, and will terminate at, the Closing and that (ii) are to be performed on or after the Closing survive the Closing until fully performed in accordance with their respective terms. The Specified Representations survive the Closing and terminate on the earlier of (a) the date on which Purchaser completes its audit of the financial statements of the Purchased Companies for the fiscal year ended December 31, 2021 and (b) April 15, 2022.

Indemnification

From and after the Closing, Nielsen is required to indemnify Purchaser for certain losses arising out of or resulting from (i) any liabilities arising out of or relating to Nielsen or its subsidiaries (other than the Purchased Companies) or the Retained Business, (ii) the internal reorganization, (iii) certain tax and litigation proceedings, (iv) certain taxes (see the section of this proxy statement entitled “—Tax Matters”), (v) certain indebtedness to the extent not fully reflected in the final determination of the purchase price and (vi) any breaches of or inaccuracies in the Specified Representations. These indemnification obligations are uncapped except with respect to indemnification of breaches of or inaccuracies in the Specified Representations, which is subject to a $5 million deductible and $50 million cap. In the event that the Purchaser R&W Insurance Policy would provide coverage with respect to any losses for which Purchaser may also be entitled to be indemnified by Nielsen in connection with any breaches of or inaccuracies in the Specified Representations, then Purchaser must also use reasonable best efforts to seek recovery against the Purchaser R&W Insurance Policy.

From and after the Closing, Purchaser is required to indemnify Nielsen for certain losses arising out of or resulting from (i) any liabilities arising out of or relating to the Purchased Companies or Business, (ii) the failure to pay any liability when due to the extent reflected in the determination of working capital or indebtedness of Connect and (iii) certain taxes (as described in “—Tax Matters” below). These indemnification obligations are uncapped.

Tax Matters

From and after the Closing, Nielsen will indemnify Purchaser for certain tax liabilities, including all taxes imposed on the internal reorganization to separate Connect from the Retained Business, taxes for which any of the Purchased Companies are liable for pre-Closing tax periods, and certain taxes for which any of the Purchased Companies are liable for post-Closing tax periods (generally to the extent such taxes (i) relate to the portion of a Shared Contract relating to the Retained Business, (ii) arise as a result of certain pre-Closing actions or transactions by Nielsen, or (iii) arise as a result of breaches of certain representations or covenants by Nielsen).

From and after the Closing, Purchaser will indemnify Nielsen for certain tax liabilities (generally to the extent such taxes (i) relate to the portion of a Shared Contract relating to Connect or (ii) arise as a result of certain post-Closing actions or transactions by Purchaser).

Nielsen and Purchaser are each responsible for fifty percent of any transfer taxes imposed on or payable in connection with the Transaction. The Stock Purchase Agreement contains certain covenants and agreements regarding tax matters, including tax elections, cooperation with respect to tax matters, preparation and filing of tax returns, allocation of tax refunds, and control of tax proceedings.

Amendments

The provisions of the Stock Purchase Agreement may only be amended or waived if such amendment or waiver is signed by both Nielsen and Purchaser, in the case of an amendment, or by the party against whom the waiver is to be enforced, in the case of a waiver. After the receipt of the Nielsen shareholder approval of the Transaction, any amendment that would require further approval of the Nielsen shareholders will be subject to the approval of the Nielsen shareholders. None of the provisions of the Stock Purchase Agreement relating to Purchaser’s debt financing sources may be amended, waiver or modified in any way adverse to the debt financing sources without their prior written consent.

Specific Performance

Nielsen and Purchaser agree that irreparable damage would occur if any of the provisions of the Stock Purchase Agreement were not performed in accordance with their specific terms and therefore each party will be entitled to specific performance of the terms of the Stock Purchase Agreement in addition to any other remedy to which it is entitled at law or in equity. Nielsen’s pursuit of specific performance will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which it may be entitled, including the right to pursue the Reverse Termination Fee; provided that Nielsen will not be entitled to receive both a grant of specific performance of the Closing and payment of the Reverse Termination Fee.

Governing Law

The Stock Purchase Agreement is governed by the laws of the State of Delaware, without regard to any conflict of law principles, except that matters relating to the duties of the Nielsen Board of Directors are governed by the laws of England.

Transaction Documents

Transition Services Agreement

In accordance with the terms of the Stock Purchase Agreement, Nielsen and Purchaser will enter into a transition services agreement (the “TSA”) at the Closing, pursuant to which each will provide certain services to the other. The services provided under the TSA will run for the periods of time set forth in the schedules to the TSA, up to two years following the Closing. Each of Nielsen and Purchaser may extend the term of services which they receive pursuant to the TSA by six months per service.

Intellectual Property Matters Agreement

In accordance with the terms of the Stock Purchase Agreement, Nielsen and Purchaser will enter into an intellectual property matters agreement (the “IPMA”) at the Closing, pursuant to which each of Nielsen and Purchaser will provide each other a worldwide, royalty-free license to certain intellectual property rights. With respect to patents, each party’s patent licenses will be (i) limited to the field of Connect and the Retained Business, respectively, and (ii) exclusive in their respective field of business for a period of five years following the Closing, as set forth in the IPMA, and will be non-exclusive following that time. With respect to copyrights and trade secrets, each party’s license will not be limited to their respective field of business.

Trademark License Agreement

In accordance with the terms of the Stock Purchase Agreement, Nielsen and Purchaser will enter into a trademark license agreement (the “TLA”) at the Closing, pursuant to which Nielsen will grant Purchaser a worldwide, royalty-free license to use certain Nielsen trademarks in all fields of business, other than a specified core Retained Business field, for 20 years following the Closing. The trademark license is non-exclusive, except that Purchaser will have the exclusive right to use the “Nielsen” standalone trademark and certain other Nielsen trademarks in a specified core Business field. Nielsen will also grant Purchaser the right to continue using “Nielsen” in certain core entity names for 20 years following the Closing.

Master Services Agreement

In accordance with the terms of the Stock Purchase Agreement, Nielsen and Purchaser will enter into a master services agreement (the “MSA”) at the Closing, pursuant to which each party will grant the other reciprocal licenses to certain data used in Connect and the Retained Business, respectively, as well as certain corresponding services related to such data, which are specified in the MSA, at agreed rates for up to five years following the Closing.

Reseller Agreement

In accordance with the terms of the Stock Purchase Agreement, Nielsen and Purchaser will enter into a reseller agreement at the Closing, pursuant to which each will be authorized to resell and distribute certain of the other party’s products and services for up to five years following the Closing.

Warrant Agreement

In accordance with the terms of the Stock Purchase Agreement, Nielsen and Purchaser will enter into a warrant agreement (the “Warrant Agreement”) at the Closing, pursuant to which Nielsen will be issued the Warrant Shares.

Exercisability and Exercise Price. The Warrant will be exercisable at any time, in whole or in part, by Nielsen prior to the 20th anniversary of the Closing, for a per Warrant Share exercise price (the “Exercise Price”) equal to three times the per share price paid by the Purchaser Sponsors to acquire common stock of the Issuer in connection with the Closing (the “Sponsor Per Share Price”), subject to customary anti-dilution provisions, including for distributions (other than customary tax distributions) by the Issuer following the Closing. The number of Warrant Shares that Nielsen will receive upon such exercise will be determined as of the Closing such that, were the per share value of the Warrant Shares equal to four times the Sponsor Per Share Price, the amount of (x) such per share value less the Exercise Price multiplied by (y) the number of Warrant Shares, would equal $100 million. The Warrant may be exercised through the payment of cash or through customary net exercise mechanics.

Redemption. The Warrant will be not be redeemable by either Nielsen or the Issuer.

Transferability. Prior to an initial public offering of the Issuer’s common stock, neither the Warrant nor the Warrant Shares may be transferred, directly or indirectly and in whole or in part, by Nielsen without the consent of the Issuer, other than to one or more subsidiaries of Nielsen.

Adjustments. Upon any merger, liquidation, dissolution, or winding up of the Issuer, (i) the Warrant will become exercisable for the securities, assets, or other property into which the shares of common stock of the Issuer are converted, or which the holders of the Issuer’s common stock have the right to receive, based on the number of Warrant Shares then issuable, and (ii) the exercise price of the Warrant will be adjusted as necessary to take into account the effect of any such transaction. Customary adjustments to the Warrant and the Warrant Shares will also be made in the event of any split, reverse split, combination, recapitalization, or other similar transaction affecting the common stock of the Issuer.

Change of Control. In connection with any change of control of the Issuer prior to an initial public offering of the Issuer’s common stock, Nielsen will have the right to participate, and the Issuer will have the right to require Nielsen to participate and to waive appraisal rights in connection therewith, in such transaction on a ratable basis with the other holders of the Issuer’s common stock.

Registration Rights. Following an initial public offering of the Issuer’s common stock, Nielsen will have customary piggyback registration rights with respect to registered offerings of the Issuer’s common stock. Nielsen will be required to enter into customary lock-up agreements in connection with such initial public offering and subsequent offerings.

Information Rights. Subject to customary confidentiality obligations, Nielsen will have the right to receive quarterly and annual financial statements in the same manner, and at the same time, as are provided to the senior lenders to Purchaser.

Opinion of Nielsen’s Financial Advisor

Pursuant to an engagement letter, Nielsen retained J.P. Morgan as its financial advisor in connection with a possible sale of Connect and to deliver a fairness opinion in connection with the Transaction.

At a meeting of the Nielsen Board of Directors held on October 29, 2020, J.P. Morgan rendered its oral opinion to the Nielsen Board of Directors that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid to Nielsen in the Transaction was fair, from a financial point of view, to Nielsen. J.P. Morgan confirmed its October 29, 2020 oral opinion by delivering its written opinion to the Nielsen Board of Directors, dated October 31, 2020, that, as of such date, the consideration to be paid to Nielsen in the Transaction was fair, from a financial point of view, to Nielsen.

The full text of the written opinion of J.P. Morgan, dated October 31, 2020, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Nielsen shareholders are urged to read the opinion in its entirety.

J.P. Morgan’s written opinion was addressed to the Nielsen Board of Directors (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction, was directed only to the consideration to be paid to Nielsen in the Transaction and did not address any other aspect of the Transaction. J.P. Morgan expressed no opinion as to the fairness of the consideration to the holders of any class of securities, creditors or other constituencies of Nielsen or as to the underlying decision by Nielsen to engage in the Transaction. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of J.P. Morgan’s written opinion. The opinion does not constitute a recommendation to any Nielsen shareholder as to how such shareholder should vote with respect to the Transaction or any other matter.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed the stock purchase agreement, including the term sheet containing the key terms of the Warrant Agreement;

•	reviewed certain publicly available business and financial information concerning Connect and the industries in which it operates;

•

compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•

compared the financial and operating performance of Connect with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of certain publicly traded securities of such other companies;

•

reviewed certain internal financial analyses and forecasted financial information prepared by Nielsen management relating to Connect (which are summarized under the section of this proxy statement entitled “Certain Financial Forecasts”); and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of management of Nielsen and Connect with respect to certain aspects of the Transaction, and the past and current business operations of Nielsen and Connect, the financial condition and future prospects and operations of Nielsen and Connect, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by Nielsen and Connect or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to J.P. Morgan’s engagement letter with Nielsen, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of Nielsen, Connect or Purchaser under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasted financial information provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the then best currently available estimates and judgments by Nielsen’s management as to the expected future results of operations and financial condition of Connect to which such analyses or forecasts relate. As discussed in the section of this proxy statement entitled “—Background of the Transaction,” for purposes of J.P. Morgan’s opinion and financial analyses, the Nielsen Board of Directors directed J.P. Morgan to apply an 80% weighting to the Trend with Cost Mitigants Case and a 20% weighting to the CIM Case (such forecasts resulting from such weightings, the “Board Direction Case”). J.P. Morgan expressed no view as to such analyses or forecasted financial information, the assumptions on which they were based or as to such weightings. J.P. Morgan also assumed that the Transaction and the other transactions contemplated by the Stock Purchase Agreement would have the tax consequences described in discussions with, and materials furnished to J.P. Morgan by, representatives of Nielsen and would be consummated as described in the Stock Purchase Agreement; that the definitive Stock Purchase Agreement would not differ in any material respects from the draft thereof furnished to J.P. Morgan; and that the terms of the Warrant Agreement would not differ in any material respects from the term sheet attached to the Stock Purchase Agreement and furnished to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by Nielsen and Purchaser in the Stock Purchase Agreement and the related agreements were and would be true and correct in all respects material to its analyses, that Nielsen would have no exposure under any indemnification obligations contained within the Stock Purchase Agreement or the related agreements in any amount material to its analysis, and that the purchase price adjustments set forth in the Stock Purchase Agreement would not result in any adjustments that would be material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Nielsen with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction would be obtained without any adverse effect on Nielsen or Connect or on the contemplated benefits of the Transaction.

The forecasted financial information furnished to J.P. Morgan was prepared by Nielsen’s management. Nielsen does not, as a matter of course, develop or publicly disclose long-term internal forecasted financial information of the type provided to J.P. Morgan in connection with J.P. Morgan’s analysis of the Transaction, and such forecasted financial information was not prepared with a view to public disclosure. This forecasted financial information was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of Nielsen’s management, including, without limitation, factors related to general economic conditions, accuracy of certain accounting assumptions, changes in actual or projected cash flows, competitive pressures, changes in tax laws and matters specific to the business of Connect. Accordingly, actual results could vary significantly from those set forth in such forecasted financial information. For more information regarding the use of the forecasted financial information and other forward-looking statements, please refer to the sections of this proxy statement entitled “Certain Financial Forecasts” and “Cautionary Statement Regarding Forward-Looking Statements.”

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion and that J.P. Morgan does not have any obligation to update, revise, or reaffirm its opinion. J.P. Morgan’s opinion was limited to the fairness, from a financial point of view, of the consideration to be paid to Nielsen in the Transaction, and J.P. Morgan expressed no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any class of securities, creditors or other constituencies of Nielsen or as to the underlying decision by Nielsen to engage in the Transaction. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the consideration to be paid to Nielsen in the Transaction or with respect to the fairness of any such compensation.

The terms of the Stock Purchase Agreement were determined through arm’s length negotiations between Nielsen and Purchaser, and the decision to enter into the Stock Purchase Agreement was solely that of the Nielsen Board of Directors. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Nielsen Board of Directors in its evaluation of the Transaction and should not be viewed as determinative of the views of the Nielsen Board of Directors or Nielsen’s management with respect to the Transaction or the consideration to be paid to Nielsen in the Transaction.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodology in rendering its oral opinion to the Nielsen Board of Directors on October 29, 2020 and contained in the presentation delivered to the Nielsen Board of Directors on that date in connection with the rendering of its opinion, and this summary does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and to understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description in the summary of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

Trading Multiples Analysis. Using publicly available information, J.P. Morgan compared selected financial data of Connect with similar data for publicly traded companies engaged in businesses which J.P. Morgan judged to be similar in certain respects to Connect or aspects thereof based on J.P. Morgan’s experience and its familiarity with the industries in which Connect operates. The companies selected by J.P. Morgan were as follows:

Information Services Companies

•	CoreLogic, Inc.

•	Ipsos Group S.A.

Ad Agency Companies

•	Omnicom Group Inc.

•	Publicis Groupe

•	WPP plc

•	The Interpublic Group of Companies, Inc.

•	Dentsu Inc.

These companies (“Selected Companies”) were selected, among other reasons, because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Connect based on business sector participation and financial metrics. However, none of the Selected Companies reviewed is identical to Connect, and the Selected Companies may have financial characteristics that are materially different from those of Connect.

Using publicly available information, J.P. Morgan calculated the multiple of firm value for Nielsen on an unaffected basis as of October 26, 2020, prior to news reports regarding a potential sale of Connect, and for each Selected Company as of October 28, 2020 (except for CoreLogic, Inc., which is shown on an unaffected basis as of June 25, 2020, prior to the public announcement of an unsolicited takeover bid) to published equity research consensus estimates that J.P. Morgan obtained from FactSet Research Systems and company filings for adjusted EBITDA (calculated as earnings before interest, taxes, depreciation and amortization) after stock-based compensation for calendar year 2021 (“FV/CY 2021E EBITDA”). This analysis indicated the following FV/CY 2021E EBITDA multiples:

FV/CY 2021E EBITDA
Nielsen	7.0x

Selected Companies	FV/CY 2021E EBITDA
Information Services Companies
CoreLogic, Inc.	11.8x
Ipsos Group, S.A.	5.8x

Ad Agency Companies
Omnicom Group Inc.	6.1x
Publicis Groupe	5.5x
WPP plc	5.6x
The Interpublic Group of Companies, Inc.	7.1x
Dentsu Inc.	6.4x

Based on the results of this analysis and other factors that J.P. Morgan considered appropriate based on J.P. Morgan’s experience, J.P. Morgan selected a multiple reference range for FV/CY 2021E EBITDA of 5.5x – 6.0x. This multiple range was then applied to Connect’s estimated adjusted EBITDA after stock-based compensation for calendar year 2021 as provided in the Board Direction Case, which indicated an implied firm value of Connect of $2.2 billion to $2.4 billion.

Discounted Cash Flow Analysis. J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the implied firm value of Connect. A discounted cash flow analysis is a method of evaluating an asset by estimating the future unlevered cash flows generated by an asset and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” “Unlevered free cash flows” refers to a calculation of the future cash flows generated by an asset without including in such calculation any debt servicing costs. “Present value” refers to the current value of the cash flows generated by the asset and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions, estimates of risk, the opportunity cost of capital and other appropriate factors. “Terminal value” refers to the present value of all future cash flows generated by the asset for periods beyond the periods presented in the forecasted financial information.

J.P. Morgan used the unlevered free cash flows that Connect is expected to generate during calendar year 2020 and through calendar year 2024 based upon the Board Direction Case. J.P. Morgan treated stock-based compensation as a cash expense in the unlevered free cash flows calculation for purposes of its discounted cash flow analysis, as stock-based compensation is viewed as a true economic expense of the business. J.P. Morgan also calculated a range of terminal values for Connect at the end of calendar year 2024 by applying terminal growth rates ranging from 0.0% to 1.0% to the unlevered free cash flows of Connect in 2024. The unlevered free cash flows and the range of terminal values were then discounted to present values using a range of discount rates from 8.75% to 9.75%, which was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of Connect. The present value of the unlevered free cash flows and the range of terminal values indicated an implied firm value of Connect, based on the Board Direction Case, of $2.1 billion to $2.7 billion.

Transaction Multiples Analysis. Using publicly available information, J.P. Morgan examined selected transactions involving target companies engaged in businesses which J.P. Morgan judged to be similar to Connect or aspects thereof based on J.P. Morgan’s experience and its familiarity with the industries in which Connect operates.

For each of the selected transactions, J.P. Morgan calculated the firm value implied for the target company in such transaction as a multiple of estimates for the target company’s EBITDA (calculated as earnings before interest, taxes, depreciation and amortization) based on company filings, sell-side equity research estimates, information obtained from Dealogic and FactSet Research Systems and public news sources for the 12-month period prior to the announcement of the applicable transaction (“FV/LTM EBITDA”). The transactions considered and the FV/LTM EBITDA multiples calculated by J.P. Morgan are as follows:

Month/Year Announced	Target	Acquirer	FV/LTM EBITDA
December 2013	Valassis Communications, Inc.	MacAndrews & Forbes Holdings Inc.	7.2x
December 2016	GfK SE	KKR & Co., Inc.	9.0x
December 2016	Neustar Inc.	Golden Gate Capital	6.5x
April 2019	Epsilon	Publicis Groupe	8.2x
July 2019	Kantar Group	Bain Capital	8.2x

Based on the results of this analysis and other factors that J.P. Morgan considered appropriate based on J.P. Morgan’s experience, J.P. Morgan selected a multiple reference range for FV/LTM EBITDA of 6.5x – 9.0x. This multiple range was then applied to Connect’s adjusted EBITDA after stock-based compensation for the 12-month period ending September 30, 2020, which indicated an implied firm value of Connect of $2.1 billion to $2.9 billion.

Warrant. As part of calculating aggregate consideration payable in connection with the Transaction, J.P. Morgan determined the present value of the Warrant by performing a hypothetical leveraged buyout analysis to determine the price at which Advent might effect an exit of Connect at the end of 2024. Assuming an EBITDA exit multiple of 7.0x at the end of 2024 and a discount rate based on Connect’s cost of equity equal to 12.0%, J.P. Morgan calculated the implied exit equity value of the Warrant and estimated a present value of $6 million for the Warrant.

Other Information

Alternative Trading Multiples Analysis. For reference only and not as a component of its fairness analyses, using publicly available information, J.P. Morgan calculated the multiple of firm value for Nielsen on an unaffected basis as of October 26, 2020, prior to news reports regarding a potential sale of Connect, and for each Selected Company as of October 28, 2020 (except for CoreLogic, Inc., which is shown on an unaffected basis as of June 25, 2020, prior to the public announcement of an unsolicited takeover bid) to published equity research consensus estimates that J.P. Morgan obtained from FactSet Research Systems and company filings for adjusted EBITDA after stock-based compensation minus capital expenditures for calendar year 2021 (“FV/CY 2021E EBITDA—Capex”). This analysis indicated the following FV/CY 2021E EBITDA—Capex multiples:

FV/CY 2021E EBITDA – Capex
The Company	9.6x
Selected Companies	FV/CY 2021E EBITDA – Capex
Information Services Companies
CoreLogic, Inc.	14.4x
Ipsos Group, S.A.	6.7x

Ad Agency Companies
Omnicom Group Inc.	6.5x
Publicis Groupe	6.3x
WPP plc	6.7x
The Interpublic Group of Companies, Inc.	8.3x
Dentsu Inc.	7.9x

Based on the results of this analysis and other factors that J.P. Morgan considered appropriate based on J.P. Morgan’s experience, J.P. Morgan selected a multiple reference range for FV/CY 2021E EBITDA—Capex of 6.0x—7.0x. This multiple range was then applied to Connect’s estimated adjusted EBITDA after stock-based compensation minus capital expenditures for calendar year 2021 as provided in the Board Direction Case, which indicated an implied firm value of Connect of $1.3 billion to $1.5 billion.

Equity Research Analyst Valuations. For reference only and not as a component of its fairness analyses, J.P. Morgan reviewed certain publicly available equity research analyst valuations for the firm value of Connect as of certain dates in 2020. J.P. Morgan noted that the range of such valuations was $1.6 billion to $3.8 billion, with a median valuation of $2.1 billion.

Miscellaneous. The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data considered or presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of Connect. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to Connect, and none of the selected transactions reviewed was identical to the Transaction. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of Connect. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the Transaction. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Connect and the transactions compared to the Transaction.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise Nielsen with respect to the Transaction on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Nielsen and Connect and the industries in which they operate.

For services rendered in connection with the Transaction and the delivery of its opinion, Nielsen has agreed to pay J.P. Morgan a fee of approximately $25 million, of which $8 million was paid to J.P. Morgan in October 2020, $3 million became payable upon delivery of the opinion and the remainder will be payable only upon the completion of the Transaction. In addition, Nielsen has agreed to reimburse J.P. Morgan for its reasonable and documented costs and expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Nielsen and affiliated entities of Advent, for which J.P. Morgan and such affiliates have received, or will receive, customary compensation. Such services during such period have included acting as joint lead arranger and joint lead bookrunner on Nielsen’s term and revolving credit facilities, which closed in June and July of 2020, joint lead bookrunner of an offering of debt securities of Nielsen, which closed in September 2020 and as financial advisor to Nielsen in connection with Nielsen’s strategic planning and as joint lead arranger and bookrunner, sole or joint lead bookrunner and financial advisor on various credit facilities, debt securities offerings and investment banking transactions for affiliate entities of Advent unrelated to the Transaction. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of affiliated entities of Advent, for which it receives customary compensation or other financial benefits. During the two year period preceding delivery of its opinion, the aggregate fees received by J.P. Morgan from Nielsen were approximately $20 million and from Advent were approximately $45 million. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 2% of the outstanding ordinary shares of Nielsen. In the ordinary course of J.P. Morgan’s businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of Nielsen for the accounts of J.P. Morgan’s and its affiliates or for the accounts of customers and, accordingly, J.P. Morgan and its affiliates may at any time hold long or short positions in such securities or other financial instruments.

Certain Financial Forecasts

Nielsen does not, as a matter of course, develop or publicly disclose long-term projections due to, among other reasons, the unpredictability and uncertainty of the underlying assumptions and estimates. However, at the Nielsen Board of Directors’ request, in connection with its review of strategic alternatives, Nielsen’s management prepared five years of forecasted financial information for Connect which included Nielsen’s operating plan for the fiscal year ending December 31, 2020, adjusted for the impacts of the COVID-19 pandemic, various restructuring and separation costs, and updated corporate allocations, all as understood at the time. Such forecasted financial information was presented to and reviewed by the Nielsen Board of Directors at a meeting of the Nielsen Board of Directors held on April 16, 2020, and was thereafter provided (with certain assumptions and adjustments refined) to potential bidders as part of a confidential information memorandum in connection with their due diligence review of a potential transaction with respect to Connect (the “CIM Case”).

In addition, at Nielsen Board of Directors’ request during the course of its evaluation of a potential transaction involving Connect, Nielsen’s management prepared three additional forecasted financial information cases for Connect using a range of different assumptions, which cases, together with the CIM Case, were presented to and reviewed by the Nielsen Board of Directors at meetings of the Finance Committee held on October 5, 2020 and October 20, 2020 and of the Nielsen Board of Directors held on October 8, 2020, October 25, 2020 and October 29, 2020. These cases differed from the CIM Case as follows:

•

Trend Case: A variation on the CIM Case that, based on the historical and most recent revenue trends of Connect, contemplated $1 billion less in revenue on a cumulative basis for the 2021 to 2024 fiscal years as compared to the CIM Case and minimal increases in standalone adjusted EBITDA margins for Connect (this case was first presented as a “downside” case, reflecting that it represented a downside scenario compared to the CIM case, but was subsequently referred to as the Trend Case);

•

Trend with Cost Mitigants Case: A variation of the Trend Case contemplating the mitigation of the profitability impact of the lower revenue growth contemplated by the Trend Case with approximately $275 million of cost saving measures on a cumulative basis for the 2021 to 2024 fiscal years (this case was first presented as a “downside with cost mitigants” case, but was subsequently referred to as the Trend with Cost Mitigants Case); and

•

Upside Case: A variation on the CIM Case contemplating $1.1 billion of total incremental revenue for the 2021 to 2024 fiscal years and increases in standalone adjusted EBITDA margins for Connect that could potentially result, if successful, from the future pursuit of new business initiatives not yet developed or reflected in Connect historical performance.

After reviewing and discussing the cases, at a meeting of the Nielsen Board of Directors held on October 25, 2020, the Nielsen Board of Directors determined that J.P. Morgan should apply an 80% weighting to the Trend with Cost Mitigants Case and a 20% weighting to the CIM Case (such weighted blend, the “Board Direction Case,” and together with the CIM Case, the Trend Case, the Trend with Cost Mitigants Case and the Upside Case, the “Cases”) in performing its financial analysis of the purchase price to be paid by Advent to Nielsen in connection with the Transaction, which financial analysis was presented to the Nielsen Board of Directors by J.P. Morgan and is summarized in Annex B of this proxy statement. The Board Direction Case was reviewed by Nielsen’s management and J.P. Morgan with, and considered by, the Nielsen Board of Directors in connection with its evaluation, recommendation, and approval of the Transaction.

The Cases were not prepared with a view to public disclosure and the summary thereof is included in this proxy statement only because such information was made available as described above. The Cases were not prepared with a view to compliance with GAAP, the published guidelines of the SEC regarding projections and forward-looking statements, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, Ernst & Young LLP, our independent registered public accounting firm, has not examined, reviewed, compiled, or otherwise applied procedures to, the Cases and, accordingly, assumes no responsibility for, and expresses no opinion on, them. The Ernst & Young LLP report on the combined financial statements of Connect, included in the Index to the Financial Statements, relates to Connect’s historical financial information. It does not extend to the Cases and should not be read to do so. The Cases were prepared solely for internal use of Nielsen and J.P. Morgan and are subjective in many respects.

Although the Cases are presented with numerical specificity, they reflect numerous assumptions and estimates as to future events that our management believed were reasonable at the time the Cases were prepared, taking into account the relevant information available to our management at the time. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. Important factors that may affect actual results and cause the Cases not to be achieved include general economic conditions, prevailing interest rates, accuracy of certain accounting assumptions, changes in actual or projected cash flows, competitive pressures, changes in tax laws and matters specific to the business of Connect. The Cases are forward-looking statements and should be read in conjunction with the section of this proxy statement entitled “Cautionary Statement Regarding Forward-Looking Statements.” In addition, the Cases do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the Transaction. As a result, there can be no assurance that the Cases will be realized, and actual results may be materially better or worse than those contemplated in the Cases. The inclusion of this information should not be regarded as an indication that the Nielsen Board of Directors, Nielsen, J.P. Morgan or any other recipient of this information considered, or now considers, that actual future results will necessarily reflect the Cases. The Cases are not included in this proxy statement in order to induce any Nielsen shareholder to vote in favor of the Transaction Proposal or any of the other proposals to be voted on at the Nielsen special meeting or to influence any Nielsen shareholder to make any investment decision with respect to the Transaction.

The Cases should be evaluated, if at all, in conjunction with the combined financial statements of Connect and other information regarding Nielsen contained in our public filings with the SEC.

Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility, to update or otherwise revise any of the Cases to reflect circumstances existing after the date the Cases were prepared or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any of the assumptions underlying any of the Cases are shown to be in error.

In light of the foregoing factors and the uncertainties inherent in the Cases, Nielsen shareholders are cautioned not to unduly rely on any of the Cases included in this proxy statement.

Certain of the measures included in the Cases may be considered non-GAAP financial measures, as noted below. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Nielsen may not be comparable to similarly titled amounts used by other companies.

The following tables summarize the Cases:

Revenue (Dollars in millions)	2020E	2021E	2022E	2023E	2024E
Board Direction Case	$3,000	$2,979	$3,048	$3,140	$3,251
CIM Case	$3,000	$3,072	$3,209	$3,375	$3,541
Trend Case	$3,000	$2,956	$3,008	$3,081	$3,178
Trend with Cost Mitigants Case	$3,000	$2,956	$3,008	$3,081	$3,178
Upside Case	$3,000	$3,203	$3,449	$3,716	$3,948

Adjusted Standalone EBITDA (Post-SBC) (Dollars in millions)	2020E	2021E	2022E	2023E	2024E
Board Direction Case	$371	$398	$433	$471	$531
CIM Case	$371	$460	$514	$557	$648
Trend Case	$371	$354	$358	$366	$392
Trend with Cost Mitigants Case	$371	$382	$413	$449	$502
Upside Case	$371	$508	$608	$692	$817

Free Cash Flow (Dollars in millions)	2020E	2021E	2022E	2023E	2024E
Board Direction Case	$(83)	$24	$86	$139	$193
CIM Case	$(83)	$106	$168	$226	$296
Trend Case	$(83)	$(4)	$39	$70	$97
Trend with Cost Mitigants Case	$(83)	$3	$66	$118	$167
Upside Case	$(83)	$136	$229	$318	$413

Regulatory Approvals

HSR Clearance. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules and regulations promulgated thereunder, certain transactions, including the Transaction, may not be completed until notifications have been given and information furnished to the Antitrust Division of the U.S. Department of Justice (“DOJ”) and to the United States Federal Trade Commission (“FTC”) and all statutory waiting period requirements have been satisfied. On November 10, 2020, Nielsen and Purchaser filed their respective Notification and Report Forms with the DOJ and the FTC. On December 1, 2020, the FTC granted early termination of the waiting period under the HSR Act.

At any time before or after the expiration of the statutory waiting periods under the HSR Act, or before or after the Closing, the DOJ or the FTC may take action under the antitrust laws, including seeking to enjoin the completion of the Transaction, to rescind the Transaction or to conditionally permit completion of the Transaction subject to regulatory conditions or other remedies. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the Transaction or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. Although neither Nielsen nor Purchaser believes that the Transaction will violate the antitrust laws, there can be no assurance that a challenge to the Transaction on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Other Approvals. Completion of the Transaction is subject to the receipt of other regulatory approvals, including the receipt of certain antitrust clearance and/or approvals including in Brazil, China, the European Union, and Mexico, and certain foreign investment clearances and/or approvals including Australia.

There can be no assurance that all of the required regulatory approvals that might be required to consummate the Transaction will be sought or obtained and, if obtained, there can be no assurance as to the timing of any such approvals, the parties ability to obtain the approvals on satisfactory terms, or that such regulatory bodies or private parties will not seek to take legal action to enjoin the completion of the Transaction. Although neither Nielsen nor Purchaser believes that the Transaction will violate the antitrust or foreign investment laws of any jurisdiction, there can be no assurance that a challenge to the Transaction on such grounds will not be made or, if such a challenge is made, that it would not be successful.

Interests of Nielsen Directors and Executive Officers in the Transaction

In considering the recommendations of the Nielsen Board of Directors with respect to the Transaction Proposal, the Nielsen shareholders should be aware that certain directors and executive officers of Nielsen may have interests in the Transaction that may be different from or in addition to the interests of the Nielsen shareholders generally. The Nielsen Board of Directors was aware of these interests and considered them, among other matters, in approving the Transaction Documents and in recommending that you approve the Transaction Proposal. These interests are described in more detail below, and certain of them are quantified in the narrative below. The amounts reported below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date.

The Company’s executive officers are as follows:

Name of Executive Officer	Position
David Kenny	Chief Executive Officer
George Callard	Chief Legal and Corporate Affairs Officer
Christopher Taft	Senior Vice President and Corporate Controller
Laurie Lovett	Chief Human Resources Officer
David Rawlinson	Chief Executive Officer, Global Connect
Linda Zukauckas	Chief Financial Officer

Treatment of Nielsen Equity Awards

With the exception of equity awards held by Connect employees, each Nielsen equity award granted under the Nielsen Stock Plans, as applicable, will not be impacted by the Transaction and will continue to be an award of Nielsen ordinary shares following the Closing, subject to the same terms and conditions that were applicable to such awards before the Closing. Each of the Company’s executive officers, with the exception of Mr. Rawlinson, hold equity awards that will not be impacted by the Transaction.

Nielsen equity awards granted to Connect employees under the Nielsen Stock Plans will, pursuant to the Stock Purchase Agreement, receive the following treatment:

Tier I Connect Employees. All outstanding Nielsen equity awards granted to Connect employees who are considered Tier I Connect employees will remain outstanding following the Closing and will be eligible to be assumed or substituted by Purchaser, subject to terms and conditions determined by Purchaser. The Tier I Connect employees are the one hundred Connect employees with the highest 2020 total compensation. Mr. Rawlinson is considered a Tier I Connect employee and he currently holds restricted stock units covering 187,300 Nielsen ordinary shares and performance-based restricted stock units covering 223,880 Nielsen ordinary shares, which will remain outstanding and eligible to be assumed or substituted by Purchaser following the Closing.

All Other Connect Employees. All outstanding Nielsen equity awards granted to Connect employees who are not considered Tier I Connect employees will become vested in full, effective immediately prior to the Closing, assuming achievement at not less than target in the event of any award subject to performance-based vesting conditions.

Future Arrangements

It is possible that Connect employees, including Mr. Rawlinson, will enter into new compensation arrangements with Purchaser. Those arrangements may include, among other things, agreements regarding future terms of employment, the right to receive equity or equity-based awards of Purchaser and/or to receive retention bonus awards. Any of these types of arrangements are currently expected to be entered into at or after the Closing, if at all. There can be no assurance that the applicable parties will reach an agreement on any terms, or at all.

D&O Indemnification and Insurance

On or prior to the Closing, Nielsen may (and if Purchaser requests, shall use its reasonable best efforts to) purchase, with Purchaser’s consent and at Purchaser’s expense, a six-year “tail” prepaid officers’ and directors’ liability insurance policy (“D&O insurance”) providing for an aggregate annual coverage of at least $160 million in respect of acts or omissions occurring prior to the Closing covering the current and former directors, officers, individual partners, members or managers of any of the Purchased Companies (“D&O indemnitees”). Purchaser may also purchase such D&O insurance itself, or cause each of the Purchased Companies to maintain the D&O insurance for the six-year tail period.

Following the Closing, Purchaser will, and will cause each of the Purchased Companies to, indemnify, defend and hold harmless the D&O indemnitees to the fullest extent permitted under applicable law with respect to all acts or omissions taken by them in their relevant capacities, or at the request of any Purchased Company at any time at or prior to Closing.

Certain U.S. Federal Income Tax Consequences of the Transaction; UK Tax Matters

The following discussion is a summary of certain U.S. federal income tax consequences of the Transaction. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, applicable

Treasury regulations promulgated thereunder, judicial opinions and published positions of the Internal Revenue Service, all as in effect as of the date hereof. Such authorities are subject to change or differing interpretations at any time, possibly with retroactive effect, and any such change or interpretation could affect the accuracy of the statements in this proxy statement. This discussion does not address any U.S. federal tax considerations other than those relating to income tax (e.g., estate and gift taxes), nor does it address any state, local or foreign tax considerations or any tax reporting requirements.

The Transaction will not result in any immediate U.S. federal income tax consequences to the Nielsen shareholders.

A portion of the Transaction will be taxable to Nielsen for U.S. federal income tax purposes.

The following discussion of certain UK tax consequences of the Transaction is based on UK tax law and published practice of HM Revenue & Customs as of the date hereof. Such authorities are subject to change or differing interpretations at any time, possibly with retroactive effect, and any such change or interpretation could affect the accuracy of the statements in this proxy statement.

The Transaction will not result in any immediate UK tax consequences to the Nielsen shareholders.

The Transaction is not expected to result in any immediate UK tax consequences to Nielsen.

Accounting Treatment

The Transaction is expected to be accounted for as a sale of a business. The results of operations of Connect will be treated as discontinued operations.

Required Vote

The affirmative vote of the holders of a majority of Nielsen ordinary shares present (online or by proxy) at the Nielsen special meeting is required to approve the Transaction Proposal.

No Appraisal Rights

Under UK law, holders of Nielsen ordinary shares do not have appraisal or dissenters’ rights with respect to the Transaction or any of the other transactions described in this proxy statement.

Financial Information

Financial Statements of Nielsen and Connect

See the section of this proxy statement entitled “Index to Financial Statements of Connect” for the audited financial statements of Connect for the years ended December 31, 2019 and December 31, 2018, as well as the unaudited interim financial statements of Connect for the nine month period ended September 30, 2020.

The audited historical financial statements of Nielsen and its subsidiaries for the years ended December 31, 2019 and December 31, 2018 are contained in Nielsen’s Annual Report on Form 10-K for the year ended December 31, 2019, and are incorporated by reference into this proxy statement. The unaudited historical financial statements of Nielsen and its subsidiaries for the nine months ended September 30, 2020 are contained in Nielsen’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, and are incorporated by reference into this proxy statement.

Unaudited Pro Forma Condensed Consolidated Financial Information of Nielsen

The unaudited pro forma condensed consolidated financial statements of Nielsen presented below have been derived from the historical consolidated financial statements of Nielsen included or incorporated by reference elsewhere in this proxy statement. While the historical consolidated financial statements of Nielsen reflect the past financial results of the Nielsen business, this pro forma information gives effect to the Transaction and presents Connect on a stand-alone basis as included in the combined financial statements of Connect with the required adjustments to present Connect on an ASC 205 – Presentation of Financial Statements (“ASC 205”) basis. The financial information presented in accordance with ASC 205 excludes attributions, allocations and other carve-out adjustments. The unaudited pro forma condensed consolidated financial statements of Nielsen should be read in conjunction with the accompanying notes thereto. The pro forma adjustments to reflect the Transaction include but are not limited to:

•

the separation of the operations, assets (including the equity interests of certain subsidiaries) and liabilities related to Connect from Nielsen and the transfer of those assets (including the equity interests of certain subsidiaries) and liabilities to the Purchased Companies;

•	the impact of, and transactions contemplated by, the Stock Purchase Agreement and the other Transaction Documents such as the MSA and TSA; and

•	the effect of Nielsen’s anticipated capital structure after the Closing, including the retirement of approximately $2,000 million of debt with the proceeds from the Transaction.

The pro forma adjustments are based on available information and assumptions that Nielsen’s management believes are reasonable. However, such adjustments are estimates and may not prove to be accurate. The unaudited pro forma condensed consolidated financial statements of Nielsen include certain adjustments to give effect to events that are (1) directly attributable to the Transaction and the Transaction Documents, (2) factually supportable and (3) with respect to the statement of operations, expected to have a continuing impact on Nielsen, as applicable.

The unaudited pro forma condensed consolidated statements of operations of Nielsen for the fiscal years ended December 31, 2019 and December 31, 2018 and nine-month period ended September 30, 2020 have been prepared as though the Closing occurred on January 1, 2018. The unaudited pro forma condensed consolidated balance sheet of Nielsen as of September 30, 2020 has been prepared as though the Closing occurred on September 30, 2020. The unaudited pro forma condensed consolidated financial statements of Nielsen are for illustrative purposes only, do not reflect what Nielsen’s financial position and results of operations would have been had the Closing occurred on the dates indicated, are not necessarily indicative of Nielsen’s future financial position and future results of operations and do not reflect all actions that may be taken by Nielsen after the Closing. For example, the unaudited pro forma condensed consolidated statements of operations do not reflect incremental costs we expect to incur to reposition the Retained Business following the Closing. These incremental costs primarily relate to dis-synergies from losing certain benefits of scale as a result of the separation of Connect from Nielsen in the form of vendor discounts, international finance operations and other functions.

The unaudited pro forma condensed consolidated financial statements of Nielsen should be read in conjunction with Nielsen’s historical financial information incorporated by reference into this proxy statement. The unaudited pro forma condensed consolidated financial statements of Nielsen constitute forward-looking information and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. See the sections of this proxy statement entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

Unaudited Pro Forma Condensed Consolidated Statement of Operations of Nielsen

For the Nine Months Ended September 30, 2020

(in millions, except per share amounts)	Historical	Condensed Combined Statement of Operations of Connect (A)	Discontinued Operations Adjustments (B)	Notes	Pro Forma Adjustments	Notes		Pro Forma Nielsen
Revenues	$4,618	$(2,129)	$—		$1	(D	)	$2,490

Cost of revenues, exclusive of depreciation and amortization shown separately below	2,048	(1,135)	3	(i)	11	(D	)	927
Selling, general and administrative expenses, exclusive of depreciation and amortization shown separately below	1,417	(820)	(54)	(i) (ii)	1	(C (E	) )	544
Depreciation and amortization	655	(218)	(16)	(iv)	—			421
Impairment of goodwill and other long-lived assets	53	(4)	—		—			49
Restructuring charges	145	(104)	—		—			41

Operating income/(loss)	300	152	67		(11)			508

Interest income	1	—	—		—			1
Interest expense	(277)	1	26	(viii)	30	(G	)	(220)
Foreign currency exchange transaction gains/(losses), net	(6)	1	14	(viii)	—			9
Other income/(expense), net	(5)	(12)	3	(v)	—			(14)

Income/(loss) from continuing operations before income taxes	13	142	110		19			284
Benefit/(provision) for income taxes	(42)	19	(43)	(iii)	(3)	(H	)	(69)

Net income/(loss) from continuing operations	(29)	161	67		16			215
Net income/(loss) from continuing operations attributable to noncontrolling interests	12	(1)	—		—			11

Net income/(loss) from continuing operations attributable to Nielsen shareholders	$(41)	$162	$67		$16			$204

Net income/(loss) per ordinary share, basic
Net income/(loss) attributable to Nielsen shareholders	$(0.11)							$0.57
Net income/(loss) per share ordinary share, diluted
Net income/(loss) attributable to Nielsen shareholders	$(0.11)							$0.57
Weighted-average ordinary shares outstanding, basic	356,661,167							356,661,167
Dilutive ordinary shares	—							1,162,553

Weighted-average ordinary shares outstanding, diluted	356,661,167							357,823,720

Refer to accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements of Nielsen

Unaudited Pro Forma Condensed Consolidated Statement of Operations of Nielsen

For the Year Ended December 31, 2019

(in millions, except per share amounts)	Historical	Combined Statement of Operations of Connect (A)	Discontinued Operations Adjustments (B)	Notes	Pro Forma Adjustments	Notes		Pro Forma Nielsen
Revenues	$6,498	$(3,057)	$—		$1	(D	)	$3,442

Cost of revenues, exclusive of depreciation and amortization shown separately below	2,822	(1,653)	22	(i)	15	(D	)	1,206
Selling, general and administrative expenses, exclusive of depreciation and amortization shown separately below	1,929	(1,086)	42	(i)	1	(C (E	) )	886
Depreciation and amortization	756	(249)	(44)	(iv)	—			463
Impairment of goodwill and other long-lived assets	1,004	(1,004)	—		—			—
Restructuring charges	80	(50)	—		—			30

Operating income/(loss)	(93)	985	(20)		(15)			857

Interest income	6	—	—		—			6
Interest expense	(397)	1	43	(iv) (viii)	42	(G	)	(311)
Foreign currency exchange transaction gains/(losses), net	(10)	1	(4)	(viii)	—			(13)
Other income/(expense), net	(169)	94	(2)	(v)	—			(77)

Income/(loss) from continuing operations before income taxes	(663)	1,081	17		27			462
Benefit/(provision) for income taxes	260	(185)	74	(iii)	(5)	(H	)	144

Net income/(loss) from continuing operations	(403)	896	91		22			606
Net income/(loss) from continuing operations attributable to noncontrolling interests	12	—	—		—			12

Net income/(loss) from continuing operations attributable to Nielsen shareholders	$(415)	$896	$91		$22			$594

Net income/(loss) per ordinary share, basic
Net income/(loss) attributable to Nielsen shareholders	$(1.17)							$1.67
Net income/(loss) per ordinary share, diluted
Net income/(loss) attributable to Nielsen shareholders	$(1.17)							$1.66
Weighted-average ordinary shares outstanding, basic	355,731,862							355,731,862
Dilutive ordinary shares	—							1,099,853

Weighted-average ordinary shares outstanding, diluted	355,731,862							356,831,715

Refer to accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements of Nielsen

Unaudited Pro Forma Condensed Consolidated Statement of Operations of Nielsen

For the Year Ended December 31, 2018

(in millions, except per share amounts)	Historical	Combined Statement of Operations of Connect (A)	Discontinued Operations Adjustments (B)	Notes	Pro Forma Adjustments	Notes		Pro Forma Nielsen
Revenues	$6,515	$(3,138)	$—		$1	(D	)	$3,378

Cost of revenues, exclusive of depreciation and amortization shown separately below	2,805	(1,624)	48	(i)	15	(D	)	1,244
Selling, general and administrative expenses, exclusive of depreciation and amortization shown separately below	1,958	(1,214)	43	(i)	1	(C (E	) )	788
Depreciation and amortization	675	(212)	(33)	(iv)	—			430
Impairment of goodwill and other long-lived assets	1,413	(1,412)	—		—			1
Restructuring charges	139	(100)	—		—			39

Operating income/(loss)	(475)	1,424	(58)		(15)			876

Interest income	8	—	—		—			8
Interest expense	(394)	2	40	(viii)	41	(G	)	(311)
Foreign currency exchange transaction gains/(losses), net	(16)	(1)	(6)	(viii)	—			(23)
Other income/(expense), net	(5)	(3)	(2)	(v)	—			(10)

Income/(loss) from continuing operations before income taxes	(882)	1,422	(26)		26			540
Benefit/(provision) for income taxes	182	15	(14)	(iii)	(5)	(H	)	178

Net income/(loss) from continuing operations	(700)	1,437	(40)		21			718
Net income/(loss) from continuing operations attributable to noncontrolling interests	12	—	—		—			12

Net income/(loss) from continuing operations attributable to Nielsen shareholders	$(712)	$1,437	$(40)		$21			$706

Net income/(loss) per ordinary share, basic
Net income/(loss) attributable to Nielsen shareholders	$(2.00)							$1.99
Net income/(loss) per ordinary share, diluted
Net income/(loss) attributable to Nielsen shareholders	$(2.00)							$1.98
Weighted-average ordinary shares outstanding, basic	355,601,564							355,601,564
Dilutive ordinary shares	—							788,622

Weighted-average ordinary shares outstanding, diluted	355,601,564							356,390,186

Refer to accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements of Nielsen.

Unaudited Pro Forma Condensed Consolidated Balance Sheet of Nielsen

As of September 30, 2020

(in millions)	Historical	Condensed Combined Balance Sheet of Connect (A)	Discontinued Operations Adjustments (B)	Notes	Pro Forma Adjustments	Notes		Pro Forma Nielsen
Assets:
Current assets
Cash and cash equivalents (I)	$2,250	$—	$(118)	(vii)	$380	(G	)	$2,512
Trade and other receivables, net of allowances for doubtful accounts and sales returns	1,094	(645)	—		—			449
Prepaid expenses and other current assets	434	(154)	(34)	(iii)	—			246

Total current assets	3,778	(799)	(152)		380			3,207
Non-current assets
Property, plant and equipment, net	390	(156)	—		—			234
Operating lease right-of-use asset	369	(212)	—		—			157
Goodwill	6,010	(350)	—		—			5,660
Other intangible assets, net	4,634	(2,059)	1,218	(vi)	—			3,793
Deferred tax assets	288	(195)	(53)	(iii)	—			40
Other non-current assets	306	(129)	—		—			177

Total assets	$15,775	$(3,900)	$1,013		$380			$13,268

Liabilities and equity:
Current liabilities
Accounts payable and other current liabilities	$1,161	$(643)	$—		$—			$518
Deferred revenues	324	(203)	—		—			121
Income tax liabilities	51	—	23	(iii)	—			74
Current portion of long-term debt, finance lease obligations and short-term borrowings (I)	1,885	(18)	—		—			1,867

Total current liabilities	3,421	(864)	23		—			2,580
Non-current liabilities
Long-term debt and finance lease obligations	8,125	(23)	(1,252)	(viii)	(748)	(G	)	6,102
Deferred tax liabilities	1,004	(543)	224	(iii)	—			685
Operating lease liabilities	363	(216)	—		—			147
Other non-current liabilities	642	(245)	29	(iii)	—			426

Total liabilities	13,555	(1,891)	(976)		(748)			9,940

Equity:
Nielsen shareholders’ equity	2,032	(2,004)	1,989	(iii) (vi) (vii) (viii)	1,128	(F (G	) )	3,145
Noncontrolling interests	188	(5)	—		—			183

Total equity	2,220	(2,009)	1,989		1,128			3,328

Total liabilities and equity	$15,775	$(3,900)	$1,013		$380			$13,268

Refer to accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements of Nielsen

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS OF NIELSEN

(A)

Reflects Connect on a stand-alone basis as disclosed in the combined financial statements of Connect included in the section of this proxy statement entitled “Index to Financial Statements of Connect.”

(B)

Reflects the adjustments required to adjust from the combined financial statements presentation of Connect to a presentation in accordance with ASC 205. Specifically, these differences are outlined further below:

i.

Reflects an adjustment to exclude $64 million, $91 million and $24 million for the years ended December 31, 2019 and 2018 and the nine-month period ended September 30, 2020, respectively, of corporate costs allocated to Connect in the combined financial statements of Connect such as legal, finance, human resources, marketing, and other related services.

ii.

Reflects incremental direct transaction costs associated with the Transaction of $75 million for the nine-month period ended September 30, 2020 that are not included in the combined financial statements of Connect.

iii.	Reflects an adjustment to Connect’s income tax provision from a separate-return method to a “with” and “without” calculation of continuing operations.

iv.

Reflects an adjustment for expenses related to shared corporate assets and liabilities that will transfer to Purchaser based on additional separation planning, which may vary from historic usage. Those historically shared corporate assets and liabilities and their associated depreciation and amortization, which have been designated as transferring to Purchaser, have been included in discontinued operations. The impact of this to the unaudited pro forma condensed consolidated financial statements of Nielsen was:

1)

Depreciation and amortization expense amounted to $44 million, $33 million and $16 million for the years ended December 31, 2019 and 2018 and the nine-month period ended September 30, 2020, respectively; and

2)	Interest expense related to capital leases amounted to $1 million, $0 and $0 for the years ended December 31, 2019 and 2018 and the nine-month period ended September 30, 2020, respectively.

v.

Reflects adjustments to Other income/(expense), net to remove cross-charges relating to depreciation and amortization on shared assets as the depreciation and amortization is reflected in the depreciation and amortization financial statement caption as discussed in (iv) above.

vi.

As described in the section of this proxy statement entitled “Proposal 1: The Transaction—Transaction Documents—Trademark License Agreement,” Nielsen will grant to Purchaser a worldwide, royalty-free license to use certain Nielsen trademarks in all fields of business, other than a specified core Retained Business field, for 20 years following the Closing. The trademark license is non-exclusive except that Purchaser will have the exclusive right to use the “Nielsen” standalone trademark and certain other Nielsen trademarks in a specified core Business field. Historically, this $1,218 million indefinite-lived intangible asset was part Connect and was therefore included within the combined financial statements of Connect. As this asset will remain with Nielsen under the terms of the TLA, this asset is not included within discontinued operations.

vii.

Reflects an estimated $118 million of cash that will be left in the Purchased Companies and will transfer upon the Closing. Cash was excluded from the combined financial statements of Connect as Connect participates in Nielsen’s centralized cash management and financing programs. Disbursements are made through centralized accounts payable systems, which are operated by Nielsen. Cash receipts are transferred to centralized accounts which are also maintained by Nielsen. As cash is disbursed and received by Nielsen, it is accounted for by Connect through net Parent investment in the combined balance sheets of Connect.

viii.

Reflects an adjustment for historical Nielsen debt that is to be repaid as required by debt covenants which will be triggered as a result of the Transaction. As this $1,252 million of debt will be retired using the proceeds from the Transaction, the associated interest expense and foreign exchange gains/(losses) associated with these debt instruments has also been included.

(C)

Reflects the net of the income to be earned and expenses to be incurred by Nielsen for the subleased properties to be provided to and by Purchaser, respectively. The pro forma adjustment is based on historical costs incurred at each relevant property and charges the prospective sublessee according to its pro rata utilization of the space. The net incremental expense to Nielsen amounted to $3 million, $3 million and $2 million for the years ended December 31, 2019 and 2018 and the nine-month period ended September 30, 2020, respectively.

(D)

Reflects the revenue to be earned and expenses to be incurred by Nielsen for the data to be provided to Purchaser and the data and services to be obtained from Purchaser, respectively, under the MSA, pursuant to which each party will grant the other reciprocal licenses to certain data used by Connect and the Retained Business, respectively, as well as certain corresponding services related to such data at agreed rates for up to five years following the Closing. The MSA is intended to enable the parties and their respective subsidiaries to continue using certain data and services in the operation of their businesses. The agreed-upon fees for the licensed data and the related services are generally intended to (i) allow the providing party to recover all costs and expenses of providing such services or licensing such data plus a mark-up over those costs and expenses or (ii) compensate the providing party for providing such services or licensing such data through an agreed-upon fixed-fee arrangement, in both cases so that the data and services will be provided on an arm’s-length basis. The pro forma adjustments for the revenue to be earned and expenses to be incurred by Nielsen are based on historical experience with the relevant data to be licensed and services to be provided, along with the retrospective application of agreed-upon pricing models as described above.

(E)

Reflects the income to be earned and expenses to be incurred by Nielsen under the TSA, pursuant to which Nielsen and Purchaser will provide certain services to the other. The services provided under the TSA will run for the periods of time set forth in the schedules to the TSA, up to two years following the Closing. The services to be provided under the TSA relate primarily to technology functions such as infrastructure and cybersecurity. The agreed-upon charges for such services are generally intended to allow the service provider to recover all costs and expenses of providing such services. Each of Nielsen and Purchaser may extend the term of services which they receive pursuant to the TSA by six months per service. The net incremental income to Nielsen amounted to $2 million, $2 million and $1 million for the years ended December 31, 2019 and 2018 and the nine-month period ended September 30, 2020, respectively.

(F)

A GAAP gain on disposal of $652 million is calculated using a current estimate of proceeds of $2,380 million which has been adjusted for debt-like items, less disposed net assets of Connect of $1,272 million, less $243 million of Connect accumulated other comprehensive loss—foreign currency translation adjustments, plus $5 million of noncontrolling interests, less taxes of $218 million using an estimated assumed blended tax rate of 25 percent. For income tax purposes, we anticipate the gain will be partially offset with tax attributes (such as net operating losses), the quantification of which will not be finalized until sometime in 2021. This estimated GAAP gain has not been reflected in the unaudited pro forma condensed consolidated statements of operations of Nielsen as it is considered nonrecurring in nature.

(G)

In addition to the $1,252 million of debt that is required to be repaid as discussed in (B)(viii) above upon Closing, Nielsen intends to utilize $748 million of proceeds of cash transferred from the sale of Connect to repay additional Nielsen debt. Accordingly, an adjustment is included for $42 million, $41 million and $30 million for the years ended December 31, 2019 and 2018 and the nine-month period ended September 30, 2020, respectively, for interest expense related to these debt instruments. The remaining $380 million of proceeds is to be held as cash.

(H)

Reflects the tax effects of the pro forma adjustments to pre-tax book income at the applicable statutory income tax rates in the respective jurisdictions except in jurisdictions for which there was a valuation allowance in the historical period. In these instances, a zero rate was utilized. Income tax related adjustments represent current estimates on a discontinued operations basis which could materially change as Nielsen finalizes its discontinued operations accounting to be reported in Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K to be filed following the Closing.

(I)

As disclosed in Nielsen’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, in October 2020 Nielsen redeemed $275 million of the $425 million outstanding aggregate principal amount of the 5.500% senior notes due 2021 and $1,475 million of the $2,300 million outstanding aggregate principal amount of its 5.000% senior notes due 2022, plus accrued and unpaid interest thereon to, but excluding, the partial redemption date. The partial redemption of the redeemed notes resulted in $150 million aggregate principal amount of 5.500% Senior Notes due 2021 and $825 million aggregate principal amount of 5.000% senior notes due 2022 remaining outstanding. The redemption of the 5.500% Senior Notes due 2021 and 5.000% senior notes due 2022 will result in a pre-tax charge of $4 million in the fourth quarter of 2020.

COMPARATIVE PER SHARE MARKET PRICE DATA AND DIVIDEND INFORMATION

The Nielsen ordinary shares are traded on the NYSE under the symbol “NLSN.” As of the close of business on October 30, 2020, the last trading day prior to the public announcement of the Transaction, Nielsen ordinary shares closed at a price of $13.51 per share. As of the close of business on December 22, 2020, the last practicable trading day prior to the date of this proxy statement, there were 357,678,120 Nielsen ordinary shares outstanding and entitled to vote, held by one shareholder of record on the register of members of Nielsen (which amount does not include the number of shareholders whose ordinary shares are held by banks, brokers, or other nominees, but instead all includes all such institutions as one holder). The number of holders is based upon the actual number of holders registered in Nielsen’s records at such date and excludes holders of shares in “street name” or persons, partnerships, associations, corporations or other entities identified in security positions listings maintained by depository trust companies.

Under Nielsen’s quarterly cash dividend policy, which was adopted by the Nielsen Board of Directors in 2013, Nielsen paid $395 million and $494 million in cash dividends during the years ended December 31, 2019 and December 31, 2018, respectively and $64 million in cash dividends during the nine months ended September 30, 2020. Any decision to declare and pay interim dividends in the future will be made at the discretion of the Nielsen Board of Directors and will be subject to the Nielsen Board of Directors’ continuing determination that the dividend policy and the declaration of dividends thereunder are in the best interests of the Nielsen shareholders, and are in compliance with all laws and agreements to which Nielsen is subject.

The following table presents the high and low prices of Nielsen ordinary shares for the period indicated in published financial sources and the dividend declared per share during such period.

	Ordinary Share Price ($)		Dividends per Share
	High	Low
Fiscal Year Ending December 31, 2020
First Quarter	$22.00	$11.71	0.06
Second Quarter	$17.41	$11.49	0.06
Third Quarter	$16.57	$13.25	0.06
Fourth Quarter (through December 22, 2020)	$20.11	$13.08	0.06
Fiscal Year Ended December 31, 2019
First Quarter	$26.22	$21.43	0.35
Second Quarter	$25.94	$21.07	0.35
Third Quarter	$23.84	$19.45	0.35
Fourth Quarter	$21.21	$17.62	0.06
Fiscal Year Ended December 31, 2018
First Quarter	$35.07	$28.41	0.34
Second Quarter	$31.47	$26.64	0.35
Third Quarter	$29.28	$18.75	0.35
Fourth Quarter	$26.75	$20.68	0.35

You are encouraged to obtain current market quotations for the Nielsen ordinary shares in connection with voting your Nielsen ordinary shares at the Nielsen special meeting.

SELECTED HISTORICAL FINANCIAL DATA OF CONNECT

The following table presents the selected historical combined financial data for Connect. Nielsen derived the selected statement of operations data of Connect for the years ended December 31, 2019 and 2018, and the selected balance sheet data as of December 31, 2019 and 2018, as set forth below, from the audited Combined Financial Statements of Connect, which are included in the section of this proxy statement entitled “Index to Financial Statements of Connect.” Nielsen derived the selected statement of operations data of Connect for the nine months ended September 30, 2020 and 2019 and the selected balance sheet data of Connect as of September 30, 2020, as set forth below, from the Unaudited Condensed Combined Financial Statements of Connect, which are included in the section of this proxy statement entitled “Index to Financial Statements of Connect.” Nielsen derived the selected statement of operations data of Connect for the years ended December 31, 2017, 2016 and 2015 and the selected balance sheet data of Connect as of September 30, 2019 and December 31, 2017, 2016 and 2015 from the unaudited underlying financial records of Connect, which were derived from the financial records of Nielsen and are not included in this proxy statement.

The historical results do not necessarily indicate the results expected for any future period. You should read the selected historical combined financial data presented below in conjunction with the Combined Financial Statements of Connect and Unaudited Condensed Combined Financial Statements of Connect, including their respective accompanying notes thereto, included or incorporated by reference elsewhere in this proxy statement. Per share data has not been presented since Connect was wholly owned by Nielsen during the periods presented.

(in millions of U.S. dollars, unless otherwise indicated)	Nine Months Ended September 30,		Year Ended December 31,
	2020(1)	2019(2)	2019(3)	2018(4)	2017(5)	2016(6)	2015(7)
Statement of Operations Data:
Revenues	$2,129	$2,255	$3,057	$3,138	$3,278	$3,387	$3,428
Depreciation and amortization	218	185	249	212	214	214	215
Operating income/(loss)	(152)	(997)	(985)	(1,424)	216	220	192
Interest expense	1	1	1	2	2	1	1
Net income/(loss)	(161)	(791)	(896)	(1,437)	182	78	39

	As of September 30,		As of December 31,
(in millions)	2020	2019	2019	2018	2017	2016	2015
Balance Sheet Data:
Total assets	$3,900	$3,902	$3,910	$4,805	$6,293	$6,118	$6,248
Long-term debt including finance leases	41	17	17	20	22	17	10

(1)	Loss for the nine months ended September 30, 2020 included $4 million in impairment charges and $104 million in restructuring charges.
(2)	Loss for the nine months ended September 30, 2019 included $1,004 million in impairment charges and $33 million in restructuring charges.
(3)

Loss for the year ended December 31, 2019 included $1,004 million in impairment charges, a non-cash expense of $165 million for the settlement of certain pension plans and $50 million in restructuring charges.

(4)	Loss for the year ended December 31, 2018 included $1,412 million in impairment charges and $100 million in restructuring charges.
(5)	Income for the year ended December 31, 2017 included $55 million in restructuring charges.
(6)	Income for the year ended December 31, 2016 included $62 million in restructuring charges.
(7)	Income for the year ended December 31, 2015 included $35 million in restructuring charges.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents the number of Nielsen ordinary shares that were beneficially owned as of November 27, 2020 (except where another date is noted) by (1) each person or group of affiliated persons known by Nielsen to own beneficially more than 5% of Nielsen’s outstanding shares of any class, together with their addresses, (2) each current Nielsen director, (3) each named executive officer of Nielsen, and (4) all current directors and current executive officers of Nielsen as a group.

	Nielsen Shares Beneficially Owned
Beneficial Owner	Number	Percentage
The Vanguard Group, Inc.(1)	46,588,077	13.07%
FMR LLC(2)	32,971,935	9.25%
Blackrock, Inc.(3)	24,490,538	6.87%
T. Rowe Price Associates, Inc.(4)	19,279,418	5.41%
James A. Attwood, Jr.(5)	342,365	*
Thomas H. Castro(6)	7,183	*
Guerrino De Luca(7)	22,240	*
Karen M. Hoguet(8)	53,504	*
Harish Manwani(9)	30,951	*
Janice Marnielli Mazza(10)	7,183	*
Jonathan Miller(11)	2,082	*
Robert C. Pozen(12)	259,081	*
Nancy Tellem(13)	8,224	*
Javier G. Teruel(14)	64,726	*
Lauren Zalaznick(15)	37,603	*
David Kenny	163.373	*
David Rawlinson(16)	46,996	*
Linda Zukauckas	32,813	*
David J. Anderson	0	*
Laurie Lovett	500	*
Nancy Phillips	0	*
George Callard	2,823	*
Christopher Taft	4,068	*
All current directors and current executive officers as a group (17 persons)(17)	1,085,715	*

*	Less than 1%.
(1)

Based on the Schedule 13G/A filed by The Vanguard Group, Inc. on February 11, 2020, The Vanguard Group, Inc. has sole voting power with respect to 523,334 of the Nielsen ordinary shares, shared voting power with respect to 92,700 of the Nielsen ordinary shares, sole dispositive power with respect to 45,994,833 of the Nielsen ordinary shares and shared dispositive power with respect to 593,244 of the Nielsen ordinary shares, including 405,583 shares which are also beneficially owned by Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., as a result of its serving as investment manager of collective trust accounts, and 300,305 shares beneficially owned by Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., as a result of its serving as investment manager of Australian investment offerings. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(2)

Based on the Schedule 13G/A filed by FMR LLC on February 7, 2020, Consists of shares held of record or deemed to be beneficially owned by FIAM LLC, Fidelity Personal Trust Company, FSB SA, FMR Co., Inc., Strategic Advisers LLC and Abigail P. Johnson. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC and have entered into a shareholders’ voting agreement with certain other shareholders under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC. Accordingly, FMR LLC may be deemed to have sole voting power with respect to 133,752 the Nielsen ordinary shares. FMR LLC and Abigail P. Johnson may be deemed to have shared dispositive power with respect to 32,971,935 shares of the Nielsen ordinary shares. The address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.
(3)

Based on the Schedule 13G/A filed by BlackRock, Inc. on February 5, 2020, BlackRock, Inc. has sole voting power with respect to 20,791,310 of the Nielsen ordinary shares, sole investment power with respect to all the shares it holds in Nielsen and shared voting power with respect to none of the Nielsen ordinary shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(4)

Based on the Schedule 13G/A filed by T. Rowe Price Associates, Inc. on February 14, 2020, T. Rowe Price Associates, Inc. has sole voting power with respect to 8,614,761 of the Nielsen ordinary shares, sole dispositive power with respect to 19,279,418 of the Nielsen ordinary shares and shared dispositive power with respect to none of the Nielsen ordinary shares. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(5)

Of the shares shown as beneficially owned, 72,365 represent rights to receive shares upon the payout of vested deferred stock units. Includes amounts vested as of November 27, 2020 and amounts that vest within 60 days thereafter.

(6)

Of the shares shown as beneficially owned, 7,183 represent rights to receive shares upon the payout of vested deferred stock units. Includes amounts vested as of November 27, 2020 and amounts that vest within 60 days thereafter.

(7)

Of the shares shown as beneficially owned, 20,871 represent rights to receive shares upon the payout of vested deferred stock units. Includes amounts vested as of November 27, 2020 and amounts that vest within 60 days thereafter.

(8)

Of the shares shown as beneficially owned, 49,504 represent rights to receive shares upon the payout of vested deferred stock units. Includes amounts vested as of November 27, 2020 and amounts that vest within 60 days thereafter.

(9)

Of the shares shown as beneficially owned, 30,951 represent rights to receive shares upon the payout of vested deferred stock units. Includes amounts vested as of November 27, 2020 and amounts that vest within 60 days thereafter.

(10)

Of the shares shown as beneficially owned, 7,183 represent rights to receive shares upon the payout of vested deferred stock units. Includes amounts vested as of November 27, 2020 and amounts that vest within 60 days thereafter.

(11)

Of the shares shown as beneficially owned, 2,082 represent rights to receive shares upon the payout of vested deferred stock units. Includes amounts vested as of November 27, 2020 and amounts that vest within 60 days thereafter.

(12)

Of the shares shown as beneficially owned, 59,817 represent rights to receive shares upon the payout of vested deferred stock units and 18,600 shares are owned by a charitable foundation for which Mr. Pozen and his spouse are trustees with investment power. Includes amounts vested as of November 27, 2020 and amounts that vest within 60 days thereafter.

(13)

Of the shares shown as beneficially owned, 8,224 represent rights to receive shares upon the payout of vested deferred stock units. Includes amounts vested as of November 27, 2020 and amounts that vest within 60 days thereafter.

(14)

Of the shares shown as beneficially owned, 55,979 represent rights to receive shares upon the payout of vested deferred stock units. Includes amounts vested as of November 27, 2020 and amounts that vest within 60 days thereafter.

(15)

Of the shares shown as beneficially owned, 37,603 represent rights to receive shares upon the payout of vested deferred stock units. Includes amounts vested as of November 27, 2020 and amounts that vest within 60 days thereafter.

(16)

Of the shares shown as beneficially owned, 17,951 represent rights to receive shares upon the payout of vested deferred stock units. Includes amounts vested as of November 27, 2020 and amounts that vest within 60 days thereafter.

(17)

Of the shares shown as beneficially owned, 369,713 represent rights to receive shares upon the payout of vested deferred stock units. Includes amounts vested as of November 27, 2020 and amounts that vest within 60 days thereafter.

FINANCING OF THE TRANSACTION

In connection with the entry into the Stock Purchase Agreement, certain funds affiliated with Advent have delivered an equity commitment letter (the “Equity Commitment Letter”) to Purchaser, pursuant to which they have committed to capitalize Purchaser, immediately prior to the Closing, with an aggregate equity contribution of up to $989 million subject to the terms and conditions set forth in the Equity Commitment Letter.

Purchaser has also obtained commitments for debt financing in an aggregate principal amount of $1.6 billion of secured term loans, consisting of a $950 million U.S. dollar secured term loan facility and a $650 million U.S. dollar equivalent Euro secured term loan facility (together, the “Term Facilities”), and $350 million of secured revolving loan commitments (together with the Term Facilities, the “Debt Facilities”) on the terms set forth in a debt commitment letter (the “Debt Commitment Letter”, together with the Equity Commitment Letter, the “Commitment Letters”). The borrowers under the Debt Facilities will be a new limited liability company or corporation organized under the laws of the state of Delaware and Purchaser. The Debt Facilities will be guaranteed on a joint and several basis by substantially all of the existing and future direct and indirect (i) domestic subsidiaries of the holding companies of the Purchased Companies (the “Holding Companies”), (ii) subsidiaries of Indy Dutch Bidco LLC that are organized under the laws of the Netherlands and (iii) The Nielsen Company (Europe) Sarl. The Debt Facilities will be secured by substantially all of the tangible and intangible assets of the domestic subsidiaries of the Holding Companies, certain equity interests, bank accounts and material intercompany receivables held by Swiss subsidiaries, and the equity interests of certain foreign subsidiaries of the Holding Companies, subject to customary exceptions.

The obligations of the lenders to provide debt financing under the Debt Commitment Letter are subject to customary conditions, including, without limitation:

•	the execution and delivery of definitive documentation with respect to the Debt Facilities consistent with the Debt Commitment Letter;

•

the consummation of the Transaction in accordance with the terms of the Stock Purchase Agreement (without amendment or waiver thereof materially adverse to the initial lenders, unless consented to by the initial lenders (such consent not to be unreasonably withheld, delayed or conditioned)) substantially concurrently with the initial borrowing under the Debt Facilities;

•

the delivery of certain customary closing documents (including, among others, legal opinions and certificates) and documentation required under “know your customer” and anti-money laundering rules and regulations;

•	the delivery of certain financial information with respect to Connect; and

•	the payment of applicable fees and expenses.

The final termination date for the debt commitments in the Debt Commitment Letter is the date that is five business days after the Outside Date (as defined in the Stock Purchase Agreement (without any amendments thereto)). In addition, Purchaser may elect to pursue debt financing in the form of senior secured notes and/or senior unsecured notes issued in a public offering, Rule 144A offering or other private placement (the “Best Efforts Bond Financing”). Purchaser may not cancel or terminate any debt commitments in the Debt Commitment Letter as a result of the Best Efforts Bond Financing, unless such Best Efforts Bond Financing closes and funds prior to the closing date of the Transaction, the proceeds of such Best Efforts Bond Financing are funded into escrow and the conditions precedent to the release of such amounts from escrow are no less favorable to Purchaser than the conditions precedent to the funding of the Debt Financing.

Although the committed debt financing described in this proxy statement is not subject to due diligence or a “market out” provision, which allows lenders not to fund their commitments if certain conditions in the financial markets prevail, there is still a risk that such debt financing may not be funded when required. While the Stock

Purchase Agreement requires Purchaser to use reasonable best efforts to obtain Alternative Financing if the committed debt financing fails, as of the date of this proxy statement, Nielsen has no reason to believe that the committed debt financing will fail.

The obligations of Purchaser to consummate the Transaction are not subject to a financing condition. Nielsen is permitted to specifically enforce Purchaser’s obligation to obtain the debt financing. However, Nielsen is only permitted to seek specific performance of Purchaser’s obligations to cause the equity financing to be funded if the full amount of the debt financing has been funded or will be funded on the closing of the Transaction, subject to certain other terms and conditions. In the event that specific performance of Purchaser’s obligations to obtain the debt financing or to cause the equity financing to be funded cannot be obtained, Purchaser would be required to pay Nielsen the Reverse Termination Fee, subject to certain terms and conditions.

The foregoing description of the Financing is qualified in its entirety by the full text of the Stock Purchase Agreement.

INCORPORATION BY REFERENCE

The SEC allows certain information to be “incorporated by reference” into this document. This means that Nielsen can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be a part of this document, except for any information modified or superseded by information contained directly in this document or in any document subsequently filed by Nielsen that is also incorporated or deemed to be incorporated by reference herein. This document incorporates by reference the documents set forth below that Nielsen has previously filed with the SEC and any future filings by Nielsen under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this document to the date that the Nielsen special meeting is held, except, in any such case, for any information therein that has been furnished rather than filed, which shall not be incorporated herein. Subsequent filings with the SEC will automatically modify and supersede information in this document. These documents contain important information about Nielsen and its financial condition.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any report or portion thereof furnished or deemed furnished under any Current Report on Form 8-K) prior to the date on which the Nielsen special meeting is held:

•

Nielsen’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 27, 2020, as amended by Amendment No. 1 on Form 10-K/A, filed with the SEC on May 5, 2020;

•

Nielsen’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020, filed with the SEC on April 30, 2020, August 5, 2020 and November 2, 2020, respectively;

•	Nielsen’s Annual Proxy Statement, filed with the SEC on April 1, 2020; and

•

Nielsen’s Current Reports on Form 8-K, filed with the SEC on January 14, 2020, February 3, 2020, February 13, 2020, February 27, 2020, March 20, 2020, March 26, 2020, April 29, 2020, April 30, 2020, May 5, 2020, May 14, 2020, June 4, 2020, July 7, 2020, July 13, 2020, July 22, 2020, August 5, 2020, September 9, 2020, September 10, 2020, September 24, 2020 and November 2, 2020.

OTHER MATTERS

The Nielsen Board of Directors has not received valid notice of any other business that will be presented at the Nielsen special meeting. It is important that proxies be returned promptly to ensure that shares are represented at the Nielsen special meeting. You are urged to submit your proxy card or voting instructions as soon as possible electronically over the Internet, by telephone or, if you received a printed copy of the proxy materials, by marking, signing, dating, and returning the accompanying proxy card in the postage-prepaid envelope provided with your proxy materials.

SUBMISSION OF SHAREHOLDER PROPOSALS

If any shareholder wishes to propose a matter for consideration at Nielsen’s 2021 annual general meeting of shareholders under the SEC’s shareholder proposal rule (Rule 14a-8(e) of the Exchange Act), the proposal should be mailed by certified mail return receipt requested, to the Company Secretary, Nielsen Holdings plc, 40 Danbury Road, Wilton, CT 06897. To be eligible under the SEC’s shareholder proposal rule for inclusion in Nielsen’s 2021 annual general meeting proxy statement and form of proxy, the proposal must be received by the Company Secretary on or before December 3, 2020.

The Nielsen shareholder(s) meeting the requirements of the UK Companies Act 2006 and Nielsen’s Articles of Association are able to propose a resolution to be considered at Nielsen’s 2021 annual general meeting of shareholders. In order to do so, the qualifying shareholder(s) must adhere to certain procedural requirements set out in the UK Companies Act 2006 and Nielsen’s Articles of Association, including notifying Nielsen in writing of such proposed resolution at least six weeks prior to Nielsen’s 2021 annual general meeting of shareholders or, if later, the time the notice of Nielsen’s 2021 annual general meeting of shareholders is given. Such written notification must identify the proposed resolution and must be authenticated by the person(s) making it. The notification may be delivered in hard copy form to the Company Secretary at 40 Danbury Road, Wilton, CT 06897 or electronically to Nielsen’s Company Secretary at companysecretary@nielsen.com. Nielsen may decide to include such proposed resolution in the proxy statement or circulate it separately. In addition, Nielsen may decide not to circulate a resolution proposed by shareholder(s) at the meeting that would be ineffective (whether by reason of inconsistency with any enactment or Nielsen’s Articles of Association) or is otherwise defamatory, frivolous or vexatious.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Nielsen has filed this proxy statement with the SEC in connection with the solicitation of proxies for the Nielsen special meeting in connection with the Transaction. This proxy statement incorporates important business and financial information about Nielsen from other documents that are not included in or delivered with this proxy statement. Nielsen shareholders will be able to obtain copies of this proxy statement, any amendments or supplements to this proxy statement, and other documents filed by Nielsen with the SEC in connection with the Nielsen special meeting in connection with the Transaction, for no charge at the SEC’s website at www.sec.gov. Copies of Nielsen’s filings with the SEC are available to investors without charge by request made to Nielsen in writing or by telephone with the following contact information:

Nielsen Holdings plc

Attention: Investor Relations

675 6th Avenue

New York, NY 10011

Telephone: +1 (646) 654-8153

TO RECEIVE TIMELY DELIVERY OF THESE MATERIALS, YOU MUST MAKE YOUR REQUESTS NO LATER THAN FIVE BUSINESS DAYS BEFORE THE DATE OF THE NIELSEN SPECIAL MEETING.

You may also obtain printer-friendly versions of Nielsen’s SEC reports at www.ir.nielsen.com. However, Nielsen is not incorporating the information on Nielsen’s website into this proxy statement other than the filings listed above in the section of this proxy statement entitled “Incorporation by Reference.” Nielsen’s filings with the SEC are available to the public at the SEC’s public reference room, located at 100 F Street, NE, Washington, D.C. 20549, by calling the SEC at 1-800-SEC-0330 as well as on the Internet website maintained by the SEC at www.sec.gov. Copies of the proxy materials may also be requested from Nielsen’s proxy solicitor, Morrow Sodali LLC, by telephone at 800-662-5200 or by email at nlsn.info@investor.morrowsodali.com.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT TO VOTE YOUR ORDINARY SHARES AT THE NIELSEN SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED DECEMBER 23, 2020. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO THE NIELSEN SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

WE NEED YOUR VOTE. IT IS IMPORTANT THAT YOU EXECUTE AND RETURN YOUR PROXY CARD PROMPTLY.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Nielsen Holdings plc

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of Connect (a business of Nielsen Holdings plc) (the Company) as of December 31, 2019 and 2018, the related combined statements of operations, comprehensive income/(loss), changes in parent equity and noncontrolling interests, and cash flows for each of the years then ended, and the related notes and financial statement schedules listed in the Index to Financial Statements of Connect on page F-1 (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2020.

New York, New York

May 7, 2020

Except for Notes 1, 8, and 23, as to which the date is

December 1, 2020

Combined Statements of Operations for the years ended December 31, 2019 and 2018

	Year Ended December 31,
(in millions)	2019	2018
Revenues	$3,057	$3,138

Cost of revenues, exclusive of depreciation and amortization shown separately below	1,653	1,624
Selling, general and administrative expenses, exclusive of depreciation and amortization shown separately below	1,086	1,214
Depreciation and amortization	249	212
Impairment of goodwill and other long-lived assets	1,004	1,412
Restructuring charges	50	100

Operating income/(loss)	(985)	(1,424)

Interest expense	(1)	(2)
Foreign currency exchange transaction gains/(losses), net	(1)	1
Other income/(expense), net	(94)	3

Income/(loss) before income taxes	(1,081)	(1,422)
Benefit/(provision) for income taxes	185	(15)

Net income/(loss)	(896)	(1,437)
Net income/(loss) attributable to noncontrolling interests	—	—

Net income/(loss) attributable to Connect	$(896)	$(1,437)

The accompanying notes are an integral part of these Combined Financial Statements of Connect.

Combined Statements of Comprehensive Income/(Loss) for the years ended December 31, 2019 and 2018

	Year Ended December 31,
(in millions)	2019	2018
Net income/(loss)	$(896)	$(1,437)

Other comprehensive income/(loss), net of tax:
Foreign currency translation adjustments	(104)	(129)
Defined benefit pension plan adjustments(1)	116	—

Total other comprehensive income/(loss)	12	(129)

Total comprehensive income/(loss)	(884)	(1,566)
Less: comprehensive income attributable to noncontrolling interests	—	—

Total comprehensive income/(loss) attributable to Connect	$(884)	$(1,566)

(1)	Net of tax of $(39) million and $2 million for the years ended December 31, 2019 and 2018, respectively.

The accompanying notes are an integral part of these Combined Financial Statements of Connect.

Combined Balance Sheets as of December 31, 2019 and 2018

	December 31,
(in millions)	2019	2018
Assets:
Current assets
Trade and other receivables, net of allowances for doubtful accounts and sales returns of $12 million and $11 million as of December 31, 2019 and 2018, respectively	$696	$711
Prepaid expenses and other current assets	163	147

Total current assets	859	858
Non-current assets
Property, plant and equipment, net	128	125
Operating lease right-of-use asset	170	—
Goodwill	331	1,337
Other intangible assets, net	2,103	2,123
Deferred tax assets	196	243
Other non-current assets	123	119

Total assets	$3,910	$4,805

Liabilities and equity:
Current liabilities
Accounts payable and other current liabilities	$612	$552
Deferred revenues	215	225
Current portion of finance lease obligations	6	6

Total current liabilities	833	783
Non-current liabilities
Long-term finance lease obligations	11	14
Deferred tax liabilities	519	580
Operating lease liabilities	134	—
Other non-current liabilities	248	501

Total liabilities	1,745	1,878

Parent equity
Net Parent investment	2,534	3,301
Accumulated other comprehensive loss, net of income taxes	(373)	(385)

Total Parent equity	2,161	2,916
Noncontrolling interests	4	11

Total liabilities, Parent equity and noncontrolling interests	$3,910	$4,805

The accompanying notes are an integral part of these Combined Financial Statements of Connect.

Combined Statements of Cash Flows for the years ended December 31, 2019 and 2018

	Year Ended December 31,
(in millions)	2019	2018
Operating Activities:
Net income/(loss)	$(896)	$(1,437)
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation expense	30	19
Gain on sale of property, plant and equipment and other assets	(1)	(3)
Deferred income tax (benefit)/expense	(60)	(111)
Depreciation and amortization	249	212
Impairment of goodwill and other long-lived assets	1,004	1,412
Pension settlement cost	165	1
Currency exchange rate differences on financial transactions and other (gains)/losses	(11)	(9)
Changes in operating assets and liabilities, net of effects from acquisitions and divestitures:
Trade and other receivables, net	10	60
Prepaid expenses and other assets	48	(34)
Accounts payable and other current liabilities	(37)	50
Other non-current liabilities	(293)	7

Net cash provided by operating activities	208	167

Investing Activities:
Acquisition of affiliates, net of cash acquired	(16)	(11)
Proceeds from the sale of affiliates, net	—	51
Additions to property, plant and equipment and other assets	(43)	(36)
Additions to intangible assets	(148)	(179)
Proceeds from sale of property, plant and equipment and other assets	—	4

Net cash used in investing activities	(207)	(171)

Financing Activities:
Finance leases	(2)	(6)
Net transfers from/(to) Parent	1	10

Net cash (used in)/provided by financing activities	(1)	4

Net increase/(decrease) in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of period	—	—

Cash and cash equivalents at end of period	$—	$—

Supplementary Cash Flow Disclosure:
Taxes settled through net Parent investment	$116	$107

The accompanying notes are an integral part of these Combined Financial Statements of Connect.

Combined Statements of Changes in Parent Equity and Noncontrolling Interests for the

years ended December 31, 2019 and 2018

(in millions)	Net Parent Investment	Accumulated Other Comprehensive Loss	Noncontrolling Interests	Total
Balance as of December 31, 2017	$4,670	$(256)	$17	$4,431
Net loss	(1,437)	—	—	(1,437)
Other comprehensive loss	—	(129)	—	(129)

Total comprehensive loss	(1,437)	(129)	—	(1,566)

Equity transactions with noncontrolling interests	—	—	(6)	(6)
Net transfers from Parent	68	—	—	68

Balance as of December 31, 2018	$3,301	$(385)	$11	$2,927

Balance as of December 31, 2018	$3,301	$(385)	$11	$2,927
Net loss	(896)	—	—	(896)
Other comprehensive income	—	12	—	12

Total comprehensive income/(loss)	(896)	12	—	(884)

Equity transactions with noncontrolling interests	—	—	(7)	(7)
Net transfers from Parent	129	—	—	129

Balance as of December 31, 2019	$2,534	$(373)	$4	$2,165

The accompanying notes are an integral part of these Combined Financial Statements of Connect.

Notes to Combined Financial Statements of Connect

(1)	Background and Nature of Operations

On November 7, 2019, Nielsen Holdings plc (“Nielsen”) announced its plan to spin-off the Global Connect business (“Connect” or “The Company”), creating two independent, publicly traded companies – the Global Media business and the Global Connect business. On October 31, 2020, Nielsen entered into an agreement to sell its Global Connect business to newly formed entities (collectively, “Purchaser”) which are controlled by investment funds advised by affiliates of Advent International Corporation (the “Transaction”), for $2.7 billion in cash, subject to adjustments based on closing levels of cash, indebtedness, debt-like items and working capital, In addition, Nielsen will also receive a warrant to purchase equity interests in the company that will own Connect following the closing of the Transaction (the “Closing”), exercisable in certain circumstances (the “Warrant”). The Transaction was unanimously approved by Nielsen’s Board of Directors. The Transaction is subject to approval by Nielsen’s shareholders, regulatory approvals and other customary closing conditions; and it is expected to close in the second quarter of 2021.

Connect is a global data analytics and measurement company, with a broad geographic presence in approximately 100 countries and services covering approximately 90% of the world’s population, according to population estimates published by the United Nations. Through its measurement, Connect believes that it has the best and most comprehensive understanding of the world’s consumer. Connect takes this understanding and delivers trusted data, advanced solutions and essential insights to manufacturers and retailers, so they can make more informed marketing and merchandising decisions. Connect’s information on consumer behavior allows its retail and CPG clients to quickly identify opportunities for growth, reduce inefficiencies and strengthen their position in the marketplace. Connect invented the concept of market share when, in 1935, its auditors first surveyed store shelves to determine sales patterns, and Connect builds upon that industry-defining innovation today.

Connect provides these trusted technology-driven products and services to over 20,000 clients:

•

Retail Measurement: Connect combines detailed sales data with online and offline partner data, in-house expertise and the latest technology to produce the most accurate view of the marketplace. Clients across nearly every retail industry use Connect’s information and insights to make manufacturing, marketing, distribution and sales decisions.

•

Consumer Panel Measurement: Connect’s consumer panels collect data from more than 250,000 household panelists across 24 countries, using a combination of in-home scanners and mobile applications to record purchases, to help its clients understand consumer purchasing trends.

•

Analytics: The Company’s Connect platform provides a growing selection of automated consumer intelligence and actionable insights that help clients identify unmet consumer needs, improve workflow and make smarter decisions throughout their development and marketing cycles.

•

Loyalty: A global leader in loyalty data processing, Connect allows its retail clients to understand and act on consumer data sets. Connect’s technology also allows retailers to easily share customer data and analytics with their manufacturer partners for mutual growth.

•

Advisory Services: Connect provides its clients with a suite of customized research services as well as consumer and industry studies to better understand consumer attitudes and purchasing behavior, to evaluate and understand why marketing campaigns succeed or fail, and to address issues such as promotions, pricing and marketing mix.

Connect has two major product offerings: Measure and Predict/Activate. The Measure product offering consists of Connect’s Retail Measurement and Consumer Panel Measurement products, and the Predict/Activate product offering includes Analytics, Loyalty and Advisory Services products. Connect presents these operations in the Combined Financial Statements of Connect in one reportable segment.

Connect holds leading positions in all major developed markets, as well as emerging markets, including China, India, Russia and Latin America. In 2019, 62% of Connect’s revenues came from developed markets and 38% came from emerging markets. Connect’s revenue streams are characterized by multi-year contracts, client diversity and high contract renewal rates. At the beginning of each year, approximately 60% of Connect’s revenue base for the upcoming year is typically committed under existing client agreements. Connect’s top five clients represented approximately 16% of its revenues for the year ended December 31, 2019, and the average length of relationship with these clients is over 30 years. No single client accounted for 5% or more of Connect’s revenues in 2019.

Connect’s investments in developing markets with a rising middle class, as well as its trusted reputation and breadth of solutions make it particularly suited to take advantage of future growth opportunities in consumer behavior measurement.

The accompanying combined financial statements (the “Combined Financial Statements of Connect”) present the assets, liabilities, revenues, and expenses directly attributable to the Connect business, as well as certain allocations by Nielsen. Connect does not operate as a separate, stand-alone entity and is consolidated into Nielsen’s financial reporting, and is currently presented as a reportable segment within Nielsen’s financial results.

(2)	Basis of Presentation

Throughout the periods covered by the Combined Financial Statements of Connect, the Connect business operated as a reportable segment of Nielsen. However, stand-alone financial statements have not been historically prepared for the Connect business. The accompanying Combined Financial Statements of Connect have been prepared from Nielsen’s historical accounting records in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) and are presented on a stand-alone basis as if the operations of the Connect business had been conducted independently from Nielsen. As there is no direct ownership relationship among the various legal entities comprising the Connect business, Nielsen and its subsidiaries’ net investment in the operations of the Connect business is shown in lieu of stockholders’ equity in the Combined Balance Sheets of Connect. However, the Combined Financial Statements of Connect may not be indicative of the financial position, results of operations and cash flows of Connect in the future or if it had operated independently of Nielsen.

The Combined Statements of Operations of Connect include all revenues and costs directly attributable to Connect as well as an allocation of expenses from Nielsen related to centralized facilities, technology functions, and administrative services. Nielsen allocates costs to Connect using methodologies that management believes are appropriate and reasonable, including a pro rata basis of revenue or headcount. Such amounts are not necessarily representative of costs that would have been incurred if Connect had operated independently of Nielsen.

The Combined Balance Sheets of Connect include the attribution of certain assets and liabilities that have been historically held at the corporate level by Nielsen, but are specifically identifiable or allocable to Connect. Nielsen’s cash management and financing activities are centralized. Accordingly, no cash and cash equivalents, third-party and intercompany debt, or related interest expense have been pushed down to the Combined Financial Statements of Connect.

Transactions between Nielsen and Connect are considered to be effectively settled at the time the transaction is recorded. The net effect of the settlement of these intercompany transactions is reflected in the Combined Statements of Cash Flows as a financing activity as net transfers from/(to) Parent and in the Combined Balance Sheets of Connect as net Parent investment.

As further described in Note 3 – (“Summary of Significant Accounting Policies”) and Note 18 – (“Income Taxes”) to the Combined Financial Statements of Connect, current and deferred income taxes and related tax expense have been determined following the separate return methodology and by applying Accounting Standard Codification Topic 740, Income Taxes (“ASC 740”).

(3)	Summary of Significant Accounting Policies

These Combined Financial Statements of Connect have been prepared in accordance with U.S. GAAP. The significant accounting policies described below, together with other notes that follow, are an integral part of the Combined Financial Statements of Connect.

Preparation of Financial Statements

The preparation of the Combined Financial Statements of Connect in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the Combined Financial Statements of Connect and the reported amounts of revenues and expenses, including allocations of costs as discussed above, during the reporting periods. Management’s estimates are based on historical experience, facts and circumstances available at the time and various other assumptions that are believed to be reasonable. Actual results could differ from those estimates.

Basis of Combination

The Combined Financial Statements of Connect present the financial position, operations, net Parent investment and cash flows of Connect. All significant balances and transactions between entities in the Connect business have been eliminated in these Combined Financial Statements of Connect. See Note 16 (“Relationship with Nielsen and Related Entities”) to the Combined Financial Statements of Connect for further discussion. All other significant balances between Nielsen (excluding Connect) and Connect are included in net Parent investment in the Combined Balance Sheets.

Advertising and Marketing Costs

Advertising and marketing costs are expensed as incurred and are reflected as selling, general and administrative expenses in the Combined Statements of Operations. These costs include all brand advertising, telemarketing, direct mail and other sales promotions associated with marketing research services. Advertising and marketing costs totaled $8 million and $9 million for the years ended December 31, 2019 and 2018, respectively.

Research and Development Costs

Research and development costs, which were not material for any periods presented, are expensed as incurred.

Deferred Costs

Incremental direct costs incurred related to establishing or significantly expanding a panel in a designated market and costs incurred to build the infrastructure to service new clients are deferred at the point when Connect determines them to be recoverable. Until this is determined, the costs are expensed as incurred. These deferred costs are typically amortized through cost of revenues over the original contract period beginning when the panel or infrastructure to service new clients is ready for its intended use.

Comprehensive Income/(Loss)

Comprehensive income/(loss) is reported in the accompanying Combined Statements of Comprehensive Income/(Loss) and consists of Net income/(loss) and other gains and losses, net of tax affecting equity that are excluded from Net income/(loss).

Other Income/(Expense), Net

Other income/(expense), net includes nonservice-related pension costs as well as cross-charges relating to pensions on shared plans and depreciation and amortization on shared assets.

Accounts Receivable

Connect extends non-interest-bearing trade credit to its customers in the ordinary course of business. To minimize credit risk, ongoing credit evaluations of clients’ financial conditions are performed. An estimate of the allowance for doubtful accounts is made when collection of the full amount is no longer probable.

Connect has accounts receivable that are not collateralized. Connect services high-quality clients dispersed across many geographic areas. Connect analyzes the aging of accounts receivable, historical bad debts, customer creditworthiness and current economic trends in determining the allowance for doubtful accounts.

During the years ended December 31, 2019 and 2018, Connect sold $139 million and $50 million, respectively, of accounts receivables to third parties. As of December 31, 2019 and 2018, $18 million and $24 million, respectively, of previously sold receivables remained outstanding. The sales were accounted for as true sales, without recourse. Connect maintains servicing responsibilities of the majority of the receivables sold during the year, for which the related costs are not significant. The proceeds of $139 million and $50 million from the sales were reported as a component of the changes in Trade and other receivables, net, within operating activities in the Combined Statements of Cash Flows for the years ended December 31, 2019 and 2018, respectively.

Net Parent Investment

In the Combined Balance Sheets, the net Parent investment represents Nielsen’s historical investment in Connect, accumulated net earnings after taxes, and the net effect of transactions with Nielsen.

Earnings per share data has not been presented in the accompanying Combined Financial Statements of Connect because Connect does not operate as a separate legal entity with its own capital structure.

Foreign Currency Translation

Connect has significant investments outside the United States, primarily in the Eurozone, Canada and the United Kingdom. Therefore, changes in the value of foreign currencies affect the Combined Financial Statements of Connect when translated into U.S. dollars. The functional currency for substantially all subsidiaries outside the U.S. is the local currency. Financial statements for these subsidiaries are translated into U.S. dollars at period-end exchange rates as to the assets and liabilities and at monthly average exchange rates as to revenues, expenses and cash flows. For these countries, currency translation adjustments are recognized in net Parent investment as a component of Accumulated other comprehensive loss, net of income taxes, whereas transaction gains and losses are recognized in Foreign currency exchange transaction gains/(losses), net, in the Combined Statements of Operations.

Other Significant Accounting Policies

The following table includes other significant accounting policies that are described in other Notes to Combined Financial Statements, of Connect, including the related note:

Significant Accounting Policies	Note(s)
Revenue Recognition	5
Leases	7
Goodwill and Other Intangible Assets	8
Property, Plant and Equipment	11
Impairment of Long-Lived Assets	8 & 11
Fair Value Measurements	12
Pensions and Other Post-Retirement Benefits	14
Investment in Affiliates	15
Stock-Based Compensation	17
Income Taxes	18

(4)	Summary of Recent Accounting Pronouncements

Leases

Effective January 1, 2019, Connect adopted the new lease accounting standard using the transition method approved by the FASB on July 30, 2018, which allows companies to apply the provisions of the new leasing standard as of January 1, 2019, without adjusting the comparative periods presented. In addition, Connect elected the package of practical expedients permitted under the transition guidance within the new standard. This allowed Connect to carry forward the historical lease classification. Adoption of this standard resulted in the recording of net operating lease right-of-use (“ROU”) assets of $0.2 billion (amount is net of lease incentives and ASC 420 cease-use liabilities) and corresponding operating lease liabilities of $0.3 billion. Financial position for reporting periods beginning on or after January 1, 2019, are presented under the new guidance, while prior period amounts are not adjusted and continue to be reported in accordance with previous guidance. See Note 7 (“Leases”) to the Combined Financial Statements of Connect for further discussion.

Income Taxes

In February 2018, the FASB issued an ASU, “Reclassification of Certain Tax Effects From Accumulated Comprehensive Income.” The new standard gives companies the option to reclassify stranded tax effects caused by the newly enacted TCJA from accumulated other comprehensive income (“AOCI”) to retained earnings. The new standard became effective for Connect on January 1, 2019. Connect is electing to not reclassify stranded income tax effects of the TCJA from AOCI to net Parent investment.

Financial Instruments—Credit Losses

In June 2016, the FASB issued ASU No. 2016-13 “Financial Instruments—Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments.” The standard significantly changes how entities will measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The standard will replace today’s “incurred loss” approach with an “expected loss” model for instruments measured at amortized cost. For available-for-sale debt securities, entities will be required to record allowances rather than reduce the carrying amount, as they do today under the other-than-temporary impairment model. It also simplifies the accounting model for purchased credit-impaired debt securities and loans. The new standard is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2019. Connect does not expect the adoption of this ASU to have a material impact on the Combined Financial Statements of Connect.

Compensation—Retirement Benefits—Defined Benefit Plans—General

In August 2018, the FASB issued ASU No. 2018-14, Compensation—Retirement Benefits—Defined Benefit Plans—General (Subtopic 715-20), which amends the current disclosure requirements regarding defined benefit pensions and other post-retirement plans and allows for the removal of certain disclosures, while adding certain new disclosure requirements. This standard is effective for fiscal years beginning after December 15, 2020, and allows for early adoption. Connect does not expect this new standard to have a significant impact on Connect’s disclosures.

Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which amends and aims to simplify accounting disclosure requirements regarding a number of topics, including: intraperiod tax allocation, accounting for deferred taxes when there are changes in consolidation of certain investments, tax basis step-up in an acquisition and the application of effective rate changes during interim periods, among other improvements. This standard is effective for fiscal years beginning after December 15, 2020, and allows for early adoption. Connect is assessing the impact of this new standard on Connect’s Combined Balance Sheets, Combined Statements of Operations and its future disclosures.

(5)	Revenue Recognition

Revenue is measured based on the consideration specified in a contract with a customer. Connect recognizes revenue when it satisfies a performance obligation by transferring control of a product or service to a customer, which generally occurs over time. Substantially all of Connect’s customer contracts are non-cancelable and nonrefundable.

The following is a description of principal activities from which Connect generates its revenues.

Connect’s revenue is primarily derived from its measurement services, which include its core tracking and scan data (primarily transactional measurement data and consumer behavior information) and analytical services to businesses in the fast-moving consumer goods industry, as well as thousands of traditional trade retailers that have significant presence in emerging markets. Connect tracks billions of sales transactions per month in retail outlets globally, and its data is used to measure sales and market share. Revenues for these services are recognized over the period during which the performance obligations are satisfied as the customer receives and consumes the benefits provided by Connect and control of the services are transferred to the customer.

Connect also provides a wide and growing selection of consumer intelligence and analytical services that help clients make smarter business decisions throughout their product development and marketing cycles. Connect draws actionable insights from its retail market and consumer panel measurement data sets and its online behavioral information, as well as a variety of other proprietary data sets such as product and store reference data. Connect’s performance under these arrangements do not create an asset with an alternative use to Connect and generally include an enforceable right to payment for performance completed to date; as such, revenue for these services is typically recognized over time. Revenue for contracts that do not include an enforceable right to payment for performance completed to date is recognized at a point in time when the performance obligation is satisfied, generally upon delivery of the services, and when control of the service is transferred to the customer.

Connect enters into cooperation arrangements with certain of its customers, under which the customer provides Connect with its data in exchange for Connect’s services. Connect records these transactions at fair value, which is determined based on the fair value of goods or services received, if reasonably estimable. If not reasonably estimable, Connect considers the fair value of the goods or services surrendered.

The table below sets forth Connect’s revenue disaggregated by major product offerings and by timing of revenue recognition.

	Year Ended December 31,
(in millions)	2019	2018
Major Product Offerings
Measure	$2,161	$2,211
Predict/Activate	896	927

Total	$3,057	$3,138

Timing of Revenue Recognition
Products transferred at a point in time	$290	$316
Products and services transferred over time	2,767	2,822

Total	$3,057	$3,138

Contract Assets and Liabilities

Contract assets represent Connect’s rights to consideration in exchange for services transferred to a customer that have not been billed as of the reporting date. While Connect’s rights to consideration are generally unconditional at the time its performance obligations are satisfied, under certain circumstances the related billing occurs in arrears, generally within one month of the services being rendered.

At the inception of a contract, Connect generally expects the period between when it transfers its services to its customers and when the customer pays for such services will be one year or less.

Contract liabilities relate to advance consideration received or the right to consideration that is unconditional from customers for which revenue is recognized when the performance obligation is satisfied and control transferred to the customer.

The table below sets forth Connect’s contract assets and contract liabilities from contracts with customers.

	Year Ended December 31,
(in millions)	2019	2018
Contract assets	$133	$127
Contract liabilities	$215	$225

The increase in the contract assets balance during the period was primarily due to $118 million of revenue recognized that was not billed, in accordance with the terms of the contracts, as of December 31, 2019, offset by $111 million of contract assets included in the December 31, 2018 balance that were invoiced to Connect’s clients and therefore transferred to trade receivables.

The decrease in the contract liability balance during the period was primarily due to $206 million of advance consideration received or the right to consideration that is unconditional from customers for which revenue was not recognized during the period, offset by $216 million of revenue recognized during the period that had been included in the December 31, 2018 contract liability balance.

Transaction Price Allocated to the Remaining Performance Obligations

As of December 31, 2019, approximately $1.9 billion of revenue is expected to be recognized from remaining performance obligations that are unsatisfied (or partially unsatisfied) for Connect’s services. This amount excludes variable consideration allocated to performance obligations related to sales- and usage-based royalties on licenses of intellectual property.

Connect expects to recognize revenue on approximately 89% of these remaining performance obligations through December 31, 2021, with the balance recognized thereafter.

Deferred Costs

Incremental direct costs incurred to build the infrastructure to service new contracts are capitalized as a contract cost. As of December 31, 2019 and 2018, the balances of such capitalized costs were $11 million and $18 million, respectively. These costs are typically amortized through cost of revenues over the original contract period beginning when the infrastructure to service new clients is ready for its intended use. The amortization of these costs for the years ended December 31, 2019 and 2018, was $8 million and $23 million, respectively. There was no impairment loss recorded in any of the periods presented.

(6)	Business Acquisitions and Dispositions

For the year ended December 31, 2019, Connect paid cash consideration of $16 million associated with current period acquisitions, net of cash acquired. Had these 2019 acquisitions occurred as of January 1, 2019, the impact on Connect’s results of operations would not have been material.

In December 2016, Connect completed the sale of Claritas, a business focusing on consumer segmentation insights, for cash consideration of $34 million and a note receivable of $60 million. The note is payable at any time over three years and bears interest at 3% in year one, 5% in year two and 7% in year three. In 2017, upon finalization of working capital and other settlement matters Connect reduced the note receivable to $51 million and recorded a charge of $13 million to Other income/(expense), net in the Combined Statements of Operations. In December 2018, Connect received $51 million as payment for the note receivable.

Connect participates in Nielsen’s centralized cash management and financing programs. The cash receipt in December 2018 of $51 million from the payment for the note was transferred to centralized accounts that are maintained by Nielsen. As cash is received by Nielsen, it is accounted for by Connect through net Parent investment in the Combined Balance Sheets. Refer to Note 16 (“Relationship with Nielsen and Related Entities”) to the Combined Financial Statements of Connect for further discussion.

There were no discontinued operations for the years ended December 31, 2019 and 2018.

(7)	Leases

All significant lease arrangements are generally recognized at lease commencement. Operating lease ROU assets and lease liabilities are recognized at commencement. An ROU asset and corresponding lease liability are not recorded for leases with an initial term of 12 months or less (such lease, a “short-term lease”) and Connect recognizes lease expense for these leases as incurred over the lease term. ROU assets represent Connect’s right to use an underlying asset during the reasonably certain lease term, and lease liabilities represent its obligation to make lease payments arising from the lease. Connect’s lease terms may include options to extend or terminate the lease when it is reasonably certain that Connect will exercise that option. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. Connect uses the rate implicit in the lease for the discount rate when determining the present value of lease payments whenever that rate is readily determinable. If the rate is not readily determinable, Connect uses its incremental borrowing rate, which is updated periodically, based on the information available at commencement date. The operating lease ROU asset also includes any lease payments related to initial direct cost and prepayments and excludes lease incentives. Lease expense is recognized on a straight-line basis over the lease term. Connect has lease agreements with lease and non-lease components, which are generally accounted for together.

Connect has operating and finance leases for real estate facilities, servers, computer hardware, and other equipment. Connect’s leases have remaining lease terms of one year to 30 years, some of which include options to extend the leases for up to five years, and some of which include options to terminate the leases within one year.

The components of lease expense were as follows:

(in millions)	Year Ended December 31, 2019
Lease cost
Finance lease cost:
Amortization of right-of-use assets	$6
Interest on lease liabilities	1

Total finance lease cost	7
Operating lease cost	69
Short-term lease costs	4

Sublease income	(1)

Total lease cost	$79

Connect recognized rental income received under subleases from operating leases of $1 million for both of the years ended December 31, 2019, and 2018. At December 31, 2019, Connect had aggregate future proceeds to be received under operating lease sublease guarantees of $4 million.

Supplemental balance sheet information related to leases was as follows:

(in millions, except lease term and discount rate)	December 31, 2019
Operating leases
Operating lease right-of-use assets	$170

Other current liabilities	56
Operating lease liabilities	134

Total operating lease liabilities	$190

Finance leases
Property, plant and equipment, gross	$65
Accumulated depreciation	(37)

Property, plant and equipment, net	28

Other intangible assets, gross	1
Accumulated amortization	—

Other intangible assets, net	1

Current finance lease obligations	6
Long-term finance lease obligations	11

Total finance lease liabilities	$17

Other information
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows used in finance leases	(1)
Operating cash flows used in operating leases	(64)
Financing cash flows used in finance leases	(2)
Right-of-use assets obtained in exchange for new finance lease liabilities	1
Right-of-use assets obtained in exchange for new operating lease liabilities	29
Weighted-average remaining lease term—finance leases	4 years
Weighted-average remaining lease term—operating leases	8 years
Weighted-average discount rate—finance leases	6.2%
Weighted-average discount rate—operating leases	4.5%

Annual maturities of Connect’s lease liabilities are as follows:

(in millions)	Operating Leases	Finance Leases
2020	$69	$3
2021	46	2
2022	30	2
2023	17	2
2024	13	2
Thereafter	50	8

Total lease payments	$225	$19
Less imputed interest	(35)	(2)

Total	$190	$17

(8)	Goodwill and Other Intangible Assets

Goodwill

Goodwill and other indefinite-lived intangible assets, consisting of certain trade names and trademarks, are each tested for impairment on an annual basis and whenever events or circumstances indicate that the carrying amount of such asset may not be recoverable. For goodwill, Connect has one reporting unit and has designated October 1 as the date in which the annual assessment is performed as this timing corresponds with the development of Connect’s formal budget and business plan review. Connect reviews the recoverability of its goodwill by comparing the reporting unit’s estimated fair value with the respective carrying amount. The estimates of fair value are determined using a combination of valuation techniques, primarily an income approach using a discounted cash flow analysis supplemented by a market-based approach.

A discounted cash flow analysis requires the use of various assumptions, including expectations of future cash flows, growth rates, discount rates and tax rates in developing the present value of future cash flow projections. The market-based approach utilizes available market comparisons such as indicative industry multiples that are applied to current year revenue and earnings as well as recent comparable transactions.

Connect conducted the annual assessment as of October 1, 2019 and concluded that there was no impairment.

Prior to the annual assessment date, in connection with Nielsen’s strategic review, there were indications that the fair value of Connect was lower than the carrying value. Connect considered this as well as other factors to be interim indicators of impairment and determined that it was more likely than not that the Connect reporting unit was impaired. Management performed an updated impairment analysis of Connect as of September 30, 2019. As a result of this analysis, Connect concluded that the fair value was less than the carrying value and recorded a non-cash goodwill impairment charge of $1,004 million during the third quarter of 2019. The primary inputs for determining the estimated fair value were inputs from the strategic review process, market values for comparable entities and updated intrinsic values.

In performing the annual impairment assessment as of October 1, 2018, Connect concluded that the fair value was less than the carrying value. Ongoing challenging conditions in Connect’s operating environment and Nielsen’s review and analysis of strategic alternatives resulted in downward revisions of management’s forecasts on future projected earnings and cash flows. Given these declines and overall market conditions, Connect reassessed the market comparable data inputs used in the market-based approach and selected the lower end of the range of indicative industry multiples. Additionally, such conditions resulted in the use of a higher discount rate in Connect’s valuation. As a result of all of these factors, the fair value calculated was less than the carrying value and Connect recorded a non-cash goodwill impairment charge of $1,411 million during the fourth quarter of 2018.

Goodwill is stated at historical cost less accumulated impairment losses, if any.

The table below summarizes the changes in the carrying amount of goodwill for the years ended December 31, 2019 and 2018, respectively.

(in millions)
Balance, January 1, 2018	$2,844
Acquisitions, divestitures and other adjustments	11
Impairment	(1,411)
Effect of foreign currency translation	(107)

Balance, December 31, 2018	1,337
Acquisitions, divestitures and other adjustments	8
Impairment	(1,004)
Effect of foreign currency translation	(10)

Balance, December 31, 2019	$331

Cumulative impairments	$2,415

At December 31, 2019, $16 million of goodwill is expected to be deductible for income tax purposes.

Other Intangible Assets

Intangible assets with finite lives are stated at historical cost, less accumulated amortization and impairment losses. These intangible assets are amortized on a straight-line basis over the estimated useful lives, which are reviewed annually.

Connect has purchased and internally developed software to facilitate its global information processing, financial reporting and client access needs. Costs that are related to the conceptual formulation and design of software programs are expensed as incurred. Costs that are incurred to produce the finished product after technological feasibility has been established are capitalized as an intangible asset and are amortized over the estimated useful life. If events or changes in circumstances indicate that the carrying value of software may not be recovered, a recoverability analysis is performed based on estimated undiscounted cash flows to be generated from the software in the future. If the analysis indicates that the carrying value is not recoverable from the future cash flows, the software cost is written down to estimated fair value and an impairment is recognized. These estimates are subject to revision as market conditions and as Connect’s assessments change.

The impairment test for other indefinite-lived intangible assets consists of a comparison of the fair value of the intangible asset with its carrying amount. If the carrying amount of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. The estimates of fair value of trade names and trademarks are determined using a “relief from royalty” discounted cash flow valuation methodology. Significant assumptions inherent in this methodology include estimates of royalty rates and discount rates. Discount rate assumptions are based on an assessment of the risk inherent in the respective intangible assets. Assumptions about royalty rates are based on the rates at which comparable trade names and trademarks are being licensed in the marketplace. There was no impairment noted in any period presented with respect to Connect’s indefinite-lived intangible assets. As of the October 1, 2019 assessment, one of Connect’s indefinite-lived intangible assets had a fair value that exceeded its carrying value by less than 10%.

Connect is required to assess whether the value of amortizable intangible assets have been impaired whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. Connect does not perform a periodic assessment of assets for impairment in the absence of such information or indicators. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. Recoverability of assets that are held and used is measured by comparing the sum of the future undiscounted cash flows expected to be derived from an asset (or a group of assets) to their carrying value. If the carrying value of the asset (or the group of assets) exceeds the sum of the future undiscounted cash flows, impairment is considered to exist. If impairment is considered to exist based on undiscounted cash flows, the impairment charge is measured using an estimation of the assets’ fair value, typically using a discounted cash flow method. The identification of impairment indicators, the estimation of future cash flows and the determination of fair values for assets (or groups of assets) require Connect to make significant judgments concerning the identification and validation of impairment indicators, expected cash flows and applicable discount rates. These estimates are subject to revision as market conditions and Connect’s assessments change.

There was no impairment or indicators of impairment noted in 2019 with respect to Connect’s amortizable intangible assets.

Connect’s impairment assessments resulted in the recognition of a non-cash internally developed software asset impairment charge of $1 million during 2018.

The tables below summarize the carrying value of such intangible assets and their estimated useful lives for December 31, 2019, and 2018, respectively:

			Gross Amounts	Accumulated Amortization
(in millions)	Estimated Useful Lives	Weighted Average	December 31, 2019	December 31, 2019
Indefinite-lived intangibles:
Trade names and trademarks			$1,218	$—

Amortized intangibles:
Trade names and trademarks	5-20 years	12 years	40	(25)
Customer-related intangibles	6-25 years	21 years	560	(308)
Covenants-not-to-compete	1-7 years	3 years	11	(10)
Computer software	3-10 years	5 years	1,213	(599)
Patents and other	3-10 years	6 years	35	(32)

Total			$1,859	$(974)

			Gross Amounts	Accumulated Amortization
(in millions)	Estimated Useful Lives	Weighted Average	December 31, 2018	December 31, 2018
Indefinite-lived intangibles:
Trade names and trademarks			$1,218	$—

Amortized intangibles:
Trade names and trademarks	5-20 years	12 years	38	(22)
Customer-related intangibles	6-25 years	21 years	555	(275)
Covenants-not-to-compete	1-7 years	3 years	11	(10)
Computer software	3-10 years	5 years	1,481	(878)
Patents and other	3-10 years	6 years	35	(30)

Total			$2,120	$(1,215)

Pursuant to the Transaction with Advent International Corporation discussed in “Note 1: Background and Nature of Operations,” Nielsen will grant Advent a license to brand its products and services with the “Nielsen” name and other Nielsen trademarks for 20 years following the closing of the Transaction. Refer to “Note 23 Subsequent Events” for further discussion around the Transaction.

The amortization expense for years ended December 31, 2019 and 2018 was $208 million and $169 million, respectively. These amounts include amortization expense associated with computer software of $168 million and $124 million for the years ended December 31, 2019 and 2018, respectively. Additionally, amortization expense for intangible assets of Nielsen utilized by Connect recorded in Other income/(expense), net amounted to $3 million and $2 million for the years ended December 31, 2019 and 2018, respectively.

All other intangible assets are subject to amortization. Future amortization expense is estimated to be as follows:

(in millions)
For the year ending December 31:
2020	$141
2021	119
2022	90
2023	71
2024	66
Thereafter	398

Total	$885

(9)	Changes in Accumulated Other Comprehensive Loss by Component

The table below summarizes the changes in accumulated other comprehensive income/(loss), net of tax, by component for the year ended December 31, 2019.

(in millions)	Currency Translation Adjustments	Post- Employment Benefits	Total
Balance as of December 31, 2018	$(140)	$(245)	$(385)

Net current period other comprehensive loss	(104)	116	12

Balance as of December 31, 2019	$(244)	$(129)	$(373)

The table below summarizes the changes in accumulated other comprehensive income/(loss), net of tax, by component for the year ended December 31, 2018.

(in millions)	Currency Translation Adjustments	Post- Employment Benefits	Total
Balance as of January 1, 2018	$(11)	$(245)	$(256)

Net current period other comprehensive loss	(129)	—	(129)

Balance as of December 31, 2018	$(140)	$(245)	$(385)

(10)	Trade and Other Receivables, Net

Trade and Other Receivables, net consists of the following:

	December 31,
(in millions)	2019	2018
Trade accounts receivable	$575	$595
Unbilled accounts receivable under contracts	133	127

Gross accounts receivable	708	722
Less: allowance for doubtful accounts	12	11

Total Trade and Other Receivables, net	$696	$711

(11)	Property, Plant and Equipment

Property, plant and equipment are carried at historical cost less accumulated depreciation and impairment losses. Property, plant and equipment are depreciated on a straight-line basis over the estimated useful lives.

Connect is required to assess whether the value of long-lived assets, including buildings, improvements, technical and other equipment have been impaired whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. Connect does not perform a periodic assessment of assets for impairment in the absence of such information or indicators. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. Recoverability of assets that are held and used is measured by comparing the sum of the future undiscounted cash flows expected to be derived from an asset (or a group of assets) to their carrying value. If the carrying value of the asset (or the group of assets) exceeds the sum of the future undiscounted cash flows, impairment is considered to exist. If impairment is considered to exist based on undiscounted cash flows, the impairment charge is measured using an estimation of the assets’ fair value, typically using a discounted cash flow method. The identification of impairment indicators, the estimation of future cash flows and the determination of fair values for assets (or groups of assets) require Connect to make significant judgments concerning the identification and validation of impairment indicators, expected cash flows and applicable discount rates. These estimates are subject to revision as market conditions and Connect’s assessments change. There was no impairment or indicators of impairment noted in any period presented with respect to Connect’s finite long-lived assets.

The following table summarizes the carrying value of property, plant and equipment, including the associated useful lives for the years ended December 31, 2019 and 2018, respectively:

	December 31,
(in millions)	Estimated Useful Lives	2019	2018
Land and buildings	25-50 years	$171	$161
Information and communication equipment	3-10 years	310	295
Furniture, equipment and other	3-10 years	71	78

		552	534
Less: accumulated depreciation and amortization		(424)	(409)

Total Property, Plant and Equipment, net		$128	$125

Depreciation expense from operations related to property, plant and equipment was $41 million and $43 million for the years ended December 31, 2019 and 2018, respectively.

The above amounts include amortization expense on assets under finance leases and other financing obligations of $6 million for each of the years ended December 31, 2019 and 2018. Finance leases and other financing obligations are composed primarily of land and buildings and information and communication equipment. See Note 7 (“Leases”) to the Combined Financial Statements of Connect for further information on finance leases.

(12)	Fair Value Measurements

Connect’s investments include investments in affiliates and a trading asset portfolio maintained to generate returns to offset changes in certain liabilities related to deferred compensation arrangements. The carrying value of Connect’s investments approximate fair value, except for certain differences with respect to investments accounted for at cost. The fair value of Connect’s investments is generally determined by reference to market values resulting from trading on a national securities exchange or in an over-the-counter market. In cases where quoted market prices are not available, fair value is based on estimates using present value or other valuation techniques.

In addition, Connect has accounts receivable that are not collateralized. Connect services high-quality clients dispersed across many geographic areas. Connect analyzes the aging of accounts receivable, historical bad debts, customer creditworthiness and current economic trends in determining the allowance for doubtful accounts.

For Connect’s investments, Connect assesses declines in the value of individual investments to determine whether such a decline is other than temporary, and thus the investment is impaired by considering available evidence. No impairment charge was recorded for the years ended December 31, 2019 and 2018.

Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining fair value, Connect considers the principal or most advantageous market in which Connect would transact, and also considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of non-performance.

There are three levels of inputs that may be used to measure fair value:

Level 1: Quoted market prices available in active markets for identical assets or liabilities as of the reporting date;

Level 2: Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date; and

Level 3: Pricing inputs that are generally unobservable and may not be corroborated by market data.

Financial Assets and Liabilities Measured on a Recurring Basis

Connect’s financial assets and liabilities are measured and recorded at fair value, except for equity method investments and cost method investments. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurements. Connect’s assessment of the significance of a particular input to the fair value measurements requires judgment and may affect the valuation of the assets and liabilities being measured and their placement within the fair value hierarchy.

Connect participates in a deferred compensation plan to provide certain members of a select group of management or highly compensated employees a means to defer receipt of compensation and to have such deferred amounts treated as if invested in specified investment vehicles to enhance the competitiveness of Connect’s executive compensation program and, therefore, its ability to attract and retain key personnel necessary for the continued success and progress of Connect.

Deferred compensation liabilities consist of participants’ deferrals, which are invested in a variety of participant directed stock and bond mutual funds and are classified as equity securities. Changes in the fair value of these securities are measured using quoted prices in active markets based on the market price per unit multiplied by the number of units held exclusive of any transaction costs. A corresponding adjustment for changes in fair value of the equity securities is also reflected in the changes in fair value of the deferred compensation obligation. Connect’s deferred compensation liabilities measured at fair value on a recurring basis was $2 million as of both December 31, 2019 and 2018.

Plan assets for deferred compensation plans are composed of investments in mutual funds, which are intended to fund liabilities arising from deferred compensation plans. These investments are carried at fair value, which is based on quoted market prices at period end in active markets. These investments are classified as equity securities with any gains or losses resulting from changes in fair value recorded in Other income/(expense), net in the Combined Statements of Operations. Connect’s plan assets for deferred compensation measured at fair value on a recurring basis was $2 million as of both December 31, 2019 and 2018.

There were no financial assets or liabilities measured at fair value using Level 2 or Level 3 inputs on a recurring basis as of December 31, 2019 and 2018.

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

Connect is required, on a nonrecurring basis, to adjust the carrying value for certain assets using fair value measurements. Connect’s equity method investments, and nonfinancial assets, such as goodwill, intangible assets, and property, plant and equipment, are measured at fair value when there is an indicator of impairment and recorded at fair value only when an impairment charge is recognized.

Connect did not measure any material nonfinancial assets or liabilities at fair value during the years ended December 31, 2019 and 2018.

(13)	Restructuring Activities

Productivity Initiatives

Restructuring charges are primarily related to programs associated with Connect’s plans to reduce selling, general and administrative expenses and consolidate operating centers, as well as automation initiatives. These charges primarily relate to employee separation packages. The amounts are calculated based on salary levels and past service periods. Severance costs are generally charged to earnings when planned employee terminations are approved.

A summary of the changes in the liabilities for restructuring activities is provided below:

(in millions)	Total Initiatives
Balance at December 31, 2017	$43

Charges	100
Non-cash charges and other adjustments	(1)
Payments	(96)

Balance at December 31, 2018	46

Reclassification of ASC 420 real estate restructuring to right-of-use asset(1)	(8)
Charges(2)	42
Non-cash charges and other adjustments	—
Payments	(54)

Balance at December 31, 2019	$26

(1)	Upon adoption of ASC 842, the real estate operating lease ASC 420 liabilities were reclassified and presented as a reduction of the related operating lease right-of-use asset.
(2)	Excludes charges related to operating lease right-of-use assets of $8 million. Includes $6 million of adjustments related to changes in previous productivity initiatives.

Of the $26 million in remaining liabilities for restructuring actions, $22 million is expected to be paid within one year and is classified as a current liability within the Combined Balance Sheets as of December 31, 2019.

(14)	Pensions and Other Post-Retirement Benefits

Nielsen sponsors both funded and unfunded defined benefit pension plans (the “Pension Plans” or “plans”) and post-retirement medical plans for some of its employees in the Netherlands, the United States and other international locations. Where permitted by applicable law, Nielsen reserves the right to change, modify or discontinue the pension plans. Nielsen offers plans that are shared among its businesses, including the Connect business. In these cases, the participation of employees in these plans is reflected in these financial statements as though Connect participates in a multiemployer plan with Nielsen. A proportionate share of the net periodic benefit cost is recorded in Other income/(expense), net in the Combined Statements of Operations. Assets and liabilities of such plans are retained by Nielsen. The amount of net periodic benefit costs reflected in the Combined Statements of Operations relating to these multiemployer plans were $8 million and $4 million for the years ended December 31, 2019 and 2018, respectively.

For plans that are not shared among Nielsen businesses and provide the majority of pension benefits to the employees of the Connect business, the projected benefit obligation and related net periodic benefit costs are reflected within the Combined Financial Statements of Connect as though Connect participates in a single employer plan. The amount of net periodic benefit costs reflected within the Combined Statements of Operations for the single employer plans was $165 million and $4 million for the years ended December 31, 2019 and 2018, respectively.

A proportionate share of the net periodic benefit cost will be charged to Nielsen for the participation of employees from other Nielsen businesses for both service and nonservice related costs. Service costs are recorded in Selling, general and administrative expenses and nonservice costs are recorded in Other income/(expense), net in the Combined Statements of Operations as though Nielsen participates in a Connect pension plan. The amount of net periodic benefit costs charged to Nielsen and reflected as income in the Combined Statements of Operations for service charges were $1 million and $3 million for the years ended December 31, 2019 and 2018, respectively. The amount of net periodic benefit costs charged to Nielsen and reflected as Other income/(expense), net in the Combined Statements of Operations for nonservice charges were $63 million and $(3) million for the years ended December 31, 2019 and 2018, respectively. The $63 million charge to Nielsen in 2019 primarily relates to pension settlements.

For the single employer plans of Connect, the determination of benefit obligations and expenses is based on actuarial models. To measure benefit costs and obligations using these models, critical assumptions are made with regard to the discount rate, the expected return of plan assets and the assumed rate of compensation increases. These assumptions are reviewed at least annually.

Net periodic benefit costs primarily represent the increase in the actuarial present value of the obligation for pension benefits based on employee service during the year and the interest on this obligation in respect of employee service in previous years, net of the expected return on plan assets. Differences between this expected return and the actual return on these plan assets and actuarial changes are not recognized in the Combined Statements of Operations, unless the accumulated differences and changes exceed a certain threshold. Connect recognizes obligations for contributions to defined contribution pension plans as expenses in the Combined Statements of Operations as they are incurred.

The discount rate is the rate at which the benefit obligations could be effectively settled. The discount rate is set by reference to market yields on high-quality corporate bonds.

Connect uses the spot-rate approach to calculate the discount rate for its retirement benefit pension plans. Under the spot-rate approach, Connect uses individual spot rates along the yield curve that correspond with the timing of each future cash outflow for benefit payments to calculate interest cost and service cost within net periodic benefit costs.

During 2019, certain of Connect’s pension plans contracted with insurance companies and transferred $578 million of outstanding defined benefit pension obligations and related pension assets for approximately 5,900 retirees and beneficiaries in the Netherlands to these insurance companies. These insurance companies are now required to pay and administer the retirement benefits owed to these retirees and beneficiaries. These transactions have no impact on the amount, timing, or form of the monthly retirement benefit payments to the covered retirees and beneficiaries. These transactions resulted in a non-cash charge to Other income/(expense), net of $165 million in the Combined Statements of Operations and did not impact cash flows in 2019.

	December 31,
(in millions)	2019	2018
Change in projected benefit obligation
Benefit obligation at beginning of period	$1,216	$1,348
Service cost	12	14
Interest cost	24	23
Plan participants’ contributions	1	2
Actuarial loss/(gain)	108	(54)
Benefits paid	(52)	(54)
Premiums paid	—	(1)
Curtailments	(4)	—
Settlements	(578)	(4)
Amendments	1	1
Effect of foreign currency translation	—	(60)
Plan combinations	—	1

Benefit obligation at end of period	$728	$1,216

	December 31,
(in millions)	2019	2018
Change in plan assets
Fair value of plan assets at beginning of period	$1,090	$1,247
Actual return on plan assets	127	(60)
Employer contributions	24	20
Plan participants’ contributions	1	2
Benefits paid	(52)	(54)
Expenses paid	—	(4)
Premiums paid	—	(1)
Settlements	(578)	(4)
Effect of foreign currency translation	(1)	(57)
Plan combinations	1	1

Fair value of plan assets at end of period	612	1,090

Funded status	$(116)	$(126)

	Year ended December 31,
(in millions)	2019	2018
Amounts recognized in the Combined Balance Sheets
Pension assets included in other non-current assets	26	16
Accrued benefit liability included in other non-current liabilities	(142)	(142)

Net amount recognized	$(116)	$(126)

Amounts recognized in Other Comprehensive Income/(Loss), before tax
Net loss/(gain)	20	13
Settlement loss	(165)	(1)
Amortization of net loss	(5)	(9)

Total recognized in other comprehensive income/(loss)	$(150)	$3

Amounts not yet reflected in net periodic benefit cost and included in Accumulated Other Comprehensive Loss, before tax
Unrecognized losses	$165	$316

The total accumulated benefit obligation and minimum liability changes for the Pension Plans were as follows:

	December 31,
(in millions)	2019	2018
Accumulated benefit obligation	$698	$1,191

Pension Plans with Accumulated Benefit Obligation in Excess of Plan Assets	December 31,
(in millions)	2019	2018
Projected benefit obligation	$507	$1,148
Accumulated benefit obligation	493	1,131
Fair value of plan assets	397	1,039

Pension Plans with Projected Benefit Obligation in Excess of Plan Assets	December 31,
(in millions)	2019	2018
Projected benefit obligation	$562	$1,148
Accumulated benefit obligation	698	1,191
Fair value of plan assets	451	1,039

Net periodic benefit cost for the years ended December 31, 2019 and 2018, respectively, includes the following components:

	Year ended December 31,
(in millions)	2019	2018
Service cost	$12	$14
Interest cost	24	23
Expected return on plan assets	(41)	(44)
Settlement loss recognized	165	1
Amortization of prior service costs	(1)	(1)
Amortization of net loss	7	10
Curtailment (gain)/loss recognized	(1)	1

Net periodic benefit cost	$165	$4

The weighted average assumptions underlying the pension computations were as follows:

	Year ended December 31,
	2019	2018
Pension benefit obligation:
Discount rate	1.9%	2.3%
Rate of compensation increase	1.1%	1.5%

Net periodic pension costs:
Discount rate	2.6%	2.1%
Rate of compensation increase	1.1%	1.5%
Expected long-term return on plan assets	4.4%	4.0%

Connect’s pension plans’ weighted average asset allocations by asset category are as follows:

	December 31,
	2019	2018
Equity securities	48%	29%
Fixed income securities	42	54
Other	10	17

Total	100%	100%

The primary objective with regard to the investment of the Pension Plans’ assets is to ensure that in each individual plan, sufficient funds are available to satisfy future benefit obligations. For this purpose, asset and liability management studies are made periodically at each pension fund. For each of the Pension Plans, an appropriate mix is determined on the basis of the outcome of these studies, taking into account the national rules and regulations. The overall target asset allocation among all plans for 2019 was 48% equity securities, 42% fixed income securities, and 10% other investments as reflected in the table above.

Equity securities primarily include investments in U.S. and non U.S. companies. Fixed income securities include corporate bonds of companies from diversified industries and mortgage-backed securities. Insurance contracts are categorized as level 3 and are valued based on contractual terms.

Assets at fair value (see Note 12 (“Fair Value Measurements”) to the Combined Financial Statements of Connect for additional information on fair value measurement and the underlying fair value hierarchy) as of December 31, 2019 and 2018 are as follows:

(in millions)	December 31, 2019				December 31, 2018
Asset Category	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Cash and equivalents	$9	$—	$—	$9	$28	$1	$—	$29
Equity securities—U.S.	16	—	—	16	13	—	—	13
Equity securities—Global	25	86	—	111	27	181	—	208
Equity securities—non-U.S.	9	36	—	45	9	32	—	41
Real estate	—	—	21	21	—	—	40	40
Corporate bonds	7	64	—	71	6	255	—	261
Debt issued by national, state or local government	38	39	—	77	30	194	—	224
Insurance/other	—	6	—	6	—	1	86	87

Total assets at fair value, excluding NAV per share practical expedient at December 31, 2019 and December 31, 2018	$104	$231	$21	$356	$113	$664	$126	$903

The following presents Connect’s total fair value of plan assets including the net asset value (“NAV”) per share practical expedient:

(in millions)	December 31, 2019	December 31, 2018
Fair value of investments, excluding NAV per share practical expedient	$356	$903

Fair value of investments, using NAV per share practical expedient
Asset Category
Cash	5	$4
Equity securities—U.S.	28	20
Equity securities—Global	37	25
Corporate debt securities or bonds	—	—
Debt issued by national, state or local government	9	9
Liability driven investments	71	52
Real estate	5	6
Private equity and hedge funds	69	53
Insurance and other	32	18

Total assets at fair value including NAV per share practical expedient at December 31, 2019 and December 31, 2018	$612	$1,090

The following is a summary of changes in the fair value of the Pension Plans’ Level 3 assets for the years ended December 31, 2019 and 2018:

(in millions)	Real Estate	Insurance/ Other	Total
Balance, end of year December 31, 2017	$45	$98	$143
Actual return on plan assets:
(Sales)/investments	(4)	(6)	(10)
Effect of foreign currency translation	(1)	(6)	(7)

Balance, end of year December 31, 2018	$40	$86	$126
Actual return on plan assets:
(Sales)/investments	(1)	—	(1)
Settlements	(18)	(86)	(104)
Effect of foreign currency translation	—	—	—

Balance, end of year December 31, 2019	$21	$—	$21

Real estate investment valuations require significant judgment due to the absence of quoted market prices, the inherent lack of liquidity and the long-term nature of such assets. These assets are initially valued at cost and are reviewed periodically utilizing available and relevant market data to determine if the carrying value of these assets should be adjusted. The valuation methodology is applied consistently from period to period.

Other types of investments categorized as Level 3 are primarily insurance contracts and are valued based on contractual terms.

Contributions to the Pension Plans in 2020 are expected to be approximately $17 million.

Estimated future benefit payments are as follows:

(in millions)	Total
For the years ending December 31,
2020	$22
2021	23
2022	24
2023	24
2024	25
2025-2029	149

Defined Contribution Plans

Connect also offers defined contribution plans to certain participants, primarily in the United States. In the United States, Connect contributes cash to each employee’s retirement account in an amount up to 3% of compensation (subject to IRS limitations). No contributions are made in shares of Nielsen’s ordinary shares. Total expenses related to defined contribution plans amount to $21 million and $23 million for the years ended December 31, 2019 and 2018, respectively.

(15)	Investment in Affiliates

As of December 31, 2019 and 2018, Connect had investments in affiliates of approximately $9 million and $8 million, respectively.

Obligations between Connect and its affiliates are regularly settled in cash in the ordinary course of business. Connect had net receivables from its affiliates of approximately $1 million for both years ended December 31, 2019 and 2018.

(16)	Relationship with Nielsen and Related Entities

Historically, Connect has been managed and operated in the normal course of business consistent with other affiliates of Nielsen. Accordingly, certain shared costs have been allocated to Connect and reflected as expenses in the Combined Statements of Operations. Management considers the allocation methodologies used to be reasonable and appropriate reflections of the historical Nielsen expenses attributable to Connect for purposes of the Combined Financial Statements of Connect. However, the expenses reflected in the Combined Statements of Operations may not be indicative of the actual expenses that would have been incurred during the periods presented if Connect historically operated as a separate, stand-alone entity. In addition, the expenses reflected in the Combined Statements of Operations may not be indicative of related expenses that will be incurred in the future by Connect.

General Corporate Overhead Allocation

Nielsen provides facilities, information services and certain corporate and administrative services to Connect. Expenses relating to these services have been allocated to Connect and are reflected in the Combined Statements of Operations. Where direct assignment was not possible or practical, these costs were allocated on a pro rata basis of revenues, headcount or other measures. The following table summarizes the components of general allocated corporate expenses for the years ended December 31, 2019 and 2018 respectively.

	Year ended December 31,
(in millions)	2019	2018
Cost of revenues	$88	$122
Selling, general and administrative expenses, exclusive of depreciation and amortization	158	166

Total	$246	$288

Cash Management and Financing

Connect participates in Nielsen’s centralized cash management and financing programs. Disbursements are made through centralized accounts payable systems, which are operated by Nielsen. Cash receipts are transferred to centralized accounts which are also maintained by Nielsen. As cash is disbursed and received by Nielsen, it is accounted for by Connect through net Parent investment in the Combined Balance Sheets.

Historically, Connect has received funding from Nielsen for Connect’s operating and investing cash needs. Nielsen’s third-party debt and the related interest expense have not been allocated to Connect for any of the periods presented as Connect is not the legal obligor of the debt and Nielsen’s borrowings were not directly attributable to Connect.

Intercompany Receivables/Payables

All significant intercompany transactions between Connect and Nielsen (and its non-Connect businesses) have been included in the Combined Financial Statements of Connect and are considered to be effectively settled for cash at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions have been accounted for through net Parent investment in the Combined Balance Sheets and is reflected in the Combined Statements of Cash Flow as a financing activity.

The following table summarizes the components of the Net transfers from/(to) Parent for the years ended December 31, 2019 and 2018, respectively.

	Year ended December 31,
(in millions)	2019	2018
Cash pooling and general financing activities	$(299)	$(388)
Corporate allocations	246	288
Income taxes	116	107
Connect to Parent cross-charges(1)	(75)	(4)
Parent to Connect cross-charges(1)	13	7

Net cash distributed from/(to) Parent	1	10
Stock-based compensation	30	19
Asset transfers from Parent	17	27
Deferred taxes settled through net Parent investment	(2)	(1)
Pension settlement loss	165	1
Other (gains)/losses	(11)	(9)
Other	(71)	21

Net transfers from/(to) Parent	$129	$68

(1)

Reflects cross-charges between Nielsen and Connect relating to pensions on shared plans and depreciation and amortization on shared assets. The $75 million of Connect to Parent cross-charges for the year ended December 31, 2019 primarily relates to pension settlements.

(17)	Stock-Based Compensation

Nielsen maintains a number of stock-based compensation programs at the corporate level in which Connect’s employees participate. All awards granted under the program relate to Nielsen’s ordinary shares. Accordingly, the amounts presented are not necessarily indicative of future performance and do not necessarily reflect the results that Connect would have experienced as an independent, publicly traded company for the periods presented.

Nielsen measures the cost of all stock-based payments, including stock options, at fair value on the grant date and recognizes such costs within the combined statements of operations; however, no expense is recognized for stock-based payments that do not ultimately vest. Nielsen recognizes the expense of its options that cliff vest using the straight-line method. For those that vest over time, an accelerated graded vesting is used.

Nielsen has an equity-based, management compensation plan (“EPP”) to align compensation for certain key executives with the performance of Connect. Under this plan, certain of Connect’s executives may be granted stock options, stock appreciation rights, restricted stock and dividend equivalent rights in the shares of Connect or purchase its shares. In connection with the completion of Nielsen’s initial public offering of ordinary shares on January 31, 2011 (and further amended), Connect implemented the Nielsen 2010 Stock Incentive Plan (the “SIP”) and suspended further grants under the EPP. The SIP is the source of new equity-based awards permitting Connect to grant to its key employees, directors and other service providers the following types of awards: incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units and other awards valued in whole or in part by reference to shares of Nielsen’s ordinary shares and performance-based awards denominated in shares or cash.

The stock-based compensation expense is included within the Combined Statements of Operations within the Selling, general and administrative expenses, exclusive of depreciation and amortization line item.

In the years ended December 31, 2019 and 2018, Connect incurred $30 million and $19 million of stock-based compensation expense, respectively.

(18)	Income Taxes

Although Connect was historically included in the consolidated income tax returns of Nielsen, Connect’s income taxes are computed and reported herein under the “separate return method.” Use of the separate return method may result in differences when the sum of the amounts allocated to stand-alone tax provisions are compared with amounts presented in the Combined Financial Statements of Connect. In that event, the related deferred tax assets and liabilities could be significantly different from those presented herein. Certain tax attributes, e.g., net operating loss carryforwards, which were actually reflected in Nielsen’s consolidated financial statements, may or may not exist at the stand-alone Connect level.

In general, the taxable income (loss) of the various Connect business entities was included in Nielsen’s consolidated tax returns, where applicable, in jurisdictions around the world. As such, separate income tax returns were not prepared for certain Connect business entities. Consequently, income taxes currently payable are deemed to have been remitted to Nielsen, through net Parent investment, in the period that the liability arose, and income taxes currently receivable are deemed to have been received from Nielsen in the period that a refund could have been recognized had Connect been a separate taxpayer.

Connect provides for income taxes utilizing the asset and liability method of accounting for income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each balance sheet date, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. If it is determined that it is more likely than not that future tax benefits associated with a deferred tax asset will not be realized, a valuation allowance is provided. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in the Combined Statements of Operations as an adjustment to income tax expense in the period that includes the enactment date.

Connect records a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. Such tax positions are, based solely on their technical merits, more likely than not to be sustained upon examination by taxing authorities and reflect the largest amount of benefit, determined on a cumulative probability basis that is more likely than not to be realized upon settlement with the applicable taxing authority with full knowledge of all relevant information. Connect recognizes interest and penalties, if any, related to unrecognized tax benefits in income tax expense.

On December 22, 2017, the Tax Cuts and Jobs Act (the “TCJA”) was signed into law and significantly changed the way the U.S. taxes corporations. The TCJA reduced the U.S. federal corporate income tax rate from 35 percent to 21 percent and created a territorial-style taxing system. The TCJA required companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously deferred and also created new taxes on certain types of foreign earnings. As of December 31, 2017, Connect made a reasonable estimate of the (a) effects on its existing deferred tax balances, and (b) the one-time transition tax. Consequently, Connect’s fourth quarter of 2017 and full year 2017 results of operations reflected a non-cash provisional net benefit of $112 million. Connect finalized its accounting for the TCJA in December of 2018, including the effects of global intangible low taxed income (“GILTI”). The 2018 expense of $37 million primarily consists of an $4 million tax expense related to GILTI, in addition to a $71 million tax expense related to the establishment of a valuation allowance on deferred tax assets related to foreign tax credits that are not more likely than not to be realized as a result of the TCJA, offset by a $38 million benefit related to the reduction of withholding taxes associated with the one-time transition tax.

The TCJA imposed a U.S. tax on GILTI that is earned by certain foreign affiliates owned by a U.S. shareholder and was intended to tax earnings of a foreign corporation that are deemed to be in excess of a certain threshold return. As of December 31, 2018, Connect has made a policy decision and elected to treat taxes on GILTI as a current period expense and have reflected as such within the financial statements as of December 31, 2019 as well.

As part of an intercompany restructuring during the year ended December 31, 2018, Nielsen transferred certain intellectual property assets between wholly owned legal entities in non-U.S. tax jurisdictions. As the impact of the transfer was the result of an intra-entity transaction, the resulting gain on the transfer was eliminated for purposes of Nielsen’s consolidated financial statements. The transferring entity recognized a gain on the transfer of assets that was not subject to income tax in its local jurisdiction. In accordance with ASU No. 2016-16 “Intra-Entity Transfers of Assets Other than Inventory,” which Connect adopted in the first quarter of 2018, and as further described in Note 4 (“Summary of Recent Accounting Pronouncements”) to the Combined Financial Statements of Connect, Connect recorded an income tax benefit of approximately $151 million.

The components of income before income taxes and equity in net income of affiliates, were:

	Year ended December 31,
(in millions)	2019	2018
UK	$6	$4
Non-UK	(1,087)	(1,426)

Income before income taxes and equity in net income of affiliates	$(1,081)	$(1,422)

The above amounts for UK and non-UK activities were determined based on the location of the taxing authorities.

The (benefit)/provision for income taxes attributable to the income before income taxes and equity in net income of affiliates consisted of:

	Year ended December 31,
(in millions)	2019	2018
Current
UK	$—	$(1)
Non-UK	(125)	127

	(125)	126

Deferred
UK	2	5
Non-UK	(62)	(116)

	(60)	(111)

Total	$(185)	$15

Connect’s provision for income taxes for the years ended December 31, 2019 and 2018 was different from the amount computed by applying the statutory UK federal income tax rates to the underlying income before income taxes and equity in net income of affiliates as a result of the following.

	Year ended December 31,
(in millions)	2019	2018
Income/(loss) before income taxes and equity in net income/(loss) of affiliates	$(1,081)	$(1,422)

UK statutory tax rate	19.00%	19.00%

(Benefit)/Provision for income taxes at the UK statutory rate	$(206)	$(270)
Impairment of goodwill and long lived assets	191	268
Tax impact on distributions from foreign subsidiaries	7	7
Effect of operations in non-UK jurisdictions	9	23
Tax impact of global licensing arrangements	(11)	8
U.S. state and local taxation	(12)	8
Withholding and other taxation	20	24
Changes in estimates for uncertain tax positions and audit settlements	(218)	17
Changes in valuation allowances	4	6
Effect of change in deferred tax rates	32	8
Share-based Compensation	2	2
Other, net	(2)	(2)
Tax impact due to US Tax Reform[1]	—	37
Tax Impact of Intercompany Restructuring	—	(120)
Return to Provision Adjustments	(1)	(1)

Total (benefit)/provision for income taxes	$(185)	$15

Effective tax rate (benefit) and expense	(17.1)%	1.1%

[1]	This includes the impact of GILTI.

The components of current and non-current deferred income tax assets/(liabilities) were:

(in millions)	December 31, 2019	December 31, 2018
Deferred tax assets:
Net operating loss carryforwards	$126	$45
Capital loss carryforwards	42	42
Accrued expenses	10	12
Employee benefits	24	29
Tax credit carryforward	77	76
Share-based payments	3	3
Other assets	—	1

Total deferred tax asset	282	208
Valuation allowances	(145)	(140)

Deferred tax assets, net of valuation allowances	137	68

Deferred tax liabilities:
Intangible assets	(304)	(264)
Fixed asset and computer software depreciation	(108)	(89)
Deferred Revenue/Costs	(1)	(7)
Unremitted earnings	(43)	(45)
Other liabilities	(4)	—

Total deferred tax liability	(460)	(405)

Net deferred tax liability	$(323)	$(337)

Realization of deferred tax assets is based, in part, on Connect’s judgment and various factors including reversal of deferred tax liabilities, and Connect’s ability to generate future taxable income in jurisdictions where such assets have arisen and potential tax planning strategies. Valuation allowances are recorded in order to reduce the deferred tax assets to the amount expected to be realized in the future.

At December 31, 2019 and 2018, Connect had net operating loss carryforwards of approximately $592 million and $214 million, respectively, which began to expire at varying periods and some of which are indefinite. In addition, Connect had tax credit carryforwards of approximately $77 million and $76 million at December 31, 2019 and 2018, respectively.

In certain jurisdictions, Connect has operating losses and other tax attributes that, due to the uncertainty of achieving sufficient profits to utilize these operating loss carryforwards and tax credit carryforwards, Connect currently believes it is more likely than not that a portion of these losses will not be realized. Therefore, Connect has a valuation allowance of approximately $145 million and $140 million at December 31, 2019 and 2018, respectively, related to net operating loss carryforwards, tax credit carryforwards and deferred tax assets related to other temporary differences.

With respect to the outside basis differences of “domestic” subsidiaries, in each taxing jurisdiction where a tiered ownership structure exists, Connect has confirmed that one or more viable tax planning strategies exists in each separate taxing jurisdiction that it could, and would—if required—employ to eliminate any income tax liability on such outside basis differences. In addition, as a result of the TCJA, Connect no longer asserts that all foreign undistributed earnings will be permanently reinvested, but rather Connect will, periodically, remit foreign earnings and has provided for withholding taxes related to those earnings.

At December 31, 2019 and 2018, Connect had gross uncertain tax positions of $32 million and $202 million, respectively. Connect has also accrued interest and penalties associated with these unrecognized tax benefits as of December 31, 2019 and 2018 of $19 million and $84 million, respectively.

Estimated interest and penalties related to the underpayment of income taxes is classified as a component of benefit (provision) for income taxes in the Combined Statement of Operations. It is reasonably possible that within the next 12 months certain tax examinations will close, which could result in a change in unrecognized tax benefits, along with related interest and penalties. Furthermore, the amounts ultimately paid may differ from the amounts accrued. An estimate of any possible change cannot be made at this time.

A reconciliation of the beginning and ending amount of gross uncertain tax positions is as follows:

(in millions)	December 31, 2019	December 31, 2018
Balance as of the beginning of period	$202	$195
Additions for current year tax positions	—	15
Additions for tax positions of prior years	2	—
Reductions for lapses of statute of limitations	(172)	(8)
Reductions for tax positions of prior years	—	—

Balance as of the end of the period	$32	$202

Throughout 2019, ongoing federal and international audits were effectively settled in certain tax jurisdictions and the impact was recorded accordingly the financial statements.

If the balance of Connect’s uncertain tax positions is sustained by the taxing authorities in Connect’s favor, the reversal of the entire balance would reduce Connect’s effective tax rate in future periods.

Nielsen and, in some cases, the Connect business file numerous consolidated and separate income tax returns in the U.S. federal jurisdiction and in many state and foreign jurisdictions. While the Connect business has a limited history of tax audits on a stand-alone basis, Nielsen is periodically audited by the U.S. Federal, various states and numerous foreign taxing authorities. With few exceptions, Nielsen is no longer subject to U.S. federal income tax examinations for 2015 and prior periods. In addition, Nielsen has subsidiaries in various states, provinces and countries that are currently under audit for years ranging from 2007 through 2018.

(19)	Supplemental Cash Flow Information

Finance lease interest expense settled through net Parent investment was $1 million and $2 million, for the years ended December 31, 2019 and 2018, respectively.

(20)	Commitments and Contingencies

Sublease guarantees

Connect provides sublease guarantees in accordance with certain agreements pursuant to which Connect guarantees all rental payments upon default of rental payment by the sublessee. To date, Connect has not been required to perform under such arrangements does not anticipate making any significant payments related to such guarantees and, accordingly, no amounts have been recorded.

Other Contractual Obligations

Connect has entered into operating leases and other contractual obligations to secure real estate facilities, agreements to purchase data processing services and leases of computers and other equipment used in the ordinary course of business and various outsourcing contracts. These agreements are not unilaterally cancelable by Connect, are legally enforceable and specify fixed or minimum amounts or quantities of goods or services at fixed or minimum prices.

The amounts presented below represent the minimum annual payments under Connect’s purchase obligations that have initial or remaining non-cancelable terms in excess of one year. These purchase obligations include data processing, building maintenance, equipment purchasing, photocopiers, land and mobile telephone service, computer software and hardware maintenance, and outsourcing.

(in millions)	Operating Leases	Other Contractual Obligations(1)	Total
For the year ended December 31,
2020	$69	$176	$245
2021	46	46	92
2022	30	5	35
2023	17	3	20
2024	13	—	13
Thereafter	50	—	50

Total	$225	$230	$455

(1)

Other contractual obligations represents obligations under agreement, which are not unilaterally cancelable by Connect, are legally enforceable and specify fixed or minimum amounts or quantities of goods and services at fixed or minimum prices. Connect generally requires purchase orders for vendor and third-party spending. The amounts presented above represent the minimum future annual services covered by purchase obligations including data processing, building maintenance, equipment purchasing, photocopiers, land and mobile telephone service, computer software and hardware maintenance, and outsourcing.

Total expenses incurred under operating leases were $69 million and $55 million for the years ended December 31, 2019 and 2018, respectively. Connect recognized rental income received under subleases of $1 million for each of the years ended December 31, 2019 and 2018. At December 31, 2019, Connect had aggregate future proceeds to be received under operating non-cancelable subleases of $4 million.

Connect also has minimum commitments under non-cancelable finance leases. See Note 7 (“Leases”) to the Combined Financial Statements of Connect for more information on finance leases.

Connect is subject to litigation and other claims in the ordinary course of business, some of which include claims for substantial sums. Accruals have been recorded when the outcome is probable and can be reasonably estimated. While the ultimate results of claims and litigation cannot be determined, Connect does expect the ultimate disposition of these matters will not have a material adverse effect on its operations or financial condition. However, depending on the amount and the timing, an unfavorable resolution of some or all of these matters could materially affect Connect’s future results of operations or cash flows in a particular period.

(21)	Additional Financial Information

Accounts payable and other current liabilities

(in millions)	December 31, 2019	December 31, 2018
Trade payables	$119	$130
Personnel costs	152	113
Current portion of restructuring liabilities	22	42
Data and professional services	158	167
Current portion of operating leases	56	—
Other current liabilities[1]	105	100

Total accounts payable and other current liabilities	$612	$552

[1]	Other includes multiple items, none of which are individually significant.

(22)	Segments

Connect evaluated segment reporting in accordance with ASC 280 and concluded that it operates as a single operating segment and a single reportable segment. Connect aligns its operating segments in order to conform to management’s internal reporting structure. Connect operates as a complete unit—from the conception of a product, through the collection of the data, into the technology and operations, all the way to the data being sold and delivered to the client. The reporting structure of the Connect Business is and has historically been centralized under one Chief Operating Decision Maker (“CODM”), which evaluates Connect’s operating financial results to assess its performance as a combined business.

Business Segment Information

	Year ended December 31,
(in millions)	2019	2018
Revenues	$3,057	$3,138

Income/(loss) before income taxes	(1,081)	(1,422)
Interest expense	1	2
Foreign Currency exchange translation losses/(gains), net	1	(1)
Other expense/(income), net	94	(3)

Operating income/(loss)	(985)	(1,424)
Depreciation and amortization	249	212
Restructuring charges	50	100
Impairment of goodwill and other long-lived assets	1,004	1,412
Share-based compensation expense	30	19
Other items(1)	4	23
Adjusted EBITDA(2)	352	342

	December 31,
(in millions)	2019	2018
Total Assets	$3,910	$4,805

(1)	For the year ended December 31, 2019 and 2018, Other items primarily consist of business optimization costs, including strategic review costs and transaction-related costs.
(2)	The Company’s CODM uses Adjusted EBITDA to measure performance from period to period.

	Year ended December 31,
(in millions)	2019	2018
Capital expenditures	$191	$215

Geographic Segment Information

(in millions)	Revenues(1)	Long-Lived Assets(2)
2019
U.S.	$844	$1,946
North and South America, excluding the U.S.	498	218
The Netherlands	33	2
Other Europe, United Kingdom, Middle East & Africa	1,056	291
Asia Pacific	626	105

Total	$3,057	$2,562

(in millions)	Revenues(1)	Long-Lived Assets(2)
2018
U.S.	$864	$2,422
North and South America, excluding the U.S.	519	443
The Netherlands	33	2
Other Europe, United Kingdom, Middle East & Africa	1,093	519
Asia Pacific	629	199

Total	$3,138	$3,585

(1)	Revenues are attributed to geographic areas based on the location of customers.
(2)	Long-lived assets include property, plant and equipment, goodwill and other intangibles assets.

No single client accounted for 10% or more of Connect’s revenue for the years ended December 31, 2019 and 2018.

(23)	Subsequent Events

The Combined Financial Statements of Connect have been derived from the financial statements of Nielsen. Management has evaluated subsequent events through May 7, 2020, except for the Transaction discussed in Notes 1, 8, and 23 which was evaluated through December 1, 2020, for disclosure or recognition in the Combined Financial Statements of Connect and concluded there were no subsequent events that required recognition or disclosure other than those provided.

COVID-19

In March 2020, the global outbreak of the novel coronavirus (“COVID-19”) was categorized as a pandemic by the World Health Organization and has negatively affected the global economy, disrupted global supply chains, resulted in significant travel and transport restrictions, including mandated closures and orders to “shelter-in-place,” and created significant disruption of the financial markets.

Connect has established a global task force to ensure execution of its key priorities during the COVID-19 pandemic—the health and safety of its global workforce, maintaining its financial position with ample liquidity, and continuity of critical business processes.

Connect has taken measures to protect the health and safety of its employees, their families and Connect’s clients, with a large majority of Connect’s worldwide workforce working from home. Connect has halted in-store field research and in-person client engagements in its markets and is adapting processes and developing innovative solutions to ensure continuity of critical business processes. In addition, Connect is sharing retail measurement data with several government entities to support its communities.

As of the year ended December 31, 2019, Connect was not impacted by COVID-19; however, by the end of its first quarter, Connect started to experience slowing momentum. These headwinds have continued into the second quarter, with pressure primarily on Connect’s non-subscription projects.

On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was signed into law. The CARES Act provides a substantial stimulus and assistance package intended to address the impact of the COVID-19 pandemic, including tax relief and government loans, grants, and investments. The CARES Act is not expected to have a material impact on the Combined Financial Statements of Connect, and Connect continues to monitor any effects that may result from the CARES Act.

Connect believes it has a sound plan in place to mitigate the financial impacts of the COVID-19 pandemic in the face of ongoing economic uncertainty. Connect has taken aggressive cost actions to date and continues to closely monitor the situation. Connect has sufficient liquidity to satisfy its cash needs and will take additional actions as required.

Sale of Connect Business

On October 31, 2020, Nielsen entered into an agreement (the “Agreement”) to sell its Global Connect business to newly formed entities (collectively, “Purchaser”) which are controlled by investment funds advised by affiliates of Advent International Corporation (the “Transaction”), for $2.7 billion in cash, subject to adjustments based on closing levels of cash, indebtedness, debt-like items and working capital. In addition, Nielsen will also receive a warrant to purchase equity interests in the company that will own Connect following the closing of the Transaction (the “Closing”), exercisable in certain circumstances (the “Warrant”). The Transaction was unanimously approved by Nielsen’s Board of Directors.

The Transaction is subject to approval by Nielsen’s shareholders, regulatory approvals and other customary closing conditions; and it is expected to close in the second quarter of 2021.

Pursuant to the Agreement, Nielsen will enter into certain ancillary agreements at the closing of the Transaction, pursuant to which, among other things, (i) Nielsen will grant Purchaser a worldwide, royalty-free license to use certain Nielsen trademarks in all fields of business, other than a specified core Retained Business field, for 20 years following the Closing, (ii) Nielsen and Purchaser will provide each other certain transition services, for a limited period of time following the Closing, (iii) each party will grant the other reciprocal licenses to certain data used in Connect and the Retained Business, respectively, as well as certain corresponding services related to such data, at agreed rates for up to five years following the Closing and (iv) each of Nielsen and Purchaser will provide each other a worldwide, royalty-free license to certain intellectual property rights.

The Agreement contains customary representations, warranties and covenants by each party that are subject, in some cases, to specified exceptions and qualifications contained in the Agreement.

Schedule II—Valuation and Qualifying Accounts

For the Years ended December 31, 2019 and 2018

(in millions)	Balance Beginning of Period	Charges to Expense	Deductions	Effect of Foreign Currency Translation	Balance at End of Period
Allowance for accounts receivable and sales returns
For the year ended December 31, 2018	$12	$1	$(1)	$(1)	$11
For the year ended December 31, 2019	$11	$1	$—	$—	$12

(in millions)	Balance Beginning of Period	Charges to Expense	Charged to Other Accounts	Effect of Foreign Currency Translation	Balance at End of Period
Valuation allowance for deferred taxes
For the year ended December 31, 2018	$23	$118	$—	$(1)	$140
For the year ended December 31, 2019	$140	$4	$—	$1	$145

Condensed Combined Statements of Operations for the nine months ended September 30, 2020 and 2019 (Unaudited)

	Nine Months Ended September 30,
(in millions)	2020	2019
Revenues	$2,129	$2,255

Cost of revenues, exclusive of depreciation and amortization shown separately below	1,135	1,228
Selling, general and administrative expenses, exclusive of depreciation and amortization shown separately below	820	802
Depreciation and amortization	218	185
Impairment of goodwill and other long-lived assets	4	1,004
Restructuring charges	104	33

Operating income/(loss)	(152)	(997)

Interest expense	(1)	(1)
Foreign currency exchange transaction gains/(losses), net	(1)	—
Other income/(expense), net	12	3

Income/(loss) before income taxes	(142)	(995)
Benefit/(provision) for income taxes	(19)	204

Net income/(loss)	(161)	(791)
Net income/(loss) attributable to noncontrolling interests	1	—

Net income/(loss) attributable to Connect	$(162)	$(791)

The accompanying notes are an integral part of these Condensed Combined Financial Statements of Connect.

Condensed Combined Statements of Comprehensive Income/(Loss) for the nine months ended September 30, 2020 and 2019 (Unaudited)

	Nine Months Ended September 30,
(in millions)	2020	2019
Net income/(loss)	$(161)	$(791)

Other comprehensive income/(loss), net of tax:
Foreign currency translation adjustments	6	(99)
Defined benefit pension plan adjustments(1)	2	(12)

Total other comprehensive income/(loss)	8	(111)

Total comprehensive income/(loss)	(153)	(902)
Less: comprehensive income attributable to noncontrolling interests	1	—

Total comprehensive income/(loss) attributable to Connect	$(154)	$(902)

(1)	Net of tax of zero for the nine months ended September 30, 2020 and 2019, respectively.

The accompanying notes are an integral part of these Condensed Combined Financial Statements of Connect.

Condensed Combined Balance Sheets as of September 30, 2020 and December 31, 2019

(in millions)	September 30, 2020	December 31, 2019
	(Unaudited)
Assets:
Current assets
Trade and other receivables, net of allowances for doubtful accounts and sales returns of $17 million and $12 million as of September 30, 2020 and December 31, 2019, respectively	$645	$696
Prepaid expenses and other current assets	154	163

Total current assets	799	859
Non-current assets
Property, plant and equipment, net	156	128
Operating lease right-of-use asset	212	170
Goodwill	350	331
Other intangible assets, net	2,059	2,103
Deferred tax assets	195	196
Other non-current assets	129	123

Total assets	$3,900	$3,910

Liabilities and equity:
Current liabilities
Accounts payable and other current liabilities	$643	$612
Deferred revenues	203	215
Current portion of finance lease obligations	18	6

Total current liabilities	864	833
Non-current liabilities
Long-term finance lease obligations	23	11
Deferred tax liabilities	543	519
Operating lease liabilities	216	134
Other non-current liabilities	245	248

Total liabilities	1,891	1,745

Parent equity
Net Parent investment	2,369	2,534
Accumulated other comprehensive loss, net of income taxes	(365)	(373)

Total parent equity	2,004	2,161
Noncontrolling interests	5	4

Total liabilities, Parent equity and noncontrolling interests	$3,900	$3,910

The accompanying notes are an integral part of these Condensed Combined Financial Statements of Connect.

Condensed Combined Statements of Cash Flows for the nine months ended September 30, 2020 and 2019 (Unaudited)

	Nine Months Ended September 30,
(in millions)	2020	2019
Operating Activities:
Net income/(loss)	$(161)	$(791)
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation expense	25	23
Gain on sale of property, plant and equipment and other assets	(2)	(1)
Deferred income tax (benefit)/expense	25	25
Depreciation and amortization	218	185
Impairment of goodwill and other long-lived assets	4	1,004
Currency exchange rate differences on financial transactions and other (gains)/losses	(10)	(8)
Changes in operating assets and liabilities, net of effects from acquisitions and divestitures:
Trade and other receivables, net	53	(22)
Prepaid expenses and other assets	38	84
Accounts payable and other current liabilities	(7)	(106)
Other non-current liabilities	(5)	(278)

Net cash provided by/(used in) operating activities	178	115

Investing Activities:
Acquisition of subsidiaries and affiliates, net of cash acquired	(26)	(16)
Proceeds from the sale of subsidiaries and affiliates, net	8	—
Additions to property, plant and equipment and other assets	(9)	(21)
Additions to intangible assets	(125)	(113)

Net cash used in investing activities	(152)	(150)

Financing Activities:
Finance leases	(3)	(1)
Net transfers from/(to) Parent	(23)	36

Net cash provided by/(used in) financing activities	(26)	35

Net increase/(decrease) in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of period	—	—

Cash and cash equivalents at end of period	$—	$—

Supplementary Cash Flow Disclosure:
Taxes settled through net Parent investment	$65	$92

The accompanying notes are an integral part of these Condensed Combined Financial Statements of Connect.

Condensed Combined Statements of Changes in Parent Equity and Noncontrolling Interests for the nine months ended September 30, 2020 and 2019 (Unaudited)

(in millions)	Net Parent Investment	Accumulated Other Comprehensive Loss	Noncontrolling Interests	Total
Balance as of December 31, 2018	$3,301	$(385)	$11	$2,927
Net loss	(791)	—	—	(791)
Other comprehensive loss	—	(111)	—	(111)

Total comprehensive loss	(791)	(111)	—	(902)

Equity transactions with noncontrolling interests	—	—	(7)	(7)
Net transfers from Parent	134	—	—	134

Balance as of September 30, 2019	$2,644	$(496)	$4	$2,152

Balance as of December 31, 2019	$2,534	$(373)	$4	$2,165
Net income/(loss)	(162)	—	1	(161)
Other comprehensive income		8	—	8

Total comprehensive income/(loss)	(162)	8	1	(153)

Equity transactions with noncontrolling interests	—	—	—	—
Net transfers to Parent	(3)	—	—	(3)

Balance as of September 30, 2020	$2,369	$(365)	$5	$2,009

The accompanying notes are an integral part of these Condensed Combined Financial Statements of Connect.

Notes to Condensed Combined Financial Statements of Connect

(1)	Background and Nature of Operations

On November 7, 2019, Nielsen Holdings plc (“Nielsen”) announced its plan to spin-off the Global Connect business (“Connect” or “The Company”), creating two independent, publicly traded companies – the Global Media business and the Global Connect business. On October 31, 2020, Nielsen entered into an agreement to sell its Global Connect business to newly formed entities (collectively, “Purchaser”) which are controlled by investment funds advised by affiliates of Advent International Corporation (the “Transaction”), for $2.7 billion in cash, subject to adjustments based on closing levels of cash, indebtedness, debt-like items and working capital. In addition, Nielsen will also receive a warrant to purchase equity interests in the Company that will own Connect following the closing of the Transaction, exercisable in certain circumstances (the “Warrant”). The Transaction was unanimously approved by Nielsen’s Board of Directors. The Transaction is subject to approval by Nielsen’s shareholders, regulatory approvals and other customary closing conditions; and it is expected to close in the second quarter of 2021.

Connect is a global data analytics and measurement company, with a broad geographic presence in approximately 100 countries and services covering approximately 90% of the world’s population, according to population estimates published by the United Nations. Through its measurement, Connect believes that it has the best and most comprehensive understanding of the world’s consumer. Connect takes this understanding and delivers trusted data, advanced solutions and essential insights to manufacturers and retailers, so they can make more informed marketing and merchandising decisions. Connect’s information on consumer behavior allows its retail and CPG clients to quickly identify opportunities for growth, reduce inefficiencies and strengthen their position in the marketplace. Connect invented the concept of market share when, in 1935, its auditors first surveyed store shelves to determine sales patterns, and Connect builds upon that industry-defining innovation today.

Connect provides these trusted technology-driven products and services to over 20,000 clients:

•

Retail Measurement: Connect combines detailed sales data with online and offline partner data, in-house expertise and the latest technology to produce the most accurate view of the marketplace. Clients across nearly every retail industry use Connect’s information and insights to make manufacturing, marketing, distribution and sales decisions.

•

Consumer Panel Measurement: Connect’s consumer panels collect data from more than 250,000 household panelists across 24 countries, using a combination of in-home scanners and mobile applications to record purchases, to help its clients understand consumer purchasing trends.

•

Analytics: The Company’s Connect platform provides a growing selection of automated consumer intelligence and actionable insights that help clients identify unmet consumer needs, improve workflow and make smarter decisions throughout their development and marketing cycles.

•

Loyalty: A global leader in loyalty data processing, Connect allows its retail clients to understand and act on consumer data sets. Connect’s technology also allows retailers to easily share customer data and analytics with their manufacturer partners for mutual growth.

•

Advisory Services: Connect provides its clients with a suite of customized research services as well as consumer and industry studies to better understand consumer attitudes and purchasing behavior, to evaluate and understand why marketing campaigns succeed or fail, and to address issues such as promotions, pricing and marketing mix.

Connect has two major product offerings: Measure and Predict/Activate. The Measure product offering consists of Connect’s Retail Measurement and Consumer Panel Measurement products, and the Predict/ Activate product offering includes Analytics, Loyalty and Advisory Services products. Connect presents these operations in the Combined Financial Statements of Connect in one reportable segment.

Connect holds leading positions in all major developed markets, as well as emerging markets, including China, India, Russia and Latin America. In 2019, 62% of Connect’s revenues came from developed markets and 38% came from emerging markets.

The material terms of Connect’s client agreements vary between its Measure product offering and its Predict/Activate product offering.

Approximately 80% of Connect’s Measure revenue pertains to continuous services with long-cycle contracts. Of these long-cycle contracts, approximately 60% are multi-year contracts of between three to five years, approximately 30% are annual and approximately 10% are perpetual or evergreen, in each case with high contract renewal rates. Subject to certain customary exceptions, such multi-year and annual contracts are generally only terminable by either party for cause. The perpetual and evergreen contracts are generally terminable for convenience (without any termination fees) upon prior notice. The remaining approximately 20% of Connect’s Measure revenue corresponds to short-term, ad hoc services (generally less than 12 months in duration) with short-cycle contracts and varying termination rights.

Approximately 70% of Connect’s Predict/Activate revenue pertains to short-term, ad hoc services (generally less than 12 months in duration) with short-cycle contracts. The remaining approximately 30% pertain to long-cycle services with a duration of 12 months or more. In Connect’s Predict/Activate contracts (across both long-cycle and short cycle-contracts), clients typically may terminate their contracts for convenience (with varying notice requirements) but must either pay a termination fee to Connect and/or compensate Connect for the value of the work it performed prior to such termination.

Across all of its revenue streams, Connect’s pricing is generally based on standard rate cards, which are generally updated annually. Furthermore, in multiple markets, Connect’s long-cycle contracts across its Measure revenue stream generally permit Connect to automatically adjust the contract price annually to account for changes in consumer price indices.

At the beginning of each year, approximately 60% of Connect’s revenue base for the upcoming year is typically committed under existing client agreements, which provides us with a greater degree of stability for our revenue and allows us to more effectively manage our profitability and cash flow. Connect’s top five clients represented approximately 16% of its revenues for the year ended December 31, 2019, and the average length of relationship with these clients is over 30 years. No single client accounted for 5% or more of Connect’s revenues in 2019. Subscription revenue made up approximately 60% of Connect’s revenue for the year ended December 31, 2019, and non-subscription revenue represented approximately 40%.

Connect’s investments in developing markets with a rising middle class, as well as its trusted reputation and breadth of solutions make it particularly suited to take advantage of future growth opportunities in consumer behavior measurement. Connect invested approximately $14 million in 2019 to grow its business in emerging markets, including increasing the breadth and depth of its retail measurement services business and its data-sharing partnerships with retailers in those markets. Also, in 2019, Connect acquired a leading retail measurement services business in Latin America, which expanded Connect’s retail measurement footprint in the region and also enabled Connect to strengthen its partnerships with retailers in the region.

On June 30, 2020, Connect announced a broad-based optimization plan (the “Restructuring Plan”) to drive permanent cost savings and operational efficiencies, as well as to position us for greater profitability and growth. Connect expects the Restructuring Plan to be substantially completed in 2020 and for restructuring actions and other permanent cost-savings initiatives to drive approximately $135 million in pre-tax annual run-rate savings. Connect expects 2020 pre-tax restructuring charges of $110 to $130 million.

The accompanying condensed combined financial statements (the “Condensed Combined Financial Statements of Connect”) present the assets, liabilities, revenues, and expenses directly attributable to the Connect business, as well as certain allocations by Nielsen. Connect does not operate as a separate, stand- alone entity and is consolidated into Nielsen’s financial reporting, and is currently presented as a reportable segment within Nielsen’s financial results.

(2)	Basis of Presentation

The accompanying Condensed Combined Financial Statements of Connect are unaudited but, in the opinion of management, contain all the adjustments (consisting of those of a normal recurring nature) considered necessary to present fairly Connect’s financial position and the results of operations and cash flows for the periods presented in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”) applicable to interim periods. All amounts are presented in U.S. Dollars (“$”) except for where expressly stated as being in other currencies, e.g., Euros (“€”).

Throughout the periods covered by the Condensed Combined Financial Statements of Connect, the Connect business operated as a reportable segment of Nielsen. However, stand-alone financial statements have not been historically prepared for the Connect business. The accompanying Condensed Combined Financial Statements have been prepared from Nielsen’s historical accounting records in conformity with U.S. GAAP and are presented on a stand-alone basis as if the operations of the Connect business had been conducted independently from Nielsen. As there is no direct ownership relationship among the various legal entities comprising the Connect business, Nielsen and its subsidiaries’ net investment in the operations of the Connect business is shown in lieu of stockholders’ equity in the Condensed Combined Balance Sheets. However, the Condensed Combined Financial Statements of Connect may not be indicative of the financial position, results of operations and cash flows of Connect in the future or if it had operated independently of Nielsen.

The Condensed Combined Statements of Operations include all revenues and costs directly attributable to Connect as well as an allocation of expenses from Nielsen related to centralized facilities, technology functions, and administrative services. Nielsen allocates costs to Connect using methodologies that management believes are appropriate and reasonable, including a pro rata basis of revenue or headcount. Such amounts are not necessarily representative of costs that would have been incurred if Connect had operated independently of Nielsen.

The Condensed Combined Balance Sheets include the attribution of certain assets and liabilities that have been historically held at the corporate level by Nielsen but are specifically identifiable or allocable to Connect. During 2020, management made decisions with respect to certain assets and liabilities that would be transferred to Connect as part of the Transaction. As such, these assets, liabilities and related expenses are presented on a specifically identifiable basis in the Condensed Combined Financial Statements for the nine-month period ended September 30, 2020. Examples of such assets and liabilities include property, plant and equipment, operating lease right-of-use assets and related liabilities, finance lease obligations, and pension assets and liabilities. Nielsen’s cash management and financing activities are centralized. Accordingly, no cash and cash equivalents, third-party and intercompany debt, or related interest expense have been pushed down to the Condensed Combined Financial Statements of Connect.

Transactions between Nielsen and Connect are considered to be effectively settled at the time the transaction is recorded. The net effect of the settlement of these intercompany transactions is reflected in the Condensed Combined Statements of Cash Flows as a financing activity as net transfers from/(to) Parent and in the Condensed Combined Balance Sheets as net Parent investment.

(3)	Summary of Significant Accounting Policies

The significant accounting policies are described in Note 3 to the annual Combined Financial Statements of Connect included elsewhere in this proxy statement. There have been no other material changes to the significant accounting policies for the nine months ended September 30, 2020 other than those described below.

Accounts Receivable

Connect extends non-interest-bearing trade credit to its customers in the ordinary course of business. To minimize credit risk, ongoing credit evaluations of client’s financial condition are performed. Effective

January 1, 2020, Connect adopted ASU, “Financial Instruments—Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments”. Prior to the adoption, an estimate of the allowance for doubtful accounts was made when collection of the full amount was no longer probable (incurred loss) or returns were expected. Subsequent to the adoption, as noted in Note 4, the allowance for doubtful accounts is made when collection of the full amounts is no longer probable by also incorporating reasonable and supportable forecasts (expected loss).

During the nine months ended September 30, 2020, Connect sold $97 million of accounts receivables to third parties and recorded an immaterial loss on the sale to interest expense, net in the Condensed Combined Statement of Operations. As of September 30, 2020 and December 31, 2019, $0 million and $18 million, respectively, of previously sold receivables remained outstanding. The sales were accounted for as true sales, without recourse. Connect maintains servicing responsibilities for the majority of the receivables sold during the period, for which the related costs are not significant. The proceeds of $97 million from the sales were reported as a component of the changes in Trade and other receivables, net within operating activities in the Condensed Combined Statements of Cash Flows for the nine months ended September 30, 2020.

(4)	Summary of Recent Accounting Pronouncements

Financial Instruments—Credit Losses

Effective January 1, 2020, Connect adopted ASU, “Financial Instruments—Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments”. The standard significantly changes how entities measure credit losses for most financial assets and certain other instruments that are not measured at fair value through net income. The standard replaced the “incurred loss” approach with an “expected loss” model for instruments measured at amortized cost. For available-for-sale debt securities, entities are required to record allowances rather than reduce the carrying amount under the other-than-temporary impairment model. It also simplifies the accounting model for purchased credit-impaired debt securities and loans. Upon adoption, this new standard did not have a significant impact on Connect’s Combined Balance Sheets and Combined Statements of Operations.

Compensation—Retirement Benefits—Defined Benefit Plans—General

In August 2018, the FASB issued ASU No. 2018-14, Compensation—Retirement Benefits—Defined Benefit Plans—General (Subtopic 715-20), which amends the current disclosure requirements regarding defined benefit pensions and other post-retirement plans and allows for the removal of certain disclosures, while adding certain new disclosure requirements. This standard is effective for fiscal years beginning after December 15, 2020 and allows for early adoption. Connect does not expect this new standard to have a significant impact on its disclosures.

Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes which amends and aims to simplify accounting disclosure requirements regarding a number of topics including: intra period tax allocation, accounting for deferred taxes when there are changes in consolidation of certain investments, tax basis step-up in an acquisition and the application of effective rate changes during interim periods, amongst other improvements. This standard is effective for fiscal years beginning after December 15, 2020 and allows for early adoption. Connect is assessing the impact of this new standard on its Combined Balance Sheets, Combined Statements of Operations and its future disclosures.

(5)	Revenue Recognition

Revenue is measured based on the consideration specified in a contract with a customer. Connect recognizes revenue when it satisfies a performance obligation by transferring control of a product or service to a customer, which generally occurs over time. Substantially all of Connect’s customer contracts are non-cancelable and non-refundable.

The following is a description of principal activities from which Connect generates its revenues.

Connect’s revenue is primarily derived from its measurement services, which include its core tracking and scan data (primarily transactional measurement data and consumer behavior information) and analytical services to businesses in the fast-moving consumer goods industry, as well as thousands of traditional trade retailers that have significant presence in emerging markets. Connect tracks billions of sales transactions per month in retail outlets globally, and its data is used to measure sales and market share. Revenues for these services are recognized over the period during which the performance obligations are satisfied as the customer receives and consumes the benefits provided by Connect and control of the services are transferred to the customer.

Connect also provides a wide and growing selection of consumer intelligence and analytical services that help clients make smarter business decisions throughout their product development and marketing cycles. Connect draws actionable insights from its retail market and consumer panel measurement data sets and its online behavioral information, as well as a variety of other proprietary data sets such as product and store reference data. Connect’s performance under these arrangements do not create an asset with an alternative use to Connect and generally include an enforceable right to payment for performance completed to date; as such, revenue for these services is typically recognized over time. Revenue for contracts that do not include an enforceable right to payment for performance completed to date is recognized at a point in time when the performance obligation is satisfied, generally upon delivery of the services, and when control of the service is transferred to the customer.

Connect enters into cooperation arrangements with certain of its customers, under which the customer provides Connect with its data in exchange for Connect’s services. Connect records these transactions at fair value, which is determined based on the fair value of goods or services received, if reasonably estimable. If not reasonably estimable, Connect considers the fair value of the goods or services surrendered.

The table below sets forth Connect’s revenue disaggregated by major product offerings and by timing of revenue recognition.

	Nine Months Ended September 30,
(in millions)	2020	2019
Major Product Offerings
Measure	$1,525	$1,615
Predict/Activate	604	640

Total	$2,129	$2,255

Timing of Revenue Recognition
Products transferred at a point in time	$208	$208
Products and services transferred over time	1,921	2,047

Total	$2,129	$2,255

Contract Assets and Liabilities

Contract assets represent Connect’s rights to consideration in exchange for services transferred to a customer that have not been billed as of the reporting date. While Connect’s rights to consideration are generally unconditional at the time its performance obligations are satisfied, under certain circumstances the related billing occurs in arrears, generally within one month of the services being rendered.

At the inception of a contract, Connect generally expects the period between when it transfers its services to its customers and when the customer pays for such services will be one year or less.

Contract liabilities relate to advance consideration received or the right to consideration that is unconditional from customers for which revenue is recognized when the performance obligation is satisfied, and control transferred to the customer.

The table below sets forth Connect’s contract assets and contract liabilities from contracts with customers.

(in millions)	September 30, 2020	December 31, 2019
Contract assets	$165	$133
Contract liabilities	$203	$215

The increase in the contract assets balance during the period was primarily due to $141 million of revenue recognized that was not billed, in accordance with the terms of the contracts, as of September 30, 2020, offset by $108 million of contract assets included in the December 31, 2019 balance that were invoiced to Connect’s clients and therefore transferred to trade receivables.

The decrease in the contract liability balance during the period was primarily due to $179 million of advance consideration received or the right to consideration that is unconditional from customers for which revenue was not recognized during the period, offset by $194 million of revenue recognized during the period that had been included in the December 31, 2019 contract liability balance.

Transaction Price Allocated to the Remaining Performance Obligations

As of September 30, 2020, approximately $2.1 billion of revenue is expected to be recognized from remaining performance obligations that are unsatisfied (or partially unsatisfied) for Connect’s services. This amount excludes variable consideration allocated to performance obligations related to sales- and usage- based royalties on licenses of intellectual property.

Connect expects to recognize revenue on approximately 63% of these remaining performance obligations through December 31, 2021, with the balance recognized thereafter.

Deferred Costs

Incremental direct costs incurred to build the infrastructure to service new contracts are capitalized as a contract cost. As of September 30, 2020 and December 31, 2019, the balances of such capitalized costs were $11 million. These costs are typically amortized through cost of revenues over the original contract period beginning when the infrastructure to service new clients is ready for its intended use. The amortization of these costs for the nine months ended September 30, 2020 and 2019 was $4 million and $6 million, respectively. There was no impairment loss recorded in any of the periods presented.

Expected Credit Losses

Connect is required to measure expected credit losses on trade accounts receivable. Connect considered the asset’s contractual life, the risk of loss and reasonable and supportable forecasts of future economic conditions. The estimate of expected credit losses reflects the risk of loss, even if management believes no loss was incurred as of the measurement date.

The following schedule represents the allowance for doubtful accounts rollforward incorporating expected credit losses as of September 30, 2020.

(in millions)	Balance Beginning of Period	Charges to Expense	Deductions	Effect of Foreign Currency Translation	Balance at end of Period
Allowance for accounts receivable
For the nine months ended September 30, 2020	$4	$1	$—	$—	$5

(6)	Business Acquisitions

For the nine months ended September 30, 2020, Connect paid cash consideration of $26 million associated with current period acquisitions, net of cash acquired. Had these 2020 acquisitions occurred as of January 1, 2020, the impact on Connect’s results of operations would not have been material.

For the nine months ended September 30, 2019, Connect paid cash consideration of $16 million associated with current period acquisitions, net of cash acquired. Had these 2019 acquisitions occurred as of January 1, 2019, the impact on Connect’s results of operations would not have been material.

(7)	Leases

All significant lease arrangements are generally recognized at lease commencement. Operating lease right-of-use (“ROU”) assets and lease liabilities are recognized at commencement. An ROU asset and corresponding lease liability are not recorded for leases with an initial term of 12 months or less (short term lease) and Connect recognizes lease expense for these leases as incurred over the lease term. ROU assets represent Connect’s right to use an underlying asset during the reasonably certain lease term, and lease liabilities represent its obligation to make lease payments arising from the lease. Connect’s lease terms may include options to extend or terminate the lease when it is reasonably certain that Connect will exercise that option. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. Connect uses the rate implicit in the lease for the discount rate when determining the present value of lease payments whenever that rate is readily determinable. If the rate is not readily determinable, Connect uses its incremental borrowing rate, which is updated periodically, based on the information available at commencement date. The operating lease ROU asset also includes any lease payments related to initial direct cost and prepayments and excludes lease incentives. Lease expense is recognized on a straight-line basis over the lease term. Connect has lease agreements with lease and non-lease components, which are generally accounted for together.

Connect has operating and finance leases for real estate facilities, servers, computer hardware, and other equipment. Connect’s leases have remaining lease terms of one year to 30 years, some of which include options to extend the leases for up to five years, and some of which include options to terminate the leases within one year.

The components of lease expense were as follows:

	Nine Months Ended September 30,
(in millions)	2020	2019
Lease cost
Finance lease cost:
Amortization of right–of–use assets	$9	$5
Interest on lease liabilities	1	1

Total finance lease cost	$10	$6
Operating lease cost	48	50
Short–term lease costs	—	—
Sublease income	(2)	(1)

Total lease cost	$56	$55

Supplemental balance sheet information related to leases was as follows:

(in millions, except lease term and discount rate)	September 30, 2020	December 31, 2019
Operating leases
Operating lease right-of-use assets	$212	$170

Other current liabilities	56	56
Operating lease liabilities	216	134

Total Operating lease liabilities	$272	$190
Finance leases
Property, plant and equipment, gross	$139	$65
Accumulated depreciation	(93)	(37)

Property, plant and equipment, net	46	28

Other intangible assets, gross	7	1
Accumulated amortization	(5)	—

Other intangible assets, net	2	1

Current finance lease obligations	18	6
Long-term finance lease obligations	23	11

Total finance lease liabilities	$41	$17

	Nine Months Ended September 30,
	2020	2019
Other information
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flow used in finance lease	(1)	(1)
Operating cash flows used in operating leases	(53)	(62)
Financing cash flows used in finance leases	(3)	(1)
Right-of-use assets obtained in exchange for new finance lease liabilities	1	1
Right-of-use assets obtained in exchange for new operating lease liabilities	23	25
Weighted-average remaining lease term-finance leases	4 years	4 years
Weighted-average remaining lease term-operating leases	7 years	8 years
Weighted-average discount rate-finance leases	5.49%	6.30%
Weighted-average discount rate-operating leases	4.08%	4.50%

Annual maturities of Connect’s lease liabilities are as follows:

(in millions)	Operating Leases	Finance Leases
For October 1, 2020 to December 31, 2020	$19	$5
2021	66	15
2022	56	10
2023	38	5
2024	28	1
2025	18	1
Thereafter	91	5

Total lease payments	316	42
Less imputed interest	(44)	(1)

Total	$272	$41

(8)	Goodwill and Other Intangible Assets

Goodwill

During the first quarter of 2020, despite the excess fair value identified in Connect’s 2019 impairment assessment, Connect determined that impacts of the COVID-19 pandemic indicated that there was a triggering event for an interim assessment. As a result, the Company reviewed Connect’s previous forecasts and assumptions based on Connect’s projections that are subject to various risks and uncertainties, including: forecasted revenues, expenses and cash flows, including the duration and extent of impact to Connect’s business from the COVID-19 pandemic, current discount rates, the reduction in Nielsen’s market capitalization, and observable market transactions.

Based on Connect’s interim impairment assessment as of March 31, 2020, Connect has determined that the estimated fair value of the reporting unit exceeded its carrying value (including goodwill), thus no impairment was recorded. Based on Connect’s second and third quarter results and projections, there were no indicators of impairment during the second or third quarter of 2020. Connect will continue to closely evaluate and report on any indicators of future impairments.

During the third quarter ended September 30, 2019, prior to the annual assessment date, in connection with Nielsen’s strategic review, there were indicators that the fair value of Connect was lower than the carrying value. Connect considered this as well as other factors to be interim indicators of impairment and determined that it was more likely than not that the Connect reporting unit was impaired. Management performed an updated impairment analysis of Connect as of September 30, 2019. As a result of this analysis, Connect concluded that the fair value was less than the carrying value and recorded a non-cash goodwill impairment charge of $1,004 million during the third quarter of 2019. The primary inputs for determining the estimated fair value were inputs from the strategic review process, market values for comparable entities and updated intrinsic values.

The table below summarizes the changes in the carrying amount of goodwill for the nine months ended September 30, 2020:

(in millions)
Balance, January 1, 2020	$331
Acquisitions, divestitures and other adjustments	20
Effect of foreign currency translation	(1)

Balance, September 30, 2020	$350

At September 30, 2020, $13 million of goodwill is expected to be deductible for income tax purposes.

Other Intangible Assets

	September 30, 2020
(in millions)	Gross Amounts	Accumulated Amortization
Indefinite–lived intangibles:
Trade name and trademark	$1,218	$—

Amortized intangibles:
Trade name and trademark	40	(25)
Customer-related intangibles	559	(328)
Covenants-not-to-compete	11	(11)
Computer software	1,386	(792)
Patents and other	12	(11)

Total .	$2,008	$(1,167)

	December 31, 2019
(in millions)	Gross Amounts	Accumulated Amortization
Indefinite–lived intangibles:
Trade name and trademark	$1,218	$—

Amortized intangibles:
Trade name and trademark	40	(25)
Customer-related intangibles	560	(308)
Covenants-not-to-compete	11	(10)
Computer software	1,213	(599)
Patents and other	35	(32)

Total	$1,859	$(974)

During the first quarter of 2020, Connect concluded that there was a triggering event for an interim assessment of the indefinite-lived intangibles. Connect performed the interim assessment of the trade name and trademark and concluded that the estimated fair value exceeded its carrying value. The indefinite-lived intangible asset had a fair value that exceeded its carrying value by less than 5%.

During the second quarter of 2020, Nielsen decided to exit smaller, underperforming markets and non-core businesses and concluded that this decision represented an impairment indicator for the long-lived assets within those markets and businesses. To the extent that the carrying value of the assets exceeded the sum of the future undiscounted cash flows, Connect measured an impairment charge using a discounted cash flow method for estimation of the asset’s fair value. During the second quarter of 2020 Connect recognized a non-cash impairment charge associated with amortizable intangibles of $1 million.

Pursuant to the Transaction with Advent International Corporation discussed in “Note 1: Background and Nature of Operations,” Nielsen will grant Advent a license to brand its products and services with the “Nielsen” name and other Nielsen trademarks for 20 years following the closing of the Transaction. Refer to “Note 17 Subsequent Events” for further discussion around the Transaction.

The amortization expense for the nine months ended September 30, 2020 and 2019 was $182 million and $154 million respectively. These amounts include amortization expense associated with computer software of $155 million and $124 million for the nine months ended September 30, 2020 and 2019, respectively. Additionally, amortization expense for intangible assets of Nielsen utilized by Connect recorded in Other income/(expense), net amounted to $2 million and $1 million for the nine months ended September 30, 2020 and 2019, respectively.

At September 30, 2020, the net book value of purchased software and internally developed software was $8 million and $587 million, respectively.

(9)	Changes in Accumulated Other Comprehensive Loss by Component

The table below summarizes the changes in accumulated other comprehensive income/(loss), net of tax, by component for the nine months ended September 30, 2020.

(in millions)	Currency Translation Adjustments	Post- Employment Benefits	Total
Balance as of December 31, 2019	$(244)	$(129)	$(373)

Net current period other comprehensive loss	6	2	8

Balance as of September 30, 2020	$(238)	$(127)	$(365)

The table below summarizes the changes in accumulated other comprehensive income/(loss), net of tax, by component for the nine months ended September 30, 2019.

(in millions)	Currency Translation Adjustments	Post- Employment Benefits	Total
Balance as of December 31, 2018	$(140)	$(245)	$(385)

Net current period other comprehensive loss	(99)	(12)	(111)

Balance as of September 30, 2019	$(239)	$(257)	$(496)

(10)	Trade and Other Receivables, Net

Trade and Other Receivables, net consists of the following:

(in millions)	September 30, 2020	December 31, 2019
Trade accounts receivable	$497	$575
Unbilled accounts receivable under contracts	165	133

Gross accounts receivable	662	708
Less: allowances for doubtful accounts and sales returns	17	12

Total Trade and Other Receivables, net	$645	$696

(11)	Fair Value Measurements

Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining fair value, Connect considers the principal or most advantageous market in which Connect would transact, and also considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of non-performance.

There are three levels of inputs that may be used to measure fair value:

Level 1: Quoted market prices available in active markets for identical assets or liabilities as of the reporting date;

Level 2: Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date; and

Level 3: Pricing inputs that are generally unobservable and may not be corroborated by market data.

Financial Assets and Liabilities Measured on a Recurring Basis

Connect’s financial assets and liabilities are measured and recorded at fair value, except for equity method investments and cost method investments. Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurements. Connect’s assessment of the significance of a particular input to the fair value measurements requires judgment and may affect the valuation of the assets and liabilities being measured and their placement within the fair value hierarchy. In addition, Connect records changes in the fair value of equity investments with readily determinable fair values in net income rather than in accumulated other comprehensive income/(loss). Investments that do not have readily determinable fair values are recognized at cost minus impairment, if any, plus or minus changes resulting from observable price changes in orderly transactions for the identical or a similar investment of the same issuer. The adjustments related to the observable price changes will also be recognized in net income.

Connect participates in a deferred compensation plan to provide certain members of a select group of management or highly compensated employees a means to defer receipt of compensation and to have such deferred amounts treated as if invested in specified investment vehicles to enhance the competitiveness of Connect’s executive compensation program and, therefore, its ability to attract and retain key personnel necessary for the continued success and progress of Connect.

Deferred compensation liabilities consist of participants’ deferrals, which are invested in a variety of participant directed stock and bond mutual funds and are classified as equity securities. Changes in the fair value of these securities are measured using quoted prices in active markets based on the market price per unit multiplied by the number of units held exclusive of any transaction costs. A corresponding adjustment for changes in fair value of the equity securities is also reflected in the changes in fair value of the deferred compensation obligation. Connect’s deferred compensation liabilities measured at fair value on a recurring basis were $0 million and $2 million as of September 30, 2020 and December 31, 2019, respectively.

Plan assets for deferred compensation plans are composed of investments in mutual funds, which are intended to fund liabilities arising from deferred compensation plans. These investments are carried at fair value, which is based on quoted market prices at period end in active markets. These investments are classified as equity securities with any gains or losses resulting from changes in fair value recorded in Other income/(expense), net in the Condensed Combined Statements of Operations. Connect’s plan assets for deferred compensation measured at fair value on a recurring basis were $0 million and $2 million as of September 30, 2020 and December 31, 2019, respectively.

There were no financial assets or liabilities measured at fair value using Level 2 or Level 3 inputs on a recurring basis as of September 30, 2020 and December 31, 2019, respectively.

Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis

During the second quarter of 2020, Nielsen concluded that the decision to exit smaller, underperforming markets and non-core businesses was an impairment indicator for the long-lived assets within those exits. Where the carrying value of the assets exceeded the sum of the future undiscounted cash flows, Connect measured an impairment charge using a discounted cash flow method for estimation of the asset’s fair value. During the second quarter of 2020 we recognized a pre-tax non-cash impairment charge associated with long-lived assets of $4 million, including $1 million of definite-lived intangible assets and $3 million of Property, plant and equipment.

Connect did not measure any material nonfinancial assets or liabilities at fair value as of September 30, 2020 and December 31, 2019.

(12)	Restructuring Activities

Optimization Initiatives

In June 2020, Connect announced a broad-based optimization plan to drive permanent cost savings and operational efficiencies, as well as to position Connect for greater profitability and growth. Connect expects the plan to be substantially completed in 2020.

Connect incurred $41 million of restructuring charges in the third quarter of 2020. These charges mostly represent severance costs related to employee separation packages. The amounts are calculated based on salary levels and past service periods. Severance costs are generally charged to earnings when planned employee terminations are approved.

A summary of the changes in the liabilities for restructuring activities is provided below:

(in millions)	Total Initiatives
Balance at December 31, 2019	$26

Charges(1)	97
Payments	(54)
Effect of foreign currency translation and other adjustments	—

Balance at September 30, 2020	$69

(1)	Excludes charges related to operating lease right-of-use assets of $7 million

Connect recorded $104 million in restructuring charges primarily relating to the optimization initiatives referenced above for the nine months ended September 30, 2020.

Connect recorded $33 million in restructuring charges for the nine months ended September 30, 2019, primarily relating to programs associated with Connect’s plans to reduce selling, general and administrative expenses as well as automation initiatives. These charges primarily related to severance costs associated with employee separation packages.

Of the $69 million in remaining liabilities for restructuring actions at September 30, 2020, $63 million is expected to be paid within one year and is classified as a current liability within the Condensed Combined Balance Sheets as of September 30, 2020.

(13)	Relationship with Nielsen and Related Entities

Historically, Connect has been managed and operated in the normal course of business consistent with other affiliates of Nielsen. Accordingly, certain shared costs have been allocated to Connect and reflected as expenses in the Condensed Combined Statements of Operations. Management considers the allocation methodologies used to be reasonable and appropriate reflections of the historical Nielsen expenses attributable to Connect for purposes of the Condensed Combined Financial Statements of Connect. However, the expenses reflected in the Condensed Combined Statements of Operations may not be indicative of the actual expenses that would have been incurred during the periods presented if Connect historically operated as a separate, stand-alone entity. In addition, the expenses reflected in the Condensed Combined Statements of Operations may not be indicative of related expenses that will be incurred in the future by Connect.

General Corporate Overhead Allocation

Nielsen provides facilities, information services and certain corporate and administrative services to Connect. Expenses relating to these services have been allocated to Connect and are reflected in the Condensed Combined Statements of Operations. Where direct assignment was not possible or practical, these costs were allocated on a pro rata basis of revenues, headcount or other measures. The following table summarizes the components of general allocated corporate expenses for the nine months ended September 30, 2020 and 2019, respectively.

	Nine Months Ended September 30,
(in millions)	2020(1)	2019
Cost of revenues	$17	$63
Selling, general and administrative expenses, exclusive of depreciation and amortization	129	112

Total	$146	$175

(1)

For the nine months ended September 30, 2020, certain corporate costs, primarily related to cost of revenues, have been recognized directly in the business and are not included within corporate allocations.

Cash Management and Financing

Connect participates in Nielsen’s centralized cash management and financing programs. Disbursements are made through centralized accounts payable systems, which are operated by Nielsen. Cash receipts are transferred to centralized accounts which are also maintained by Nielsen. As cash is disbursed and received by Nielsen, it is accounted for by Connect through net Parent investment in the Condensed Combined Balance Sheets.

Historically, Connect has received funding from Nielsen for Connect’s operating and investing cash needs. Nielsen’s third-party debt and the related interest expense have not been allocated to Connect for any of the periods presented as Connect is not the legal obligor of the debt and Nielsen’s borrowings were not directly attributable to Connect.

Intercompany Receivables/Payables

All significant intercompany transactions between Connect and Nielsen (and its non-Connect businesses) have been included in these Condensed Combined Financial Statements of Connect and are considered to be effectively settled for cash at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions have been accounted for through net Parent investment in the Condensed Combined Balance Sheets and is reflected in the Condensed Combined Statements of Cash Flow as a financing activity.

The following table summarizes the components of the Net transfers from/(to) Parent for the nine months ended September 30, 2020 and 2019, respectively.

	Nine Months ended September 30,
(in millions)	2020	2019
Cash pooling and general financing activities	$(232)	$(233)
Corporate allocations	146	175
Income taxes	65	92
Connect to Parent cross-charges(1)	(5)	(6)
Parent to Connect cross-charges(1)	3	8

Net cash distributed from/(to) Parent	(23)	36
Share-based compensation	25	23
Asset transfers from/(to) Parent	7	6
Other (gains)/losses	(2)	(8)
Other	(10)	77

Net transfers from/(to) Parent	$(3)	$134

(1)	Reflects cross-charges between Nielsen and Connect relating to pensions on shared plans and depreciation and amortization on shared assets.

(14)	Income Taxes

The effective tax rates before discrete tax items for the nine months ended September 30, 2020 and 2019 were -14% ($20 million tax expense) and 62% ($6 million tax expense), respectively. The tax rate for the nine months ended September 30, 2020 was lower than the statutory rate as a result of tax rate differences in other jurisdictions where Connect files tax returns and increases in valuation allowances, withholding taxes, and other foreign taxes. The tax rate for the nine months ended September 30, 2019 was higher than the statutory rate as a result of the impact of tax rate differences in other jurisdictions where Connect files tax returns and withholding taxes. For the nine months ended September 30, 2020, the total tax expense was $19 million which includes discrete items recognized in the period, such as the impact of interest related to uncertain tax positions and audit settlements. For the nine months ended September 30, 2019, the total tax benefit was $204 million which includes the favorable impact of releasing certain tax contingencies and other discrete items recognized in the period.

The estimated liability for unrecognized tax benefits as of December 31, 2019 was $32 million. If the Company’s tax positions are favorably sustained by the taxing authorities, the reversal of the underlying liabilities would reduce Connect’s effective tax rate in future periods.

The Parent and, in some cases, the Connect business files numerous consolidated and separate income tax returns in the U.S. and in many state and foreign jurisdictions. The Parent is no longer subject to U.S. Federal income tax examination for 2015 and prior periods. In addition, the Parent has subsidiaries in various states, provinces and countries that are currently under audit for years ranging from 2007 through 2019.

To date, the Parent is not aware of any material adjustments not already accrued related to any of the current Federal, state or foreign audits under examination.

(15)	Commitments and Contingencies

The Company is subject to litigation and other claims in the ordinary course of business, some of which include claims for substantial sums. Accruals have been recorded when the outcome is probable and can be reasonably estimated. While the ultimate results of claims and litigation cannot be determined, Connect does expect the ultimate disposition of these matters will not have a material adverse effect on its operations or financial condition. However, depending on the amount and the timing, an unfavorable resolution of some or all of these matters could materially affect Connect’s future results of operations or cash flows in a particular period.

(16)	Segments

Connect evaluated segment reporting in accordance with ASC 280 and concluded that it operates as a single operating segment and a single reportable segment. Connect aligns its operating segments in order to conform to management’s internal reporting structure. Connect operates as a complete unit—from the conception of a product, through the collection of the data, into the technology and operations, all the way to the data being sold and delivered to the client. The reporting structure of the Connect Business is and has historically been centralized under one Chief Operating Decision Maker (‘CODM’), which evaluates Connect’s operating financial results to assess its performance as a combined business.

Business Segment Information

	Nine Months Ended September 30,
(in millions)	2020	2019
Revenues	$2,129	$2,225

Income/(loss) before income taxes	(142)	(995)
Interest expense	1	1
Foreign currency exchange transaction losses/(gains), net	1	—
Other expense/(income), net	(12)	(3)

Operating income/(loss)	(152)	(997)
Depreciation and amortization	218	185
Restructuring charges	104	33
Impairment of goodwill and other long-lived assets	4	1,004
Share-based compensation expense	25	23
Other items(1)	26	6
Adjusted EBITDA(2)	225	254

	September 30,	December 31,
(in millions)	2020	2019
Total Assets	$3,900	$3,910

(1)

Other items primarily consist of business optimization, including separation-related costs, and transaction costs for the nine months ended September 30, 2020. Other items primarily consist of business optimization costs, including strategic review costs, and transaction related costs for the nine months ended September 30, 2019.

(2)	The Company’s CODM uses Adjusted EBITDA to measure performance from period to period.

(17)	Subsequent Events

On October 31, 2020, Nielsen entered into an agreement (the “Agreement”) to sell its Global Connect business to newly formed entities (collectively, “Purchaser”) which are controlled by investment funds advised by affiliates of Advent International Corporation (the “Transaction”) for $2.7 billion in cash, subject to adjustments based on closing levels of cash, indebtedness, debt-like items and working capital. In addition, Nielsen will also receive a warrant to purchase equity interests in the company that will own Connect following the closing of the Transaction (the “Closing”), exercisable in certain circumstances (the “Warrant”). The Transaction was unanimously approved by Nielsen’s Board of Directors.

The Transaction is subject to approval by Nielsen’s shareholders, regulatory approvals and other customary closing conditions; and it is expected to close in the second quarter of 2021.

Pursuant to the Agreement, Nielsen will enter into certain ancillary agreements at the closing of the Transaction, pursuant to which, among other things, (i) Nielsen will grant Purchaser a worldwide, royalty-free license to use certain Nielsen trademarks in all fields of business, other than a specified core Retained Business field, for 20 years following the Closing, (ii) Nielsen and Purchaser will provide each other certain transition services, for a limited period of time following the Closing, (iii) each party will grant the other reciprocal licenses to certain data used in Connect and the Retained Business, respectively, as well as certain corresponding services related to such data, at agreed rates for up to five years following the Closing and (iv) each of Nielsen and Purchaser will provide each other a worldwide, royalty-free license to certain intellectual property rights.

The Agreement contains customary representations, warranties and covenants by each party that are subject, in some cases, to specified exceptions and qualifications contained in the Agreement.

The Condensed Combined Financial Statements of Connect have been derived from the financial statements of Nielsen. Management has evaluated subsequent events through December 1, 2020 for disclosure or recognition in the Condensed Combined Financial Statements of Connect and concluded there were no subsequent events that required recognition or disclosure other than those provided.

ANNEX A: STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT

BY AND AMONG

NIELSEN HOLDINGS PLC,

INDY US BIDCO, LLC

AND

INDY DUTCH BIDCO B.V.

Dated as of October 31, 2020

-A-i-

-A-ii-

EXHIBITS

Exhibit A	Closing Structure
Exhibit B	Form of Transition Services Agreement
Exhibit C	Form of IP Matters Agreement
Exhibit D	Form of Trademark License Agreement
Exhibit E	Form of Master Services Agreement
Exhibit F	Form of Reseller Agreement
Exhibit G	Warrant Term Sheet

-A-iii-

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of October 31, 2020, is by and between Nielsen Holdings plc, a public limited company formed under the laws of England and Wales with registration number 09422989, whose registered office is at Nielsen House, John Smith Drive, Oxford, OX4 2WB (“Seller”), Indy US Bidco, LLC, a Delaware limited liability company (“US Purchaser”), and Indy Dutch Bidco B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) with corporate seat in Amsterdam, the Netherlands, and its address at Herengracht 450 (1017CA) Amsterdam, the Netherlands, with trade register number 861761376, (“Dutch Purchaser”) (US Purchaser and Dutch Purchaser are each a “Purchaser” and are together referred to herein as “Purchaser”) (Purchaser together with Seller, each a “Party”).

WHEREAS, Seller and certain of its Subsidiaries are engaged in, among other things, the Business;

WHEREAS, prior to the Closing, Seller and its Subsidiaries will take certain actions as set forth on Exhibit A (as the same may be amended in accordance with this Agreement) to implement the Closing Structure;

WHEREAS, on the terms and subject to the conditions set forth herein, Seller shall, and shall cause the other Seller Entities to, sell, assign, transfer and convey to Purchaser, and Purchaser shall purchase and acquire from Seller and the other Seller Entities, directly or indirectly, all of their right, title and interest in and to the Purchased Company Shares, in each case, free and clear of all Liens (other than any restrictions on transfer imposed by federal, state, foreign or local securities laws and other than any Liens imposed by Purchaser (“Permitted Share Liens”)) (together with the other transactions contemplated hereby, the “Transaction”);

WHEREAS, the Board of Directors of Seller (the “Seller Board”) has (a) determined in good faith that the transactions contemplated by this Agreement and the other Transaction Documents, including the Transaction, would be most likely to promote the success of Seller for the benefit of its shareholders as a whole, (b) approved the execution, delivery and performance of this Agreement, the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including the Transaction, (c) subject to Section 5.5, resolved to recommend that the holders of Seller Ordinary Shares vote in favor of the Transaction and (d) directed that the Transaction be submitted for approval by the holders of Seller Ordinary Shares at a meeting thereof;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Seller’s willingness to enter into this Agreement, the Purchaser Sponsors have duly executed and delivered to Seller a limited guarantee, dated as of the date hereof, in favor of Seller, pursuant to which the Purchaser Sponsors are guaranteeing certain obligations of Purchaser in connection with this Agreement (the “Guarantee”); and

WHEREAS, simultaneously with the Closing under this Agreement, Seller, Purchaser and certain of their respective Affiliates desire to enter into certain other agreements in connection with the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on the terms and subject to the conditions of this Agreement, the Parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used herein, the following terms have the meanings set forth below:

“Actual Fraud” means, of a Party, an intentional and willful act, omission or misrepresentation in the making of any representation or warranty set forth in Article III or Article IV by such Party (or in the related certificates delivered pursuant to Section 7.2(c) or Section 7.3(c)) that constitutes actual common law fraud (and not constructive fraud or negligent misrepresentation).

“Adjusted Current Assets” means the sum of the amounts for the specified current asset line items shown on the Sample Closing Statement for the Business, in each case determined as of the Adjustment Time in accordance with the Transaction Accounting Principles.

“Adjusted Current Liabilities” means the sum of the amounts for the specified current liability line items shown on the Sample Closing Statement for the Business, in each case determined as of the Adjustment Time in accordance with the Transaction Accounting Principles.

“Adjustment Amount” means an amount (which may be a positive or negative amount or zero) equal to (a) in the event Working Capital is greater than the Working Capital Excess Target, then (i) Working Capital minus (ii) the Working Capital Excess Target, (b) in the event Working Capital is less than the Working Capital Deficit Target, then (i) Working Capital minus (ii) the Working Capital Deficit Target, and (c) in the event Working Capital is less than or equal to the Working Capital Excess Target but greater than or equal to the Working Capital Deficit Target, then $0.

“Adjustment Time” means 11:59 p.m. (Eastern Time) on the Business Day immediately preceding the Closing Date.

“Affiliates” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that after the Closing, (a) none of Seller or its Subsidiaries shall be deemed Affiliates of Purchaser or the Purchased Companies, (b) none of Purchaser or the Purchased Companies shall be deemed Affiliates of Seller or its Subsidiaries and (c) the Purchased Companies shall be deemed Affiliates of Purchaser.

“Anti-Corruption Laws” means laws, regulations or orders of any Governmental Entity relating to anti-bribery or anti-corruption, including laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any government official, commercial entity, or any other Person to obtain an improper business advantage, such as the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 and all national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Anti-Money Laundering Laws” means laws, regulations or rules relating to money laundering, such as the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, the U.S. Currency and Foreign Transaction Reporting Act of 1970, the U.S. Money Laundering Control Act of 1986, Directive (EU) 2018/843 of the European Parliament and of the Council of 30 May 2018 amending Directive (EU) 2015/849 (“AML 5”) and all national and international laws enacted to implement AML 5, the Luxembourg Law of 12 November 2004 on the fight against money laundering and terrorist financing, as amended, the UK Proceeds of Crime Act 2002, the UK Terrorism Act 2000, and all money laundering-related laws of other jurisdictions where Seller and its Subsidiaries conduct the Business, in each case issued, administered or enforced by any Governmental Entity.

“Applicable Exchange Rate” means, with respect to a given day, the exchange rate between the applicable local currency and Dollars as observed by Bloomberg at 9:00 a.m. (Eastern Time) on such day.

“Approval” means any approval, authorization, or consent of, filing with, notification to or granting or issuance of any license, order, waiver or permit by, any third party or Governmental Entity.

“Business” means the business of providing a range of global retail measurement, data, analytics, and market intelligence products and services to customers regarding consumer products, consumer product markets worldwide and consumers of said products, as conducted by Seller and its Subsidiaries and/or the Purchased Companies as of the date hereof and including the provision of the Products, subject to the evolution of the Business in the period between the date hereof and the Closing in compliance with this Agreement.

“Business Contract” means any Contract (a) to which any of the Purchased Companies is a party or by which any of their respective business properties or assets is bound or (b) to which any Seller or any of its Subsidiaries (other than the Purchased Companies) is bound with respect to the Business.

“Business Data” means all (a) databases, compilations, books, records, files, and other data, including retail measurements, consumer panels, product descriptors, classifications, features, and identifiers, orders, sales, transactions, inventories, purchasing, preference and consumption data, market segmentation, performance and channel data, and supplier, vendor, distributor and customer lists and market research and studies, (b) data that is utilized in connection with, incorporated into, or otherwise relied upon in the creation or distribution of any Product and (c) Personal Data, in each case clause (a)-(c), owned or purported to be owned by the Purchased Companies or the Business and whether in hard copy or electronic or other format, and whether or not de-identified, aggregated, anonymized, compiled or structured.

“Business Day” means any day, other than a Saturday, Sunday, or day on which commercial banks are required by Law or authorized to be closed in New York, New York or London, United Kingdom.

“Business Employee” means each employee set forth on Section 1.1(a) of the Seller Disclosure Schedules (which shall include for each Business Employee, worksite, current job title, original date of hire and the fully-burdened costs associated with such Business Employee (including annual base salary or hourly wage rate, bonus and other incentive compensation, and benefit load cost)), which schedule may be updated through the Closing Date to reflect (i) new hires and terminations that comply with the constraints set forth in Section 5.2(b)(B) and (ii) internal transfers between Seller and its Subsidiaries (other than the Purchased Companies), on the one hand, and the Purchased Companies, on the other hand, to which Purchaser has previously consented in writing (such consent not to be unreasonably withheld, conditioned or delayed).

“Business Intellectual Property” means the Intellectual Property Rights owned or purported to be owned by the Purchased Companies as of the date hereof, including any Intellectual Property Rights in or to the Business Data; provided, that Business Intellectual Property shall not include the Seller Names or any Intellectual Property Rights with respect thereto.

“Business Joint Venture” means each material joint venture, partnership or other similar agreement involving equity co-investment between any Purchased Company, on the one hand, and any third party (other than a Purchased Company), on the other hand, each of which is set forth on Section 1.1(b) of the Seller Disclosure Schedules.

“Business Material Adverse Effect” means, with respect to the Business, any change, effect, event, occurrence, fact, condition, circumstance or development (each, an “Effect”), whether individually or in the aggregate with other Effects, that has had, or would reasonably be expected to have, a material adverse effect on (x) the business, results of operations or financial condition of the Business or the Purchased Companies, taken as a whole or (y) the ability of Seller to consummate the Transaction by the Outside Date, excluding, however, for purposes of the preceding clause (x): any Effect to the extent arising from, relating to or resulting from (a) general, business, regulatory or other conditions in the industries in which the Business operates, including competition in any of the geographic areas in which the Business operates, (b) any changes or developments in domestic, foreign or global markets or domestic, foreign or global economic conditions generally, including (i) any changes or developments in or affecting domestic or any foreign securities, equity, credit or financial markets or (ii) any changes or developments in or affecting domestic or any foreign interest or exchange rates, (c) changes in GAAP or other applicable accounting standards or in any interpretation or enforcement thereof, (d) changes in Law or any interpretation or enforcement thereof, (e) changes in domestic, foreign or global political conditions, (f) any act of civil unrest, civil disobedience, riots, looting, war, terrorism, cyberterrorism, military activity, sabotage or cybercrime, including an outbreak or escalation of hostilities involving the United States or any other Governmental Entity or the declaration by the United States or any other Governmental Entity of a national emergency or war, or any worsening of any such conditions threatened or existing on the date of this Agreement, (g) any conditions resulting from epidemics and pandemics (including the COVID-19 pandemic), weather conditions, natural or manmade disasters or other acts of God (including storms, earthquakes, tornados, floods or other natural disasters), (h) the execution, delivery and performance of this Agreement or any other Transaction Document or the public announcement, pendency or consummation of the Transaction or the other transactions contemplated hereby (including the impact thereof on the relationships, contractual or otherwise, of the Business with employees, labor unions, works councils, financing sources, customers, suppliers, partners or other persons), provided, that this clause (h) shall not apply to the Effects arising from, relating to or resulting from any breach of the representations and warranties set forth in Section 3.4 to the extent that such representations and warranties address the execution, delivery and performance of this Agreement or any other Transaction Document, or the public announcement of the Transaction, and shall not apply with respect to compliance with the covenants contained in Section 5.2(a) (except for actions taken at the express direction of Purchaser), (i) the identity of Purchaser or any of its Affiliates as the acquiror of the Business, (j) any matter set forth in the Seller Disclosure Schedules with respect to the representations and warranties in Article III, (k) the failure of Seller, the other Seller Entities, the Purchased Companies or the Business to meet any internal, Purchaser, analyst, published or other external projections, guidance, budgets, forecasts or estimates for any period (provided that the underlying causes thereof may be considered in determining whether a Business Material Adverse Effect has occurred if not otherwise excluded hereunder) and (l) compliance with the terms of this Agreement, or the taking or omission of any action required by this Agreement or consented to or requested by Purchaser in writing; provided, that this clause (l) shall not apply to the Effects arising from, relating to or resulting from any breach to the representations and warranties set forth in Section 3.4 to the extent that such representations and warranties address the compliance with the terms of this Agreement, and shall not apply with respect to compliance with the covenants contained in Section 5.2(a) (except for actions taken at the express direction of the Purchaser); except with respect to clauses (a), (b) (c), (d), (e), (f) and (g), to the extent that such impact is, or is reasonably expected to be, disproportionately adverse to the Business, taken as a whole, relative to similarly situated businesses in the industry or industries in which the Business operates (in which case the incremental disproportionate impact (to the extent not otherwise excluded by the definition of Business Material Adverse Effect or otherwise attributable to the COVID-19 pandemic) may be taken into account in determining whether there has been a Business Material Adverse Effect).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Entity, or any other Law intended to address the consequences of COVID-19, including the Health and Economic Recovery Omnibus Emergency Solutions Act (H.R.6800) and the Health, Economic Assistance, Liability Protection and Schools Act (S4318, S4317, S4319, S4320, S4321, S4322, S4323, S4324).

“Cash Amounts” means, of any Person and as of any time, all cash, cash equivalents, cash in transit, bank deposits, investment accounts, certificates of deposit, marketable securities, short-term deposits and other similar cash items of such Person, in each case to the extent such items constitute cash and cash equivalents in accordance with GAAP and determined in accordance with GAAP.

“Closing Cash Adjustment Amount” means the sum of the following (but not to exceed $50,000,000):

a.

the amount (which may be positive of negative) equal to the MCNP Cash, determined as of the Adjustment Time and in accordance with the Transaction Accounting Principles, minus (ii) the MCNP Minimum Cash Amount; provided, that if the result of such calculation is a positive amount, the amount of the MCNP Cash which is in excess of the MCNP Minimum Cash Amount shall be reduced by an amount equal to (i) 7% multiplied by (ii) such excess amount;

b.

the amount (which may be positive or negative) equal to (i) the US Cash, determined as of the Adjustment Time and in accordance with the Transaction Accounting Principles, minus (ii) the US Minimum Cash Amount; and

c.

the amount (which may either be $0 or negative) equal to the cumulative amount for all countries in which Seller does not have multi-currency notional pooling capacities determined by taking (i) the Non-MCNP Cash for each such country, determined as of the Adjustment Time and in accordance with the Transaction Accounting Principles, minus (ii) the Non-MCNP Minimum Cash Amount for each such country; provided, that the result of such calculation for each such country shall not be greater than $0.

“Closing Indebtedness” means the Indebtedness of the Purchased Companies as of the Adjustment Time and determined in accordance with the Transaction Accounting Principles.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective bargaining agreement or other Contract with any Union.

“Competing Business Proposal” means any bona fide proposal or offer made by any Person or group of related Persons (other than Purchaser and its Affiliates) (a “Third Party Acquirer”) to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, pursuant to a merger, consolidation, scheme of arrangement or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction, beneficial ownership (as defined under Section 13(d) of the Exchange Act) of any assets of Seller and its Subsidiaries that constitute a material portion of the assets of the Business (other than sales of inventory, products, services and equipment in the ordinary course of business). For the avoidance of doubt, neither a Permitted WholeCo Proposal nor a Competing WholeCo Proposal shall constitute a Competing Business Proposal.

“Competing Proposal” means any Competing Business Proposal or Competing WholeCo Proposal.

“Competing WholeCo Proposal” means any bona fide proposal or offer made by any Third Party Acquirer to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, pursuant to a merger, consolidation, scheme of arrangement or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction, beneficial ownership (as defined under Section 13(d) of the Exchange Act) of more than twenty-five percent (25%) of any class of equity securities of Seller (unless such proposal or offer does not, and would not reasonably be expected to, materially delay or prohibit (including by imposing a consent right on the part of such Third Party Acquirer with respect to) the consummation of the Transaction as contemplated hereunder and, as a condition to Seller’s entry into a definitive agreement with respect to such proposal or offer, any such Third Party Acquirer agrees to vote, or cause to be voted, all Seller Ordinary Shares directly or indirectly beneficially owned by such Third Party Acquirer and its Affiliates in favor of the Transaction at the Seller Shareholders’ Meeting or any adjournment or any postponement thereof (a “Permitted WholeCo Proposal”)).

“Compliant” means, with respect to the information to be provided pursuant to Section 5.16(e)(i)(F)(iii), that:

a.

such information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such information not misleading in light of the circumstances in which made; and

b.

the auditors of any financial statements contained in such information have not withdrawn their audit opinion with respect to such information (unless a new audit opinion is issued with respect to the financial statements of the Purchased Companies for the applicable periods by such auditors or another independent accounting firm reasonably acceptable to Purchaser).

“Connect Cash Pooling Agreement” means the form of cash pooling agreement for the Business substantially in the form provided to Purchaser on or prior to the date hereof.

“Contract” means any contract, note, bond, mortgage, indenture, deed of trust, license, lease, agreement, arrangement, commitment or other instrument or obligation that is legally binding, in each case other than a Permit or a Seller Benefit Plan, including all amendments and supplements thereto.

“Covered Contract” shall mean (a) all Contracts primarily with respect to an agreement to share or allocate Taxes, but, for the absence of doubt, not any Contracts entered into in the ordinary course of business with customers or employees and (b) all Contracts with respect to Taxes imposed by a Governmental Entity on Seller or any of its Subsidiaries (other than a Purchased Company), in each case, limited to Contracts entered into prior to Closing and excluding this Agreement and any Transaction Document (but not excluding, for the avoidance of doubt, any Restructuring Agreement).

“Covered Losses” means losses, Liabilities (excluding solely contingent Liabilities), fines, deficiencies, damages, payments, fees, Taxes, amounts paid in settlement, Judgment, encumbrances, assessments, penalties, costs (including costs of investigation, tax filing preparation, defense and enforcement) and claims of any kind (in each case, including those arising out of any Proceeding), and in each case including reasonable attorneys’, accountants’ and other advisors’ fees and disbursements (to the extent that any such fees and disbursements, are due and payable), whether or not involving a third-party claim. Without limiting the foregoing, Covered Losses in respect of any breach of, or inaccuracy in, the Seller Specified Representations may be determined by reference to the reduction in earnings of the Business to the extent directly attributable to the excess expense items resulting from such breach or inaccuracy.

“COVID-19” means the severe acute respiratory syndrome coronavirus 2 (SARS-CoV-2), the disease known as coronavirus disease 2019 (COVID-19) or any other virus or disease developing from or arising as a result of or that is similar to SARS-CoV-2 or COVID-19.

“CPG” means consumer packaged goods.

“Debt Financing Sources” means the entities that have committed to provide or arrange or otherwise have entered into agreements pursuant to the Debt Commitment Letter or in connection with all or any part of the Debt Financing described therein and/or, if applicable, the Best Efforts Bond Financing, or replacement debt financings, in connection with the transactions contemplated hereby, including the parties to any commitment letters, joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto.

“Employee Change of Control Payments” means all Transition Awards and all stay or retention bonuses, sale bonuses, transaction or similar bonuses, change of control payments, severance or termination payments, payments related to the cash out or other settlement of incentive equity or equity based awards, or other similar payments, that are created, accelerated, accrue or become payable by the Purchased Companies to, or in respect of, any current or former officer, director, employee, individual independent contractor or other individual service provider of any Purchased Company in connection with the consummation of the transactions contemplated hereby (including the employer’s share of payroll, employment, or other Taxes associated with such payments, including any payroll Taxes that have been deferred, without regard to any ability of the Purchased Companies to defer such Taxes under the CARES Act or other applicable Law), but excluding any severance that becomes due as a result of any action or inaction by Purchaser or any of its Affiliates occurring at or following the Closing; provided, however, that Employee Change of Control Payments shall not include any of the foregoing to the extent that they are included in Indebtedness or Adjusted Current Liabilities.

“Environmental Law” means any Law (a) relating to pollution or the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure to or release of, or the management of (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of) any Hazardous Materials, (b) that regulates, imposes liability (including for enforcement, investigatory costs, cleanup, removal or response costs, natural resource damages, contribution, injunctive relief, personal injury or property damage) or establishes standards of care with respect to any of the foregoing or (c) relating to occupational health and safety.

“Environmental Permit” means any Permit required under any applicable Environmental Law.

“Equity Interests” means, with respect to any Person, (a) any capital stock, partnership or membership interest, units of equity participation or other similar interest (however designated) in such Person and (b) any option, warrant, purchase right, conversion right, exchange right or similar right which would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Global Reorganization Agreement” means that certain Global Reorganization Agreement, dated as of June 15, 2020, as amended on or prior to the date hereof and as may be further amended in accordance with Section 5.18, by and between Seller and Nielsen Spinco B.V.

“Global Trade Laws and Regulations” means the U.S. Export Administration Regulations; the U.S. International Traffic in Arms Regulations; the import laws administered by U.S. Customs and Border Protection; the economic sanctions rules and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”); the anti-boycott laws and regulations administered by the U.S. Departments of Commerce and Treasury; European Union (“EU”) Council Regulations on export controls, including Nos. 428/2009 and 267/2012; other EU Council sanctions regulations, as implemented in EU Member States; sanctions regimes implemented under the UK Sanctions and Anti-Money Laundering Act 2018; Canadian sanctions policies; United Nations sanctions policies; and other similar economic and trade sanctions, export or import control laws.

“Governmental Entity” means any federal, state, local, or foreign government, any transnational governmental organization or any court of competent jurisdiction arbitral, administrative agency or commission or other governmental authority or instrumentality of any of the foregoing, domestic or foreign.

“Hazardous Materials” means all substances defined or regulated as hazardous, a pollutant or a contaminant under any Environmental Law, including any regulated pollutant or contaminant (including any constituent, raw material, product or by-product thereof), petroleum or natural gas hydrocarbons or any liquid or fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, any hazardous or solid waste, and any toxic, radioactive, infectious or hazardous substance, material or agent.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Income Tax” means any Tax that is imposed on or measured by net income or gains, including franchise Taxes and any other Tax treated as an income Tax within the meaning of Treasury Regulations Section 1.901-2.

“Indebtedness” means, with respect to any Person and as of any time, without duplication: (a) all obligations of such Person for borrowed money (other than trade payables arising in the ordinary course of business); (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations under leases that are or should be recorded as capital leases or finance leases in accordance with GAAP (for the avoidance of doubt, excluding obligations arising under operating leases or real property leases to the extent not required to be classified as capital lease or finance lease obligations in accordance with GAAP); (d) all reimbursement and other obligations of such Person under letters of credit, bank guarantees, bankers’ acceptances, performance bonds and other similar instruments, in each case solely to the extent funds have been drawn and are payable thereunder; (e) all obligations of such Person for the payment of deferred purchase price of property or services (including “earn-outs” and “seller notes” payable, whether contingent or otherwise, but excluding any trade payables arising in the ordinary course of business); (f) net obligations of such Person under any interest rate, currency, commodity or other similar swap, cap, option, forward or other similar hedging arrangement (which, for the avoidance of doubt, may be a positive or negative number); (g) long-term deferred revenue, (h) all guarantees of any obligations of any other Person of the type described in the foregoing clauses (a) through (g); (i) all obligations of such Person in respect of accrued and unpaid interest, prepayment fees or penalties, expenses, fees, penalties, costs, breakage amounts, and other similar items with respect to any obligations of the type described in the foregoing clauses (a) through (h); and (j) all obligations set forth on Section 1.1(c) of the Seller Disclosure Schedules; provided that Indebtedness shall not include (i) any intercompany obligations solely owing by a Purchased Company to another Purchased Company, (ii) the Swiss Note or (iii) except to the extent otherwise specifically set forth in Item 6 or Item 10 on Section 1.1(c) of the Seller Disclosure Schedules, any Taxes.

“Intellectual Property Rights” means any and all common law, statutory or other intellectual property rights anywhere in the world, whether registered or unregistered, and however denominated, including all rights associated with or arising from: (a) patents and similar or equivalent rights in inventions or designs (“Patents”); (b) trademarks, service marks, trade names, trade dress, logos and other source or business identifiers (“Marks”); (c) rights in domain names, uniform resource locators, social media identifiers and other names and locators associated with Internet addresses and sites (“Internet Properties”); (d) copyrights and any other similar rights in works of authorship (including Software as a work of authorship) (“Copyrights”); (e) trade secrets, industrial secret rights and rights in know-how and confidential or proprietary information, in each case that derive independent economic value from not being generally known (“Trade Secrets”); (f) database rights, including rights under the European Union Directive 96/9/EC and any other similar rights throughout the world, arising in aggregated data as such, regardless of whether such aggregated data is a creative work of authorship; (g) rights of privacy and publicity; and (h) other similar or equivalent intellectual property rights.

“Judgment” means any judgment, injunction, order, decree or similar ruling of any Governmental Entity.

“knowledge” means, (a) with respect to Seller, the actual knowledge of the individuals listed on Section 1.1(d) of the Seller Disclosure Schedules, and (b) with respect to Purchaser, the actual knowledge of Chris Egan, Chris Pike, James Peck, James Westra, Amir Memon and John DiCola.

“Law” means any federal, state, local and foreign laws, statutes, ordinances, rules, regulations, judgments, orders, injunctions, decrees, or agency requirements of Governmental Entities.

“Liabilities” means any and all debts, guarantees, liabilities, costs, expenses, interest and obligations, whether fixed, contingent or absolute, known or unknown, asserted or unasserted, matured or unmatured, accrued or not accrued, determined or determinable, secured or unsecured, disputed or undisputed, subordinated or unsubordinated, or otherwise.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, covenant, condition, restriction, charge, option, right of first refusal, adverse claim (or similar item under any applicable Law), easement, security interest, deed of trust, right-of-way, encroachment, occupancy right, community property interest or other restriction of any nature.

“Located” means physically located on the premises of the specified real property, including, as applicable, the Owned Real Property or the Transferred Leased Property.

“Look-back Date” means January 1, 2018.

“MCNP Cash” means Cash Amounts of the Purchased Companies located in countries for which Seller has multi-currency notional pooling capacities (which such countries do not include the United States of America, Algeria, Argentina, Lebanon, Nigeria and Venezuela for the avoidance of doubt).

“MCNP Minimum Cash Amount” means $15,000,000.

“Minority Equity Entities” means any Person (other than a direct or indirect Subsidiary of a Purchased Company) in which a Purchased Company owns Equity Interests, each of which is set forth on Section 1.1(e) of the Seller Disclosure Schedules.

“Minority Equity Interests” means the Equity Interests in the Minority Equity Entities that are owned by a Purchased Company as set forth on Section 1.1(f) of the Seller Disclosure Schedules.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Non-MCNP Cash” means Cash Amounts of the Purchased Companies located in countries for which Seller does not have multi-currency notional pooling capacities (which such countries do not include the United States of America, Algeria, Argentina, Lebanon, Nigeria and Venezuela for the avoidance of doubt).

“Non-MCNP Minimum Cash Amount” means, with respect to any country, the minimum amount for such country listed on Section 1.1(g) of the Seller Disclosure Schedules.

“Open Source Software” means any Software that is distributed (a) as “free software” (as defined by the Free Software Foundation), (b) as “open source software” pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or (c) under any similar licensing or distribution model as the Software described in the preceding clauses (a) or (b) (such license an “Open Source License”).

“Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative.

“Organizational Documents” means, as applicable with respect to any specified Person, the certificate of incorporation, bylaws or equivalent governing documents of such Person, as amended, supplemented or otherwise modified through (and including) the date of this Agreement.

“Owned Real Property” means the owned real property listed in Section 1.1(h) of the Seller Disclosure Schedules.

“Owned Technology” means all Technology, including any Products that are Technology, with respect to which the Purchased Companies own or purport to own as of the date hereof, the Intellectual Property Rights embodied therein.

“Permits” means permits, approvals, authorizations, consents, licenses, certificates or similar rights issued by any Governmental Entity.

“Permitted Designee” shall mean (a) US Purchaser as a designee of Dutch Purchaser, (b) Dutch Purchaser as a designee of US Purchaser, and (c) any other Subsidiary of Purchaser organized in (i) the United States, (ii) the Netherlands or (iii) another jurisdiction; provided, that no designation of a Subsidiary of Purchaser organized in a jurisdiction other than the United States or the Netherlands shall result in the withholding or deduction of, or any requirement to withhold or deduct, any amount of Tax from amounts otherwise payable hereunder in excess of the amounts that otherwise would have been deducted or withheld had such designation not occurred, unless the amounts payable by Purchaser hereunder are increased to the extent necessary to ensure that, after all such required deductions or withholdings, Seller receives the amount it would have received had no such amounts been required to be withheld or deducted.

“Permitted Lien” means (a) any statutory Lien for Taxes that (i) are not yet due and payable or (ii) are being contested in good faith by appropriate proceedings and for which adequate reserves have been established by Seller in accordance with GAAP, (b) vendors’, mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens (i) with respect to Liabilities that are not yet delinquent, (ii) that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established by Seller in accordance with GAAP, or (iii) arising or incurred in the ordinary and usual course of business and which are not, individually or in the aggregate, material to the Business, and do not materially adversely affect the market value or continued use of the asset encumbered thereby, (c) Liens imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions, but in each case only to the extent that Seller and its assets are materially in compliance with the same, (d) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, in each case, as arising or incurred in the ordinary course of business, (e) utility easements, minor encroachments, rights of way, imperfections in title, charges, easements, rights of way, restrictions, declarations, covenants, conditions, defects and similar Liens, but not including any monetary Liens, that are imposed by any Governmental Entity having jurisdiction thereon or otherwise are typical for the applicable property type and locality as do not individually or in the aggregate materially interfere with the present occupancy or use or market value of the respective Owned Real Property or Transferred Leased Property or otherwise materially impair the business operations of the Business, (f) Liens to be, and which actually are, released at or prior to the Closing, (g) Liens that would not be material to the operation of the Business and (h) the Liens set forth on Section 1.1(i) of the Seller Disclosure Schedules.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including a Governmental Entity.

“Personal Data” means any data or information that is linked to the identity of or otherwise capable of identifying a particular individual, household, browser, or device and includes any such data constituting “personal data”, “personally identifiable information” or “personal information” or analogous term under any applicable Law.

“Post-Closing Tax Period” means any taxable period (or portion of a Straddle Period) beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period (or portion of a Straddle Period) ending on or before the close of the Closing Date.

“Pre-Closing Excluded Tax Items” means, without duplication, (a) Shared Contract Purchaser Separation Taxes, (b) Liabilities for Taxes of Seller or any of its Affiliates (or any of the Purchased Companies) resulting from a Purchased Company’s failure to meet, at any time after the Closing, the requirements of the tax holiday ruling approved by the Geneva cantonal state council on December 5, 2020, (c) any amounts required to be paid to Seller under Section 6.10 and any Taxes for which Purchaser is responsible under Section 6.6 or Section 6.7 and (d) any Taxes arising from any action, omission, event or transactions taken or entered into by Purchaser or the Purchased Companies or any of their respective Affiliates occurring outside of the ordinary course of business on the Closing Date after the Closing (for the absence of doubt, other than the Transaction).

“Pre-Closing Included Tax Items” means, without duplication, all (a) Pre-Closing Taxes, (b) Restructuring Taxes for which a Purchased Company is liable by Law or Covered Contract, (c) Taxes for which a Purchased Company is liable by Law or Covered Contract arising as a result of the inclusion of taxable income in a Post-Closing Tax Period, which inclusion results from an adjustment pursuant to Section 481(b) of the Code (or a similar provision of state, local or non-U.S. Law) by reason of an accounting method change made by or with respect to a Purchased Company for a Pre-Closing Tax Period, but only to the extent (i) Seller or any of its Affiliates have received a cash payment in respect of such income prior to the Closing or (ii) a receivable in respect of the right to receive a cash payment in respect of such income is reflected as an asset in Working Capital, as finally determined pursuant to this Agreement, (d) Taxes imposed on a Purchased Company with respect to any Post-Closing Tax Period resulting from a breach of Section 3.16(o) (without giving effect to any materiality qualifier), and Taxes for which a Purchased Company is liable by Law or Covered Contract resulting from a breach by Seller of Section 5.2(b)(L), (e) Shared Contract Seller Separation Taxes, (f) Liabilities for Taxes of a Purchased Company resulting from a Purchased Company’s failure to meet, at any time prior to the Closing, the requirements of the tax holiday ruling approved by the Geneva cantonal state council on December 5, 2012, (g) an amount equal to the excess, if any, of the amount of any current Tax asset reflected in the determination of Working Capital, as finally determined pursuant to Section 2.5, over the amount of such current Tax asset available under applicable Tax Law or permitted to be actually utilized in the first Post-Closing Tax Period ending after the Closing or the immediately succeeding Post-Closing Tax Period determined on a “with and without” basis (provided that Purchaser shall use reasonable best efforts to make available and to utilize any such Tax asset), (h) Transfer Taxes for which a Purchased Company is liable by Law or Covered Contract as a result of the deconsolidation or degrouping of (as distinguished from the direct or indirect transfer of equity interests in) such Purchased Company with respect to a combined, consolidated, unitary or similar Transfer Tax group which includes Seller or any of its Subsidiaries (other than a Purchased Company) arising pursuant to the Transaction (limited in the case of this clause (h) to such Transfer Taxes imposed without regard to actions, events, transactions or omissions following the Closing), and (i) withholding Taxes imposed on accrued but unpaid royalties required to be disclosed under Section 3.16(y) (without giving effect to any materiality qualifier); in each case, other than any Pre-Closing Excluded Tax Items.

“Pre-Closing Taxes” means, without duplication, (a) any Taxes for which a Purchased Company is liable under Law or Covered Contract for or with respect to a Pre-Closing Tax Period including, in the case of any Straddle Period, as determined pursuant to Section 6.8, (b) Taxes of Seller or any of its Affiliates (including any Purchased Company) under Section 965 of the Code (including, for the avoidance of doubt, any Taxes for the Pre-Closing Tax Period under Section 965 payable after the Closing Date), calculated as of the close of the Closing Date or otherwise, (c) any Taxes of Seller or any of its Subsidiaries (other than the Purchased Companies) for which a Purchased Company is liable pursuant to (i) Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law) as a result of such Purchased Company having been a member of an affiliated, consolidated, combined, unitary, or similar Tax group or affiliation prior to the Closing or (ii) any Covered Contract, (d) any Taxes (other than Transfer Taxes or VAT) required to be withheld from any payment made by Purchaser to Seller pursuant to this Agreement (to the extent such Taxes are not actually withheld from any amount otherwise payable to Seller), including any such Taxes for which a Purchased

Company may be secondarily liable, (e) all Taxes deferred pursuant to the CARES Act or IRS Notice 2020-65 or any analogous or similar provisions of state, local or non-U.S. Law; in each case, including any such Tax imposed on a Purchased Company as a transferee or successor as a result of any action, omission, event or transaction occurring prior to the Closing, and, in each case, other than any Pre-Closing Excluded Tax Items.

“Privacy Obligations” means all Laws, contractual obligations, consents, notices or industry regulatory standards related to privacy, data or information security, data protection, security incident or Personal Data breach reporting, direct marketing (including electronic marketing and telemarketing) or the Processing of Personal Data, in each case, as and to the extent applicable to the Purchased Companies, the Products or otherwise to the operation of the Business.

“Proceeding” means any action, suit, claim, hearing, arbitration, mediation, investigation, litigation, audit or other proceeding, in each case, by or before any Governmental Entity.

“Process” or “Processing” (and any other derivations thereof) means any operation or set of operations which is performed on data including the receipt, access, acquisition, collection, recording, organization, structuring, adaptation, alteration, compilation, use, storage, processing, safeguarding, securing, disposal, restriction, erasure, destruction, disclosure, making available or transfer of Personal Data.

“Products” or “Product” means, collectively or individually, global retail measurement, data analytics and market intelligence services and products provided by Seller or any Subsidiary of Seller (including any Seller Entity or Purchased Company) within the product and service groups set forth in Section 1.1(j) of the Seller Disclosure Schedules, which constitute the “Connect” segment of Seller, but, in each case, excluding any products or services set forth on Section 1.1(k) of the Seller Disclosure Schedules.

“Purchased Companies” means the Target Entities and all Subsidiaries thereof as of the Closing.

“Purchased Company Shares” means (a) the Target Entity Shares, (b) the Subsidiary Equity Interests owned directly or indirectly by the Target Entities and (c) the Minority Equity Interests.

“Purchaser Disclosure Schedules” means those certain Purchaser Disclosure Schedules dated as of the date of this Agreement, provided by Purchaser to Seller.

“Purchaser R&W Insurance Policy” means the buyer-side representation and warranty insurance policy, as may be amended from time to time in accordance with this Agreement, to be issued to Purchaser or an Affiliate thereof with respect to this Agreement and the Transaction.

“Real Property Leases” means leases and subleases from a third party to any Purchased Company as lessee listed on Section 1.1(l) of the Seller Disclosure Schedules.

“Registered Intellectual Property” means all United States, international or foreign (a) Patents and Patent applications (including provisional applications, divisionals, reissues, reexaminations, continuations, extensions, and continuations-in-part); (b) registered Marks and applications to register Marks; (c) registered Copyrights and applications for Copyright registration; (d) registered Internet Properties; (e) database registrations and any applications therefor; and (f) any other Intellectual Property Rights that are subject to any filing or recording with any national, state, provincial, federal, government or other public or quasi-public legal authority or Intellectual Property Rights registry.

“Regulatory Approvals” means all Approvals from antitrust and other Governmental Entities that are required under applicable Law (including Antitrust Laws) to permit the consummation of the Transaction.

“Representatives” means, with respect to any Person, the Affiliates, officers, directors, employees, accountants, consultants, legal counsel, investment bankers, advisors, representatives and authorized agents of such Person.

“Restricted Country” means any country or geographic region subject to comprehensive economic sanctions administered by OFAC, which as of the date of this Agreement includes: Crimea, Cuba, Iran, North Korea and Syria.

“Restricted Party” means (a) any Person included on one or more of the Restricted Party Lists, (b) any Person owned by or acting on behalf of a Person included on one or more of the Restricted Party Lists or (c) a person ordinarily resident in or an entity that is located in or organized under the laws of a Restricted Country.

“Restricted Party Lists” means the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, and the Sectoral Sanctions Identifications List, all administered by OFAC; the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List, all administered by the U.S. Department of Commerce; and the consolidated list of Persons subject to EU Financial Sanctions, as implemented by the EU Common Foreign & Security Policy.

“Restructuring Agreements” means the Global Reorganization Agreement and the other agreements that implement the Restructuring or any transactions contemplated by the Global Reorganization Agreement. None of the Restructuring Agreements shall be amended or terminated after the date hereof except in accordance with Section 5.18.

“Restructuring Taxes” means all Taxes (including, for the avoidance of doubt, any Income Taxes) imposed on the Restructuring or any Restructuring Agreement or the transactions contemplated by Section 5.14(c)(i) (excluding any such Taxes imposed on the transactions contemplated by Section 2.7 or Section 5.21).

“Retained Business” means all businesses and operations of Seller and its Subsidiaries other than the Business.

“Retained Business Assets” means the specifically identified assets of the Section 5.21 Purchased Company to the extent related to the Retained Business, as set forth in Section 5.21(a) of the Seller Disclosure Schedules.

“Section 338(h)(10) Eligible Purchased Companies” means the Purchased Companies that are set forth on Section 1.1(t) of the Seller Disclosure Schedules.

“Section 5.21 Purchased Company” has the meaning set forth in Section 5.21(a) of the Seller Disclosure Schedules.

“Security Breach” means any act or omission that compromises the security, integrity, availability or confidentiality of the Systems (and any information stored thereon), Personal Data or Sensitive Data in a material respect, including any reportable incident involving Personal Data pursuant to any Privacy Obligation.

“Seller Benefit Plan” means each compensatory or employee benefit plan, program, policy, agreement or arrangement, including each “employee benefit plan” as that term is defined in Section 3(3) of ERISA, and each pension, retirement, profit-sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive, medical, retiree medical, vision, dental, health, life insurance or other welfare plan, program, policy, agreement or arrangement, and each employment, independent contractor or consulting agreement or arrangement (including each offer letter), and each other material employee benefit plan or fringe benefit plan, in each case, whether oral or written, funded or unfunded, or insured or self-insured, (i) that is maintained by Seller or any of its Subsidiaries or any of their respective ERISA Affiliates for the benefit of any Business Employee or current or former employee, officer or director of a Purchased Company, or (ii) to which a Purchased Company contributes or is obligated to contribute or would reasonably be expected to have any Liability (including after the Restructuring), other than a Multiemployer Plan and other than any plan or program maintained by a Governmental Entity to which Seller or any of its Affiliates contributes pursuant to applicable Law or requiring the mandatory payment of social insurance charges or Taxes or similar contributions to a governmental fund with respect to the wages of an employee or plans or programs mandated by applicable Law.

“Seller Credit Agreement” means that certain Sixth Amended and Restated Credit Agreement, dated as of July 21, 2020, among Nielsen Finance LLC, TNC (US) Holdings Inc., Nielsen Holding and Finance B.V., the guarantors from time to time party thereto, the lenders from time to time party thereto and Citibank, N.A., as administrative agent, as amended, amended and restated, modified or otherwise supplemented from time to time.

“Seller Debt Facilities” means (i) the Seller Credit Agreement, (ii) the Seller Term Loan Credit Agreement, (iii) that certain Indenture, dated as of September 27, 2013, among, The Nielsen Company (Luxembourg) S.AR.L., the guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, relating to the 5.500% Senior Notes due 2021, (iv) that certain Indenture, dated as of April 11, 2014, among Nielsen Finance LLC, Nielsen Finance Co., the guarantors from time to time party thereto and Delaware Trust Company (formerly known as Law debenture Trust Company of New York), as trustee, relating to the 5.000% Senior Notes due 2022, (v) that certain Indenture, dated as of January 31, 2017, among The Nielsen Company (Luxembourg) S.AR.L., the guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, relating to the 5.000% Senior Notes due 2025, (vi) that certain Indenture, dated as of September 24, 2020, among Nielsen Finance LLC, Nielsen Finance Co., the guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, relating to the 5.625% Senior Notes due 2028, and (vii) that certain Indenture, dated as of September 24, 2020, among Nielsen Finance LLC, Nielsen Finance Co., the guarantors from time to time party thereto and Deutsche Bank Trust Company Americas, as trustee, relating to the 5.875% Senior Notes due 2030(the foregoing clauses (iii) through (vii), as amended, supplemented or otherwise modified from time to time, the “Seller Indentures”).

“Seller Disclosure Schedules” means those certain Seller Disclosure Schedules dated as of the date of this Agreement, provided by Seller to Purchaser.

“Seller Entities” means Seller and all of its Subsidiaries that transfer any Target Entity Shares or the Swiss Note pursuant to this Agreement, including the entities listed on Section 1.1(m) of the Seller Disclosure Schedules.

“Seller Fundamental Representations” means those representations and warranties of Seller set forth in Section 3.1 (Organization, Standing and Power), Section 3.2 (Purchased Companies), Section 3.3 (Authority; Execution and Delivery; Enforceability), Section 3.8 (Sufficiency of Assets) and Section 3.21 (Finders or Brokers).

“Seller Ordinary Shares” means the ordinary shares, €0.07 nominal value per share, of Seller.

“Seller Resolutions” means such shareholder resolutions of Seller as are necessary to approve the Transaction.

“Seller Shareholder Approval” means the approval of the Seller Resolutions by Seller’s shareholders at the Seller Shareholders’ Meeting by a majority of the Seller Ordinary Shares present (in person or by proxy) and voting.

“Seller Shareholders’ Meeting” means the meeting of Seller’s shareholders for the purpose of considering, and if thought fit, approving the Seller Resolutions, and any adjournments or postponements thereof.

“Seller Specified Representations” means the representations and warranties of Seller set forth in Section 3.6(e) and Section 3.6(f).

“Seller Term Loan Credit Agreement” means that certain Credit Agreement, dated as of June 4, 2020, among Nielsen Finance LLC and Nielsen Holding and Finance B.V., the guarantors from time to time party thereto, the lenders from time to time party thereto and Citibank, N.A., as administrative agent, as amended, amended and restated, modified or otherwise supplemented from time to time.

“Sensitive Data” means (a) all Personal Data that is subject to a Privacy Obligation, (b) other data that constitutes a Trade Secret (including any material confidential Business Data or other material confidential information) included in the Business Intellectual Property, (c) any other data that any Purchased Company is under a legal or contractual obligation to protect.

“Shared Claim” means any Third Party claim that relates to both (a) the Business or the Purchased Companies and (b) the Retained Business, Seller or its Subsidiaries (other than the Purchased Companies) (but not any Tax Claim).

“Shared Contract Purchaser Separation Taxes” means, with respect to a Shared Contract held by Seller or any of its Affiliates after the Closing, Taxes for which Seller or any of its Affiliates (other than a Purchased Company) is liable by Law in respect of (i) the acquisition, sale, transfer or conveyance of the portion of such Shared Contract relating to the Business, (ii) the ownership of or other rights in the portion of such Shared Contract relating to the Business, and (iii) Taxes for which Purchaser is responsible under Section 2.7.

“Shared Contract Seller Separation Taxes” means, with respect to a Shared Contract held by a Purchased Company after the Closing, Taxes for which a Purchased Company is liable by Law in respect of (i) the acquisition, sale, transfer or conveyance of the portion of such Shared Contract relating to the Retained Business, (ii) the ownership of or other rights in the portion of such Shared Contract relating to the Retained Business, and (iii) Taxes for which Seller is responsible under Section 2.7.

“Software” means computer software, applications and code, including firmware, data files, databases, APIs, interfaces, whether in object code, source code or in any other form, together with related manuals, specifications and other documentation.

“Specified Exchange Rates” means (i) with respect to any currency other than U.S. dollars (USD), Venezuelan bolívar (VEF) and Argentine pesos (ARS), the rate of exchange into U.S. dollars applicable to such currency as set forth on Section 1.1(n) of the Seller Disclosure Schedules, and (ii) with respect to Venezuelan bolívar (VEF) and Argentine pesos (ARS), the spot rate of exchange into U.S. dollars (USD) applicable to such currency as is quoted by Reuters as of the time of measurement.

“Specified Proceeding” has the meaning set forth on Section 1.1(p) of the Seller Disclosure Schedules.

“Specified Purchased Companies” means the Purchased Companies that are set forth on Section 1.1(o) of the Seller Disclosure Schedules.

“Specified Tax Settlements” has the meaning set forth on Section 1.1(q) of the Seller Disclosure Schedules.

“Subsidiaries” of any Person means any corporation, partnership, association, trust or other form of legal entity of which (i) fifty percent (50%) or more of the voting power of the outstanding voting securities are directly or indirectly owned by such Person or (ii) such Person or any Subsidiary of such Person is a general partner. For purposes of this Agreement, from and after the Closing, no Purchased Company shall be deemed to be a Subsidiary of Seller or any of its Affiliates.

“Superior Proposal” means a Competing WholeCo Proposal that the Seller Board determines in good faith, after consultation with Seller’s outside financial advisors and outside legal counsel, taking into account the timing, likelihood of consummation, legal, financial, regulatory and other aspects of the Competing WholeCo Proposal, including the financing terms thereof, and such other factors as the Seller Board considers to be appropriate, to be more favorable to Seller and its shareholders than the transactions contemplated by this Agreement.

“Swiss Note” means that certain note issued by Nielsen Company (Europe) S.a.r.l. in the principal amount, as of the date hereof, of €711,446,886.45 due December 31, 2028.

“Systems” means all hardware, telecommunications, networks, electronics, connecting media, servers, data processing equipment, and information technology systems, platforms and third party application Software that runs on such platforms, websites and related information technology systems and services, that are owned, leased, licensed, or purported to be owned by or to the Purchased Companies or otherwise used by or in the Business.

“Target Entities” means the entities that are set forth on Section 1.1(r) of the Seller Disclosure Schedules.

“Tax” or “Taxes” means any and all U.S. federal, state or local or non-U.S. taxes, duties, imposts, assessments and other fees or charges imposed by any Governmental Entity, including all net income, gross receipts, capital, sales, use, ad valorem, value-added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, environmental, stamp, occupation, premium, and property (real or personal) taxes, windfall profits, customs, duties, disability, registration, alternative, estimated, gain, service, service use, lease, or other tax of any kind or any charge imposed by any Governmental Entity of any kind in the nature of taxes, including in each case any and all interest, penalties, additions to tax or additional amounts imposed by any Governmental Entity with respect thereto, or in respect of any failure to file a Tax Return.

“Tax Proceeding” means any claim, dispute, investigation, audit, examination, contest, litigation or other Proceeding with or against any Taxing Authority.

“Tax Return” means any return, election, notice, form, disclosure schedule, declaration, report, claim for refund or credit or information return or statement filed or required to be filed with any Taxing Authority with respect to Taxes, including any schedule or attachment thereto and any supplement or amendment thereof.

“Taxing Authority” means any Governmental Entity responsible for the administration or the imposition of any Tax.

“Technology” means embodiments of Intellectual Property Rights, including documentation, materials, reports, data, databases, Software, algorithms, and know-how or knowledge of employees, relating to, embodying, or describing processes, methods, designs, formulae, recipes, technical information or other materials embodying Trade Secrets or copyrightable works of authorship.

“Third Party” means any Person or group other than Purchaser and its Subsidiaries or Seller and its Subsidiaries.

“Tier I Business Employee” means each of the one hundred Business Employees with the highest 2020 Total Compensation, where an individual’s “2020 Total Compensation” equals the sum of such individual’s (a) 2020 annual base salary, (b) 2020 target bonus and (c) 2020 target equity award value.

“Transaction Documents” means this Agreement, the Transition Services Agreement, the IP Matters Agreement, the Trademark License Agreement, the Master Services Agreement, the Reseller Agreement, the Warrant Agreement, the Foreign Closing Documents and the certificates delivered hereunder or thereunder.

“Transfer Regulations” means the Transfer of Undertaking (Protection of Employment) Regulations 2006 and any other Law implementing in any jurisdiction the European Council Directive 2001/23/EC on the approximation of the Laws of EU Member States relating to the safeguard of employees’ rights in the event of transfer of undertakings, business or parts of undertakings or businesses as amended or replaced from time to time, or any employer substitution or employee transfer Law of the same or similar effect in any jurisdiction.

“Transferred Benefit Plan” means (a) any Seller Benefit Plan sponsored or maintained solely by any of the Purchased Companies, (b) any Seller Benefit Plan sponsored, maintained or contributed to by Seller or one of its

Affiliates exclusively for the benefit of Business Employees, (c) any Seller Benefit Plan that Purchaser or any of its Affiliates is required to assume under applicable Law in connection with this Agreement, (d) any Seller Benefit Plan entered into with any individual who is a Business Employee and (e) any other Seller Benefit Plan that the Parties mutually agree in writing prior to the Closing is designated as a Transferred Benefit Plan.

“Transferred Leased Property” means the real property underlying the Real Property Leases.

“Transition Awards” means the cash bonuses payable to the Business Employees set forth on Section 1.1(s) of the Seller Disclosure Schedules in the amounts set forth on such schedule pursuant to the terms and conditions of the Transition Award Agreements between Seller and each applicable Business Employee.

“Treasury Regulations” means the regulations promulgated under the Code, as such regulations may be amended from time to time.

“Union” means any labor union, works council or other employee representative body.

“US Cash” means Cash Amounts of the Purchased Companies located in the United States of America.

“US Minimum Cash Amount” means $5,000,000.

“VAT” means any Tax chargeable under or imposed pursuant to or in compliance with the EC Directive 2006/112 (as amended from time to time) and any other Tax of a similar nature, whether imposed in any member state of the European Union in substitution for, or levied in addition to, such Taxes, or any similar or comparable Tax imposed elsewhere.

“Warrant” means the warrant to purchase the equity interests in Purchaser or an Affiliate of Purchaser in accordance with the Warrant Agreement.

“Working Capital” means an amount equal to (a) the Adjusted Current Assets minus (b) the Adjusted Current Liabilities, in each case determined in accordance with the Transaction Accounting Principles; provided that in no event shall Working Capital include (i) any amount included within the definition of Cash Amounts or Indebtedness, (ii) any deferred asset or deferred liability in respect of Taxes, or (iii) any asset or liability (current, deferred or otherwise) in respect of Income Taxes.

“Working Capital Deficit Target” means $207,100,000.

“Working Capital Excess Target” means $228,900,000.

Section 1.2 Other Defined Terms. In addition, the following terms shall have the meanings ascribed to them in the corresponding Section of this Agreement.

Term	Section
$10.13
Acceptable Confidentiality Agreement	5.5(c)
Agreed Items	2.6(b)
Agreement	Preamble
Alternative Financing	5.16(c)
AML 5	Definition of Anti-Money Laundering Laws
Antitrust Laws	3.4
Balance Sheet Date	3.6(a)
Base Purchase Price	2.2
Business Balance Sheet	3.6(a)
Business Financial Statements	3.6(a)
Business Listed Intellectual Property	3.9(a)
Business Permits	3.13(b)
Closing	2.3(a)
Closing Date	2.3(a)
Closing Purchase Price	2.2
Closing Statement	2.5(b)
Closing Structure	5.18(a)
Collection Fees and Expenses	8.4(f)
Combined Tax Returns	6.9(a)
Commitment	5.19(c)(iii)
Commitment Letters	4.4(b)
Competing WholeCo Proposal	8.4(a)
Confidentiality Agreement	5.3(a)
Connect Guarantees	5.11(a)
Continuing Related Party Contracts	5.8(b)
control	Definition of Affiliates
controlled by	Definition of Affiliates
Copyrights	Definition of Intellectual Property Rights
Current Representation	10.12(a)
D&O Indemnitees	5.18(a)
days	10.13
Debt Commitment Letter	4.4(a)
Debt Fee Letter	4.4(c)
Debt Financing	4.4(a)
Definitive Debt Financing Agreements	5.16(a)
Designated Person	10.12(a)
Dispute Notice	2.5(d)
Dispute Resolution Period	2.5(d)
Dollars	10.13
Effect	Definition of Business Material Adverse Effect
Employee Representatives	3.16(k)
Employment Period	5.10(a)
Enforceability Exceptions	3.3
Equity Commitment Letter	4.4(b)
Equity Financing	4.4(b)
Estimated Adjustment Amount	2.5(b)
Estimated Closing Cash Adjustment Amount	2.5(b)

Estimated Closing Indebtedness	2.5(b)
EU	Definition of Global Trade Laws and Regulations
Exchange Act	3.4
Expense Reimbursement	8.4(f)
Final Allocation	2.6(b)
Final Purchase Price	2.5(f)
Financial Information	5.16(e)(i)(F)
Financing	4.4(b)
Financing Amounts	4.4(i)
Financing Conditions	4.4(c)
Foreign Closing Documents	2.4(a)(x)
Guarantee	Recitals
Indemnified Party	9.6(a)
Indemnifying Party	9.6(a)
Independent Accounting Firm	2.5(d)
Insurance Policies	3.22
Integration Planning Committee	5.20
Internet Properties	Definition of Intellectual Property Rights
IP Matters Agreement	2.4(a)(iv)
Major Customer	3.23(a)
Major Retail Cooperator	3.23(a)
Major Vendor	3.23(a)
Marks	Definition of Intellectual Property Rights
Master Services Agreement	2.4(a)(vi)
Material Contracts	3.12(a)
OFAC	Definition of Global Trade Laws and Regulations
Open Source License	Definition of Open Source Software
Outside Date	8.1(d)
Part 3	3.16(w)
Party	Preamble
Past Practice	6.9(b)
Patents	Definition of Intellectual Property Rights
Payee	8.4(d)
Payor	8.4(d)
Permitted Share Liens	Recitals
Permitted WholeCo Proposal	Definition of Competing WholeCo Proposal
Post-Closing Representation	10.12(a)
Post-Closing Statement	2.5(c)
Proxy Statement	3.18(a)
Purchase Price	2.2
Purchaser Entities	2.1
Purchaser Indemnified Parties	9.3
Purchaser Liability Seller Return	6.9(d)
Purchaser Material Adverse Effect	4.1
Purchaser Parties	9.2(b)
Purchaser Related Parties	8.4(g)
Purchaser Sponsors	4.4(b)
Purchaser Straddle Period Tax Returns	6.9(a)
Purchaser Termination Fee	8.4(b)
Purchaser’s Allocation Notice	2.6(b)
Purchaser’s Interim Notice	2.6(a)
Qualifying Transaction	8.4(a)

Recipient	6.7(b)
Record Date	5.6(c)
Related Party Contracts	5.8(b)
Release	5.11(a)
Required Carryback Refund	6.10
Reseller Agreement	2.4(a)(vi)
Restructuring	5.18(a)
Retained Business Assets Purchase Price	5.21(b)
Retained Business Transfer	5.21(b)
Retained Business Transfer Date	5.21(b)
Sample Closing Statement	2.5(a)
Second Request	5.1(c)
Section 245A Election	6.2
Section 338(g) Elections	6.1(a)
Section 338(g) Purchased Company	6.1(a)
Section 338(h)(10) Elections	6.1(b)
Section 338(h)(10) Forms	6.1(d)
Securities Act	4.8
Seller	Preamble
Seller Acquisition Agreement	5.5(a)
Seller Adverse Recommendation Change	5.5(e)
Seller Board	Recitals
Seller Brokers	3.21
Seller Indemnified Parties	9.4
Seller Interim Allocation	2.6(a)
Seller Liability Purchaser Return	6.9(e)
Seller Occurrence Policy	5.12(a)
Seller Parties	9.2(b)
Seller Recommendation	3.3
Seller Related Parties	8.4(g)
Seller Returns	6.9(a)
Seller Straddle Period Tax Returns	6.9(a)
Seller Tax Refunds	6.10
Seller Termination Fee	8.4(a)
Seller’s Allocation	2.6(b)
September Trial Balance	3.6(f)
Shared Contract	2.7(a)
Specified Acquisition	5.2(c)
Straddle Period	6.8
Straddle Period Tax Returns	6.9(a)
Subsequent Loss	6.10
Subsidiary Equity Interests	3.2(b)
Substantial Authority	6.9(c)
Supplier	6.7(b)
Target Entity Shares	2.1
Termination Fee	8.4(d)
Third Party Acquirer	Definition of Competing Business Proposal
Third Party Claim	9.6(a)
Trade Secrets	Definition of Intellectual Property Rights
Trademark License Agreement	2.4(a)(v)
Transaction	Recitals
Transaction Accounting Principles	2.5(a)

Transfer Taxes	6.6(b)
Transition Services Agreement	2.4(a)(iii)
UK Plan	5.10(g)
under common control with	Definition of Affiliates
Warrant Agreement	2.4(a)(viii)

ARTICLE II

PURCHASE AND SALE; CLOSING

Section 2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing, Seller shall, and shall cause the other Seller Entities to, sell, assign, transfer and convey, in each case, free and clear of all Liens (other than Permitted Share Liens), to Purchaser (or, as applicable, one or more Permitted Designees of Purchaser designated by Purchaser not less than ten (10) Business Days prior to the Closing Date (collectively with Purchaser, the “Purchaser Entities”)), and Purchaser shall purchase and acquire, or shall cause the relevant Purchaser Entities to purchase and acquire, from Seller and the relevant Seller Entities, free and clear of all Liens (other than Permitted Share Liens), all right, title and interest in and to the Equity Interests of the Target Entities (the “Target Entity Shares”) (which Target Entity Shares shall (a) constitute all of the issued and outstanding Equity Interests of the Target Entities and (b) as a result of the ownership thereof, constitute indirect ownership of all of the Subsidiary Equity Interests owned directly or indirectly by the Target Entities and all of the Minority Equity Interests). In addition to the foregoing, Purchaser shall have the right, but not the obligation, to require Seller (and Seller shall and shall cause its applicable Subsidiaries to) to sell, assign, transfer and convey, in each case, free and clear of all Liens (other than Permitted Share Liens), to Purchaser (or, as applicable, one or more Permitted Designees of Purchaser) the Swiss Note; provided, that (i) for the avoidance of doubt, (x) no additional consideration shall be payable hereunder in the event Purchaser exercises the foregoing option and (y) Seller may, and may cause its Subsidiaries to, modify the Swiss Note prior to the Closing (but not at any time after Purchaser has given Seller written notice of exercise of the foregoing option); and (ii) Purchaser shall exercise the foregoing option by providing written notice to Seller not later than forty-five (45) days prior to the Closing Date (or, if later, in the event that the Swiss Note is modified, the date that is thirty (30)  days after Seller provides Purchaser with a copy of the modified Swiss Note).

Section 2.2 Purchase Price. In consideration for the Target Entity Shares (and the Swiss Note, if applicable) and the other obligations of Seller pursuant to this Agreement, at the Closing, (a) Purchaser shall pay, or cause to be paid, to the applicable Seller Entities (in such amounts as instructed by Seller) an aggregate of two billion seven hundred million dollars ($2,700,000,000.00) in cash (the “Base Purchase Price”), plus (i) the Estimated Adjustment Amount (which may be a positive or negative number), minus (ii) the Estimated Closing Indebtedness, plus (iii) the Estimated Closing Cash Adjustment Amount (which may be a positive or negative number) (the “Closing Purchase Price”) as adjusted in accordance with Section 2.5 (the Closing Purchase Price, as so adjusted, the “Purchase Price”), and (b) Purchaser shall, or shall cause of its Affiliates to, issue the Warrant to Seller (or one or more other Seller Entities designated by Seller, as applicable). For purposes of calculation of the Purchase Price (including the Closing Purchase Price, the Final Purchase Price, or any direct or indirect element of any of the foregoing), all applicable amounts not stated in Dollars shall be converted to Dollars using the Applicable Exchange Rate in effect five (5) Business Days prior to the Closing Date.

Section 2.3 Closing Date. Subject to the terms and conditions of this Agreement, the closing of the Transaction (the “Closing”) shall take place by conference call and through the electronic exchange of documents on the second (2nd) Business Day following the date on which the last of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied by the actions taken at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied (or, to the extent permitted, waived by the parties entitled to the benefits thereof) or at such other place, time and date as may be agreed by Seller and Purchaser in writing; provided, however, that Purchaser shall not be required to consummate the

Closing prior to January 22, 2021, unless an earlier date is specified in writing by Purchaser to Seller on at least three (3) Business Days advance notice; provided, further, that if the Closing would otherwise happen between March 15, 2021 and March 31, 2021, then the Closing will instead occur on April 1, 2021 unless otherwise agreed to in writing by Seller; provided, further, that all of the conditions set forth in Article VII remain satisfied (or, to the extent permitted, waived by the Parties entitled to the benefits thereof). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” For the sake of clarity, the transfer of the Purchased Companies will be deemed to take place and be effective in each jurisdiction at 12:01 a.m. local time (in the case of the United States, local time being New York time), on the Closing Date, where the principal offices or facilities of each such Purchased Company are located.

Section 2.4 Closing Deliveries.

(a) At the Closing, Purchaser shall deliver, or shall cause the applicable Purchaser Entities to deliver, to Seller (or one or more other Seller Entities designated by Seller, as applicable) the following:

(i) payment, by wire transfer(s) to one or more bank accounts designated in writing by Seller prior to the Closing Date, an amount in immediately available U.S. dollar funds equal to the Closing Purchase Price;

(ii) the certificate to be delivered pursuant to Section 7.3(c);

(iii) a counterpart of the Transition Services Agreement, substantially in the form attached as Exhibit B hereto (the “Transition Services Agreement”), duly executed by each Purchaser Entity named as a party thereto;

(iv) a counterpart of the Intellectual Property Matters Agreement, substantially in the form attached as Exhibit C hereto (the “IP Matters Agreement”), duly executed by each Purchaser Entity named as a party thereto;

(v) a counterpart of the Trademark License Agreement, substantially in the form attached as Exhibit D hereto (the “Trademark License Agreement”), duly executed by each Purchaser Entity named as a party thereto;

(vi) a counterpart of the Master Services Agreement, substantially in the form attached as Exhibit E hereto (the “Master Services Agreement”), duly executed by each Purchaser Entity named as a party thereto;

(vii) a counterpart of the Reseller Agreement, substantially in the form attached as Exhibit F hereto (the “Reseller Agreement”), duly executed by each Purchaser Entity named as a party thereto;

(viii) a counterpart of the Warrant Agreement, having the terms set forth on Exhibit G hereto and other terms agreed by the Parties (the “Warrant Agreement”), duly executed by Purchaser or the Affiliate of Purchaser named as a party thereto;

(ix) a receipt for the Target Entity Shares (and the Swiss Note, if applicable) being transferred at Closing, duly executed by the applicable Purchaser Entities; and

(x) with respect to jurisdictions outside the United States in which any Target Entity is located, such share or unit transfer deeds, stock or unit powers, certificates of title, deeds, assignments and other agreements or instruments of transfer (in a form that is consistent with the terms and conditions of this Agreement and otherwise customary in such jurisdictions) as and to the extent necessary to effect the transfer of the Target Entities pursuant to this Agreement (collectively, the “Foreign Closing Documents”), in each case, in customary form duly executed by each Purchaser Entity named as a party thereto.

(b) At the Closing, Seller shall deliver, or shall cause the applicable Seller Entities to deliver, to Purchaser (or one or more other Purchaser Entities designated by Purchaser, as applicable) the following:

(i) certificates evidencing the Target Entity Shares (and the Swiss Note, if applicable), to the extent that such Target Entity Shares are in certificate form, duly endorsed in blank and with stock or unit powers, deeds or such customary instruments of transfer duly executed in proper form for transfer, and, to the extent such Target Entity Shares are not in certificated form, other evidence of ownership or assignment, in each case, in customary form;

(ii) the certificate to be delivered pursuant to Section 7.2(c);

(iii) a counterpart of the Transition Services Agreement, duly executed by each Seller Entity named as a party thereto;

(iv) a counterpart of the IP Matters Agreement, duly executed by each Seller Entity named as a party thereto;

(v) a counterpart of the Trademark License Agreement, duly executed by each Seller Entity named as a party thereto; and

(vi) a counterpart of the Master Services Agreement, duly executed by each Seller Entity named as a party thereto;

(vii) a counterpart of the Reseller Agreement, duly executed by each Seller Entity named as a party thereto;

(viii) a counterpart of the Warrant Agreement, duly executed by each Seller Entity named as a party thereto;

(ix) a counterpart of the Foreign Closing Documents duly executed by each Seller Entity named as a party thereto;

(x) evidence of the termination of the Related Party Contracts (other than the Continuing Related Party Contracts), as contemplated by Section 5.8(b), in each case, duly executed by each of the parties thereto;

(xi) letters of resignation in customary form from each director (or equivalent) and officer of the Purchased Companies whom Purchaser identifies to Seller in writing at least ten (10) Business Days prior to the Closing Date, to be effective as of the Closing;

(xii) copies of all material documentation reasonably necessary to consummate the Restructuring in accordance with Exhibit A, and an updated capitalization of the Purchased Companies as of immediately prior to the Closing and after giving effect to the Restructuring (the “Closing Capitalization Schedule”); and

(xiii) (A) from each Seller Entity that is a “United States person” (as such term is defined in Section 7701(a)(30) of the Code), a certificate described in Treasury Regulations Section 1.1445-2(b)(2)(iv)(B) stating that such Seller Entity is not a “foreign person” (as defined in Section 1445 of the Code) and (B) from each Seller Entity that is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Code), a certificate certifying that the Target Entity Shares transferred by such Seller Entity are not “United States real property interests” within the meaning of Section 897(c) of the Code.

Section 2.5 Adjustment to Base Purchase Price.

(a) Section 2.5(a) of the Seller Disclosure Schedules sets forth an illustrative calculation of the Working Capital and the Cash Amounts of the Purchased Companies , in each case, as of the Balance Sheet Date (the “Sample Closing Statement”), (prepared in accordance with the principles set forth on Section 2.5(a) of the Seller Disclosure Schedules, the “Transaction Accounting Principles”).

(b) At least five (5) Business Days prior to the Closing Date, Seller shall cause to be prepared and delivered to Purchaser a statement substantially in the form of the Sample Closing Statement together with a calculation of Closing Indebtedness (the “Closing Statement”) setting forth a good-faith estimate of (i) the Adjustment Amount (such estimate, the “Estimated Adjustment Amount”), (ii) the Closing Cash Adjustment Amount (such estimate, the “Estimated Closing Cash Adjustment Amount”), (iii) the Closing Indebtedness (such estimate, the “Estimated Closing Indebtedness”), and (iv) the Closing Purchase Price, together with reasonable supporting documentation. The Closing Statement shall set forth the calculations of such amounts in a manner consistent with the manner in which the comparable amounts have been calculated in the Sample Closing Statement and shall be prepared in accordance with the Transaction Accounting Principles. Purchaser shall be provided with a reasonable opportunity to review the Closing Statement and the calculations contained therein. Seller shall consider in good faith any revisions proposed by Purchaser to the calculations set forth in the Closing Statement to the extent that such revisions are proposed by Purchaser within two (2) Business Days of receipt of the Closing Statement by Purchaser from Seller, and to the extent Seller in its discretion agrees to any revisions, the Closing Statement shall be modified to reflect such revisions; provided that Seller shall have no obligation to accept any revisions to the Closing Statement proposed by Purchaser, and if Seller does not accept such revisions, the Closing Statement prepared and delivered by Seller in accordance with this Section 2.5(b) will be deemed the Closing Statement for purposes of this Agreement; provided, further, that Seller’s obligation to consider in good faith any revisions proposed by Purchaser shall in no event require or cause the contemplated Closing Date to be postponed or otherwise delayed.

(c) As promptly as reasonably practicable, and in any event within ninety (90) days, after the Closing Date, Purchaser shall prepare or cause to be prepared, and will provide to Seller, a statement, substantially in the form of the Sample Closing Statement together with a calculation of Closing Indebtedness (the “Post-Closing Statement”), setting forth a good-faith calculation of the Adjustment Amount, the Closing Cash Adjustment Amount and the Closing Indebtedness. The Post-Closing Statement shall set forth in reasonable detail Purchaser’s calculations of such amounts in a manner consistent with the Closing Statement and shall be prepared in accordance with the Transaction Accounting Principles.

(d) Within sixty (60) days following receipt by Seller of the Post-Closing Statement, Seller shall deliver written notice to Purchaser of any dispute Seller has with respect to the calculation, preparation or content of the Post-Closing Statement (the “Dispute Notice”); provided that if Seller does not deliver any Dispute Notice to Purchaser within such sixty (60)-day period, the Post-Closing Statement will be final, conclusive and binding on the Parties hereto. The Dispute Notice shall set forth in reasonable detail (i) any item on the Post-Closing Statement that Seller disputes and (ii) Seller’s calculation of such item. Upon receipt by Seller of a Dispute Notice, Purchaser and Seller shall negotiate in good faith to resolve any dispute set forth therein. If Purchaser and Seller fail to resolve any such dispute within thirty (30) days after delivery of the Dispute Notice (the “Dispute Resolution Period”), then Purchaser and Seller jointly shall engage, within ten (10) Business Days following the expiration of the Dispute Resolution Period, Deloitte & Touche LLP or, if Deloitte & Touche LLP is unavailable or conflicted, another nationally recognized major accounting firm selected jointly by Seller and Purchaser (the “Independent Accounting Firm”) to resolve any such dispute; provided that, if Seller and Purchaser are unable to agree on the Independent Accounting Firm, then each of Seller and Purchaser shall select a nationally recognized major accounting firm, and the two (2) firms will mutually select a third (3rd) nationally recognized major accounting firm to serve as the Independent Accounting Firm. As promptly as practicable, and in any event not more than thirty (30) days following the engagement of the Independent Accounting Firm, Purchaser and Seller shall each prepare and submit a presentation detailing each Party’s complete statement of proposed resolution of each issue still in dispute to the Independent Accounting Firm. Purchaser and Seller shall instruct the Independent Accounting Firm to, as soon as practicable after the submission of the presentations described in the immediately preceding sentence and in any event not more than twenty (20) days following such presentations, make a final determination, binding on the Parties hereto, of the appropriate amount of each of the line items that remain in dispute. With respect to each disputed line item, such determination, if not in accordance with the position of either Seller or Purchaser, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Seller or Purchaser, as applicable, in the Post-Closing Statement or the Dispute Notice. Notwithstanding the foregoing, the scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to whether any disputed determinations of the Adjustment Amount, the Closing Cash Adjustment Amount and the Closing Indebtedness were properly calculated in accordance with this Agreement and the Transaction Accounting Principles. All fees and expenses relating to the work, if any, to be performed by the Independent Accounting Firm pursuant to this Section 2.5(d) shall be borne by Seller and Purchaser in proportion to the allocation of the dollar value of the amounts in dispute between Seller and Purchaser and resolved by the Independent Accounting Firm, such that the Party prevailing on the greatest dollar value of such disputes pays the lesser proportion of the fees. For example, should the items in dispute total $1,000 and the Independent Accounting Firm awards $600 in favor of Seller’s position, then 60% of the costs of its review would be borne by Purchaser and 40% of the cost of its review would be borne by Seller. All determinations made by the Independent Accounting Firm, and the Post-Closing Statement, as modified by the Independent Accounting Firm, shall be final, conclusive and binding on the Parties hereto absent any manifest error, fraud or bad faith. The Parties hereto agree that any adjustment as determined pursuant to this Section 2.5(d) shall be treated as an adjustment to the Purchase Price, except as otherwise required by Law.

(e) For purposes of complying with the terms set forth in this Section 2.5, each of Seller and Purchaser shall reasonably cooperate with and make available to each other and their respective Representatives all information, records, data and working papers, in each case to the extent related to the Purchased Companies or the Business, and shall permit reasonable access, during normal business hours (subject to the execution of customary access papers if required and in a manner not disruptive to the business of Seller, Purchaser or the Purchased Companies (as applicable)), upon reasonable advance notice, to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Closing Statement and Post-Closing Statement and the resolution of any disputes thereunder.

(f) The “Final Purchase Price” shall mean the Base Purchase Price, plus (i) the Adjustment Amount (which may be a positive or negative number), minus (ii) the Closing Indebtedness, plus (iii) the Closing Cash Adjustment Amount (which may be a positive or negative number), in each of clauses (i), (ii) and (iii), as finally determined pursuant to Section 2.5(d).

(g) If the Closing Purchase Price exceeds the Final Purchase Price, then Seller shall pay or cause to be paid an amount in cash equal to such excess to Purchaser by wire transfer of immediately available U.S. dollar funds to an account or accounts designated in writing by Purchaser to Seller; and if the Final Purchase Price exceeds the Closing Purchase Price, then Purchaser shall pay or cause to be paid an amount in cash equal to such excess to Seller by wire transfer of immediately available U.S. dollar funds to an account or accounts designated in writing by Seller to Purchaser. Any payment required to be made pursuant to this Section 2.5(g) shall be made within five (5) Business Days of the date on which the Final Purchase Price is finally determined pursuant to this Section 2.5.

(h) Notwithstanding anything to the contrary herein, the Closing Statement and the Post-Closing Statement, and the calculation of the Adjustment Amount, the Closing Cash Adjustment Amount and the Closing Indebtedness, shall (i) not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement and (ii) be calculated in all cases in accordance with the Transaction Accounting Principles. Purchaser agrees that, following the Closing through the date that the Post-Closing Statement becomes final and binding in accordance with this Section 2.5, it will not take or permit to be taken any actions with respect to any accounting books, records, policies or procedures on which the Sample Closing Statement or the Closing Statement is based, or on which the Post-Closing Statement is to be based, that are inconsistent with the ordinary course past practice of the Business prior to the Closing, or that would reasonably be expected to impede or delay the final determination of the Adjustment Amount, the Closing Cash Adjustment Amount or the Closing Indebtedness or the preparation of any Dispute Notice, other than such changes as are required by GAAP or applicable Law.

Section 2.6 Purchase Price Allocation.

(a) To the extent necessary to prepare bills of sale or transfer agreements, for the purpose of calculating or paying Transfer Taxes imposed on the transactions occurring on the Closing Date pursuant to Section 2.1, or otherwise to timely comply with the requirements of applicable Law in respect of the direct or indirect sale of any of the Purchased Company Shares (or other assets treated as purchased by Purchaser (or its relevant Subsidiaries) pursuant to this Agreement or any Transaction Document), no later than twenty five (25) days before the Closing, Seller shall deliver to Purchaser a proposed allocation of the relevant portion of the Closing Purchase Price (as determined as of the applicable date of such allocation) and any other items that are treated as additional consideration for applicable Tax purposes among the applicable Seller Entities and the applicable

Purchased Company Shares (or other assets), determined in a manner consistent with Sections 338 (if applicable) and 1060 of the Code and the Treasury Regulations promulgated thereunder and applicable Tax Law of any other relevant jurisdiction (any such allocation, the “Seller Interim Allocation”). If Purchaser disagrees with any Seller Interim Allocation, Purchaser may, within fifteen (15) days after delivery of such Seller Interim Allocation, deliver a notice (the “Purchaser Interim Notice”) to Seller to such effect, specifying those items as to which Purchaser disagrees and setting forth Purchaser’s proposed allocation together with reasonable supporting documentation. If any Purchaser Interim Notice is duly delivered, Seller and Purchaser shall, during the ten (10) days following such delivery cooperate in good faith to resolve such dispute no later than five (5) days prior to the Closing (it being understood that resolution of any such dispute shall not be a condition to the Closing).

(b) The Parties shall allocate the Final Purchase Price and any other items that are treated as additional consideration for Tax purposes to Seller among the Target Entities (and, as applicable, the Swiss Note and any assets held directly or indirectly by the Target Entities that are treated as assets purchased by Purchaser (or its relevant Subsidiaries) pursuant to this Agreement or any Transaction Document) in a manner consistent with Sections 338 and 1060, in each case, as applicable, of the Code and the Treasury Regulations promulgated thereunder and applicable Tax Law of any other relevant jurisdiction. No later than ninety (90) days after the date on which the Final Purchase Price is finally determined pursuant to Section 2.5, Seller shall deliver to Purchaser a proposed allocation of the Final Purchase Price and any other items that are treated as additional consideration for Tax purposes to Seller among the Target Entities (and any assets held directly or indirectly by Nielsen Consumer, LLC that, for U.S. federal income tax purposes, are treated as assets purchased by Purchaser (or its relevant Subsidiaries) pursuant to this Agreement or any Transaction Document) and, as applicable, the Swiss Note, in each case, as of the Closing Date determined in a manner consistent with Sections 338 (if applicable) and 1060 of the Code and the Treasury Regulations promulgated thereunder and applicable Tax Law of any other relevant jurisdiction (the “Seller’s Allocation”). If Purchaser disagrees with Seller’s Allocation, Purchaser may, within thirty (30) days after delivery of Seller’s Allocation, deliver a written notice together with reasonable supporting documentation (the “Purchaser’s Allocation Notice”) to Seller to such effect, specifying those items as to which Purchaser disagrees and setting forth Purchaser’s proposed allocation. If the Purchaser’s Allocation Notice is duly delivered, Seller and Purchaser shall, during the thirty (30) days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the allocation of the Final Purchase Price and any other items that are treated as consideration for Tax purposes. Notwithstanding any other provision in this Agreement to the contrary, if Seller and Purchaser are unable to resolve any dispute within the thirty (30)-day period following the delivery of Purchaser’s Allocation Notice, then Seller and Purchaser shall each be entitled to use its own allocation with respect to the items in dispute; provided that Purchaser and Seller shall each be bound by any item on Seller’s Allocation not in dispute (such undisputed items, “Agreed Items”). If Seller and Purchaser are able to resolve any disputed matters within thirty (30) days following delivery of the Purchaser’s Allocation Notice, Seller and Purchaser shall revise the Seller’s Allocation to reflect such resolution (such revised allocation or the Seller’s Allocation, in the event Purchaser does not timely notify Seller in writing of its objection thereto, the “Final Allocation”). Any Final Allocation (or any Agreed Items) shall be conclusive and binding on the Parties hereto. In the event the Purchase Price is adjusted under this Agreement (including as described in Section 2.5), any Final Allocation (or any Agreed Items) shall be amended accordingly to reflect such adjustments. None of Seller, Purchaser or any of their respective Affiliates shall take any position on any Tax Return or in any Tax Proceeding inconsistent with any Final Allocation (or any Agreed Items), except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or non-U.S. Law).

Section 2.7 Shared Contracts.

(a) Seller and Purchaser acknowledge that certain Business Contracts relate in part to both the Business and the Retained Business. Any Business Contract that does not exclusively relate to the Business (each, a “Shared Contract”) and that is material to the operations of the Business is listed on Section 2.7(a) of the Seller Disclosure Schedules. Any Shared Contract other than a Shared Contract that is a customer Contract (which is addressed in Section 2.7(b)) has been or shall be assigned, transferred and conveyed only with respect to (and preserving the meaning of) those parts that relate to the Business or the Retained Business, to Purchaser or a

Purchased Company or to Seller or one of its Subsidiaries (other than a Purchased Company), respectively, if so assignable, transferable or conveyable, or appropriately amended prior to, on or after the Closing, so that as of the Closing both Purchaser and Seller shall be entitled to the rights and benefits of those parts of the Shared Contract that relate to the Business and the Retained Business, as applicable, and shall assume the related portion of any Liabilities; provided that (i) in no event shall Seller or any of its Subsidiaries (including the Purchased Companies), as applicable, be required to assign (or amend), either in its entirety or in part, any such Shared Contract that is not assignable (or cannot be amended) by its terms without obtaining one or more Approvals and (ii) if any such Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended, without such Approval or Approvals, and such Approval or Approvals have not been obtained prior to Closing, until the earliest of (A) such time as such Approval or Approvals are obtained and (B) the expiration of the term of such Shared Contract in accordance with its current term, the Parties will cooperate to establish an agency type or other similar arrangement (including by means of any subcontracting, sublicensing or subleasing arrangement) reasonably satisfactory to Seller and Purchaser to both (x) provide each Party, to the fullest extent practicable under such Shared Contract, the claims, rights, benefits and burdens of those parts of such Shared Contract (including the right to enforce such rights) that relate to the Business (in the case of Purchaser) or the Retained Business (in the case of Seller), including when under such Shared Contract a Party that is not the counterparty to such Shared Contract is due a benefit in consideration for the provision of its services under certain trade and barter or manufacturing fund arrangements, the Party that is the counterparty to such Shared Contract will transfer an amount of cash to the other Party that corresponds to the value of such services, such value to be determined consistent with Seller’s internal accounting principles and practices applied with respect to such arrangements prior to date hereof, and (y) cause each Party to bear the related portion of any Liabilities.

(b) Any Shared Contract that is a customer Contract (x) that is primarily related to the Business and as may be described on Section 2.7(b)(i) of the Seller Disclosure Schedules has been or shall be retained by or assigned, transferred and conveyed in whole to a Purchased Company, if so assignable, transferable or conveyable, prior to, on or after the Closing, and (y) that is not primarily related to the Business and as may be described on Section 2.7(b)(ii) of the Seller Disclosure Schedules has been or shall be retained by or assigned, transferred and conveyed in whole to Seller or its Subsidiaries (other than a Purchased Company), if so assignable, transferable or conveyable, prior to, on or after the Closing; provided that (i) in no event shall Seller or any of its Subsidiaries (including, prior to Closing, the Purchased Companies), as applicable, be required to assign any such Shared Contract that is not assignable by its terms and (ii) irrespective of whether any such assignment has been effected, until the expiration of the term of such Shared Contract in accordance with its current term, the Parties will cooperate to establish an agency type or other similar arrangement (including by means of any subcontracting, sublicensing or subleasing arrangement) reasonably satisfactory to Seller and Purchaser to both (x) provide each Party, to the fullest extent practicable under such Shared Contract, the claims, rights, benefits and burdens of those parts of such Shared Contract (including the right to enforce such rights) that relate to the Business (in the case of Purchaser) or the Retained Business (in the case of Seller), and (y) cause each Party to bear the related portion of any Liabilities.

(c) From and after the Closing, with respect to any Shared Contract not assigned, transferred, conveyed, or amended prior to the Closing (and to the extent required to be assigned, transferred, conveyed, or amended) pursuant to the foregoing Section 2.7(a) or Section 2.7(b), Seller covenants and agrees that no such Shared Contract assignment or transfer following the Closing will (i) violate in any material respect any contractual obligation under such Shared Contract or applicable Law, (ii) limit or otherwise impede or impair, in each case in any material respect, the ability of Purchaser, the Purchased Companies or their Affiliates to operate the Business following the Closing in substantially the same manner conducted by Seller and its Subsidiaries as of the date hereof or (iii) give rise to any material Liabilities (other than any Tax Liabilities) or other material obligations on the part of Purchaser, the Purchased Companies or their Affiliates that do not relate directly to the operation of the Business following the Closing (other than those apportioned to Seller pursuant to Section 2.7 or otherwise indemnified by Seller pursuant to this Agreement).

(d) From and after the Closing, (i) Purchaser and the Purchased Companies shall reimburse, indemnify and hold harmless Seller and its Subsidiaries against all Liabilities and Taxes arising from or relating to the portion of any Shared Contract apportioned to the Business or the receipt and payment of amounts relating to the Business which cannot be treated as beneficially owned by Purchaser or its designated Subsidiary in accordance with Section 2.7(e) (calculated on a “with and without” basis taking into account any available Tax attributes), (ii) Seller shall reimburse, indemnify and hold harmless Purchaser and its Subsidiaries (including the Purchased Companies) against all Liabilities and Taxes arising from or relating to the portion of any Shared Contract apportioned to the Retained Business or the receipt and payment of amounts relating to the Retained Business which cannot be treated as beneficially owned by Seller or its designated Subsidiary in accordance with Section 2.7(e) (calculated on a “with and without” basis taking into account any available Tax attributes), (iii) Purchaser and the Purchased Companies shall not extend the term or otherwise amend, modify or terminate any Shared Contract in a manner that would adversely affect any Seller or its Subsidiaries without Seller’s prior written consent, and (iv) Seller and its Subsidiaries shall not extend the term or otherwise amend, modify or terminate any Shared Contract in a manner that would adversely affect Purchaser or the Purchased Companies without Seller’s prior written consent.

(e) To the extent permitted by applicable Law, the Parties shall, and shall cause their respective Subsidiaries to, treat (i) Purchaser or its designated Subsidiary as the owner of any portion of any Shared Contract relating to the Business and (ii) Seller or its designated Subsidiary as the owner of any portion of any Shared Contract relating to the Retained Business, in each case, as of the Closing Date for Tax purposes and for the purposes of Article IX, and none of Seller, Purchaser or any of their respective Affiliates shall take any position inconsistent with such treatment on any Tax Return or in any Tax Proceeding, in each case, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or non-U.S. Law). Seller shall use commercially reasonable efforts to minimize Shared Contract Purchaser Separation Taxes, and Purchaser shall use commercially reasonable efforts to minimize Shared Contract Seller Separation Taxes.

(f) Nothing in this Section 2.7 shall require Seller and its Subsidiaries or Purchaser and its Affiliates, as applicable, to make any payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by the other Party), incur any obligation or grant any concession for the benefit of the other Party or its Subsidiaries or Affiliates, as applicable, in order to effect any transaction, contemplated by this Section  2.7.

Section 2.8 Withholding. Notwithstanding anything in this Agreement to the contrary, each of Purchaser, Seller, their respective Affiliates, and any other applicable withholding agent shall be entitled to deduct or withhold from any amounts otherwise payable pursuant to this Agreement only such amounts required under the Code or any applicable provision of federal, state, local or foreign Tax Law to be deducted and withheld with respect to the making of such payment; provided, however, that (a) at least five (5) days prior to making any payment of the Purchase Price, Purchaser shall provide Seller (x) written notice (which notice shall include a statement of the amounts Purchaser, its Affiliates, or any other applicable withholding agent intends to deduct or withhold in respect of making such payment and the applicable provision of Law requiring it to withhold or deduct) and (y) a reasonable opportunity for Seller to provide such forms or other evidence that would eliminate or reduce any such deduction or withholding and (b) Purchaser and Seller (and their respective Affiliates) shall cooperate in good faith to reduce or eliminate any deduction or withholding. To the extent that any such amounts are so deducted or withheld and are timely paid over to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. The withholding agent shall cause any amounts so withheld to be timely paid over to the appropriate Governmental Entity.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Seller Disclosure Schedules (it being agreed that the disclosure of any matter in any section in the Seller Disclosure Schedules shall be deemed to have been disclosed in any other section in the Seller Disclosure Schedules to which the applicability of such disclosure is reasonably apparent on the face of such disclosure), Seller hereby represents and warrants to Purchaser as follows, in each case, as of the date hereof and as of the Closing Date:

Section 3.1 Organization, Standing and Power. Each of the Seller Entities and each Purchased Company is duly organized, validly existing and in good standing (where applicable) under the Laws of its jurisdiction of organization, and is qualified to do business in each jurisdiction in which its ownership of properties or the conduct of its business requires such qualification. Each of the Seller Entities and Purchased Companies has all necessary organizational power and authority to carry on the Business as presently conducted, except as would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

Section 3.2 Purchased Companies.

(a) Section 3.2(a) of the Seller Disclosure Schedules sets forth (i) the number of authorized, issued and outstanding Equity Interests of each Target Entity and (ii) the record and beneficial owner of all such Equity Interests. Immediately prior to Closing, a Seller Entity shall be the record and beneficial owners of one hundred percent (100%) of the Target Entity Shares of each Target Entity and the Swiss Note, in each case, free and clear of all Liens (other than Permitted Share Liens). All of the Equity Interests of the Target Entities have been duly authorized and validly issued and are fully paid and non-assessable (to the extent such concepts are applicable) and have not been issued in violation of any preemptive rights or any applicable Law, and such Equity Interests collectively constitute all of the issued and outstanding Equity Interests of the Target Entities. Except for the Equity Interests set forth on Section 3.2(a) of the Seller Disclosure Schedules, there are no outstanding Equity Interests in any of the Target Entities. There are no outstanding options, warrants, calls, purchase rights, subscription rights, conversion rights, exchange rights or other rights, convertible securities, Contracts or commitments of any kind pursuant to which any of the Target Entities is or may become obligated to (i) issue, transfer, sell or otherwise dispose of any of the Equity Interests of the Target Entities or (ii) redeem, purchase or otherwise acquire any outstanding Equity Interests of any of the Target Entities. There are no voting trusts, stockholder agreements, proxies or other Contracts in effect with respect to the voting or transfer of the Equity Interest of the Target Entities (other than the Organizational Documents of the Target Entities).

(b) Except as set forth on Section 3.2(b) of the Seller Disclosure Schedules, the Target Entities own, directly or indirectly, and, in each case, free and clear of all Liens (other than Permitted Share Liens) (i) all of the authorized, issued and outstanding Equity Interests of each Purchased Company other than the Target Entities (the “Subsidiary Equity Interests”) and (ii) all of the Minority Equity Interests. All of the Subsidiary Equity Interests have been duly authorized and validly issued and are fully paid and non-assessable (to the extent such concepts are applicable) and have not been issued in violation of any preemptive rights or any applicable Law, and such Subsidiary Equity Interests collectively constitute all of the issued and outstanding Subsidiary Equity Interests. There are no outstanding options, warrants, calls, purchase rights, subscription rights, conversion rights, exchange rights or other rights, convertible securities, Contracts or commitments of any kind pursuant to which any of the Purchased Companies is or may become obligated to (a) issue, transfer, sell or otherwise dispose of any of their Subsidiary Equity Interests or (b) redeem, purchase or otherwise acquire any of their outstanding Subsidiary Equity Interests. There are no voting trusts, stockholder agreements, proxies or other Contracts (other than the Organizational Documents of the Subsidiary Entities) in effect with respect to the voting or transfer of the Subsidiary Equity Interests or, to the knowledge of Seller, the Business Joint Ventures (other than the Organizational Documents of the Business Joint Ventures). No Purchased Company directly or indirectly owns any Equity Interests in any other Person (other than another Purchased Company or a Minority Equity Entity).

(c) The copies of the Organizational Documents of the Purchased Companies previously made available by Seller to Purchaser or its Representatives are true, complete and accurate copies as of the date hereof. The Closing Capitalization Schedule, when delivered at Closing in accordance with the terms hereof, shall set forth a true, correct and complete list of each of the Purchased Companies’ authorized, issued and outstanding Equity Interests, along with a true, correct and complete list of record holders of such Equity Interests (setting forth the number, class and series of each such Equity Interest held by such record holder), in each case, as of immediately prior to the Closing and after giving effect to the Restructuring.

Section 3.3 Authority; Execution and Delivery; Enforceability. Seller has all necessary power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party and, subject to the receipt of the Seller Shareholder Approval, each Seller Entity has all necessary power and authority to consummate the Transaction and thereby and to exercise its rights and perform its obligations under the Transaction Documents to which it is or will be a party. The execution and delivery by Seller of this Agreement and each of the other Transaction Documents to which it is a party and the consummation by the Seller Entities of the Transaction and thereby have been duly authorized by the Seller Board and by the applicable board of directors, partner(s) or member(s) (or equivalent governing body) of each other Seller Entity and, except for the Seller Shareholder Approval, no other corporate action or proceedings on the part of the Seller Entities or vote of Seller Entities’ shareholders are necessary to authorize the execution and delivery by Seller of this Agreement and each of the other Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby and thereby, including the Transaction. The Seller Board has (i) determined that the transactions contemplated by this Agreement and the other Transaction Documents, including the Transaction, would be most likely to promote the success of Seller for the benefit of its shareholders as a whole, (ii) approved the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including the Transaction, (iii) subject to Section 5.5, resolved to recommend that the holders of the Seller Ordinary Shares vote in favor of the Transaction (the “Seller Recommendation”) and (iv) directed that the Transaction be submitted for approval by the holders of Seller Ordinary Shares at a meeting thereof. Seller has duly executed and delivered this Agreement, and assuming due authorization, execution and delivery by Purchaser, and following the execution and delivery of the other Transaction Documents to which it is a party by Seller (and assuming due authorization, execution and delivery by the other parties to the other Transaction Documents), this Agreement and the other Transaction Documents to which Seller is a party will constitute its valid and binding obligation, enforceable against it in accordance with its terms, subject to the effect of any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law) (the “Enforceability Exceptions”).

Section 3.4 No Conflicts; Consents.

(a) The execution and delivery by Seller of this Agreement and the other Transaction Documents to which it is or will be a party do not, and (assuming the Approvals described in the following sentence and the Seller Shareholder Approval are obtained) the consummation of the Transaction and thereby and compliance by Seller with the terms hereof and thereof will not, conflict with, or result in any breach or violation of or default (with or without notice, lapse of time, or both) under, or give rise to any right of termination, cancellation, amendment, modification or acceleration of any obligation under, trigger the payment of any material additional fee, penalty consent fee or other amount under, or trigger the loss of a material benefit under, or result in the creation of any Lien (other than Permitted Liens) upon any of the assets, properties or Equity Interests of any of the Purchased Companies under, any provision of (a) the Organizational Documents of any Seller Entity or Purchased Company, (b) any Judgment or Law applicable to the Business or the Purchased Companies, except as would not reasonably be, individually or in the aggregate, expected to be material to the Business or the Purchased Companies, taken as whole, and (c) any Contract pursuant to which any Seller Entity or Purchased Company is a party, except for any such items that would not reasonably be expected to be, individually or in the aggregate, material the Business or the Purchased Companies, taken as a whole. No Approval of any Governmental Entity is required to be obtained or made by or with respect to the Seller Entities or the Purchased Companies in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents, the consummation of the Transaction and thereby, other than (i) under the HSR Act and with respect to other applicable Laws or legal restraints designed to govern competition or trade regulation or to prohibit, restrict or regulate actions or transactions with the purpose or effect of monopolization, lessening of competition, restraint of trade or foreign investment (collectively, the “Antitrust Laws”), (ii) the filing of the Proxy Statement with the SEC as it relates to the Seller Shareholder Approval or such other approvals of Seller’s shareholders required or advisable in connection with this Agreement, the other Transaction Documents, and the Transaction, (iii) under the U.S. Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (the “Exchange Act”), (iv) under the rules and regulations of the New York Stock Exchange, and (v) those that, if not obtained, made or given, would not be reasonably expected to be, individually or in the aggregate, material to the Business or the Purchased Companies, taken as a whole.

(b) No Shared Contract assignment or transfer in accordance with Section 2.7 and occurring prior to the Closing will (i) violate in any material respect any contractual obligation under such Shared Contract or applicable Law, (ii) limit or otherwise impede or impair, in each case in any material respect, the ability of Purchaser, the Purchased Companies or their Affiliates to operate the Business following the Closing in substantially the same manner conducted by Seller and its Subsidiaries as of the date hereof or (iii) give rise to any material Liabilities (other than any Tax Liabilities) or other material obligations on the part of Purchaser, the Purchased Companies or their Affiliates that do not relate directly to the operation of the Business following the Closing (other than those apportioned to Seller pursuant to Section 2.7 or otherwise indemnified by Seller pursuant to this Agreement).

Section 3.5 Litigation. Except as set forth on Section 3.5 of the Seller Disclosure Schedules, (a) there is no, and since the Look-back Date there has not been any, Proceeding to which any of the Purchased Companies or, to Seller’s knowledge, the Business Joint Ventures is a party or otherwise involving the Business pending or, to the knowledge of Seller, threatened that would reasonably be expected to result in losses or damages in excess of $500,000 individually or in the aggregate or result in equitable remedies that would be materially adverse to the Business or the Purchased Companies, taken as a whole, and (b) none of the Business, the Purchased Companies or, to Seller’s knowledge, the Business Joint Ventures is subject to any outstanding Order that would reasonably be expected to be materially adverse to the Business or the Purchased Companies, taken as a whole. None of Seller or its Affiliates has any intention as of the date hereof of initiating any material Proceeding against any other Person involving the Business.

Section 3.6 Financial Statements.

(a) Section 3.6(a) of the Seller Disclosure Schedules sets forth true and complete copies of (i) the audited consolidated balance sheet of the Business as of December 31, 2019 and December 31, 2018 and the unaudited consolidated balance sheet of the Business as of June 30, 2020 (such date, the “Balance Sheet Date”) (such unaudited balance sheet, together with the notes and schedules thereto, if any, the “Business Balance Sheet”) and (ii) the audited statements of income and cash flows of the Business for each of the fiscal years ended December 31, 2019 and December 31, 2018 and the unaudited statements of income and cash flows of the Business for the six months ended June 30, 2020, in each case together with the notes and schedules thereto, if any (collectively, the “Business Financial Statements”).

(b) The Business Financial Statements have been prepared in accordance with GAAP from the books and records of the Business and fairly present in all material respects the financial position and results of operations of the Business as of the respective dates thereof and for the respective periods covered therein, in each case, in the aggregate, on the basis of presentation outlined in Section 3.6(b) of the Seller Disclosure Schedules; provided that the Business Financial Statements and the representations and warranties in this Section 3.6(b) are qualified by the fact that (i) the Business has not operated on a separate standalone basis and has historically been reported within Seller’s consolidated financial statements and (ii) the Business Financial Statements assume certain allocated charges and credits.

(c) The Purchased Companies do not have any Liabilities, other than Liabilities: (i) to the extent reflected or reserved against in the Business Balance Sheet or described in the notes thereto, (ii) incurred since the Balance Sheet Date in the ordinary course of business that do not arise from, result from or relate to any breach or violation of, or default under, any Contract or violation of Law, (iii) that have been or will be prior to the Closing discharged or paid off, (iv) are incurred in connection with the transactions contemplated hereby or the announcement, negotiation, execution or performance of this Agreement or the other Transaction Documents, (v) otherwise disclosed on Section 3.6(c) of the Seller Disclosure Schedules or (vi) that would not be reasonably expected to be, individually or in the aggregate, material to the Business or the Purchased Companies, taken as a whole. As of the Closing, none of the Purchased Companies will be subject to any material Liabilities resulting from the conduct of the Retained Business that are not borne by Seller pursuant to this Agreement.

(d) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business or the Purchased Companies, taken as a whole, Seller maintains with respect to the Business systems of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorization and (ii) transactions are recorded on a timely basis as necessary to permit the preparation of financial statements of the Business and the Purchased Companies in conformity with GAAP.

(e) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business or the Purchased Companies, the Business Employees set forth on Section 1.1(a) of the Seller Disclosure Schedules represent (a) all employees of Seller and its Subsidiaries engaged primarily in the operation of the Business as of September 30, 2020 and (b) all open positions which the Business intended to fill as of such date to support its continued operation. The information set forth on Section 1.1(a) of the Seller Disclosure Schedules with respect to all of the Business Employees and all such open positions is true and correct in all material respects as of September 30, 2020. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business or the Purchased Companies, the Business Employees set forth on Section 1.1(a) of the Seller Disclosure Schedules together with the open positions set forth on Section 1.1(a) of the Seller Disclosure Schedules are all of the employees necessary to operate and conduct the Business as conducted as of September 30, 2020. Taking into account new hires and terminations of employment occurring in the ordinary course of business from the date hereof through the Closing Date, and except as would not reasonably be expected to be, individually or in the aggregate, material to the Business or the Purchased Companies, the Business Employees set forth on Section 1.1(a) of the Seller Disclosure Schedules together with the open positions set forth on Section 1.1(a) of the Seller Disclosure Schedules are all of the employees necessary to operate and conduct the Business as of the Closing in substantially the same manner conducted by Seller and its Subsidiaries as of the date hereof. Except as set forth on Section 1.1(a) of the Seller Disclosure Schedules, and except as would not reasonably be expected to be, individually or in the aggregate, material to the Business or the Purchased Companies, each Business Employee listed thereon is actively working (or on short or long term disability leave or on furlough) as of the date hereof.

(f) Section 3.6(f) of the Seller Disclosure Schedules sets forth a true and correct copy of the trial balance extract of revenue and EBITDA expense of the Business as reported as a segment of Seller for the nine (9) month period ended September 30, 2020 (the “September Trial Balance”). The September Trial Balance has been prepared in accordance with GAAP from the books and records of the Business as reported as a segment of Seller and, except that it was prepared using the Specified Exchange Rates and does not include corporate cost allocations as further described on Section 3.6(f) of the Seller Disclosure Schedules, fairly presents in all material respects the expense and revenue line items set forth therein. When prepared by Seller, the unaudited, condensed combined financial statements of the Business for the nine (9) month period ended September 30, 2020 will (a) be prepared starting from the September Trial Balance, which will be updated to a complete trial balance which includes asset, liability, equity, revenue and expense accounts, (b) will be prepared using reported exchange rates, (c) will include carve-out basis adjustments which will have been made consistent with the unaudited, condensed combined financial statements of the Business for the six (6) month period ended June 30, 2020, and (d) will fairly present in all material respects the financial position and results of operations for the Business for the nine (9) month period ended September 30, 2020.

Section 3.7 Absence of Certain Changes or Events.

(a) Except (i) as set forth on Section 3.7(a) of the Seller Disclosure Schedules and (ii) for the Transaction (including, for the avoidance of doubt, Section 5.18 (Closing Structure)), since the Balance Sheet Date through the date of this Agreement, the Business has been conducted in all material respects in the ordinary course, except for actions or omissions relating to the COVID-19 pandemic or the impact thereof which were not, individually or in the aggregate, material to the Business or the Purchased Companies, taken as a whole.

(b) Since the Balance Sheet Date through the date of this Agreement, no Seller Entity or Purchased Company has undertaken any action that, if taken after the date of this Agreement, would require Purchaser’s prior written consent pursuant to Section 5.2(b)(D), Section 5.2(b)(I), Section 5.2(b)(K), Section 5.2(b)(S) or Section 5.2(b)(T) (or Section 5.2(b)(W) solely to the extent related to any of the foregoing).

(c) Since the Balance Sheet Date, there has not occurred any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

Section 3.8 Sufficiency of Assets. As of the Closing, following the consummation of the Restructuring, (a) subject to the assets, services, and products to be provided or licensed from Seller and its Subsidiaries (other than the Purchased Companies) under the Transaction Documents to the Purchased Companies as of the Closing and (b) assuming all Approvals listed on Section 3.4 of the Seller Disclosure Schedules have been obtained, the Purchased Companies will own or have the right to use (including by means of ownership of rights pursuant to licenses or other Contracts) all of the rights, properties and assets (including Technology and Business Data) that are used or held for use in and necessary to conduct and continue to conduct the Business without material interruption immediately following the Closing, in each case, free and clear of all Liens (other than Permitted Liens) and in substantially the same manner conducted by Seller and its Subsidiaries as of the date hereof, excluding the Excluded Services (as such term is defined in the Transition Services Agreement). This Section 3.8 is not, and is not intended to be, a representation or warranty of any kind with respect to infringement of Intellectual Property Rights, which representations and warranties are solely as set forth in Section 3.9.

Section 3.9 Intellectual Property.

(a) Section 3.9(a) of the Seller Disclosure Schedules sets forth a true and complete list of all Registered Intellectual Property included in the Business Intellectual Property (the “Business Listed Intellectual Property”), including the name of the entity that owns such Business Listed Intellectual Property. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business or the Purchased Companies, taken as a whole, (i) none of the Business Listed Intellectual Property has been adjudged to be invalid or unenforceable, (ii) all of the Business Listed Intellectual Property is subsisting and, to the knowledge of Seller, is valid and enforceable, (iii) all of the Business Listed Intellectual Property is legally and beneficially owned by (and where registrable, registered in the name of) a Purchased Company free and clear of all Liens (other than Permitted Liens), (iv) except where Seller or a Purchased Company has made a reasonable business decision to not maintain an item of Business Listed Intellectual Property in the ordinary course of business, all application, renewal and other applicable fees and steps required for the maintenance, protection and enforcement (as applicable) of the Business Listed Intellectual Property have been duly paid or taken on time and (v) there is no opposition or cancellation Proceeding pending or, to the knowledge of Seller, threatened against a Purchased Company or any of their respective Subsidiaries challenging or contesting the ownership, validity, scope or enforceability of any Business Listed Intellectual Property (other than ordinary course Proceedings related to the application for any item of Business Listed Intellectual Property).

(b) Since the Look-back Date, to the knowledge of Seller, no third Person has infringed, violated or misappropriated any material Business Intellectual Property. Except as would not be reasonably expected to be, individually or in the aggregate, material to the Business or the Purchased Companies, taken as a whole, the operation of the Business as currently conducted does not infringe, violate or misappropriate and, since the Look-back Date, has not infringed, violated or misappropriated, the Intellectual Property Rights of any third Person. Since the Look-back Date, none of the Purchased Companies or their respective Subsidiaries have received any written notice alleging that any of the operation of the Business or Products infringe, violate or misappropriate any Intellectual Property Rights of any third Person. Since the Look-back Date, none of the Purchased Companies or their respective Subsidiaries have initiated any Proceeding against any third Person, or put any third Person on written notice, claiming the infringement or misappropriation, or other violation, of any Business Intellectual Property.

(c) Each of the Purchased Companies have taken commercially reasonable steps to protect and maintain any material Trade Secrets (including any material confidential Business Data or other material confidential information) included in the Business Intellectual Property and, to the knowledge of Seller, there have been no material unauthorized uses or disclosures of any such Trade Secrets. To the knowledge of Seller, the Purchased Companies have not materially breached any of their obligations of confidentiality owed to any third party.

(d) Each current and former employee and contractor of the Purchased Companies who developed, invented or contributed to any material Business Intellectual Property or Owned Technology have assigned to the Purchased Companies their rights, title and interests in and to any such Business Intellectual Property arising from services performed for the Business by such Persons, either (i) by operation of law or (ii) as a result of such employee or contractor entering into a Contract under which they have assigned such rights.

(e) The Purchased Companies solely own all rights, title and interests in and to the Business Intellectual Property owned or purported to be owned by the Purchased Companies, free and clear of all Liens (other than Permitted Liens). Except as would not be reasonably expected to be, individually or in the aggregate, material to the Business or the Purchased Companies, taken as a whole, immediately following the Closing (and after giving effect to the Transaction Documents) the Purchased Companies will have a valid right to use all other Intellectual Property Rights used in and necessary to conduct the Business, in each case, to substantially the same extent as immediately prior to the Closing.

(f) No funding, facilities or personnel of any academic institution or Governmental Entity were used to develop, in whole or in part, any Business Intellectual Property or Owned Technology material to the Business or the Purchased Companies, taken as a whole. The Purchased Companies are not members or promoters of, or a contributor to, any industry standards body or similar organization that would compel them to grant any Person any rights to any Business Intellectual Property or Owned Technology material to the Business or the Purchased Companies, taken as a whole.

Section 3.10 Technology.

(a) A Purchased Company has in its possession the Technology in the form (for example source code, object code, documentation or similar materials) as reasonably necessary to operate the Business as currently conducted. To the knowledge of Seller, there has been no unauthorized theft, reverse engineering, decompiling, disclosure or loss of, access to, or other event otherwise affecting the confidentiality, integrity or availability of any material Owned Technology that is a Trade Secret or any material source code therefor. The Purchased Companies have not disclosed or delivered to any escrow agent or any other Person any of the material source code for the Owned Technology, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code.

(b) Neither the Business nor the Purchased Companies have combined any Open Source Software with any material proprietary Software the copyright in which is owned by the Purchased Companies, and distributed such combined Software in a manner that would subject the source code for such proprietary Software to the terms of such Open Source License. In addition, the Purchased Companies are not subject to any Open Source License that would (i) obligate the Purchased Companies to disclose, distribute, license or otherwise make available to any Person or the public any Owned Technology in source code form or (ii) limit any of the Purchased Companies’ freedom to seek compensation for the Owned Technology. The Purchased Companies and the Business are in compliance with their Contracts relating to Open Source Software.

(c) Since the Look-back Date, there has been no material failure involving any Systems, Business Data or other data or information technology that is used or held for use in the Business that has caused a material disruption to the Business. To the knowledge of Seller, the Systems do not and have not contained any malware or other processes or components intentionally designed to permit unauthorized access to, maliciously disable, encrypt or erase, or otherwise materially harm any Systems. Except as was not individually or in the aggregate, material to the Business or the Purchased Companies, taken as a whole, since the Look-back Date, the Purchased Companies have not received written notice of any audit in connection with any Contract pursuant to which they use any third-party information technology or data.

Section 3.11 Real Property. Except as set forth on Section 3.11 of the Seller Disclosure Schedules or as would not be reasonably expected to be, individually or in the aggregate, material to the Business or the Purchased Companies, taken as a whole, (i) the Purchased Companies have good and valid title to the Owned Real Property, free and clear of all Liens (other than Permitted Liens), (ii) the Purchased Companies have a good and valid leasehold interest in each material Real Property Lease, free and clear of all Liens (other than Permitted Liens), (iii) since the Look-back Date, none of the Purchased Companies have received any written (or to the knowledge of Seller, oral) notice of any default under any Real Property Lease or agreement evidencing any Lien affecting the Owned Real Property or any Transferred Leased Property and to the knowledge of Seller, there is no material breach of any of the Real Property Leases, (iv) neither Seller nor any Purchased Company (nor any of their respective Subsidiaries) has subleased, licensed or otherwise granted any Person the right to use or occupy any of the Owned Real Property or Transferred Leased Property which right is continuing as of the date hereof (for the avoidance of doubt, other than subleases granted by the Purchased Companies to Seller or its Subsidiaries with respect to certain Transferred Leased Property listed on Section 3.11(iv) of the Seller Disclosure Schedule), (v) since the Look-back Date, neither Seller nor any Purchased Company (nor any of their respective Subsidiaries) have received any written notice that any material portion of the Owned Real Property or Transferred Leased Property will be condemned, requisitioned or otherwise taken by a public authority, (vi) neither Seller’s nor any Purchased Company’s (nor any of their respective Subsidiaries’) current use of the Owned Real Property or Transferred Leased Property violates any restrictive covenant of record that affects such property and (vii) the facilities at each of the Owned Real Properties and Transferred Leased Properties are in good operating condition (except for reasonable and customary wear and tear) and are adequate and suitable for their current uses and purposes.

Section 3.12 Contracts.

(a) Section 3.12(a) of the Seller Disclosure Schedules sets forth as of the date of this Agreement a true and complete list of each of the following Business Contracts (in each case, other than purchase orders, statements of work, invoices or any Contract listed on Section 3.17 of the Seller Disclosure Schedules) (collectively, the “Material Contracts”):

(i) any Contract pursuant to which the Business has purchased during the year ended December 31, 2019 at least $5,000,000 of goods or services or that is expected to involve such consideration in the year ended December 31, 2020;

(ii) any Contract pursuant to which the Business has sold during the year ended December 31, 2019 at least $5,000,000 of goods or services or that is expected to involve such consideration in the year ended December 31, 2020;

(iii) any Contract requiring future capital expenditure obligations of the Purchased Companies in excess of $1,000,000, other than as set forth in the capital budget of the Business previously disclosed to Purchaser;

(iv) all Contracts relating to the acquisition or disposition of any material business by the Business since the Look-back Date;

(v) any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) under which, after the Closing, the Purchased Companies will have a material obligation with respect to an “earn out,” contingent purchase price or similar contingent payment obligation;

(vi) any material joint venture, partnership, guarantee of another Person or other similar agreement involving equity co-investment between a Purchased Company and a third party (other than another Purchased Company);

(vii) any Contract (x) with a Major Customer, Major Vendor or Major Retail Cooperator or (y) with a Governmental Entity;

(viii) any Contract containing (x) non-competition covenants or that would otherwise impose a similar restriction on the ability of any of the Purchased Companies to compete in any business or with any Person or in any geographic area or (y) a “most favored nation” provision with respect to pricing or payment terms or both, or a minimum supply obligation or minimum purchase obligation;

(ix) any Real Property Lease or any Contract pertaining to Owned Real Property, in each case involving rent payments in excess of $500,000 per annum;

(x) any Contract entered into since the Look-back Date under which any Purchased Company has (y) agreed to settle, waive, assign or compromise any material pending or threatened Proceeding or (z) agreed to defend, indemnify, hold harmless, advance attorneys’ fees or expenses to, or exculpate, any other Person other than in the ordinary course of business;

(xi) any Contract or series of related Contracts (x) relating to Indebtedness in excess, individually or in the aggregate, of $500,000, (y) creating or granting any Lien upon any material asset of any Purchased Company or (z) guaranteeing, or providing security for, Indebtedness or any other material Liabilities in excess, individually or in the aggregate, of $500,000;

(xii) any Contract (x) under which the Purchased Companies or their respective Subsidiaries grant any rights or interests in any material Business Intellectual Property or Owned Technology to third parties (other than non-exclusive licenses of Products granted in the ordinary course of business, including in connection with the sale or licensing of Products); (y) under which the Business uses or receives any rights or interests in or to any material Intellectual Property Rights or Technology that is material to the operation of the Business (other than licenses of widely available commercial off-the-shelf Software) or (z) that otherwise materially affects the Purchased Companies’ use of, rights in or ability to enforce any Business Intellectual Property or Owned Technology (including co-existence agreements and covenants not to sue);

(xiii) any Contract material to the Business pursuant to which the Purchased Companies acquire or otherwise gain access to or the use of any data that is utilized in connection with, incorporated into, or otherwise relied upon in the creation or distribution of any Product of the Purchased Companies in any material respect;

(xiv) any Contract, to the extent not required to be disclosed elsewhere on Section 3.12(a) of the Seller Disclosure Schedules, (x) involving payments, individually or in the aggregate, of more than $10,000,000 per annum in 2019 (or expected to involve such payments in 2020) either by or to one or more Purchased Companies and (y) that is not terminable at will by a Purchased Company on six (6) months’ notice or less; and

(xv) any Contract or commitment to enter into any of the foregoing.

(b) Seller (or its applicable Subsidiary) is not in breach of or default under the terms of any Material Contract and, to the knowledge of Seller, no other party to any Material Contract is in breach of or default under the terms of any Material Contract, and no event has occurred or not occurred through Seller’s (or its applicable Subsidiary’s) action or inaction or, to the knowledge of Seller, through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a breach of or default under the terms of any Material Contract, in each case, except as would not be reasonably expected to be, individually or in the aggregate, material to the Business or the Purchased Companies, taken as a whole. Each Material Contract (i) is a valid and binding obligation of Seller (or its applicable Subsidiary) that is party thereto and, to the knowledge of Seller, of each other party thereto, and (ii) is in full force and effect, subject to the Enforceability Exceptions, in each case, except as would not be reasonably expected to be, individually or in the aggregate, material to the Business or the Purchased Companies, taken as a whole. There are no, and since the Look-back Date there have not been, disputes pending or, to the knowledge of Seller, threatened with respect to any Material Contract, and Seller (or its applicable Subsidiary) has not received any written notice of the intention of any other party to a Material Contract to terminate for default, convenience or otherwise any Material Contract, except as would not be reasonably expected to be, individually or in the aggregate, material to the Business or the Purchased Companies, taken as a whole.

Section 3.13 Compliance with Applicable Laws; Permits.

(a) Each of Seller and its Subsidiaries and, to Seller’s knowledge, the Business Joint Ventures, are, and since the Look-back Date have been, in compliance in all material respects with all applicable Laws, Permits and Orders with respect to the Business. Since the Look-back Date, none of Seller or its Subsidiaries or, to Seller’s knowledge, the Business Joint Ventures, has received any notice or other communication from any Governmental Entity or any other Person regarding any actual or alleged failure to comply with any applicable Law or Order in any material respect with respect to the Business.

(b) Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business or the Purchased Companies, taken as a whole, the Purchased Companies hold all Permits necessary for the conduct of the Business as conducted as of the date of this Agreement (collectively, the “Business Permits”). Section 3.13 of the Seller Disclosure Schedules sets forth a true, correct and complete list of each material Business Permit in existence as of the date hereof and the respective dates for filing or issuance and expiration thereof. Each Business Permit is in full force and effect, except in each case as would not, individually or in the aggregate, reasonably be expected to be material to the Business or the Purchased Companies, taken as a whole. No suspension, revocation, modification or cancellation of any Business Permit is pending or, to the knowledge of Seller, threatened.

Section 3.14 Compliance with Anti-Corruption Laws; Sanctions.

(a) Neither Seller or its Subsidiaries, or to Seller’s knowledge, the Business Joint Ventures, nor to Seller’s knowledge any of their Representatives or other Persons acting on their behalf, in each case with respect to the Business, have, since October 1, 2015, engaged in any conduct in violation of any applicable Anti-Corruption Laws, Anti-Money Laundering Laws, or Global Trade Laws or Regulations or offered, paid, promised to pay, authorized the payment of, received, or solicited anything of value under circumstances such that all or a portion of such thing of value would be offered, given, or promised, directly or indirectly, to any Government Official to obtain any improper advantage in violation of applicable Law.

(b) At no time since October 1, 2015 has Seller or its Subsidiaries, or, to Seller’s knowledge, the Business Joint Ventures, or to Seller’s knowledge, any of their Representatives or other Persons acting on their behalf, in each case with respect to the Business, (i) conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Entity with respect to any potential noncompliance with any Anti-Corruption Law, Anti-Money Laundering Law, or Global Trade Laws and Regulations; or (ii) been the subject of current, pending, or, to Seller’s knowledge, threatened, investigation, formal inquiry or enforcement proceedings for violations of Anti-Corruption Laws, Anti-Money Laundering Laws, or Global Trade Laws and Regulations or received any notice, request, or citation for any actual or potential noncompliance with any Anti-Corruption Law, Anti-Money Laundering Law, or Global Trade Laws and Regulations.

(c) Neither Seller nor its Subsidiaries, nor to Seller’s knowledge, the Business Joint Ventures nor to Seller’s knowledge any of their Representatives, is currently a Restricted Party.

(d) At no time since October 1, 2015 has Seller, its Subsidiaries, or to Seller’s knowledge, the Business Joint Ventures, or to Seller’s knowledge any of their Representatives or other Persons acting on their behalf, in each case with respect to the Business, engaged in any direct or, to Seller’s knowledge, indirect dealings or transactions in or with a Restricted Party or Restricted Country, nor are they currently engaged in any such activities.

Section 3.15 Environmental Matters. Except as would not reasonably expected to be, individually or in the aggregate, material to the Business or the Purchased Companies, taken as a whole, (a) Seller and its Subsidiaries are and, since the Look-back Date, have been in compliance with applicable Environmental Laws with respect to the Business, and each has all Environmental Permits necessary for the conduct and operation of the Business as conducted as of the date of this Agreement, (b) since the Look-back Date, none of Seller or any of its Subsidiaries have received any written notice, demand, letter or claim alleging that Seller or any of its

Subsidiaries is in violation of, or liable under, any Environmental Law with respect to the conduct of the Business, (c) none of Seller or any of its Subsidiaries are subject to any Proceeding or Order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials with respect to the conduct of the Business and (d) there has been no Release of Hazardous Materials on, at or under any of the real properties used in the conduct of the Business arising out of the conduct of the Business, or, to the knowledge of Seller, arising from any other cause, in each case that would reasonably be expected to result in material Liability to the Purchased Companies under Environmental Law.

Section 3.16 Taxes. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Business or the Purchased Companies, taken as a whole:

(a) all Tax Returns required to be filed by, or with respect to, any Purchased Company have been timely filed (taking into account extensions) with the appropriate Taxing Authorities and all such Tax Returns are correct and complete;

(b) all Taxes due and payable by or in respect of the Purchased Companies (whether or not shown to be due on such Tax Returns) have been timely paid or will be timely paid by the due date thereof in full to the appropriate Taxing Authorities in the manner required by Law (in each case, other than those for which adequate reserves have been established in accordance with GAAP or that are being contested in good faith by appropriate Proceedings);

(c) there is no pending Tax Proceeding by any Taxing Authority with respect to any Taxes of the Purchased Companies, and no written notification has been received by Seller or the Purchased Companies from any Taxing Authority that such a Tax Proceeding has been proposed or threatened;

(d) each of the Purchased Companies has complied with all applicable Laws relating to the withholding of Taxes;

(e) none of the Purchased Companies have participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any similar provision of applicable Law) or any “tax shelter” within the meaning of Section 6662 of the Code (or any similar provision of applicable Law);

(f) to Seller’s knowledge, (i) none of the Purchased Companies (A) is or has been subject to Tax in any country by virtue of having a permanent establishment or other place of business in such country or (B) is a tax resident of any country, in each case, other than the country in which it is organized or incorporated; and (ii) in the last six (6) years, no claim has been made in writing by any Taxing Authority in a jurisdiction where a Purchased Company does not file Tax Returns that such Purchased Company is or may be subject to Tax in that jurisdiction;

(g) none of the Purchased Companies has waived any statute of limitations in respect of Taxes, which waiver is still in effect, or agreed to any extensions of time with respect to a Tax assessment or deficiency beyond the date hereof that is still in effect (other than, for the absence of doubt, (1) extensions as a result of ongoing Tax Proceedings or (2) automatic or automatically granted extensions);

(h) to Seller’s knowledge, none of the Purchased Companies (i) has ever been a member of an “affiliated group” within the meaning of Section 1504(a) of the Code filing a consolidated federal income Tax Return or any similar combined, consolidated or unitary tax group defined under state, local, or non-U.S. Law relating to Income Tax (other than any such group the common parent of which was Seller or any of its Subsidiaries (including the Purchased Companies)) or (ii) has any liability for the Taxes of any Person (other than Seller or any of its Subsidiaries (including the Purchased Companies)) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law) or as a transferee or successor or by Contract (other than Contracts entered into in the ordinary course of business and not primarily concerning Tax);

(i) none of the Purchased Companies is party to or bound by any Tax sharing, Tax indemnification, Tax allocation or similar agreement under which a Purchased Company could have liability after the Closing (other than any contractual obligation entered into in the ordinary course of business and not primarily concerning Tax, the Restructuring Agreements and any such arrangements solely between Purchased Companies);

(j) (i) each of the Purchased Companies has complied with the conditions stipulated in any Tax holidays, abatements, incentives or similar grants made or awarded to such Purchased Company by a Taxing Authority; and (ii) none of the Purchased Companies is subject to any private letter ruling of the Internal Revenue Service or comparable ruling by any other Taxing Authority, or any closing agreements, Tax holidays set forth in a written ruling of a Governmental Entity, technical advice memoranda or similar agreements or rulings related to Taxes, which, in each case, would be binding on such Purchased Company following the Closing;

(k) Section 3.16(k) of the Seller Disclosure Schedules sets forth the cash Taxes paid by each Purchased Company (other than any Purchased Company organized in the United States or any state or other political subdivision thereof) during the fiscal year ended December 31, 2019, as determined by the Company, applying conventions and methodologies permissible under GAAP or IFRS, as applicable.

(l) except as a result of the Restructuring, since the date of the Business Financial Statements, no Purchased Company has incurred any liabilities for Taxes outside the ordinary course of business;

(m) none of the Purchased Companies is required to make any adjustment pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law by reason of any change in any accounting methods, and will not be required to make such an adjustment as a result of the transactions contemplated by this Agreement, and there is no application pending with any Taxing Authority requesting permission for any changes in any of the accounting methods of the Purchased Companies for Tax purposes, except, in each case, as a result of State/Federal Conformity or in respect of any affiliated, consolidated, combined or unitary group or affiliation for Tax purposes of which a Purchased Company is a member;

(n) to Seller’s knowledge, no Taxing Authority has proposed in writing any adjustment or change in accounting method, in each case, described in Section 3.16(m);

(o) none of the Purchased Companies will be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any Post-Closing Tax Period as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing, (ii) deconsolidation or degrouping, in each case, of any Purchased Company with respect to a combined, consolidated, unitary or similar tax group which includes Seller or any of its Subsidiaries (other than a Purchased Company) arising pursuant to the Restructuring or the Transaction (limited in the case of this clause (ii) to such amounts included in, or excluded from, taxable income without regard to actions, events, transactions or omissions following the Closing), (iii) installment sale or open transaction disposition made on or prior to the Closing, in each case, where the relevant future payment has been included as an asset in the calculation of Working Capital or otherwise recorded as an asset in the Business Financial Statements, or (iv) prepaid amount received prior to the Closing (A) that is not taken into account as a liability in the calculation of Working Capital or Indebtedness (or otherwise recorded as a liability in the Business Financial Statements) and (B) with respect to which economic performance will occur after the Closing Date;

(p) in the past two (2) years, none of the Purchased Companies has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code, or, except as a result of the Restructuring in India, has entered into a similar Tax-free, spin-off, split-off, split-up, demerger, or other similar transaction under non-U.S. Tax Law;

(q) Section 3.16(q) of the Seller Disclosure Schedules lists the entity classification of each Purchased Company for U.S. federal income tax purposes, including whether an entity classification election under Treasury Regulations Section 301.7701-3 is in effect with respect to each of the Purchased Companies and, if so, the classification so elected;

(r) no non-U.S. Purchased Company is treated as a domestic corporation as a result of the application of Section 7874(b) of the Code;

(s) to Seller’s knowledge, (i) all transactions and arrangements entered into among the Purchased Companies have been made on arm’s-length terms for purposes of Section 482 of the Code and any other relevant transfer pricing Laws in any jurisdiction, and (ii) the Purchased Companies have materially complied with all record keeping obligations under Section 6038A of the Code (and any other record keeping obligations under any applicable Law in any other jurisdiction);

(t) none of the Purchased Companies has any liability for any Taxes arising under Section 965 of the Code, including any “net tax liability under this section” (as defined in Section 965(h) of the Code) (whether or not the election described in Section 965(h) of the Code is or has been made), with respect to or by reason of any income, gain, earnings or profits earned or accrued by such Purchased Company prior to the Closing in respect of a “controlled foreign corporation” within the meaning of Section 957(a) of the Code owned by the Purchased Company prior to the Closing;

(u) (i) except as described on Schedule 3.14(t), none of the Purchased Companies has (A) made any election to defer any payroll Taxes under the CARES Act or Notice 2020-65 or any analogous or similar provision of state, local or non-U.S. Law or (B) taken out any loan, received any loan assistance or received any other financial assistance, or requested any of the foregoing, in each case under the CARES Act, including pursuant to the Paycheck Protection Program or the Economic Injury Disaster Loan Program or any analogous or similar provision of state, local or non-U.S. Law; and (ii) to the extent a Purchased Company has taken actions that are described on Schedule 3.14(t), each such Purchased Company has properly complied with all applicable legal requirements related to such action;

(v) each Purchased Company that is required to be registered is properly registered for the purposes of VAT in each jurisdiction in which it is liable to be so registered and has complied in all material respects with all Tax legislation concerning VAT, and has made, obtained and kept up to date accurate records, invoices and other documents appropriate or requisite for the purposes of such Tax legislation;

(w) to Seller’s knowledge, no associated person of a Purchased Company has facilitated tax evasion in any manner which could give rise to criminal liability of that Purchased Company under Part 3 of the Criminal Finances Act 2017 (“Part 3”) and each Purchased Company to which Part 3 may apply is covered by a written risk assessment in connection with the Part 3 offences which is in its possession, has otherwise put in place prevention procedures for the purposes of establishing the defense under Part 3, and has monitored and kept updated such risk assessment and procedures;

(x) except as provided in Section 3.16(x) of the Seller Disclosure Schedules, none of the Purchased Companies is a “United States shareholder” within the meaning of Code Section 951 with respect to another Purchased Company;

(y) except as provided in Section 3.16(y) of the Seller Disclosure Schedules, no Purchased Company has accrued but unpaid interest or royalties owing to another Purchased Company that, if repaid in cash immediately after the Closing Date and absent a change in Law, would give rise to withholding Tax; and

(z) Nielsen Consumer LLC is an entity that is disregarded as separate from its owner for U.S. federal income Tax purposes.

Any other representation or warranty contained in this Article III notwithstanding, the representations and warranties contained in Section 3.6, this Section 3.16 and in Section 3.17 or Section 3.20 (in each case, insofar as they specifically relate to Taxes) constitute the sole representations and warranties of Seller relating to Taxes or Tax matters.

Section 3.17 Labor Relations; Employees and Employee Benefit Plans.

(a) There is not, and since the Look-back Date there has not been, any material Proceeding pending or, to the knowledge of Seller, threatened (x) against or affecting any Purchased Company or the Business relating to the alleged violation by any Purchased Company (or its directors or officers) or the Business of any Law pertaining to labor relations or employment matters, or (y) by any current or former employee or independent contractor of any Purchased Company or the Business, or any of their representatives, against any Purchased Company or the Business. No Purchased Company nor the Business has committed any material unfair labor practice, nor has there has been any material charge or complaint of unfair labor practice filed or, to Seller’s knowledge, threatened against any Purchased Company or the Business before any other Governmental Entity.

(b) To Seller’s knowledge, as of the date of this Agreement, (i) no Business Employee with annual base salary of at least $250,000 has given notice of termination of employment or, with respect to a single Business Employee, otherwise disclosed to the supervisor of such Business Employee plans to terminate employment with such Purchased Company within the twelve (12) month period following the date of this Agreement and (ii) since the Look-back Date, no Business Employee with annual base salary of at least $250,000 has been the subject of any allegation of sex-based discrimination, sexual harassment or sexual misconduct.

(c) Set forth on Section 3.17(c) of the Seller Disclosure Schedules is a true and correct list, as of the date of this Agreement, of each material Transferred Benefit Plan, except for employment, independent contractor, or consulting agreements with service providers that do not deviate materially from the forms that Seller has made available to Purchaser as representative forms. With respect to each material Seller Benefit Plan, correct and complete copies of the following materials have been made available to Purchaser or its Representatives, as applicable: (i) the written plan document (or a written summary of all material plan terms if the plan has not been reduced to writing), (ii) the most recent determination, advisory or opinion letter issued by any Governmental Entity, (iii) the most recent summary plan description, (iv) the most recent annual report on Form 5500 and all attachments thereto, (v) the most recent actuarial valuation, (vi) all current trust agreements, insurance contracts or other funding contracts relating to the funding or payment of benefits under such plan and (vii) any notices, letters or other material correspondence from the Internal Revenue Service, U.S. Department of Labor, the U.K.’s Pension Regulator or other Governmental Entity since the Look-back Date.

(d) Except as set forth on Section 3.17(d) of the Seller Disclosure Schedules, none of Seller, any Purchased Company or any of their respective ERISA Affiliates sponsors maintains, contributes to, or otherwise has any material Liability in respect of, or at any time within the past six (6) years has sponsored, maintained, contributed to, or otherwise has had any Liability in respect of, (i) any Multiemployer Plan, (ii) any plan subject to Title IV or Section 302 of ERISA or Sections 412 or 430 of the Code, (iii) any plan that provides for or promises post-employment or post-retirement health or welfare benefits other than health continuation coverage pursuant to Part 6 of Subtitle B of Title I of ERISA or as otherwise required by Law at the participant’s sole expense or (iv) any plan subject to Part 3 of the U.K. Pensions Act 2004. With respect to any such plan set forth on Section 3.17(d) of the Seller Disclosure Schedules, (A) all contributions required to be paid by Seller, any Purchased Company or any of their respective ERISA Affiliates have been, in all material respects, timely paid, (B) none of Seller, any Purchased Company or any of their respective ERISA Affiliates has incurred any withdrawal liability under Title IV of ERISA that remains unsatisfied, (C) a complete withdrawal from any such plan that is a Multiemployer Plan as of the Closing would not result in material Liability to Seller, any Purchased Company, or any of their ERISA Affiliates, (D) no action has been initiated by the Pension Benefit Guaranty Corporation, other Governmental Entity or other regulatory body, or the plan trustee to terminate any such plan, (E) no such plan has failed to satisfy the minimum funding standards of Section 302 of ERISA or Sections 412 or 418(B) of the Code, respectively, or has applied for or obtained a waiver from the U.S. Internal Revenue Service of any minimum funding requirement or an extension of any amortization period under Section 412 of the Code or Sections 303 or 304 of ERISA, (F) no such plan has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed fiscal year, and (G) no “reportable event,” as defined in Section 4043 of ERISA, has occurred, or is reasonably expected to occur, with respect to any such plan.

(e) Each Seller Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter as to its qualification, upon which it can rely, and, to Seller’s knowledge, no event has occurred that would reasonably be expected to impair the qualified status of any such plan. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect, each Seller Benefit Plan, if any, which is maintained outside of the United States that is intended to qualify for special tax treatment meets all requirements for such treatment.

(f) All Transferred Benefit Plans and all other Seller Benefit Plans are, and since the Look-back Date have been, in compliance in all material respects with applicable Laws (including, if applicable ERISA and the Code and with their terms, and, in relation to plans operated in present and former European Union member states, requirements as to gender pay equity).

(g) There is no pending or, to the knowledge of Seller, threatened Proceeding relating to the Transferred Benefit Plans or other Seller Benefit Plans, except, with respect to any Seller Benefit Plan that is not a Transferred Benefit Plan, as would not, individually or in the aggregate, reasonably be likely to have a Business Material Adverse Effect. No Seller Benefit Plan has since the Look-back Date been the subject of an examination or audit by any Governmental Entity or an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Entity, except, with respect to any Seller Benefit Plan that is not a Transferred Benefit Plan, as would not, individually or in the aggregate, reasonably be likely to have a Business Material Adverse Effect. To the knowledge of Seller, no party to any Seller Benefit Plan (excluding Seller and its Subsidiaries) is in breach of or default under the terms of any Seller Benefit Plan, except as would not reasonably be expected to have a Business Material Adverse Effect.

(h) All benefits, contributions, and premiums relating to each Transferred Benefit Plan have been, in all material respects, timely paid in accordance with the terms of such Transferred Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued, under any unfunded Transferred Benefit Plan have been, in all material respects, paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP.

(i) Except as required by applicable Law or as expressly contemplated by this Agreement, neither the execution of this Agreement nor the consummation of the Transaction (whether alone or together with any other events) will (i) result in any payment becoming due to any Business Employee, (ii) materially increase any benefits otherwise payable by the Business to any Business Employee, (iii) result in the acceleration of the time of payment or vesting of any material payments or benefits due to any Business Employee, (iv) limit or restrict the right of the Purchased Companies in any material respect to amend or terminate any Transferred Benefit Plan, (v) result in the forgiveness of indebtedness of any Business Employee or (vi) result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code. No Purchased Company has any obligation to gross-up or otherwise make whole any Person for any Tax imposed under Sections 280G, 4999 or 409A of the Code.

(j) Set forth on Section 3.17(j)(i) of the Seller Disclosure Schedules is a true and correct list, as of the date of this Agreement, of each Collective Bargaining Agreement to which any Purchased Company is party or otherwise subject or to which Seller or any of its Affiliates is party or otherwise subject with respect to any Business Employee. Set forth on Section 3.17(j)(ii) of the Seller Disclosure Schedules is a true and correct list of all Unions which represent Business Employees in each jurisdiction (the “Employee Representatives”). Except as set forth on Section 3.17(j)(iii) of the Seller Disclosure Schedules, no notice, consent or consultation obligations with respect to any employees of the Purchased Companies or the Business, or any Union, will be a condition precedent to, or otherwise triggered prior to, the execution of this Agreement or the consummation of the Transaction. Since the Look-back Date, there has not been, nor, to Seller’s knowledge, has there been any threat of, (i) any strikes, slowdowns, work stoppages, lockouts, picketing, unfair labor practice complaints or grievances, or similar labor disruption or dispute affecting any Purchased Company or the Business, except for such activity the existence of which would not be reasonably likely to result in any Liability that is material to the Business or (ii) petitions seeking recognition of a bargaining representative filed with any labor relations board or other Governmental Entity or, to Seller’s Knowledge, labor organization efforts or drives.

(k) Prior to or substantially concurrently with the public announcement of this Agreement by the Parties, Seller or one of its applicable Subsidiaries has notified its European works council (the “European Works Council”), which notification may be in the form of email without any requirement of written confirmation of receipt, with respect to the Transaction.

(l) There are no Contracts, Orders, understandings, undertakings, assurances, concessions or other promises that would prohibit or restrict future layoffs, reductions in force, employee transfers, role restructurings, changes to the terms or conditions or employment or other personnel-related cost-cutting measures affecting the Business Employees.

Section 3.18 Privacy.

(a) Since the Look-back Date in respect of the conduct of the Business, the Purchased Companies have each taken commercially reasonable actions (including implementing reasonable technical, physical or administrative safeguards) to ensure compliance with the Privacy Obligations and to protect and maintain the privacy and security of any Personal Data and Sensitive Data in their possession or under their control, or otherwise Processed by or on behalf of such Purchased Companies, including to protect such data from any Security Breaches.

(b) The Purchased Companies have implemented and maintain an information security program that includes reasonable organizational, physical, administrative, and technical safeguards designed to protect the security, confidentiality, integrity and availability of the Business Data, Systems and all third party data and systems that any Purchased Company is obligated to protect, including all Personal Data and Sensitive Data Processed thereby that are consistent with (i) reasonable practices in the industry in which the Purchased Companies operate, (ii) the Purchased Companies’ and their respective Subsidiaries’ Privacy Obligations and (iii) any written public-facing policy adopted by the Purchased Companies related to privacy or information security.

(c) The Purchased Companies are in compliance, and since the Look-back Date have been in compliance, in each case in all material respects, with all Privacy Obligations and have, in accordance with all Privacy Obligations, provided all required notices, and obtained all necessary consents, required for them to lawfully Process the Personal Data and Sensitive Data Processed as part of the Business.

(d) Since the Look-back Date, none of the Purchased Companies has suffered any Security Breach, and to the knowledge of Seller, no third party who Processes any Business Data, Personal Data, Sensitive Data or other data that a Purchased Company is under a legal or contractual obligation to protect, on behalf of any Purchased Company has experienced any Security Breach in respect of such data. The Purchased Companies have not notified in writing, or been required by applicable Law, Governmental Entity or other Privacy Obligation to notify in writing, any Person of any Security Breach.

(e) Since the Look-back Date in respect of the conduct of the Business, there have not been any written complaints or notices provided to any Purchased Company, or to the knowledge of Seller, any audits, Proceedings, investigations, enquiries, enforcement action (including fines or other sanctions) or claims conducted or asserted, by any other Person (including any Governmental Entity) regarding the Processing of any Personal Data or Sensitive Data in the Purchased Companies’ possession or under their control, or otherwise Processed by or on behalf of such Purchased Companies, or any violation (or alleged violation) by the Purchased Companies of any applicable Laws, Privacy Obligation, policies or procedures with respect to the Business.

Section 3.19 Seller Information. The information supplied or to be supplied by Seller for inclusion in the proxy statement relating to the Seller Shareholders’ Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) will not, at the time the Proxy Statement is first mailed to Seller’s shareholders or at the time of the Seller Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Seller with respect to statements made therein based on information supplied by or on behalf of Purchaser or its advisors or other Representatives for inclusion or incorporation by reference therein.

Section 3.20 Intercompany Arrangements; Transactions with Related Parties. Section 3.20(a) of the Seller Disclosure Schedules contains a list of all material Contracts (i) between or among any Purchased Company or Business Joint Venture, on the one hand, and Seller or any of its Subsidiaries (other than the Purchased Companies), on the other hand and (ii) between any officer, director, member or equityholder (or equivalent) of any Purchased Company (or, to the knowledge of Seller, any family member of such Person who is an individual or any entity in which any such individual or any such family member thereof owns a material interest) or any Affiliate of any of the foregoing Persons or of the Seller Entities (in each case, other than the Purchased Companies), on the one hand, and any Purchased Company, on the other hand (other than employment-related or consulting agreements or arrangements entered into with individuals in the ordinary course of business).

Section 3.21 Finders or Brokers. Except for J.P. Morgan Securities LLC and Guggenheim Securities LLC (the “Seller Brokers”), neither Seller nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Transaction. Seller is solely responsible for the fees of the Seller Brokers.

Section 3.22 Insurance. Section 3.22 of the Seller Disclosure Schedules lists each material (a) occurrence-based insurance policy maintained by or for the benefit of the Business and (y) insurance policy maintained by the Purchased Companies, including the name of the insurer and policy number (the “Insurance Policies”). The Insurance Policies are in full force and effect, and the applicable policyholders are not in breach or default thereunder, except as would not be material, individually or in the aggregate, to the Business or the Purchased Companies, taken as a whole. All premiums with respect to the Insurance Policies covering all periods up to and including the Closing have been or will be paid or accrued therefor, and no written notice of cancellation, non-renewal or termination has been received by Seller or its Subsidiaries with respect to any Insurance Policy. No Person has made a claim with respect to which an insurer has, in a written notice to Seller or its Subsidiaries, questioned, denied, disputed or otherwise reserved its rights with respect to coverage under an Insurance Policy. To Seller’s knowledge, (i) no Person has done or omitted to do anything that might render any Insurance Policy void or unenforceable or otherwise limit, prejudice or reduce recovery under any Insurance Policy and (ii) no other circumstance exists that might render any Insurance Policy void or unenforceable or otherwise limit, prejudice or reduce recovery under any Insurance Policy.

Section 3.23 Customers, Vendors and Major Retail Cooperator.

(a) Section 3.23(a) of the Seller Disclosure Schedules contains a true, correct and complete list of the Business’s (i) top twenty-five (25) customers for the fiscal year ended December 31, 2019 determined based on the reported revenues of the Business (each such customer, a “Major Customer”), (ii) top twenty-five (25) vendors for the fiscal year ended December 31, 2019 determined based on the dollar amount of payments made by the Business to vendors (each such vendor, a “Major Vendor”) and (iii) top twenty-five (25) counterparties to retail cooperation agreements for the fiscal year ended December 31, 2019 determined based on total retailer cooperation expenses in the fiscal year ended December 31, 2019, including cash, trade and barter, retail bank accounts and revenue share (each such Person, a “Major Retail Cooperator”)).

(b) Neither Seller nor any of its Subsidiaries (including the Purchased Companies), with respect to the Business, has, nor since the Look-back Date has had, any material disputes with any Major Vendors, Major Customers or Major Retail Cooperators, and to Seller’s Knowledge, no fact, circumstance or event exists that would reasonably be expected to result in any Major Vendor, Major Customer or Major Retail Cooperators cancelling, terminating, materially reducing or not renewing or materially altering the terms of its relationship with the Business as a result of any dispute.

Section 3.24 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Agreement and the other Transaction Documents, none of Seller, the other Seller Entities or any of their respective Affiliates or Representatives has made or makes any representation or warranty, expressed or implied, as to the Business or the Purchased Companies, their assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Business or the Purchased Companies furnished or made available to Purchaser or its Affiliates or Representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the Purchaser Disclosure Schedules (it being agreed that the disclosure of any matter in any Section in the Purchaser Disclosure Schedules shall be deemed to have been disclosed in any other Section in the Purchaser Disclosure Schedules to which the applicability of such disclosure is reasonably apparent on the face of such disclosure), Purchaser hereby represents and warrants to Seller as follows as of the date hereof and as of the Closing:

Section 4.1 Organization, Standing and Power. Purchaser is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and qualified to do business in each jurisdiction in which its ownership of properties or conduct of its business requires such qualification, and has all necessary organizational power and authority to own, lease and operate its properties, and to carry on its business as presently conducted, except as would not, or would not reasonably be expected to, prevent or have a material adverse effect on the ability of Purchaser to (a) perform its obligations under this Agreement or (b) consummate the Financing, the Transaction, in each case on a timely basis (each of clause (a) and this clause (b), a “Purchaser Material Adverse Effect”).

Section 4.2 Authority; Execution and Delivery; Enforceability. Purchaser has all necessary power and authority to execute and deliver this Agreement and each of the other Transaction Documents and perform its obligations hereunder and thereunder, and, in the case of Purchaser, to consummate the Transaction and thereby, and to exercise its rights and perform its obligations under this Agreement and the other Transaction Documents. The execution and delivery by Purchaser of this Agreement and each of the other Transaction Documents to which it is a party, the compliance by Purchaser with the terms hereof and the consummation by Purchaser of the Transaction and thereby have been duly authorized by all necessary corporate or other action of Purchaser. Purchaser has duly executed and delivered this Agreement, and assuming due authorization, execution and delivery by Seller, this Agreement and the other Transaction Documents will constitute its valid and binding obligation, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.3 No Conflicts; Consents. The execution and delivery by Purchaser of this Agreement and the other Transaction Documents does not, and (assuming the Approvals described in the following sentence are obtained) the consummation by Purchaser of the Transaction and thereby and compliance by Purchaser with the terms hereof and thereof will not, conflict with, or result in any breach or violation of or default (with or without notice, lapse of time, or both) under, or give rise to any right of termination, cancellation, amendment, modification or acceleration of any obligation under, result in the payment of any material additional fee or amount under, or result in the loss of a material benefit under, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or Equity Interests of Purchaser or any of its Subsidiaries, as applicable, under, any provision of (a) the Organizational Documents of Purchaser, (b) any Judgment or Law applicable to Purchaser or its Subsidiaries, or the properties or assets of Purchaser or its Subsidiaries, except for any such items that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect, or (c) any Contract pursuant to which Purchaser or any of its Subsidiaries, is a party, except for any such items that would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. No Approval of any Governmental Entity is required to be obtained or made by or with respect to Purchaser or its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Transaction, other than in respect of the HSR Act and other applicable Antitrust Laws.

Section 4.4 Financing.

(a) Purchaser has delivered to Seller a true, complete and correct copy of the fully executed debt commitment letter, dated as of the date of this Agreement, by and among the Debt Financing Sources party thereto and Purchaser, providing for debt financing as described therein (together, including all exhibits, schedules and annexes, the “Debt Commitment Letter”), pursuant to which, upon the terms and subject to the conditions set forth therein, the Debt Financing Sources party thereto have agreed to lend the amounts set forth therein (the “Debt Financing”).

(b) Purchaser has delivered to Seller a true, complete and correct copy of the fully executed equity commitment letter, dated as of the date of this Agreement, by and between Purchaser and the funds listed on Schedule A thereto (the “Purchaser Sponsors”) (the “Equity Commitment Letter” and, together with the Debt Commitment Letter, the “Commitment Letters”), pursuant to which, upon the terms and subject to the conditions set forth in the Equity Commitment Letter, the Purchaser Sponsors have agreed to invest in Purchaser the amount set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). The Equity Commitment Letter provides that Seller is a third-party beneficiary of, and, subject to the terms and conditions thereof, is entitled to enforce, the Equity Commitment Letter.

(c) As of the date of this Agreement, the Commitment Letters are in full force and effect and constitute the valid, binding and enforceable obligation of Purchaser and, to the knowledge of Purchaser, the other parties thereto, enforceable in accordance with its terms (subject to the Enforceability Exceptions). As of the date of this Agreement, there are no conditions precedent related to the funding of the full amount of the Financing contemplated by the Commitment Letters or the executed fee letter dated as of the date hereof, between Debt Financing Sources party thereto and Purchaser (the “Debt Fee Letter”), a copy of which has been provided to Seller with only the economic, financial or “flex” terms redacted, other than the conditions precedent set forth in the Commitment Letters (such conditions precedent, the “Financing Conditions”), including any conditions precedent relating to the amount or availability of the Financing pursuant to any “flex” provision contained in the Debt Fee Letter; provided that any such redactions described in this Section 4.4(c) shall not adversely affect the conditionality, availability or termination of the Debt Financing or reduce the aggregate principal amount of the Debt Financing (other than pursuant to the imposition of original issue discount to the extent commitments are increased by an amount at least equal to the amount of any such original issue discount) in any respect.

(d) As of the date of this Agreement, the Commitment Letters have not been amended or modified in any manner, and the respective commitments contained therein have not been terminated, reduced, withdrawn or rescinded in any respect by Purchaser or, to the knowledge of Purchaser, any other party thereto, and no such termination, reduction, withdrawal or rescission is contemplated by Purchaser or, to the knowledge of Purchaser, any other party thereto.

(e) As of the date of this Agreement, assuming the representations and warranties set forth in Article III and to the extent made by Seller in any other Transaction Document are true and correct in all material respects, Purchaser has no reason to believe that (i) any of the Financing Conditions will not be satisfied on or prior to the Closing Date or (ii) the Financing contemplated by the Commitment Letters will not be available to Purchaser on the Closing Date.

(f) As of the date of this Agreement, and assuming (i) the representations and warranties set forth in Article III and to the extent made by Seller in any other Transaction Document are true and correct in all material respects, and (ii) the satisfaction of the condition set forth in Section 7.2(b), Purchaser is not in default or breach under the terms and conditions of the Commitment Letters and no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach or a failure to satisfy a condition under the terms and conditions of the Commitment Letters.

(g) As of the date of this Agreement and except for the Debt Fee Letter and the Commitment Letters, there are no other fee letters, side letters, understandings or other agreements or arrangements relating to the Commitment Letters or the Financing to which Purchaser or any of its Affiliates is a party that would reasonably be expected to adversely affect the conditionality, enforceability or availability of the Financing contemplated by the Commitment Letters.

(h) Purchaser or an Affiliate thereof on its behalf has fully paid any and all commitment or other fees and amounts required by the Commitment Letters and the Debt Fee Letter to be paid on or prior to the date of this Agreement.

(i) Assuming satisfaction of the conditions set forth in Sections 7.1 and Section 7.2, Purchaser will have, pursuant to the agreements contemplated by the Commitment Letters, sufficient available funds on the Closing Date to consummate the Transaction and to make all payments required to be made in connection therewith, including payment of the Closing Purchase Price and any other amounts payable by Purchaser or its Affiliates hereunder or under any other Transaction Document or otherwise in connection with the transactions contemplated hereby and thereby (collectively, the “Financing Amounts”). Notwithstanding anything in this Agreement to the contrary, in no event shall the receipt or availability of any funds or financing (including the Financing contemplated by the Commitment Letters) by or to Purchaser or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Purchaser hereunder.

Section 4.5 Proceedings. As of the date hereof, there is no Proceeding to which Purchaser or any of its Subsidiaries is a party pending or, to the knowledge of Purchaser, threatened that would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. As of the date hereof, Purchaser is not subject to any outstanding Order that would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 4.6 Purchaser Information. The information supplied or to be supplied by Purchaser for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first mailed to the shareholders of Seller or at the time of the Seller Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Purchaser with respect to statements made therein based on information supplied by or on behalf of Seller or its advisors or other Representatives for inclusion or incorporation by reference therein.

Section 4.7 Brokers. Other than BofA Securities, Inc. and Deutsche Bank Securities Inc., neither Purchaser nor any of Purchaser’s Affiliates has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who would be entitled to any fee or any commission in connection with or upon consummation of the Transaction.

Section 4.8 Investigation; Acquisition of Shares for Investment. Purchaser has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of the Transaction. Purchaser acknowledges and agrees that Seller has made available to Purchaser and its Affiliates and their respective Representatives the opportunity to ask questions of the officers and management of Seller, the Purchased Companies and the Business and been provided with access to the documents, information and records of or with respect to the Business and the Purchased Companies, in each case, satisfactory to Purchaser, and Purchaser confirms that it has made an independent investigation, analysis and evaluation of the Business and the Purchased Companies. Purchaser is acquiring the Purchased Company Shares for investment purposes and not with a view toward or for offer or resale in connection with any distribution thereof, or with any present intention of offering, distributing or selling any of the Purchased Company Shares. Purchaser acknowledges that the Purchased Company Shares have not been registered under the securities Laws of any jurisdiction, including the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or any state securities Laws, and agrees that the Purchased Company Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under any such applicable Laws, except pursuant to an exemption from such registration available, or in a transaction not subject to registration, under such Laws and without compliance with any other Laws, in each case, to the extent applicable. Purchaser is an “accredited investor” within the meaning of Rule 501 under the Securities Act, and any Purchased Company Shares that Purchaser receives, directly or indirectly, hereunder will be received only on its own behalf and its Affiliate assignees and not for the account or benefit of any other person or entity. Purchaser is able to bear the economic risk of holding the Purchased Company Shares for an indefinite period (including total loss of its investment).

Section 4.9 Solvency. Assuming the representations and warranties set forth in Article III and to the extent made by Seller in any other Transaction Document are true and correct in all material respects, immediately after giving effect to the Transaction (including any financing in connection with the transactions contemplated by this Agreement):

(a) Purchaser and its Subsidiaries, taken as a whole, will not have incurred Indebtedness beyond their ability to pay such Indebtedness in the ordinary course of business as it matures or becomes due;

(b) the then-present fair saleable value of the assets of Purchaser and its Subsidiaries, taken as a whole, will exceed the amount that will be required to pay their probable Liabilities (including a reasonable estimate amount of all contingent Liabilities) and Indebtedness as it becomes absolute or matured;

(c) the assets of Purchaser and its Subsidiaries, taken as a whole, at a fair valuation, will exceed their probable Liabilities (including the probable amount of all contingent Liabilities and Indebtedness); and

(d) Purchaser and its Subsidiaries, taken as a whole, will not have unreasonably small capital to carry on their businesses as presently conducted or as proposed to be conducted.

Section 4.10 Guarantee by Purchaser Sponsors. The Purchaser Sponsors have delivered to Seller a true, complete and correct copy of the executed Guarantee. The Guarantee is in full force and effect and constitutes the valid, binding and enforceable obligation of the Purchaser Sponsors in favor of Seller, enforceable by Seller in accordance with its terms (subject to the Enforceability Exceptions). The Purchaser Sponsors are not in default or breach under any of the terms or conditions of the Guarantee and no event has occurred that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach or a failure to satisfy a condition under the terms and conditions of the Guarantee. The Purchaser Sponsors have, or will have at the Closing, access to sufficient capital to satisfy the full amount of the guaranteed obligations under the Guarantee in full.

Section 4.11 Interests in Competitors. Purchaser does not own, directly or indirectly, any Person that derives revenues from any line of business similar to that of the Business.

Section 4.12 Acknowledgement of No Other Representations or Warranties.

(a) Purchaser expressly agrees and acknowledges, on behalf of itself and its Affiliates, that (i) none of Seller, the Seller Entities or any of their respective Affiliates or Representatives has made or makes any representation or warranty, express or implied, as to the Business, the Purchased Companies, their assets, liabilities, financial condition, results of operations or the accuracy or completeness of any information regarding the Business or the Purchased Companies furnished or made available to Purchaser or its Affiliates or Representatives, except as expressly set forth in this Agreement and the other Transaction Documents, (ii) without limiting the generality of the foregoing, none of Seller, the Seller Entities or any of their respective Affiliates or Representatives has made or makes any representation or warranty with respect to any projections, forecasts, plans, prospects, estimates, budgets or other information regarding future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Business or the Purchased Companies or any other future business, operations or affairs of the Business or the Purchased Companies, except as expressly set forth in this Agreement and the other Transaction Documents, (iii) Purchaser has not relied on any representation or warranty or other information described in this Section 4.12 (other than the representations and warranties expressly set forth in this Agreement and the other Transaction Documents) in determining to enter into this Agreement or otherwise and (iv) except as expressly set forth in this Agreement and the other Transaction Documents, none of Seller, the Seller Entities or any of their respective Affiliates or Representatives shall have or be subject to any Liability to Purchaser or any of its Affiliates or Representatives resulting from the provision to Purchaser or its Affiliates or Representatives, or Purchaser’s or its Affiliates’ or Representatives’ use of or reliance on, any such information, including any information, documents or material made available to Purchaser or its Affiliates or Representatives during due diligence or in any “data rooms,” management presentations or in any other form in expectation of or negotiation of this Agreement, the other Transaction Documents and the other transactions contemplated hereby. Purchaser acknowledges that, should the Closing occur, without limiting the representations and warranties expressly set forth in this Agreement and the other Transaction Documents, Purchaser shall acquire the Business and the Purchased Companies without any representation or warranty as to merchantability or fitness thereof for any particular purpose, in an “as is” condition and on a “where is” basis.

(b) Seller acknowledges and agrees that the representations and warranties made by Purchaser in this Agreement and the other Transaction Documents are the exclusive representations and warranties made by Purchaser in connection with the transactions contemplated hereby and thereby. Purchaser hereby disclaims any other express or implied representations or warranties, whether written or oral.

ARTICLE V

COVENANTS

Section 5.1 Efforts.

(a) From and after the date hereof, subject to the terms and conditions hereof, Purchaser and Seller shall, and shall cause their respective Subsidiaries to, use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Law to consummate and make effective the Transaction as promptly as practicable, including (i) preparing and filing all filings, forms, registrations and notifications required to be filed to consummate the Transaction, (ii) using reasonable best efforts to satisfy the conditions to consummating the Transaction, (iii) using reasonable best efforts to obtain (and to cooperate with each other in obtaining) any consent, authorization, expiration or termination of a waiting period, permit, Order, approval, waiver or exemption of or by any Governmental Entity (including furnishing all information and documentary material required under the HSR Act or any other Antitrust Law) required to be obtained or made by Seller, Purchaser or any of their respective Affiliates in connection with the Transaction or the taking of any action contemplated by this Agreement, (iv) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transaction or the other transactions contemplated hereby, (v) executing and delivering any additional instruments necessary to consummate the Transaction and to fully carry out the purposes of this Agreement and (vi) using reasonable best efforts to give all notices to, and obtain all Approvals from, all third parties listed on Section 5.1(a) of the Seller Disclosure Schedules.

(b) Purchaser and Seller shall each keep the other apprised of the status of matters relating to the completion of the Transaction and work cooperatively in connection with obtaining all required Regulatory Approvals. In that regard, prior to the Closing, each Party shall promptly consult with the other Party to this Agreement with respect to and provide any necessary information and assistance as the other Party may reasonably request with respect to (and, in the case of correspondence, provide the other Party (or their counsel) copies of) all notices, submissions or filings made by or on behalf of such Party with any Governmental Entity or any other information supplied by or on behalf of such Party to, or correspondence with, a Governmental Entity in connection with this Agreement, the Transaction. Each Party shall promptly inform the other Party, and if in writing, furnish the other Party with copies of (or, in the case of oral communications, advise the other Party orally of) any communication from any Governmental Entity regarding the Transaction, and permit the other Party to review and discuss in advance, and consider in good faith the views of the other Party in connection with, any proposed communication or submission with any such Governmental Entity. To the extent allowed by applicable Law, no Party or any of its Representatives shall participate in any meeting or teleconference with any Governmental Entity in connection with this Agreement and the Transaction or the other transactions contemplated by this Agreement unless it consults with the other Party in advance and, to the extent not prohibited by such Governmental Entity, gives the other Party and its Representatives the opportunity to attend and participate thereat. Notwithstanding the foregoing, Purchaser and Seller may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.1(b) as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Purchaser or Seller, as the case may be) or its legal counsel. In addition, any materials provided pursuant to this Section 5.1(b) may be redacted (i) to remove references concerning the valuation of the Business, (ii) as necessary to comply with contractual obligations and (iii) as necessary to address reasonable privilege concerns.

(c) Without limiting Section 5.1(a) or 5.1(b), Purchaser and Seller shall make or file, as promptly as practicable, with the appropriate Governmental Entity all filings, forms, registrations and notifications required to be filed to consummate the Transaction under any applicable Antitrust Law. Purchaser and Seller shall, and shall cause their respective Affiliates to, as promptly as practicable, respond to inquiries from Governmental Entities, or provide any supplemental information that may be requested by Governmental Entities. Purchaser and Seller shall file their notification and report forms under the HSR Act no later than ten (10) Business Days after the date of this Agreement. In the event that the Parties receive a request for additional information or documentary material pursuant to the HSR Act or any other Antitrust Law (a “Second Request”), the Parties will use their respective reasonable best efforts to submit an appropriate response to, and to certify substantial compliance with, such Second Request as promptly as practicable, and counsel for both Parties will closely cooperate during the entirety of any such Second Request review process.

(d) Notwithstanding anything to the contrary set forth in this Agreement, Purchaser shall, in order to permit the Closing to occur as promptly as practicable and in any event before the Outside Date, (i) propose, negotiate, commit to, effect and agree to, by consent decree, hold separate order, or otherwise, the sale, divestiture, license, holding separate, and other disposition of and restriction on the businesses, assets, properties, product lines and equity interests of, or changes to the conduct of business of, Purchaser, the Purchased Companies, and any of their respective Subsidiaries, (ii) create, terminate, or divest relationships, ventures, contractual rights or obligations of Purchaser, the Purchased Companies, and their respective Subsidiaries, and (iii) otherwise take or commit to take any action that would limit Purchaser’s freedom of action with respect to, or its ability to retain or hold, directly or indirectly, any businesses, assets, equity interests, product lines or properties of Purchaser, the Purchased Companies, and their respective Subsidiaries; provided that any such agreement or action binding upon the Purchased Companies is conditioned upon the Closing.

(e) In furtherance and not in limitation of the covenants of the Parties contained in this Section 5.1, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Transaction or any other transaction contemplated by this Agreement as violative of any Antitrust Law, each of Purchaser and Seller shall use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transaction or any such other transaction contemplated by this Agreement.

(f) Whether or not the Transaction is consummated, Purchaser shall be responsible for all fees of and payments (including filing fees and legal and professional fees) to any Governmental Entity to obtain any Approvals pursuant to this Section 5.1, other than the fees of and payments to Seller’s and (prior to the Closing) the Purchased Companies’ legal and professional advisors.

(g) Any provision in this Agreement notwithstanding, none of Seller, the other Seller Entities or any of their respective Affiliates (including, prior to the Closing, the Purchased Companies) shall under any circumstance be required to pay or commit to pay any non-de minimis amount or incur any non-de minimis obligation in favor of or offer or grant any non-de minimis accommodation (financial or otherwise, regardless of any provision to the contrary in the underlying Contract, including any requirements for the securing or posting of any bonds, letters of credit or similar instruments, or the furnishing of any guarantees) to any Person to obtain any Approval. Seller and its Subsidiaries shall not have any further obligation to obtain Approvals in respect of Business Contracts after one (1) year following the Closing Date (except as set forth in Section 2.7), and Seller and its Subsidiaries shall not have any obligation to initiate any Proceeding against any Person in order to obtain any such Approval. Except as specifically provided otherwise in this Agreement, none of Seller, the other Seller Entities or any of their respective Affiliates (including, prior to the Closing, the Purchased Companies) shall have any Liability whatsoever to Purchaser arising out of or relating to the failure to obtain any Approvals that may be required in connection with the Transaction or because of the termination of any Contract as a result thereof. Except as specifically provided otherwise in this Agreement, Purchaser acknowledges that no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached solely as a result of (i) the failure to obtain any Approval, (ii) any such termination of a Contract or (iii) any Proceeding commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any such Approval or any such termination.

Section 5.2 Covenants Relating to Conduct of Business.

(a) Except (i) as set forth in Section 5.2(a) of the Seller Disclosure Schedules or as necessary or advisable to give effect to Exhibit A, (ii) as required by applicable Law, (iii) for any reasonable actions taken, or omitted, in response to the COVID-19 pandemic (so long as Seller notifies Purchaser in writing prior to taking such actions, to the extent such actions are reasonably material (or if providing prior notice is not practicable, promptly after taking such actions)) and keeps Purchaser reasonably informed of the status of such actions, (iv) as otherwise required by the terms of this Agreement (including, for the avoidance of doubt, Section 5.18) , (v) for the entry into an agreement for (or the consummation of) a Permitted WholeCo Proposal in and of itself or (vi) in order to dividend or distribute Cash Amounts in excess of, as applicable, the US Minimum Cash Amount, the MNCP Minimum Cash Amount and the Non-MNCP Minimum Cash Amount, from the date of this Agreement to the Closing or the earlier termination of this Agreement in accordance with Article VIII, except as Purchaser may otherwise consent to (such consent not to be unreasonably withheld, conditioned or delayed), Seller shall cause the Purchased Companies to: (A) operate the Business in all material respects in the ordinary course of business, (B) use commercially reasonable efforts to preserve material existing relationships with third parties with whom the Purchased Companies conduct the Business, (C) take such commercially reasonably actions as may be reasonably necessary to continue to implement the “Project Rally” and “Project BAU” restructuring efforts of the Business, in each case subject to the additional provisions set forth in Section 5.2(a) of the Seller Disclosure Schedules and (D) use commercially reasonable efforts to enter into the Connect Cash Pooling Agreement, and take such commercially reasonable actions as may be reasonably necessary to implement the transactions contemplated by such Contract; provided that failure to take any action by Seller or its Subsidiaries which is prohibited by the provisions of Section 5.2(b) shall not constitute a breach of this Section 5.2(a); provided, that no action by Seller or its Subsidiaries specifically permitted as an exception to the actions which are otherwise prohibited by the provisions of Section 5.2(b) shall be deemed a breach of this Section 5.2(a).

(b) Except (i) as set forth in Section 5.2(b) of the Seller Disclosure Schedules or as necessary or advisable to give effect to Exhibit A, (ii) as required by applicable Law, (iii) for any actions taken, or omitted, in response to the COVID-19 pandemic (so long as Seller notifies Purchaser in writing prior to taking such actions and keeps Purchaser reasonably informed of the status of such actions, to the extent such actions are reasonably material (or if providing prior notice is not practicable, promptly after taking such actions)), (iv) as otherwise required by the terms of this Agreement (including, for the avoidance of doubt, Section 5.18) or for the purpose of complying with Section 5.8 or repatriating Cash to Seller and its Affiliates (other than the Purchased Companies), (v) for the entry into an agreement for (or the consummation of) a Permitted WholeCo Proposal in and of itself or (vi) in order to dividend or distribute Cash Amounts in excess of, as applicable, the US Minimum Cash Amount, the MNCP Minimum Cash Amount and the Non-MNCP Minimum Cash Amount, from the date of this Agreement to the Closing or the earlier termination of this Agreement in accordance with Article VIII, Seller shall cause each Purchased Company and the Business not to do any of the following without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed) (except that Purchaser may in its discretion withhold, condition or delay consent with respect to Section 5.2(b)(F), (G), (H), (I), (M), (Q), (R), (S), (T), (U), or (W) to the extent applicable to any of the foregoing):

(A) except as may be required under any Seller Benefit Plan or Collective Bargaining Agreement (x) directly or indirectly increase the compensation or benefits payable, whether conditionally or otherwise, to any Business Employee or director or individual independent contractor of any Purchased Company, other than any increase adopted in the ordinary course of business in respect of the compensation of any employee whose annual base salary does not exceed $250,000 after giving effect to such increase, (y) provide or promise to provide any severance, retention, change in control, or other transaction-related compensation or benefits or any equity awards to any Business Employee, or (z) accelerate the vesting or payment of compensation or benefits under any Seller Benefit Plan;

(B) other than in the ordinary course of business, (x) terminate any independent contractor agreement with a total value in excess of $250,000 per year or the employment of any Business Employee having an annual salary or annualized base wages in excess of $250,000, other than a termination of employment for cause or (y) enter into any independent contractor agreement with a total value in excess of $250,000 per year or hire any employee who would become a Business Employee having an annual salary or annualized base wages in excess of $250,000;

(C) except as required by applicable Law, negotiate, enter into, amend or extend any Collective Bargaining Agreement;

(D) take any action that would constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification Act or would otherwise trigger notice requirements or liability under any applicable plant closing notice law;

(E) adopt, enter into, terminate, or amend in any material respect any Transferred Benefit Plan (or arrangement that would be a Transferred Benefit Plan if it were in effect on the date hereof);

(F) authorize or effect any amendment to or change the Organizational Documents of any Purchased Company or Business Joint Venture (but in the case of Business Joint Ventures, only to the extent Seller or any of its Subsidiaries have the authority to cause or consent to any such action);

(G) issue, transfer, sell or dispose of, or authorize the issuance, transfer, sale or disposition of any Equity Interests or grant any options, warrants or other rights to purchase or obtain any of its Equity Interests, or redeem, repurchase or otherwise acquire any Equity Interests of any Purchased Company (other than to or by another Purchased Company);

(H) except for transactions solely among the Purchased Companies in the ordinary course of business, (v) incur or guarantee any Indebtedness, other than in the ordinary course of business or for amounts not exceeding, individually or in the aggregate, $500,000, (w) make any material acquisition of any assets (including Equity Interests) or businesses, (x) sell, pledge, dispose of or encumber any material assets (including Equity Interests) or businesses, or (y) waive, cancel or assign any claims or rights of any Purchased Company material to the Business;

(I) exclusively license, sell, assign, or transfer ownership of any material Business Intellectual Property, or abandon or allow to lapse any material Business Intellectual Property, except in the ordinary course of business;

(J) except as required by applicable Law, make any material changes to its privacy or data security policies or practices;

(K) (x) settle or agree to any settlement, waiver, compromise or release with respect to any Proceeding (other than a Proceeding involving solely monetary damages with an amount paid in settlement or compromise, in each case, not in excess of $500,000 and, in all such cases, not in excess of $2,500,000 in the aggregate, and not involving any (i) admission of Liability, violation of Law or other wrongdoing on the part of any Purchased Company, (ii) equitable relief adversely affecting any Purchased Company or (iii) material restriction on the operation of the Business or admission of violation of Law) or (y) commence any material Proceeding except in the ordinary course of business;

(L) (u) change the jurisdiction of Tax residence of any Purchased Company, (v) waive or extend any statute of limitations in respect of any Taxes (other than (1) extensions in connection with ongoing Tax Proceedings or (2) automatic or automatically granted extensions), (w) file any amended Tax Return; (x) make, change or revoke any Tax election (except, in each case, in a manner consistent with past practice and in the ordinary course of business), (y) change any annual Tax accounting period or Tax accounting method or (z) settle or compromise any Tax Proceeding or enter into any closing agreement with any Taxing Authority in respect of any Tax; in each case, other than (1) in the ordinary course of business in respect of any non-material amount in the aggregate or (2) if such action would not reasonably be expected to result in a material increase in the Tax liability of the Purchased Companies for any Post-Closing Tax Period (it being further agreed and understood that clauses (A) through (K) and (M) through (W) of this Section 5.2(b) shall not apply to Tax Returns, Tax Proceedings or other Tax compliance matters (other than Section 5.2(b)(W) insofar as it relates to this Section 5.2(b)(L)));

(M) other than in the ordinary course of business, enter into any Contract with Affiliates (other than the Purchased Companies) that would be binding on the Purchased Companies or any Business Joint Venture after the Closing;

(N) (x) enter into any Contract which would have been a Material Contract if in effect on the date hereof or (y) adversely amend or modify in any material respect, assign, terminate (partially or completely, but excluding expirations in accordance with their terms), or grant any material waiver or release under, any Material Contract, in each case of (x) and (y) other than in the ordinary course of business;

(O) (x) make, commit to, or incur any loans, advances or capital expenditure not contemplated in the capital budget of the Business disclosed to Purchaser prior to the date hereof in respect of the Business in excess of $500,000 individually or in the aggregate or (y) other than in the ordinary course of business, fail to make or materially delay any capital expenditure contemplated in the capital budget of the Business disclosed to Purchaser prior to the date hereof in respect of the Business;

(P) in each case other than in the ordinary course of business, delay or postpone the payment of accounts payable, accelerate the collection of accounts receivable or otherwise change or modify any material cash management practice or policy;

(Q) reclassify, split, combine or subdivide, directly or indirectly, any of its Equity Interests or authorize and declare any dividend or distribution (including any dividend or distribution of convertible securities);

(R) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or other reorganization, other than any reorganization contemplated in connection with this Agreement;

(S) (x) other than in the ordinary course of business, make any material change to the Product composition, scope or geographic coverage of the Business or (y) except as previously disclosed to Purchaser, modify, alter, or otherwise change the name, marks or other branding tools used in connection with the Business;

(T) transfer employees from Seller or any of the Seller Entities to any Purchased Company or vice versa;

(U) engage in any receivable factoring that would materially reduce the amount of assets of the Purchased Companies;

(V) make any material change in any method of financial accounting or auditing practice, other than those required by GAAP or applicable Law; or

(W) authorize any of, or commit or agree to take, whether in writing or otherwise, the foregoing actions.

(c) From the date of this Agreement to the Closing or the earlier termination of this Agreement in accordance with Article VIII, Purchaser and its Affiliates shall not (i) acquire or agree to acquire by merging or consolidating with, or by purchasing the assets of or equity in, any Person (a “Specified Acquisition”) or enter into any new line of business, if the entering into of a definitive agreement relating to or the consummation of such a Specified Acquisition or the entering into such new line of business, as applicable, would reasonably be expected to (A) prevent, materially delay or materially impede the obtaining of, or adversely affect in any material respect the ability of Purchaser to procure, any authorizations, consents, orders, declarations or approvals of any Governmental Entity or the expiration or termination of any applicable waiting period necessary to consummate the transactions contemplated hereby or (B) materially increase the risk of any Governmental Entity entering an order, ruling, judgment or injunction prohibiting the consummation of the transactions contemplated hereby; or (ii) subject to the other terms and conditions of this Agreement, take any action that is intended to, or which would reasonably be expected to, materially affect or delay the ability of Purchaser to otherwise perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

(d) Nothing contained in this Agreement shall give Purchaser, directly or indirectly, the right to control or direct Seller’s or any of its Subsidiaries’ (including, prior to Closing, the Purchased Companies’) businesses or operations. Anything to the contrary in this Agreement notwithstanding, nothing in this Section 5.2 shall prohibit or otherwise restrict in any way the operation of the business of Seller or any of its Subsidiaries (except solely with respect to the conduct of the Business by the Purchased Companies), or the transfer (by distribution or otherwise) of any cash or cash equivalents prior to the Adjustment Time.

Section 5.3 Confidentiality.

(a) The Parties acknowledge that the information being provided to them in connection with the Transaction is subject to the terms of that certain non-disclosure agreement between Advent International Corporation and Seller, dated as of August 16, 2020 (the “Confidentiality Agreement”), the terms of which shall survive the Closing (except as expressly provided in the following sentence); provided, that Purchaser shall be entitled to use or disclose such information in investigating, or defending itself against, any Proceeding relating to this Agreement or the Transaction or for the purposes of complying with this Agreement and consummating the Transaction. Effective upon, and only upon, the Closing, Purchaser’s obligations under the Confidentiality Agreement shall terminate with respect to information to the extent relating to the Business; provided, further, that Purchaser acknowledges that its obligations of confidentiality and non-disclosure with respect to any and all other information provided to it by or on behalf of Seller, the other Seller Entities, the Purchased Companies or any of their respective Affiliates or Representatives, concerning Seller, the other Seller Entities or any of their respective Affiliates (other than solely with respect to the Business and the Purchased Companies) shall continue to remain subject to the terms and conditions of the Confidentiality Agreement; provided, further, that Parties agree that the term of such confidentiality and non-disclosure obligations shall extend to five years after the Closing notwithstanding the term set forth in the Confidentiality Agreement.

(b) For five (5) years after the Closing, unless Purchaser has otherwise consented in writing, Seller shall, and shall cause its Subsidiaries to, treat confidentially any and all confidential information solely to the extent relating to the Business or any Purchased Companies, and shall not disclose such confidential information to any other Person or otherwise use such confidential information for any purpose; provided that the foregoing restrictions shall not apply to any information (i) that is or becomes generally available to the public other than as a result of disclosure by Seller or its Subsidiaries in violation of this Section 5.3(b), (ii) is required to be disclosed by applicable Law or to a Governmental Entity or otherwise in connection with compliance or regulatory requirements, (iii) that Seller or any of its Affiliates receives after the Closing from a source that is not, to the knowledge of Seller, under any obligation of confidentiality to Purchaser or its Affiliates with respect to such information, or (iv) that is independently developed by or on behalf of Seller or any of its Affiliates without reference to or use of such confidential information. Notwithstanding the foregoing, the Parties acknowledge and agree that (x) Seller, the other Seller Entities and their respective Affiliates may currently, and may continue following the Closing, maintain and expand business and commercial relationships (whether as a customer, supplier or otherwise) with the same Persons, and engage in commercial relationships with such Persons and with Purchaser and the Purchased Companies, and may employ, or continue to employ, individuals who previously worked in or with the Business and possess, in each case, knowledge and Technology used in, relating to or arising from the Business, in each case subject to Section 5.15, and (y) nothing in this Section 5.3(b) shall prohibit or restrict the maintenance or expansion of any such relationships or employment of any such individuals. In addition, the foregoing shall not prohibit Seller or its Subsidiaries from disclosing or using such confidential information for the purpose of investigating, or defending itself against, any Proceeding relating to this Agreement or the Transaction or complying with the terms of, or performing under, any of the Transaction Documents. Furthermore, the provisions of this Section 5.3(b) will not prohibit any retention of copies of records or any disclosure in connection with the preparation and filing of financial statements with a Governmental Entity (including the SEC) or Tax Returns of Seller or its Affiliates or in connection with the enforcement of any right or remedy relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby and thereby.

Section 5.4 Access to Information.

(a) Seller shall, and shall cause the Purchased Companies and their Representatives to, afford to Purchaser and its Representatives reasonable access, upon reasonable notice during normal business hours, consistent with applicable Law, during the period prior to the Closing, to the properties, books, Contracts, records and personnel of Seller and its Subsidiaries to the extent related to the Business, in each case for the purposes of (i) facilitating the completion of the Transaction and (ii) supporting (A) the operations and deliberations of the Integration Planning Committee and (B) the related integration planning undertaken by Purchaser in connection therewith (including the anticipated implementation of the Integration Plan), in each case of clause (ii) in accordance with Section 5.20. Such reasonable access shall in each case include access to periodic financial information of the Business (including monthly and quarterly unaudited income statements and balance sheets and statements of stockholders’ equity to the extent otherwise available) and, in accordance with Section 5.20(a), a reasonable opportunity to discuss the performance of the Business with its senior management; provided that (x) neither Seller nor any of its Affiliates shall be required to violate any obligation of confidentiality to which it or any of its Affiliates may be subject, or to provide access to or disclose information where, upon the advice of counsel, such access or disclosure would jeopardize attorney-client privilege or contravene any Laws, in each case in discharging Seller’s obligations pursuant to this Section 5.4 (provided, that Seller or its Affiliate (as applicable) shall, to the extent practicable, provide Purchaser with written notice that it is withholding or otherwise not providing access to such information, the Parties shall cooperate in good faith to develop substitute arrangements that would not reasonably be expected to so result in the loss of attorney-client privilege or violation of Law or any confidentiality obligations and Seller shall use commercially reasonable efforts to obtain any Approval or waiver necessary from the Person to whom any applicable confidentiality obligation is owed); (y) Seller shall not be required to make available, or cause its Subsidiaries to make available, Business Employee personnel files where providing such access would violate any Law or where the consent of such Business Employee is required and such consent has not been obtained; and (z) prior to the Closing Date, Purchaser shall not conduct any Phase II Environmental Site Assessment or conduct any invasive testing or any sampling of soil, sediment, surface water, ground water or building material Located at, on, under or within any facility on the Owned Real Property or the Transferred Leased Property, or any other property of Seller, the other Seller Entities, the Purchased Companies or any of their respective Affiliates without Seller’s prior consent.

(b) Purchaser agrees that any investigation undertaken pursuant to the access granted under Section 5.4(a) shall be conducted in such a manner as not to unreasonably interfere with the operation of the Business or Seller and its Subsidiaries (including the Purchased Companies), and that, prior to the Closing, none of Purchaser or any of its Affiliates or Representatives shall communicate with any of the employees (other than management-level employees of the Business and with respect to discussions regarding post-Closing employment arrangements with employees of the Business and their counsel or with respect to integration planning discussions in accordance with Section 5.20) of the Business without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) From the Closing until the seventh (7th) anniversary of the Closing, Purchaser shall, and shall cause its Affiliates to, afford Seller, its Affiliates and their respective Representatives, during normal business hours, upon reasonable notice, access to the properties, books, Contracts, records and employees of the Business and the Purchased Companies to the extent that such access may be reasonably requested by Seller in connection with any reasonable business purpose, including in connection with financial statements, taxes, reporting obligations and compliance with applicable Laws, conducted in a manner not to unreasonably interfere with the business operations of Purchaser and the Purchased Companies; provided, that nothing in this Agreement shall limit any of Seller’s or any of its Affiliates’ rights of discovery; provided, further, that none of Purchaser or the Purchased Companies shall be required to violate any obligation of confidentiality to which it may be subject, or to provide access to or disclose information where, upon the advice of counsel, such access or disclosure would jeopardize attorney-client privilege or contravene any Laws, in each case in discharging Purchaser’s obligations pursuant to this Section 5.4(c) (provided, that Purchaser shall, to the extent reasonably practicable, provide Seller with written notice that it is withholding or otherwise not providing access to such information, the Parties shall cooperate in good faith to develop substitute arrangements that would not reasonably be expected to so result in the loss of attorney-client privilege or violation of Law or any confidentiality obligations and Purchaser shall use commercially reasonable efforts to obtain any Approval or waiver necessary from the Person to whom any applicable confidentiality obligation is owed).

(d) Purchaser agrees to hold all the books and records of the Business existing on the Closing Date and not to destroy or dispose of any thereof for a period of seven (7) years from the Closing Date or such longer time as may be required by Law; provided, that nothing herein shall limit any destruction or disposition in accordance with the current document retention policies of Seller.

Section 5.5 No Solicitation.

(a) Except as expressly permitted by this Section 5.5, Seller shall not, and shall cause each of its Subsidiaries and its and their respective officers and directors, and shall instruct each of its other Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate any proposal or offer that constitutes, or would reasonably be expected to lead to, a Competing Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with or for the purpose of facilitating, any proposal or offer that constitutes, or would reasonably be expected to lead to, a Competing Proposal (other than, solely in the case of a Competing WholeCo Proposal, to ascertain facts from the Person making such proposal or offer for the sole purpose of the Seller Board informing itself about such proposal or offer and the Person that made it and, in the case of any Competing Proposal, for Seller to refer the inquiring Person to this Section 5.5(a)) or (iii) enter into any letter of intent, agreement or agreement in principle providing for a Competing Proposal (other than, solely in the case of a Competing WholeCo Proposal, an Acceptable Confidentiality Agreement) (a “Seller Acquisition Agreement”).

(b) Seller shall, and shall cause each of its Subsidiaries and its and their respective officers and directors, and shall instruct each of its other Representatives, to immediately cease and cause to be terminated any discussions or negotiations with any Persons (other than Purchaser and its Affiliates and Representatives) that may be ongoing with respect to a Competing Proposal. Seller shall not release any third party from, or waive, amend or modify any standstill or confidentiality provision with respect to a Competing Proposal in any agreement to which Seller is a party; provided that if the Seller Board determines in good faith, after consultation with Seller’s outside legal counsel, that the failure to take such action with respect to a Competing WholeCo Proposal would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, Seller may waive any such standstill provision to the extent necessary to permit a third party to make a Competing WholeCo Proposal.

(c) Notwithstanding anything to the contrary contained in this Agreement, if at any time prior to the time the Seller Shareholder Approval is obtained, Seller receives a Competing WholeCo Proposal from any Person, and if the Seller Board determines in good faith that such Competing WholeCo Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, then Seller and its Representatives may (i) furnish, pursuant to an executed confidentiality agreement containing confidentiality provisions that are not less favorable in any material respect to Seller than those contained in the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”), information (including non-public information) with respect to Seller and its

Subsidiaries to the Person that has made such Competing WholeCo Proposal and its Representatives (provided that Seller shall, substantially concurrently with the delivery to such Person, provide to Purchaser any non-public information concerning the Business and the Purchased Companies that is provided or made available to such Person or its Representatives unless such non-public information has been previously provided to Purchaser or its Representatives) and (ii) engage in or otherwise participate in discussions or negotiations with the Person making such Competing WholeCo Proposal and its Representatives regarding such Competing WholeCo Proposal. Seller shall promptly (and in any event within twenty-four (24) hours) notify Purchaser in writing if Seller takes any of the actions in the foregoing clauses (i) and (ii).

(d) Seller shall promptly (and in no event later than twenty-four (24) hours after receipt) notify Purchaser in writing in the event that Seller, any of its Subsidiaries or any of their Representatives receives a Competing Proposal or any offer, proposal, inquiry or request for information or discussions relating to Seller or its Subsidiaries that would be reasonably likely to lead to a Competing Proposal, including the material terms and conditions thereof and the identity of the Person making the Competing Proposal or offer, proposal, inquiry or request. Seller shall keep Purchaser reasonably informed, on a reasonably current basis, as to the status of (including any material developments with respect to) such Competing Proposal, offer, proposal, inquiry or request.

(e) Except as permitted by this Section 5.5, neither the Seller Board nor any committee thereof shall (i) (A) qualify, withhold, withdraw or modify, or publicly propose to qualify, withhold, withdraw or modify, in each case, in any manner adverse to Purchaser, the Seller Recommendation, (B) fail to include the Seller Recommendation in the Proxy Statement, (C) fail to publicly affirm the Seller Recommendation within two (2) Business Days after Purchaser requests any such affirmation with respect to any Competing Proposal that has been publicly announced or which has become public, (D) in the event any tender or exchange offer is commenced (within the meaning of Rule 14d-2 under the Exchange Act) that constitutes a Competing Proposal, fail to publish, send or provide to the shareholders of Seller, pursuant to Rule 14e-2(a) under the Exchange Act and within ten (10) Business Days after such tender or exchange offer is first commenced, or subsequently amended in any material respect, a statement recommending that such shareholders reject such tender or exchange offer and publicly affirming the Seller Recommendation, or (E) approve or recommend to the shareholders of Seller, or publicly propose to approve or recommend to the shareholders of Seller, a Competing Proposal (any action described in this clause (i) being referred to as a “Seller Adverse Recommendation Change”) or (ii) authorize, cause or permit Seller or any of its Subsidiaries to enter into any Seller Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to the time the Seller Shareholder Approval is obtained and following the time at which a Competing WholeCo Proposal has been made to Seller, the Seller Board may make a Seller Adverse Recommendation Change if, prior to taking such action, the Seller Board has determined in good faith, after consultation with Seller’s outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the Seller Board’s fiduciary duties under applicable Law; provided that prior to making such Seller Adverse Recommendation Change, (x) Seller has given Purchaser at least three (3) Business Days prior written notice of its intention to take such action specifying, in reasonable detail, the reasons therefor, and (y) at the end of such notice period, the Seller Board shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Purchaser, and shall have determined, after consultation with Seller’s outside legal counsel, that the failure to make a Seller Adverse Recommendation Change would continue to be reasonably expected to be inconsistent with the Seller Board’s fiduciary duties under applicable Law.

(f) Notwithstanding anything to the contrary set forth in this Agreement, if the Seller Board has determined in good faith that a Competing WholeCo Proposal made after the date hereof constitutes a Superior Proposal, the Seller Board may, subject to compliance with this Section 5.5(f), at any time prior to the time the Seller Shareholder Approval is obtained, (i) make a Seller Adverse Recommendation Change or (ii) cause Seller to terminate this Agreement in accordance with Section 8.1(h) in order to enter into a definitive agreement relating to such Superior Proposal subject to paying the Seller Termination Fee in accordance with Section 8.4; provided that prior to making such Seller Adverse Recommendation Change or so terminating this Agreement, (A) Seller has given Purchaser at least three (3) Business Days prior written notice of its intention to take such action, which notice shall include a description of the material terms and conditions of, and the identity of the Person making, such Superior Proposal and a copy of any proposed definitive Seller Acquisition Agreement providing for such Superior Proposal, (B) at the end of such notice period, the Seller Board shall have considered in good faith any revisions to the terms of this Agreement proposed in writing by Purchaser, and shall have determined that such Superior Proposal would continue to constitute a Superior Proposal if such revisions proposed by Purchaser were to be given effect, and (C) in the event of any material change to the terms of such Superior Proposal, Seller shall, in each case, have delivered to Purchaser an additional notice consistent with that described in clause (A) of this proviso and a new notice period under clause (A) of this proviso shall commence during which time Seller shall be required to comply with the requirements of this Section 5.5(f) anew with respect to such additional notice, including clauses (A), (B) and this clause (C) of this proviso (except that the reference to “three (3) Business Days” in clause (A) of this proviso shall be replaced with “two (2) Business Days”).

(g) Nothing contained in this Section 5.5 shall prohibit Seller or the Seller Board from (i) taking or disclosing to the shareholders of Seller a position contemplated by Rule 14e-2(a) or Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act (or any similar communications to shareholders of Seller), (ii) making any “stop, look and listen” communication to the shareholders of Seller pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to shareholders of Seller) or (iii) making any disclosure to the shareholders of Seller if the Seller Board determines in good faith, after consultation with Seller’s outside legal counsel, that the failure to make such disclosure would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law; provided that nothing in this Section 5.5(g) shall be deemed to permit a Seller Adverse Recommendation Change other than in accordance with Sections 5.5(e) or 5.5(f). For the avoidance of doubt, nothing contained in this Section 5.5 shall permit Seller or the Seller Board to (i) solicit, initiate, knowingly encourage or knowingly facilitate any Competing Business Proposal, participate in any discussions or negotiations regarding, or furnish to any other Person any non-public information in connection with or for the purpose of facilitating, any proposal or offer that constitutes, or would reasonably be expected to lead to, a Competing Business Proposal (other than for Seller to refer the inquiring Person to Section 5.5(a)), (ii) enter into any Acceptable Confidentiality Agreement or Seller Acquisition Agreement with respect to a Competing Business Proposal, (iii) make any Seller Adverse Recommendation Change in respect of a Competing Business Proposal or (iv) terminate this Agreement in accordance with Section 8.1(h) in order to enter into a definitive agreement relating to a transaction that constitutes a Competing Business Proposal.

Section 5.6 Filings; Other Actions.

(a) As promptly as reasonably practicable (and in any event within twenty (20) Business Days) following the date of this Agreement, Seller shall prepare and file with the SEC the preliminary Proxy Statement. Purchaser shall reasonably cooperate with Seller in the preparation of the Proxy Statement and furnish all information concerning Purchaser that is required in connection with the preparation of the Proxy Statement. Seller shall respond promptly to any comments from the SEC or the staff of the SEC and resolve such comments as soon as reasonably practicable. Seller shall notify Purchaser promptly of the receipt of any comments (whether written or oral) from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply Purchaser with copies of all correspondence between Seller and any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement. The Proxy Statement shall comply as to form in all material respects with the requirements of the Exchange Act. If at any time prior to the Seller Shareholders’ Meeting (or any adjournment or postponement thereof) any information relating to Seller or Purchaser, or any of their respective Affiliates, officers or directors, is discovered by Seller or Purchaser that is required to be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not include a misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed by Seller with the

SEC and, to the extent required by applicable Law, disseminated to the shareholders of Seller. Seller shall cause the Proxy Statement to be mailed to Seller’s shareholders as promptly as reasonably practicable (and in any event within five (5) Business Days) after the first to occur of: (i) the resolution of all comments of the SEC or the staff of the SEC with respect to the preliminary Proxy Statement or (ii) receiving approval from the SEC or the staff of the SEC that Seller may commence such mailing. Subject to applicable Law, prior to filing or mailing any Proxy Statement, including any amendment or supplement thereto, Seller (and its Affiliates) will provide Purchaser with a reasonable opportunity to review and comment on such document and response. All expenses incurred in connection with the filing (including any applicable SEC filing fees), printing and mailing of the Proxy Statement, including any amendments or supplements thereto, will be borne by Seller.

(b) Subject to Section 5.6(c), Seller shall, in accordance with applicable Law and Seller’s articles of association, set a record date for, duly give notice of, convene and hold the Seller Shareholders’ Meeting as promptly as reasonably practicable and as permissible under applicable Law either on or following the mailing of the Proxy Statement to Seller’s shareholders (and will hold the Seller Shareholders’ Meeting in any event no more than thirty (30) days after the date of such mailing). Unless Seller shall have made a Seller Adverse Recommendation Change, Seller shall include the Seller Recommendation in the Proxy Statement and shall solicit, and use reasonable best efforts to obtain, the Seller Shareholder Approval at the Seller Shareholders’ Meeting and shall reasonably cooperate with Purchaser in making presentations to proxy advisory firms or other similar Persons recommending the transaction contemplated hereby.

(c) Seller shall cooperate with and keep Purchaser informed on a reasonably current basis regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement to Seller’s shareholders. Seller may adjourn or postpone the Seller Shareholders’ Meeting (i) to allow time for the filing and dissemination of any supplemental or amended disclosure document that the Seller Board has determined in good faith (after consultation with its outside legal counsel) is required to be filed and disseminated under applicable Law and the evaluation of such supplemental or amended disclosure document by Seller’s shareholders; (ii) if there are insufficient Seller Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Seller Shareholders’ Meeting; (iii) to the extent permitted by applicable Law, to allow reasonable additional time to solicit additional proxies if Seller has not received proxies representing a sufficient number of Seller Ordinary Shares to obtain the Seller Shareholder Approval, whether or not a quorum is present (Seller may not adjourn or postpone such meeting more than twice pursuant to this clause (iii)); (iv) with the prior written consent of Purchaser (which shall not be unreasonably withheld, conditioned or delayed), (v) if required by applicable Law or on account of a force majeure event or emergency, or (vi) if the shareholders of Seller approve a motion to adjourn the Seller Shareholders’ Meeting pursuant to Seller’s articles of association. Purchaser may require Seller to postpone or adjourn the Seller Shareholders’ Meeting one time for not more than ten (10) Business Days to solicit additional proxies if Seller has not received proxies representing a sufficient number of Seller Ordinary Shares to obtain the Seller Shareholder Approval, unless prior to any such postponement or adjournment Seller shall have received an aggregate number of proxies sufficient such that, if the Seller Ordinary Shares subject to such proxies are not otherwise voted at the Seller Shareholders’ Meeting so as to withdraw such proxies, the Seller Shareholder Approval would be obtained; provided that Purchaser may not require Seller to postpone or adjourn the Seller Shareholders’ Meeting to a date that is later than ten (10) Business Days prior to the Outside Date. Seller shall establish a record date for purposes of determining the Seller shareholders entitled to notice of and vote at the Seller Shareholders’ Meeting (the “Record Date”) on or prior to the date on which the Proxy Statement is mailed to the Seller’s shareholders. Once established, Seller shall not change the Record Date or establish a different record date for the Seller Shareholders’ Meeting without the prior written consent of Purchaser (not to be unreasonably withheld, conditioned or delayed), unless the Seller Board determines in good faith (after consultation with its outside legal counsel) that it is required to do so by applicable Law. In the event that the date of the Seller Shareholders’ Meeting as originally called is for any reason postponed or adjourned or otherwise delayed, Seller agrees that, unless Purchaser shall have otherwise approved in writing (not to be unreasonably withheld, conditioned or delayed), it shall implement such postponement or adjournment or other delay in such a way that Seller does not establish a new record date for the Seller Shareholders’ Meeting, as so postponed, adjourned or delayed, except as required by applicable Law. Unless this Agreement has been terminated pursuant to and in accordance with Article VIII, and notwithstanding any Seller Adverse Recommendation Change, this Agreement shall be submitted to Seller’s shareholders for the purpose of obtaining the Seller Shareholder Approval.

Section 5.7 Public Announcements. Each of Seller and Purchaser agree that the initial press release to be issued with respect to the execution and delivery of this Agreement shall be in a form agreed to by the Parties and that the Parties shall consult with each other before issuing any other press release or making any other public announcement with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public announcement without the prior consent of the other Party (which shall not be unreasonably withheld, delayed or conditioned); provided that a Party may, without the prior consent of the other Party, issue such press release or make such public statement (a) so long as such statements are not inconsistent with previous public statements made in compliance with this Agreement or (b) to the extent required by applicable Law or the applicable rules of any stock exchange (in which event the Party proposing to issue such press release or make such public statement shall, to the extent permitted by applicable Law or the applicable rules of such stock exchange, use its reasonable efforts to consult in good faith with the other Party before issuing any such press release or making any such public statement and cooperate to limit the scope of disclosure to the minimal amount of information required by Law). Notwithstanding the foregoing, nothing contained in this Section 5.7 shall prevent Purchaser or any of its Affiliates from making customary disclosures, including the key economic terms of the transaction contemplated by this Agreement, to their current or prospective investors (that are subject to confidentiality obligations in connection therewith) in connection with their fundraising, marketing, informational and reporting activities.

Section 5.8 Intercompany Accounts and Intercompany Arrangements.

(a) Notwithstanding anything to the contrary in this Agreement, at or prior to the Closing, all intercompany balances and accounts (other than trade payables or receivables arising in the ordinary course of business and included in Adjusted Current Assets or Adjusted Current Liabilities, in each case as applicable, other than intercompany balances and accounts, in each case, to the extent described in Section 5.8(b) of the Seller Disclosure Schedules, and other than the Swiss Note if Purchaser exercises its option to acquire the Swiss Note pursuant to Section 2.1) between Seller or its Subsidiaries (other than the Purchased Companies), on the one hand, and any Purchased Company, on the other hand, shall be settled or otherwise eliminated in such a manner as Seller shall determine in its reasonable discretion that will not result in any continuing Liability of or obligation on the Business or the Purchased Companies following the Closing (other than any Liability owing by one Purchased Company to another Purchased Company and any obligation related thereto). Seller shall, and shall cause its Subsidiaries (including the Purchased Companies and Seller Entities) to, take such action and make such payments as may be necessary to settle or eliminate such intercompany balances and accounts in accordance with the immediately preceding sentence.

(b) At or prior to the Closing, except for the Transaction Documents, the Restructuring Agreements, and any understandings or Contracts set forth in Section 5.8(b) of the Seller Disclosure Schedules (those so listed, the “Continuing Related Party Contracts”), Seller or its Subsidiaries, as applicable, shall terminate, or cause to be terminated, pursuant to documentation in form and substance reasonably acceptable to Purchaser, all understandings or Contracts, including all obligations to provide goods, services, information or other benefits, between Seller and its Subsidiaries (other than the Purchased Companies), on the one hand, and any Purchased Company, on the other hand, without further payment or performance (including any payment or performance as a result of such termination) and such understandings and Contracts shall cease to have any further force and effect, such that no party thereto shall have any further Liabilities or obligations therefor or thereunder (all such understandings and Contracts, the “Related Party Contracts”). All powers of attorney with respect to or involving the Purchased Companies in favor of Seller or its Subsidiaries (other than those held solely by one or more other Purchased Companies) shall be terminated prior to the Closing and, after the Closing, the Purchased Companies shall not be bound thereby or have any liability thereunder. Each of the Continuing Related Party Contracts shall continue in force and effect in accordance with their respective terms without regard to any provision of this Agreement which may be to the contrary.

Section 5.9 Purchaser R&W Insurance Policy. Purchaser or an Affiliate thereof has conditionally bound the Purchaser R&W Insurance Policy in substantially the form provided to Seller prior to the execution of this Agreement. Purchaser agrees that the Purchaser R&W Insurance Policy shall provide that (a) except in the event of Actual Fraud, the insurer shall waive and not pursue any subrogation rights against Seller, any other Seller Entity or any of their respective Affiliates or Representatives and (b) the Seller Entities shall be express third party beneficiaries of such provision under the Purchaser R&W Insurance Policy. Purchaser shall bear all costs and expenses related to the Purchaser R&W Insurance Policy, including the premium, retention, deductible, broker fee, underwriting fee, due diligence fee, carrier commissions, underwriting costs, and surplus lines taxes and fees. Prior to the Closing, Seller shall use commercially reasonable efforts to make available due diligence material reasonably requested by Purchaser to obtain the Purchaser R&W Insurance Policy. For the avoidance of doubt, the Parties acknowledge and agree that the obtaining of the Purchaser R&W Insurance Policy is not a condition to the Closing.

Section 5.10 Employee Matters.

(a) Terms and Conditions of Employment. With respect to each Business Employee, Purchaser or its applicable Affiliate shall maintain, for a period of at least twelve (12) months following the Closing Date, or such longer period as required by applicable Law, subject to such Business Employee remaining employed by Purchaser or its applicable Affiliate during such period (the “Employment Period”):

(A) the same wage rate or base salary level that is in effect for such Business Employee immediately prior to the Closing;

(B) target cash opportunities for such Business Employee that are in the aggregate no less favorable than those in effect immediately prior to the Closing;

(C) employee benefits (excluding equity-based compensation, defined benefits pursuant to qualified and nonqualified retirement plans, and retiree health and welfare benefits) that are no less favorable, in the aggregate, than those in effect for such Business Employees immediately prior to the Closing;

(D) for Business Employees who are eligible to participate in the Nielsen Holdings plc, Amended & Restated Severance Policy for Section 16 Officers and United States-based Senior Executives and/or the replica Transferred Benefit Plan for Business Employees, a principal place of employment that is not more than fifty (50) miles from Business Employee’s principal place of employment as of immediately prior to the Closing (unless such Business Employee consents to a change in principal place of employment); and

(E) for Business Employees who are providing services outside the United States and to the extent required by applicable Law or the terms of any Collective Bargaining Agreement, the recognition of seniority prior to the Closing with Seller or any of its Affiliates (or any of their predecessors) for all purposes.

In addition, the compensation and benefits of Business Employees who are covered by a Collective Bargaining Agreement shall be provided in accordance with such applicable Collective Bargaining Agreement. Notwithstanding anything in this Agreement to the contrary, such compensation and benefits provided by Purchaser or its applicable Affiliate during the Employment Period shall be of the type and at the levels sufficient to comply with applicable Law. To the extent reasonably necessary for any Business Employee to perform customary services in connection with such Business Employee’s employment with Purchaser or its applicable Affiliate, Seller and the Seller Entities shall release each Business Employee from any existing non-competition, non-solicitation or confidentiality obligation owed to Seller or any of the Seller Entities.

(b) Service Credit. Without limiting Section 5.10(a), to the extent applicable, as of and after the Closing, Purchaser or its applicable Affiliate shall provide to each Business Employee full credit for all purposes under each employee benefit plan, policy or arrangement, sponsored by Purchaser or any of its Affiliates for such

Business Employee’s service, prior to the Closing with Seller or any of its Affiliates, (or any of their predecessors), to the same extent such service is recognized by Seller and its Affiliates immediately prior to the Closing; provided that such service shall not be credited for purposes of benefit accrual or level of benefits under the defined benefit pension plans or retiree medical plans of Purchaser and its Affiliates, covering the Business Employees (except as required by applicable Law or Collective Bargaining Agreement) or to the extent such credit would result in any duplication of compensation or benefits.

(c) Health Coverages. Purchaser shall use commercially reasonable efforts to cause each Business Employee, and his or her eligible dependents, to be covered on and after the Closing (to the extent the Business Employee elects to participate), by a group health plan or plans maintained by Purchaser or any of its Affiliates, that (i) comply with the provisions of Section 5.10(a)(C), (ii) do not limit or exclude coverage on the basis of any preexisting condition of such Business Employee or dependent (other than any limitation already in effect under the applicable group health Seller Benefit Plan), or on the basis of any other exclusion or waiting period not in effect under the applicable group health Seller Benefit Plan, and (iii) provide each Business Employee full credit under Purchaser’s or such Affiliate’s group health plans, for the year in which the Closing Date occurs, for any deductible or co-payment already incurred by the Business Employee under the applicable group health Seller Benefit Plan, and for any other out-of-pocket expenses that count against any maximum out-of-pocket expense provision of the applicable group health Seller Benefit Plan, or Purchaser’s or such Affiliate’s group health plans.

(d) Notification and Consultation. Solely to the extent required by applicable Law or the terms of any Collective Bargaining Agreement, Seller and its applicable Affiliates shall timely notify, consult with or obtain consent from the Business Employees, the Employee Representatives, or any Union, as applicable, in respect of any matters required by applicable Law in connection with this Agreement or the transactions contemplated hereby. Purchaser and its applicable Affiliates shall timely provide any information reasonably necessary for Seller and its Affiliates to discharge their obligations under the Transfer Regulations or other Laws to notify and/or consult with the Business Employees or their Employee Representatives, if any.

(e) Collective Bargaining Agreements. Solely to the extent required by applicable Law, Purchaser agrees that as of and following the Closing Date, Purchaser shall recognize the Unions that are signatories to the Collective Bargaining Agreements as the representatives of the Business Employees of the bargaining units described therein.

(f) Disability Benefits. Purchaser shall be responsible for continuing any salary continuation benefits and providing other short-term disability benefits to any Business Employee who was on short-term disability leave immediately prior to the Closing Date. If any Business Employee who is receiving short term or long-term disability benefits as of the Closing Date is, within twelve (12) months following the Closing Date, able to return to work, Purchaser or its applicable Affiliate shall offer employment to such Business Employee on terms consistent with those applicable to Business Employees generally under this Section 5.10 and in accordance with applicable Law. To the extent provided by a Collective Bargaining Agreement, Purchaser or its applicable Affiliate shall return to work any inactive employee of the Business who is subject to a Collective Bargaining Agreement and who is receiving short- or long-term disability benefits as of the Closing Date, but who subsequently becomes able to return to work within the period provided in the Collective Bargaining Agreement that applied to him or her immediately prior to the Closing Date. In connection with Purchaser’s or its Affiliate’s employment of any Business Employees returning from long-term disability leave, Purchaser will promptly reimburse Seller for the Liabilities incurred by Seller in respect of salary continuation benefits and other long-term disability benefits in respect of any such Business Employee from the period beginning on the Closing Date and ending on the date of such Business Employee’s employment with Purchaser or its applicable Affiliate.

(g) Pension Plans. In respect of the Transferred Benefit Plan operating in the United Kingdom known as the Nielsen (UK) Pension Plan (the “UK Plan”), prior to Closing, Seller shall have the right to negotiate with the trustees of the UK Plan with respect to any additional payment into the UK Plan which may be required by the trustees of the UK Plan as a result of the Transaction; provided, that (i) Purchaser shall be entitled to participate in any such negotiations and (ii) Seller shall not agree with the trustees of the UK Plan for any additional payment into the UK Plan as a result of the Transaction without the prior, written consent of Purchaser

(such consent not to be unreasonably withheld, conditioned, or delayed); provided, further, that Seller may make such additional payment as Seller reasonably determines necessary to secure the release of Seller’s guarantee with respect to the UK Plan. To the extent the amount of any such additional payment is not resolved prior to the Closing, Purchaser shall reasonably promptly notify Seller of (i) any demand made by the trustees of the UK Plan for any additional payment into the UK Plan as a result of the Transaction and (ii) the extent to which the technical provisions (as defined in section 222 of the UK Pensions Act 2004) of the UK Plan are, in the opinion of the trustees of the UK Plan, increased because of the effects of the Transaction on the UK Plan (to the extent not addressed by additional demand in clause (i) above), in the actuarial valuation of the UK Plan agreed next subsequent to the Closing in accordance with section 224 of the UK Pensions Act 2004. After the Closing, to the extent the amount of any additional payment resulting from the Transaction is not resolved prior to Closing, Purchaser shall have the right to negotiate with the trustees of the UK Plan with respect to any additional payment into the UK Plan which may be required by the trustees of the UK Plan as a result of the Transaction; provided, that (i) Seller shall be entitled to participate in any such negotiations and (ii) Purchaser shall not agree with the trustees of the UK Plan for any additional payment into the UK Plan as a result of the Transaction without the prior, written consent of Seller (such consent not to be unreasonably withheld, conditioned, or delayed). Seller shall be required to pay any additional payment into the UK Plan which may be required by the trustees of the UK Plan as a result of the Transaction (excluding, for the avoidance of doubt, any increase that is not a result of the Transaction), and to the extent made after Closing shall make such payment to Purchaser (or a Purchased Company as a designee of Purchaser) as an adjustment to the Purchase Price (but only to the extent such amount was not otherwise reflected in the determination of Working Capital or Closing Indebtedness (as finally determined in accordance with Section 2.5)). In connection with any negotiation with the trustees of the UK Plan with respect to any additional payment into the UK Plan which may be required by the trustees of the UK Plan as a result of the Transaction, no Party shall encourage or discourage any such payment.

(h) Existing Awards. Seller shall take all action reasonably necessary such that (i) each equity or equity-based award issued by Seller or any of its Subsidiaries outstanding as of immediately prior to the Closing and held by a Tier I Business Employee shall remain outstanding and eligible to be assumed or substituted by Purchaser or one or more of its Affiliates in the Transaction under such terms and conditions as Purchaser may determine, which such terms and conditions Purchaser shall notify to Seller prior to the Closing, and (ii) effective as of immediately prior to the Closing, each equity or equity-based award issued by Seller or any of its Subsidiaries then outstanding and held by a Business Employee other than a Tier I Business Employee shall become vested in full, assuming achievement at not less than target in the event of any award subject to performance-based vesting conditions.

(i) No Third-Party Beneficiaries. Without limiting the generality of Section 10.5 and subject to Section 10.5, the provisions of this Section 5.10 are solely for the benefit of the Parties to this Agreement and no current or former employee, director or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement, nothing herein shall be construed as the establishment of, an amendment to, or the waiver of any provision under, any Seller Benefit Plan or other employee benefit plan for any purpose. Nothing herein shall create any right to employment, continued employment, or any term or condition of employment with Purchaser, the Purchased Companies, or any of their respective Affiliates or limit any of their rights to (A) modify the terms and conditions of employment of any Business Employee or (B) modify or terminate any employee benefit plan or arrangement in accordance with its terms.

Section 5.11 Guarantees.

(a) At or prior to the Closing, Purchaser shall at its sole expense, with reasonable assistance and cooperation of Seller and its Subsidiaries, use its reasonable best efforts to (i) arrange for substitute letters of credit, surety bonds, security deposits, Purchaser guarantees and other contractual obligations to replace the outstanding letters of credit, surety bonds, security deposits, guarantees and other contractual obligations entered into by or on behalf of Seller or any of its Affiliates (other than the Purchased Companies) in connection with or relating to the Business or the Purchased Companies listed on Section 5.11(a) of the Seller Disclosure Schedules

(together, the “Connect Guarantees”), or (ii) assume all obligations under each Connect Guarantee, obtaining from the creditor, lessor or sublessor or other counterparty a full and irrevocable release (a “Release”) of Seller and its Affiliates (other than the Purchased Companies) that are liable, directly or indirectly, for reimbursement to the creditor or fulfillment of other Liabilities to a counterparty in connection with the Connect Guarantees. Purchaser further agrees that to the extent Seller or any of its Affiliates (other than the Purchased Companies) incurs any cost or expense, or is required to make any payment, in connection with any Connect Guarantees after the Closing, Purchaser shall indemnify and hold harmless Seller and such Affiliates against, and reimburse Seller and such Affiliates for, all reasonable amounts paid out-of-pocket by Seller or such Affiliates to the extent a result of (i) any such Connect Guarantee being drawn upon or (ii) Seller or any of its Affiliates (other than the Purchased Companies) being required to perform under any such Guarantee.

(b) Seller shall, and Seller shall use commercially reasonable efforts to cause its counsel to, on or prior to the Closing Date, deliver to Purchaser copies of such legal opinions and officer’s certificates as may be required by the terms of any Seller Indenture in order to effect the release of any guarantees by any Purchased Company pursuant to the terms of any Seller Indenture. In connection with the Closing, Seller shall (i) request from the applicable agents under the Seller Credit Agreement and the Seller Term Loan Credit Agreement the documents requested by the Purchaser pursuant to the following clause (ii) and (ii) use commercially reasonable efforts to, on or prior to the Closing Date, deliver to Purchaser (x) customary documentation as may be reasonably requested by Purchaser to evidence the release of (A) each Purchased Company, to the extent applicable, from its guarantees and all other obligations under each Seller Debt Facility and (B) all Liens on the Equity Interests and/or the assets of each Purchased Company, in each case, under or in respect of the Seller Credit Agreement and the Seller Term Loan Credit Agreement, (y) UCC-3 termination statements and terminations of any intellectual property security agreements, to evidence the release of Liens on the assets of each Purchased Company under or in respect of the Seller Credit Agreement and the Seller Term Loan Credit Agreement, to the extent applicable and (z) customary documentation as may be reasonably requested by Purchaser to evidence the release of each Purchased Company from its obligations and, if applicable, Liens in respect thereof, under the following arrangements, unless otherwise mutually agreed: (1) the Uncommitted Receivables Purchase Agreement, dated as of December 22, 2015 (as amended from time to time), between The Nielsen Company (US), LLC, Gracenote Media Services, LLC, The Nielsen Company (Europe) S.a r.l., and Gracenote, Inc., as sellers, Nielsen Holdings PLC, as guarantor, and BNP Paribas, as purchaser and (2) any other debt facility or cash pooling facility existing on the date hereof as Purchaser and Seller mutually agree.

Section 5.12 Insurance.

(a) Seller and its Subsidiaries shall, with respect to any claim or incident that relates to the Purchased Companies or the Business, which arises prior to the Closing, and is covered by an occurrence-based insurance policy of Seller or its Subsidiaries (each, a “Seller Occurrence Policy”) in effect prior to the Closing Date and as set forth in Section 5.12(a) of the Seller Disclosure Schedules, (i) upon the request of Purchaser, report such claim or incident to the appropriate insurer as promptly as practicable and in accordance with the terms and conditions of such Seller Occurrence Policy, (ii) upon the request of Purchaser, include Purchaser on material correspondence relating to such claim or incident and (iii) instruct that any insurance proceeds to the extent in respect of such claim or incident are paid directly to Purchaser or its designee, rather than to Seller or its Affiliate, or, if such proceeds are received by any Seller or Affiliate thereof, pay, or cause to be paid, such proceeds over to Purchaser or its designee; provided, that:

(i) Purchaser shall reimburse Seller for all reasonable out-of-pocket expenses incurred by Seller or its Affiliates in connection with their performance of the covenants and other agreements set forth in this Section 5.12(a);

(ii) Purchaser shall reasonably cooperate with Seller or its Affiliates in pursuing any such claims and shall comply with all policy terms and conditions for pursuit and collection of such claims; and

(iii) Purchaser shall exclusively bear and be liable for (A) deductibles and retentions and uninsured, uncovered, unavailable or uncollectible amounts to the extent allocable to such claims (provided, that

Seller provide Purchaser with the applicable insurer issued loss runs) and (B) any reasonable and documented out-of-pocket fees, costs and expenses incurred by Seller directly or indirectly through the insurers or reinsurers of the Seller Occurrence Policies relating to any such claims.

(b) From and after the Closing, the Purchased Companies shall cease to be insured by Seller’s and its Affiliates’ respective current and historical insurance policies or programs and by any of their current and historical self-insured programs, other than the Seller Occurrence Policies to the extent expressly contemplated by Section 5.12(a), and none of Purchaser, the Purchased Companies or their respective Affiliates shall have any access, right, title or interest to or in any such insurance policies, programs or self-insured programs (including to all claims and rights to make claims and all rights to proceeds) to cover any of the Purchased Companies or any of their assets or any liabilities of the Purchased Companies or liabilities otherwise arising from the operation of the Business. Seller and its Affiliates may, from and after the date hereof, amend any insurance policies and ancillary arrangements in the manner they deem appropriate; provided, that no such amendment shall have the effect of materially limiting or modifying Purchaser’s rights under Section 5.12(a) without Purchaser’s consent (not to be unreasonably withheld, conditioned or delayed). From and after the Closing, Purchaser shall secure all insurance appropriate for its operation of the Purchased Companies and the Business.

(c) This Agreement shall not be considered an attempted assignment of any policy of insurance or as a Contract of insurance and shall not be construed to waive any right or remedy of Seller or any of its Affiliates in respect of any insurance policy or any other Contract or policy of insurance.

Section 5.13 Litigation Support; Shared Claims.

(a) From and after the Closing, in the event that and for so long as Seller, Purchaser or any of their Affiliates is prosecuting, contesting, defending or otherwise involved in any Proceeding, claim, audit, review, inquiry, examination or investigation by a third party in connection with (a) the Transaction or any of the other transactions contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction relating to, in connection with or arising from the Business or the Purchased Companies (and first arising prior to the Closing, in the case of Seller’s obligation under this Section 5.13), the Parties shall, and shall cause their Affiliates (including, with respect to Purchaser, the Purchased Companies) and their respective officers and employees to, reasonably cooperate with the other Party, its Affiliates and their counsel in such prosecution, contest or defense, including making available its personnel, and providing such testimony and access to its books and records as shall be reasonably necessary in connection with such prosecution, contest or defense.

(b) Purchaser shall have the right (but not the obligation) following the Closing to retain the defense and control of any Shared Claim that exists as of the Closing and relates primarily to the Business, and to assume the defense and control of any Shared Claim that arises after the Closing and relates primarily to the Business, in each case with counsel reasonably acceptable to Seller; provided, that if Purchaser chooses to assume the defense and control of any such Shared Claim it shall allow Seller a reasonable opportunity to participate in the defense of such Shared Claim with its own counsel and at its own expense; provided, further, that Purchaser may not settle or compromise such Shared Claim (to the extent such settlement or compromise would relate to the Retained Business) without Seller’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Seller shall have the right (but not the obligation) following the Closing to retain the defense and control of any Shared Claim that exists as of the Closing and relates primarily to the Retained Business, and to assume the defense and control of any Shared Claim that arises after the Closing and relates primarily to the Retained Business, in each case with counsel reasonably acceptable to Purchaser; provided, that if Seller chooses to assume the defense and control of any such Shared Claim it shall allow Purchaser a reasonable opportunity to participate in the defense of such Shared Claim with its own counsel and at its own expense; provided, further, that Seller may not settle or compromise such Shared Claim (to the extent such settlement or compromise would relate to the Business) without Purchaser’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Each Party shall, and shall cause its Affiliates and Representatives to, provide the other Party with written notice of any Shared Claim and reasonably cooperate with the other Party in the defense of any Shared Claim. Notwithstanding the provisions of this Section 5.13, the provisions of Article IX shall control with respect to the management, settlement, and defense of Third Party Claims as set forth therein.

Section 5.14 Misdirected Payments; Wrong Pockets.

(a) Except as otherwise provided by this Agreement or any Transaction Document, Seller shall, or shall cause its applicable Affiliate to, promptly pay or deliver to Purchaser (or its designated Affiliate) any monies or checks that have been sent to Seller or any of its Affiliates after the Closing by customers, suppliers or other contracting parties of the Business or the Purchased Companies to the extent that they are related to the Business, the Purchased Companies or the Business Joint Ventures.

(b) Except as otherwise provided by this Agreement or any Transaction Document, Purchaser shall, or shall cause its applicable Affiliate (including the Purchased Companies) to, promptly pay or deliver to Seller (or its designated Affiliate) any monies or checks that have been sent to Purchaser or any of its Affiliates (including the Purchased Companies) or the Business after the Closing by customers, suppliers or other contracting parties to the extent that they are related to the Retained Business.

(c) (i) If at any time within thirty-six (36) months after the Closing either Party discovers that any assets or Liabilities exclusively related to the Business are held by Seller or any of its Affiliates, Seller shall transfer, or shall cause its Affiliates to transfer, at Seller’s sole cost and expense, such assets and Liabilities to the extent exclusively related to the Business as soon as reasonably practicable to Purchaser or a Subsidiary of Purchaser designated by Purchaser or (ii) if at any time within thirty-six (36) months after the Closing, either Party discovers that any assets or Liabilities exclusively related to the Retained Business are held by Purchaser or any of its Affiliates, Purchaser shall transfer, or shall cause its Affiliates to transfer, at Purchaser’s sole cost and expense, such assets and Liabilities to the extent exclusively related to the Retained Business as soon as reasonably practicable to Seller or a Subsidiary of Seller designated by Seller.

(d) Without limitation of the provisions of Section 5.14(c), if at any time within thirty-six (36) months after the Closing either Party identifies an asset or Liability not exclusively related to the Business or the Retained Business, but which should be allocated to the Business or the Retained Business pursuant to the terms of the Restructuring Agreements or otherwise pursuant to the allocation of assets and Liabilities set forth in this Agreement, the Parties shall take the actions set forth in Section 5.14(c) with respect to any such assets or Liabilities. For the avoidance of doubt, in the event of any conflict between the Global Reorganization Agreement (and any implementing agreement entered into connection therewith), on the hand, and this Agreement or any of the other Transaction Documents, on the other hand, this Agreement and the other Transaction Documents shall control.

Section 5.15 Non-Solicitation of Employees.

(a) For a period of three (3) years from the Closing Date, without the prior written consent of Purchaser, Seller agrees that none of Seller or any of its Subsidiaries shall directly or indirectly (i) solicit for employment or engagement as an independent contractor any Business Employee or (ii) hire or engage as an independent contractor any Business Employee, in each case who receives annual base compensation in excess of $50,000 per annum; provided that Seller and its Subsidiaries shall not be precluded from (x) soliciting or employing any such individual whose employment ceased at least three (3) months prior to commencement of employment discussions between Seller or its Subsidiaries and such individual or (y) soliciting (but not employing) any such individual who responds to solicitation not specifically targeted at employees of the Business (including by a search firm or recruiting agency).

(b) For a period of three (3) years from the Closing Date, without the prior written consent of Seller, Purchaser agrees that Purchaser shall not, and shall not cause its Affiliates (including the Purchased Companies) to, directly or indirectly (i) solicit for employment or engagement as an independent contractor any employee of Seller or any of its Subsidiaries or (ii) hire or engage as an independent contractor any employee of Seller or any of its Subsidiaries, in each case who receives compensation in excess of $50,000 per annum; provided that

Purchaser and its Affiliates shall not be precluded from (x) soliciting or employing any such individual whose employment ceased at least three (3) months prior to commencement of employment discussions between Purchaser or its Affiliates and such individual or (y) soliciting (but not employing) any such individual who responds to solicitation not specifically targeted at employees of Seller or any of its Subsidiaries (including by a search firm or recruiting agency).

Section 5.16 Purchaser Financing; Financing Cooperation.

(a) Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to obtain the proceeds of the Financing contemplated by the Commitment Letters on or prior to the Closing Date on the terms and conditions described in the Commitment Letters (i) as such terms may be modified or adjusted in accordance with the terms of the “flex” provisions contained in the Debt Fee Letter and/or (ii) on other terms acceptable to Purchaser which would not (x) reduce the aggregate amount of the Debt Financing unless the Equity Financing is increased by a corresponding amount or (y) impose new, modified or additional conditions precedent to the receipt of the Financing, including using reasonable best efforts to (i) maintain in full force and effect the Commitment Letters and complying with its obligations thereunder, (ii) satisfy on a timely basis, or obtain a waiver of, all conditions to the funding of the Financing set forth in the Commitment Letters and the Definitive Debt Financing Agreements (as defined below) applicable to it and that are within its control and (iii) negotiating and entering into definitive debt financing agreements on the terms and conditions contemplated by the Debt Commitment Letter (including, if applicable, any “flex” provisions contained in the Debt Fee Letter) (the “Definitive Debt Financing Agreements”). Purchaser shall comply with its obligations, and enforce its rights, under the Commitment Letters and Definitive Debt Financing Agreements in a timely and diligent manner. Upon the written request of Seller, Purchaser shall keep Seller informed in reasonable detail of the status of its efforts to arrange the Financing and shall give Seller prompt written notice of (x) any valid termination of the Commitment Letters, (y) any breach by any party to the Commitment Letters or Definitive Debt Financing Agreements of which Purchaser has become aware and (z) any condition precedent of the Financing that Purchaser has any reason to believe will not be satisfied at the Closing Date; provided, that Purchaser shall not be required to violate any obligation of confidentiality to which it may be subject, or to provide access to or disclose information where, upon the advice of counsel, such access or disclosure would jeopardize attorney-client privilege or contravene any Laws, in each case in discharging Purchaser’s obligations pursuant to this Section 5.16(a) (provided, that Purchaser shall, to the extent reasonably practicable, provide Seller with written notice that it is withholding or otherwise not providing access to such information, and the Parties shall cooperate in good faith to develop substitute arrangements that would not reasonably be expected to so result in the loss of attorney-client privilege or violation of Law or any confidentiality obligations and Purchaser shall use commercially reasonable efforts to obtain any Approval or waiver necessary from the Person to whom any applicable confidentiality obligation is owed).

(b) Prior to the Closing, Purchaser shall not agree to or permit any termination, amendment, replacement, supplement or other modification of, or waive any of its rights under, the Commitment Letters, Debt Fee Letter or, to the extent entered into prior to the Closing Date, the Definitive Debt Financing Arrangements or enter into any other fee letter, side letters, understandings or other agreements or arrangements relating to the Commitment Letters or the Financing without Seller’s prior written consent; provided that Purchaser may, without Seller’s prior written consent, (i) enter into any amendment, replacement, supplement or other modification to or waiver of any provision of the Debt Commitment Letter or Definitive Debt Financing Agreements that would not, and would not reasonably be expected to (A) reduce the amount of the Debt Financing contemplated by the Debt Commitment Letter such that the amount of such reduced Debt Financing plus the existing commitments under the Equity Commitment Letter would be less than the Financing Amounts, unless the Equity Financing is increased by a corresponding amount; provided that (x) such increased Equity Financing is on terms as set forth in the Equity Commitment Letter or otherwise on terms acceptable to Seller and (y) the entities that have committed to provide such increased Equity Financing shall be reasonably acceptable to Seller (and Seller agrees that the entities party to the Equity Commitment Letter on the date hereof are acceptable if at the time of such Equity Financing increase such entities have the financial wherewithal to support such increased commitment), (B) adversely affect in any material respect the ability of Purchaser to enforce its rights against any other party to Debt Commitment Letter or the Definitive Debt Financing Agreements, in each case, as so amended, replaced, supplemented or otherwise modified, relative to the ability of Purchaser to enforce its rights against the other parties to the Debt Commitment Letter as in effect on the date hereof, or (C) prevent, delay or impede the consummation of the Transaction, the Debt Financing or the other transactions contemplated by this Agreement; and (ii) amend, replace, supplement or otherwise modify the Debt Commitment Letter to add lenders, lead arrangers, book runners, syndication agents or similar entities that had not executed the Debt Commitment Letter as of the date of this Agreement, but only, with respect to clause (i) and this clause (ii), to the extent doing so would not have the effects described in clauses (A), (B) or (C) above or impose new, modified or additional conditions or expand any existing condition to the amount, receipt or availability of the Debt Financing. Upon any such amendment, replacement, supplement, modification or waiver, the terms “Debt Commitment Letter” and “Definitive Debt Financing Agreement” shall mean the Debt Commitment Letter or Definitive Debt Financing Agreement, as applicable, as so amended, replaced, supplemented or modified. Purchaser shall promptly deliver to Seller copies of any such amendment, replacement, supplement or other modification of the Debt Commitment Letter and/or any such waiver of a provision of the Debt Commitment Letter.

(c) If all or any portion of the Debt Financing required to consummate the Transaction becomes unavailable, or the Debt Commitment Letter or any of the Definitive Debt Financing Agreements shall be withdrawn, repudiated, terminated or rescinded, regardless of the reason therefor, then Purchaser shall use its reasonable best efforts to arrange and obtain as promptly as reasonably practicable, from the same and/or alternative financing sources, alternative financing, in an amount sufficient to consummate the Transaction, the economic terms, negative covenants and financial covenants of which, taken as a whole, are no less favorable, in any material respect, to the Purchaser than as set forth in the Debt Commitment Letter and the Debt Fee Letter in effect as of the date hereof (assuming for purposes hereof that all “flex” provisions have been exercised); provided, that nothing herein or in any other provision of this Agreement shall require, and in no event shall the reasonable best efforts of Purchaser be deemed or construed to require, (i) Purchaser or any of its Affiliates to waive any material term or condition of this Agreement, (ii) Purchaser or any of its Affiliates to seek alternative financing to the extent otherwise agreed in writing by Seller and Purchaser or (iii) seek any additional equity financing commitments. In the event any alternative financing is obtained in accordance with this Section 5.16(c) (“Alternative Financing”), references in this Agreement to the “Debt Financing” shall also be deemed to refer to such Alternative Financing, and if one or more commitment letters, fee letters or definitive financing agreements are entered into or proposed to be entered into in connection with such Alternative Financing, references in this Agreement to the Debt Commitment Letter, the Debt Fee Letter and the Definitive Debt Financing Agreements shall also be deemed to refer to such commitment letters, fee letters and definitive financing agreements relating to such Alternative Financing, and all obligations of Purchaser pursuant to this Section 5.16(c) shall be applicable thereto to the same extent as Purchaser’s obligations with respect to the Debt Financing. Purchaser shall inform Seller upon any determination by Purchaser to seek Alternative Financing and, thereafter, upon written request from Seller, Purchaser shall provide Seller with reasonable detail of the status of Purchaser’s efforts to obtain and consummate such Alternative Financing.

(d) It is understood and agreed that after the date of this Agreement, Purchaser may elect to pursue debt financing in the form of senior secured notes and/or senior unsecured notes issued in a public offering, Rule 144A offering or other private placement (such debt financing, the “Best Efforts Bond Financing”) and if such Best Efforts Bond Financing closes and funds on or prior to the Closing Date, such proceeds would be used in lieu of a corresponding portion of the Debt Financing contemplated by the Debt Commitment Letter on the Closing Date to finance a portion of the transactions contemplated hereby and to pay related fees and expenses. In the event that Purchaser elects to pursue such Best Efforts Bond Financing (the “Bond Election”), Purchaser shall inform Seller in writing of the same and from and after such notification to Seller, Seller agrees that it will use its reasonable best efforts to, and will cause the Seller Entities and its and their respective Representatives to use their respective reasonable best efforts to, assist Purchaser in obtaining such Best Efforts Bond Financing in accordance with Section 5.16(e); provided, however, that notwithstanding anything to the contrary in this Agreement, the failure of Seller or any of its Affiliates (or any of their respective Representatives) to comply with their obligations under Section 5.16, in respect of any Best Efforts Bond Financing only, shall not be taken into account in determining whether any condition to the Closing set forth in Article VII shall have been satisfied. In the event Purchaser makes a Bond Election, it is the intention of the parties hereto to work together following the date of this Agreement to effect the Best Efforts Bond Financing; provided, that in the event that the Best Efforts Bond Financing is not obtained on or prior to the Closing Date, the Purchaser will utilize the full amount of the Debt Financing Commitments in accordance with Section 4.4(i). Purchaser acknowledges and agrees that the availability of or obtaining of the Financing, the Best Efforts Bond Financing or any other financing or the receipt of proceeds therefrom is not a condition to the Closing. Notwithstanding anything to the contrary herein, the Purchaser shall not cancel or terminate any commitments provided by the Debt Financing Sources pursuant to the Debt Commitment Letter as a result of the Best Efforts Bond Financing until the net proceeds from the Best Efforts Bond Financing (in an aggregate principal amount sufficient, when added together with the Equity Financing provided under the Equity Commitment Letter and the Debt Financing provided under the Debt Commitment Letter (determined after giving effect to such cancellation or termination), to fund the Financing Amounts) are funded into escrow and the conditions precedent to the release of such amounts from escrow are no less favorable (taken as a whole) to the Purchaser than as set forth in the Debt Commitment Letter in effect as of the date hereof.

(e) Seller Cooperation.

(i) Seller shall use reasonable best efforts to, and shall cause the Seller Entities and its and their respective Representatives to use their respective reasonable best efforts to, provide such cooperation as is reasonably requested by Purchaser in connection with the Debt Financing and, if a Bond Election is made, the Best Efforts Bond Financing and as is customarily provided for such financings, including using reasonable best efforts to:

(A) cause appropriate members of the Purchased Companies’ and/or Seller’s senior management team to participate during normal business hours in a reasonable number of meetings, lender presentations (including a customary high yield road show), due diligence sessions, drafting sessions, calls and meetings with prospective lenders and ratings agencies, in each case, upon reasonable notice at mutually agreed times and places;

(B) assist Purchaser with Purchaser’s preparation of customary materials for rating agency presentations, lender presentations, confidential information memoranda, offering memoranda, private placement memoranda, prospectuses and similar documents (and delivering such due diligence materials that are reasonably requested by Purchaser in connection with the preparation therewith);

(C) provide (x) a customary authorization letter by the chief financial officer (or other similar financial officer) of the Purchased Companies in connection with confidential information memoranda authorizing the distribution of information to prospective lenders and identifying any portion of such information that constitutes material, nonpublic information regarding Seller, the Purchased Companies or their Subsidiaries or their respective securities and (y) information and supporting details reasonably requested by Purchaser to enable Purchaser (or its applicable Affiliates) to deliver a solvency certificate in the form required by the Debt Commitment Letter;

(D) assist Purchaser with Purchaser’s preparation of any loan agreement, indenture, guarantees, pledge and security documents or hedging agreements contemplated by the Debt Financing and, if applicable, the Best Efforts Bond Financing (including (A) reasonably cooperating with Purchaser in connection with the release of any guarantees and/or liens granted by or encumbering the equity interests and/or assets of the Purchased Companies in respect of the Seller Debt Facilities and any obligations of Seller), and any certificates, exhibits and schedules related thereto and other customary definitive documents and deliverables relating to the Debt Financing and, if applicable, the Best Efforts Bond Financing, any certificates and schedules related thereto, and otherwise reasonably assist in facilitating the pledging of collateral and the perfection of the applicable security interests contemplated by the Debt Financing;

(E) cooperate with reasonable due diligence requests with respect to the Purchased Companies;

(F) furnish to Purchaser (i) all financial statements and other documents and information required by numbered paragraphs 6(a), (b), (c) and (d) of Exhibit C to the Debt Commitment Letter, (ii) all financial and other information regarding Seller and its Subsidiaries that is reasonably required in order for Purchaser to consummate the financing contemplated by the Debt Financing and/or the Best Efforts Bond Financing, (iii) in the event of any Best Efforts Bond Financing, all customary information that is Compliant to be included in a customary offering memorandum (other than the description of all of any portion of the debt financing, including any “description of notes” or risk factors relating to all or any component of the debt financing) including historical financial statements, business and other financial data of the type required in a registered offering by Regulation S-X and Regulation S-K under the Securities Act (other than Rule 3-09, Rule 3-10, Rule 3-16 of Regulation S-X or information required by Item 10, Item 402 and Item 601 of Regulation S-K, XBRL exhibits and information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A and other customary exceptions in Rule 144A-for-life private placements) that are customarily included in offering memoranda for offerings pursuant to Rule 144A promulgated under the Securities Act (subject to customary exceptions) or that would be necessary for the Purchased Companies’ auditors to provide customary (for high yield debt securities) “comfort” (including “negative assurance” comfort) (the foregoing clauses (i) and (ii) and this clause (iii), the “Bank Information”), and (iv) updates to the Bank Information if necessary so that the Bank Information does not contain any untrue statement of a material fact or fail to omit to state any material fact necessary in order to make such Bank Information not materially misleading;

(G) in the event that the Bond Election has been made and the Closing Date has not occurred by February 11, 2021, furnish to Purchaser, as promptly as reasonably practicable after completion of such audit and in any event no later than March 15, 2021, an audited consolidated balance sheet of the Business as of December 31, 2020 and audited statements of income and cash flows of the Business for the fiscal year ended December 31, 2020;

(H) cooperate and assist Purchaser in connection with Purchaser’s preparation of pro forma financial statements reflecting the Transaction and the Financing contemplated by the Debt Commitment Letter, and if applicable, the Best Efforts Bond Financing (which, in the event of the Best Efforts Bond Financing, will include providing information necessary for Purchaser to include the estimated impact of acquisition accounting in respect of the Transaction and to otherwise comply with Article 11 of Regulation S-X) and, in the event of the Best Efforts Bond Financing, providing supporting documentation to the Purchased Companies’ independent auditors to enable such auditors to provide customary negative assurance comfort on such pro forma financial statements; it being understood and agreed that Purchaser shall be responsible for the preparation of any pro forma financial statements for the Debt Financing and/or the Best Efforts Bond Financing and that the Seller Entities and the Purchased Companies shall not be required to provide any information regarding any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other post-Closing pro forma adjustments (or otherwise prepare pro forma financial information or post-Closing financial information);

(I) furnish Purchaser and the Debt Financing Sources promptly, and in any event at least four (4) Business Days prior to the Closing Date, with (i) all documentation and other information required by regulatory authorities with respect to the Loan Parties (as defined in the Debt Commitment Letter) under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and (ii) to the extent any Borrower (as defined in the Debt Commitment Letter) qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230, a customary certification for such Borrower in relation to such Borrower, in each case of clauses (i) and (ii), that has been reasonably requested by Purchaser in writing at least nine (9) Business Days in advance of the Closing Date;

(J) cause the taking of corporate and other actions by Seller and its Subsidiaries that are reasonably necessary to permit the consummation of the Debt Financing (and if applicable, the Best Efforts

Bond Financing) on the Closing Date and to permit the proceeds thereof to be made available to Purchaser as of the Closing; it being understood and agreed that (A) no such corporate or other action will take effect prior to the Closing and (B) any such corporate or other action will only be required of the directors, members, partners, managers or officers of Seller and the Purchased Companies who retain their respective positions as of the Closing;

(K) cause the Purchased Companies’ accountants to provide assistance and cooperation to the Purchaser including participating in drafting sessions and accounting due diligence sessions, consenting to the use of their report in any materials relating to the Debt Financing and, in the case of the Best Efforts Bond Financing, delivering customary comfort letters in accordance with applicable accounting standings (including negative assurance and change period comfort);

(L) enter into customary agreements with underwriters, initial purchasers or placement agents, provided that neither Seller or any of its subsidiaries shall have any liability or obligations thereunder until the Closing occurs; and

(M) assist Purchaser or its Affiliates in obtaining corporate and facilities ratings in connection with the Debt Financing and, if applicable, the Best Efforts Bond Financing.

(ii) The foregoing notwithstanding, none of Seller, any of its Subsidiaries or any of its or their Representatives shall be required to take or permit the taking of any action pursuant to Section 5.16(d) or this Section 5.16(e) that would: (A) require Seller, its Subsidiaries or any Persons who are directors or officers of Seller or its Subsidiaries to pass resolutions or consents to approve or authorize the execution of the Debt Financing and, if applicable, the Best Efforts Bond Financing, other than those that are not contingent upon the Closing and would be effective simultaneously with or after the Closing, (B) require Seller, its Subsidiaries (other than any Purchased Companies) or any other Persons to execute or deliver any certificate, opinion, document, instrument or agreement or agree to any change or modification of any existing certificate, opinion, document, instrument or agreement, (C) require any Purchased Company to execute or deliver any certificate, opinion, document, instrument or agreement, or agree to any change or modification of any existing certificate, opinion, document, instrument or agreement, in each case, prior to the Closing (other than the obligation to deliver the customary authorization letter referenced above) (it being understood that no obligations of any Purchased Company under any certificate, opinion, document, instrument or agreement delivered pursuant to this Section 5.16(e) (other than such authorization letter) shall be required to be effective prior to the Closing and counsel to Seller and its Subsidiaries shall not be required to provide any legal opinions, in each case, other than to the extent required to be delivered in connection with the release of any Purchased Company pursuant to the Seller Indentures as provided in Section 5.11(b)), (D) cause any representation or warranty in this Agreement to be breached by Seller or any of its Subsidiaries, (E) require Seller or any of its Subsidiaries to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with the Debt Financing and/or the Best Efforts Bond Financing or any other financing, (F) cause any director, officer or employee or stockholder of Seller or any of its Subsidiaries to incur any personal liability, (G) reasonably be expected to conflict with, result in any violation or breach of, or default (with or without notice, lapse of time, or both) under, any of their respective Organizational Documents, or any applicable Law, this Agreement or Contracts, (H) provide access to or disclose information that Seller or any of its Subsidiaries determines would jeopardize any attorney-client privilege, Law or any confidentiality obligation binding on Seller or any of its Subsidiaries or Affiliates, (I) other than as set forth in Section 5.16(e)(i), prepare any financial statements or information that are not available to it and prepared in the ordinary course of its financial reporting practice, (J) in the reasonable opinion of Seller, unreasonably interfere with the ongoing operations of its or its Affiliates’ businesses (including the Business) (it being understood that Seller’s, any of its Subsidiaries’ or any of its or their Representatives’ use of reasonable best efforts to take the actions specified in Section 5.16(e)(i)(A) through (M) do not unreasonably interfere with the ongoing operations of its or its Affiliates businesses (including the Business)) or (K) engage in any consultation or other process with a supervisory board, works council or other external body or person that may be required to enable an entity to provide credit support in connection with any Debt Financing or Best Efforts Bond Financing. Nothing contained in this Section 5.16(e) or otherwise shall require Seller or any of its Subsidiaries (other than any Purchased Companies) to be an issuer or other obligor with respect to the Debt Financing and, if applicable the Best Efforts Bond Financing or any other financing or require any Purchased Company to be an issuer or other obligor with respect to the Debt Financing and the Best Efforts Bond Financing or other financing prior to the Closing. Purchaser shall promptly and in no event later than within ten (10) Business Days of Seller’s written request therefor, reimburse Seller and its Subsidiaries for all reasonable and documented costs incurred by any of them or their respective Representatives in connection with fulfilling their respective obligations pursuant to this Section 5.16(e) (including reasonable and documented out-of-pocket attorneys’ fees). Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that the provisions contained in this Section 5.16(e) represent the sole obligations of Seller and any of its Subsidiaries and any of their respective Representatives with respect to cooperation in connection with the arrangement of any financing (including the Financing) to be obtained by Purchaser or any of its Affiliates with respect to the transactions contemplated by this Agreement and no other provision of this Agreement shall be deemed to expand such obligations. Purchaser shall indemnify and hold harmless Seller, its Subsidiaries and their respective Representatives from and against any and all out-of-pocket costs or expenses or Liabilities to third parties actually suffered or incurred by them in connection with the Financing or any other financing by Purchaser or any of its Affiliates (including the arrangement thereof) and any information used in connection therewith (other than information provided to Purchaser in writing by Seller or the Purchased Companies for inclusion in any offering materials relating to the Debt Financing and/or the Best Efforts Bond Financing), except in the event such costs, expenses or Liabilities arose out of or result from willful misconduct, gross negligence or fraud by Seller or any of its Affiliates.

(f) All non-public or otherwise confidential information regarding Seller or its Subsidiaries obtained by Purchaser or its Representatives pursuant to this Section 5.16 shall be kept confidential and otherwise treated in accordance with the Confidentiality Agreement or other confidentiality obligations that are substantially similar to those contained in the Confidentiality Agreement (which, with respect to the Debt Financing Sources, shall be satisfied by the confidentiality provisions applicable thereto under the Debt Commitment Letter or other customary confidentiality undertakings in the context of customary syndication practices from Debt Financing Sources not party to the Debt Commitment Letter). Seller hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing and, if applicable, the Best Efforts Bond Financing; provided that such logos are used solely in a manner that is reasonable and customary and that is not reasonably likely to harm or disparage Seller or its Subsidiaries in any respect.

(g) Notwithstanding anything in this Agreement to the contrary, but subject to Section 10.7, in no event shall the receipt or availability of any funds or financing (including the Financing contemplated by the Commitment Letters) by or to Purchaser or any of its Affiliates or any other financing transaction be a condition to any of Purchaser’s obligations hereunder.

Section 5.17 Directors’ and Officers’ Indemnification.

(a) From and after the Closing, Purchaser shall, and shall cause each of the Purchased Companies to, indemnify, defend and hold harmless (including advancing reasonable and documented attorneys’ fees and expenses in advance of the final disposition of any actual or threatened proceeding to each D&O Indemnitee; provided, that such D&O Indemnitee agrees in advance to return any such funds to which a court of competent jurisdiction has determined in a final, nonappealable judgment such D&O Indemnitee is not ultimately entitled), to the fullest extent permitted under applicable Law, the current or former directors, officers, individual partners, individual members or managers of any of the Purchased Companies (or their respective predecessors) (collectively, the “D&O Indemnitees”), with respect to all acts or omissions by them in their capacities as such or taken at the request of any Purchased Company at any time at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transaction or the other transactions contemplated hereby); provided, that Purchaser shall not be obligated to indemnity any D&O Indemnitee to the extent such D&O Indemnitee has failed to meet the applicable standard of conduct for indemnification set forth in the Organizational Documents of the applicable Purchased Companies.

(b) From and after the Closing, Purchaser shall, and shall cause each of the Purchased Companies to, take any actions necessary to provide that all rights to indemnification and expense reimbursement and all limitations on liability existing in favor of any D&O Indemnities, as provided in (i) the Organizational Documents of the applicable Purchased Companies or (ii) any agreement as of the date hereof providing for indemnification by any Purchased Company to any of the D&O Indemnitees, which rights shall survive the Closing and continue in full force and effect and be honored by the Purchased Companies after the Closing in accordance with their respective terms.

(c) Purchaser shall cause each of the Purchased Companies to, and each Purchased Company shall, maintain in effect for six (6) years from the Closing Date, directors’ and officers’ liability insurance policies providing an aggregate annual coverage of at least $160 million and containing terms and conditions that are, in the aggregate, not less advantageous to the D&O Indemnitees than Seller’s and its Affiliates’ current directors’ and officers’ liability insurance policies covering the D&O Indemnitees. In lieu of the foregoing, Purchaser may purchase at or prior to the Closing, and Seller, in consultation with, and with the consent of, Purchaser, may (and at the request of Purchaser, Seller shall use its reasonable best efforts to) purchase (at Purchaser’s expense) at or prior to the Closing, a six (6)-year “tail” prepaid officers’ and directors’ liability insurance policy in respect of acts or omissions occurring prior to the Closing covering each such D&O Indemnitee. If such “tail” policy has been established by Purchaser or Seller, Purchaser shall not terminate, or cause any Purchased Company to terminate, such policy and shall cause all obligations of each Purchased Company thereunder to be honored by such Purchased Company. In the event that any of the Purchased Companies or Purchaser or any of its Affiliates (or any of their respective successors or assigns) (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, Purchaser will or will cause its applicable Affiliate to make proper provisions so that the successors and assigns of the Purchased Companies or Purchaser or any of its Affiliates, as the case may be, shall succeed to the obligations set forth in this Section 5.17.

(d) The obligations of Purchaser under this Section 5.17 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnitee without the express written consent of such affected D&O Indemnitee (it being expressly agreed that the D&O Indemnitees shall be third-party beneficiaries of this Section 5.17).

Section 5.18 Continuing Reorganization.

(a) At or prior to the Closing (to the extent such actions have not previously been taken), Seller shall, and shall cause its applicable Subsidiaries to, take all actions reasonably necessary to effect and consummate a reorganization of certain assets, Liabilities and legal entities to separate the Business from Seller’s other businesses in the manner set forth on Exhibit A hereto (as amended after the date hereof in accordance with Section 5.18(b), the “Closing Structure”, and such actions, the “Restructuring”) in accordance with applicable Law and the organizational documents of Seller and each of its applicable Subsidiaries. Seller and its Subsidiaries shall reasonably consult with Purchaser and shall keep Purchaser reasonably informed on the state of such actions and the material documentation implementing such actions shall be reasonably satisfactory to Purchaser and Seller.

(b) Seller shall be entitled to modify Exhibit A or modify or terminate the Restructuring Agreements from time to time prior to the Closing with the prior written consent of Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned; provided, that such consent shall not be required to the extent that any such modification or termination would not have an adverse effect on Purchaser or the Purchased Companies, taken as a whole. Seller and Purchaser shall cooperate in good faith with respect to any proposed modifications or terminations, and such modifications shall be incorporated into a revised and restated Exhibit A and revised Restructuring Agreements, as applicable.

Section 5.19 European Works Council Consultation.

(a) Seller shall, as promptly as reasonably practicable after the date hereof, request its European Works Council to render its non-binding opinion on the impact of the Transaction on Seller’s operations and its employees.

(b) If the European Works Council gives an opinion within the requested time limit, the opinion of the European Works Council shall be considered in good faith by the Parties as set forth in this Section 5.19, but shall not be legally binding on the Parties and, if negative, shall not prevent the Parties from consummating the transactions contemplated hereby, with such adjustments, if any, as they consider appropriate after considering such opinion in good faith.

(c) In relation to the process of the European Works Council Consultation:

(i) Seller shall, to the extent permitted under applicable Law, (A) keep Purchaser informed of the status of the European Works Council Consultation and any request for information or any questions from the European Works Council, a copy of which shall be provided to Purchaser (other than confidential or competitively sensitive information); and (B) consult with Purchaser in relation to the conduct of discussions and consultation with the European Works Council (other than confidential or competitively sensitive information). For the purposes of clauses (A) and (B) above, Seller shall give Purchaser and its legal counsel a reasonable opportunity to comment on any information or answers to be provided to the European Works Council, and Seller in good faith shall take into account any of their reasonable comments to the extent that the information and/or answers relate to the transactions contemplated hereby;

(ii) the Parties shall act promptly in relation to their respective dealings with the European Works Council;

(iii) no Party shall make, propose or accept any commitment, condition, obligation, requirement, undertaking or modification in connection with the European Works Council Consultation (each, a “Commitment”), which could materially and adversely affect or materially prejudice the financial, legal or other position of the other Party, including such Party’s Affiliates, without the prior written consent of the other Party or their Affiliates (which consent shall not be unreasonably withheld, conditioned or delayed) including the ability to make future layoffs, terminations, reductions in force, employee transfers, role restructurings, changes to the terms or conditions or employment or other personnel-related cost-cutting measures affecting the Business Employees; and

(iv) Purchaser shall promptly provide all information and assistance reasonably required by Seller and/or The Nielsen Company B.V. in relation to the European Works Council Consultation, including providing information on the consequences of the transactions contemplated hereby.

(d) If the European Works Council Consultation results in an opinion of the European Works Council which rejects the proposed decision (voorgenomen besluit) to consummate the transactions contemplated hereby, the Parties shall discuss in good faith whether and to what extent the transactions contemplated hereby can be altered to accommodate the European Works Council’s advice or concerns; provided that nothing in this Section 5.19(d) shall constitute an obligation on the part of either Party to agree to any Commitments in order to accommodate such advice or concerns.

(e) Following the conclusion of the Parties’ discussions pursuant to this Section 5.19, Seller shall cause The Nielsen Company B.V. to inform the European Works Council in writing of its resolution in respect of the opinion and the transactions contemplated hereby.

Section 5.20 Integration Planning Committee.

(a) Promptly following the date hereof, the Parties shall establish an integration planning committee (the “Integration Planning Committee”). Purchaser shall be entitled to designate two (2) members of the Integration Planning Committee, and Seller shall be entitled to designate two (2) members of the Integration Planning Committee, which such members designated by Seller shall consist of one (1) senior business executive of the Business and one (1) senior business executive of Seller. The initial designees of each Party to the Integration Planning Committee are set forth on Section 5.20 of the Seller Disclosure Schedules. Each Party may replace its designees on the Integration Planning Committee upon reasonable prior notice to the other Party. The Integration Planning Committee may, by majority vote, ask other persons (whether Representatives of Purchaser, Seller, the Purchased Companies, or otherwise) to join the Integration Planning Committee from time to time, and for specific purposes or otherwise. The Integration Planning Committee shall have the roles and responsibilities set forth in this Section 5.20.

(b) The Integration Planning Committee, promptly following the date hereof and continuing through the Closing, shall discuss and plan for the post-Closing transition and integration of the operations of the businesses of the Purchased Companies and Purchaser and the operation of the Business following the Closing under the ownership and control of Purchaser (the “Integration Plan”).

(c) Unless the Integration Planning Committee, acting by majority vote, shall determine otherwise, the Integration Planning Committee shall meet on a weekly basis during the period commencing on the date hereof and ending on the Closing Date, and shall otherwise meet from time to time as reasonably requested by either Party.

(d) Without limiting the other provisions of this Agreement, but subject to such other provisions of this Agreement, Seller shall use its reasonable efforts to provide the Integration Planning Committee, and each of its members, with such information regarding the Business as any of them may reasonably request in connection with the Integration Plan. In addition, Seller shall use its reasonable efforts to make available to the Integration Planning Committee, and each of its members, members of the management of the Business to discuss matters as reasonably required for the Integration Plan. The members of the Integration Planning Committee may also discuss the engagement of consultants or other similar advisors in connection with their operations and deliberations (but any such engagement shall require the mutual consent of Seller and Purchaser).

Section 5.21 Retained Business Assets.

(a) Notwithstanding anything to the contrary in this Agreement, to the extent any Retained Business Assets are directly or indirectly transferred to Purchaser or any Permitted Designee of Purchaser (including as a result of the direct or indirect transfer of the Section 5.21 Purchased Company), then, to the extent permitted by applicable Law, the Parties shall treat Seller or its designated Subsidiaries as the owner of such Retained Business Assets (and any related Liabilities) at all times before, from and after the Closing for Tax and all other relevant legal and economic purposes and for the purposes of Article IX, and none of Seller, Purchaser or any of their respective Affiliates shall take any position inconsistent with such treatment on any Tax Return or in any Tax Proceeding, in each case, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or non-U.S. Law).

(b) From and after the Closing, and until the Retained Business Assets Transfer Date, the Retained Business Assets will be held for the economic benefit and burden of Seller or its applicable Subsidiaries and will be managed and operated in compliance with applicable Law by Purchaser and its relevant Affiliates (including the Section 5.21 Purchased Company) and at the direction of Seller for the benefit and burden of Seller or its applicable Subsidiaries, with all gains, revenue, costs, expenses, income, losses, and net Taxes or other items generated thereby to be for the account of Seller or its designated Subsidiaries (without duplication) pursuant to the terms of this Agreement. In such event, and to the extent permitted under applicable Law, Purchaser and Seller will use their respective reasonable best efforts to cause Seller or its designated Subsidiaries to receive the economic benefits and burdens that would accrue to it if such Retained Business Assets were not transferred, directly or indirectly, to Purchaser or any of its Affiliates and were instead retained by Seller or its designated Subsidiaries as of the Closing Date. Without limiting the generality of the foregoing, from and after Closing, Seller shall indemnify and hold harmless Purchaser and the Purchased Companies against all Liabilities imposed on the Retained Business Transfer or incurred by Purchaser or the Purchased Companies as a result of their continued ownership of the Retained Business Assets following the Closing, in each case other than in the event of any breach of the provisions of this Section 5.21, subject to the provisions of Section 5.21(c).

(c) The conveyance, assignment, transfer, delivery and acceptance of the Retained Business Assets by the Section 5.21 Purchased Company to Seller or its designated Subsidiaries (the “Retained Business Transfer”) shall occur as soon as reasonably practicable after the date on which any restraint or prohibition preventing the consummation of the Retained Business Transfer is no longer in effect (the “Retained Business Transfer Date”). In connection with the Retained Business Transfer and on the Retained Business Transfer Date, (i) Seller shall cause its relevant Subsidiaries to pay to the Section 5.21 Purchased Company an amount in the applicable local currency equal to the fair market value of the Retained Business Assets (the “Retained Business Assets Purchase Price”) and (ii) Purchaser or a Permitted Designee of Purchaser shall pay to Seller or its designated Subsidiaries an equivalent amount in Dollars (calculated using the Applicable Exchange Rate) equal to the product of (A) (I) the Retained Business Assets Purchase Price minus (II) the amount of Tax imposed by the jurisdiction specified on Section 5.21(a) of the Seller Disclosure Schedules resulting from the Retained Business Transfer multiplied by (B) ninety-three percent (93%).

Section 5.22 Licensed Field Definitions. From the date of this Agreement to the Closing, the Parties agree to confer and determine in good faith if (a) additional categories of products and services should be added to ensure the definitions of “Business Core Field,” “Media Core Field,” and “Overlap Field” in the Trademark License Agreement accurately reflect the types and natures of products and services sold, advertised, marketed and/or commercialized by the Business and/or Retained Business (as applicable), (b) additional Marks should be added to ensure the definition of “Nielsen Marks” in the Trademark License Agreement accurately reflects those Marks that meet the criteria for inclusion on such schedule, and (c) additional domain names should be added to ensure the definition of “Business Domains” accurately reflects those domain names that meet the criteria for inclusion on such schedule, in each case ((i), (ii), and (iii)), as of the date hereof and during the twelve (12) months immediately prior. In accordance with the foregoing, the Parties shall revise the Trademark License Agreement to add any such types or natures of products and services, Marks, or domain names, as applicable, to such definitions prior to Closing.

Section 5.23 Further Assurances. From and after the date hereof, subject to the terms and conditions hereof, upon reasonable request of the other Party and at such requesting Party’s expense, each of the Parties will execute, acknowledge and deliver, or cause to be executed, acknowledged or delivered, all such further documents and instruments and will take or cause to be taken, all such further actions as the requesting Party may reasonably deem necessary to evidence and effectuate the transactions contemplated by this Agreement.

ARTICLE VI

CERTAIN TAX MATTERS

Section 6.1 Section 338 Elections; Other Elections.

(a) Notwithstanding anything herein to the contrary and to the extent permitted by applicable Law, Purchaser may make or cause to be made an election under Section 338(g) of the Code with respect to the acquisition of any Purchased Company, other than any Specified Purchased Company, that is characterized as a foreign corporation for U.S. federal income Tax purposes (each such entity for which an election under Section 338(g) of the Code is made, a “Section 338(g) Purchased Company”), and Purchaser shall notify Seller promptly following the making of an election under Section 338(g) of the Code with respect to the acquisition of any Section 338(g) Purchased Company (collectively, the “Section 338(g) Elections”), and shall promptly deliver to Seller a copy of IRS Form 8023.

(b) At Purchaser’s request, Seller shall join with Purchaser in making a timely and irrevocable election under Section 338(h)(10) of the Code (and any corresponding elections under applicable state or local Law) with respect to the acquisition of any Section 338(h)(10) Eligible Purchased Company pursuant to this Agreement (collectively, the “Section 338(h)(10) Elections”).

(c) Without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned, or delayed), Purchaser shall not and shall cause its Affiliates (including the Purchased Companies)

not to (i) make any election under Section 338(g) of the Code (or any comparable election under state, local or non-U.S. Law) with respect to the acquisition of any Specified Purchased Company, or (ii) make any election (except as set forth in Sections 6.1(a) or (b)) with respect to any Purchased Company (including any entity classification election pursuant to Treasury Regulations Section 301.7701-3), or change any method of Tax accounting or any Tax accounting period of any Purchased Company, which election or change would be effective on or prior to the Closing Date.

(d) If a Section 338(h)(10) Election is made, Seller and Purchaser shall (and shall cause their relevant Affiliates to) cooperate in the preparation of all forms, attachments and schedules necessary to effectuate any Section 338(h)(10) Elections, including IRS Forms 8023 and 8883 and any similar forms under applicable state and local income Tax Laws (collectively, the “Section 338(h)(10) Forms”) in a manner consistent with the Allocation Schedule and any Final Allocation (or Agreed Items). Seller and Purchaser shall (or shall cause their relevant Affiliates to) timely file such Section 338(h)(10) Forms with the applicable Taxing Authorities. Seller and Purchaser agree that neither of them shall, or shall permit any of its respective Affiliates to, revoke any Section 338(h)(10) Election following the filing of the relevant Section 338(h)(10) Forms without the prior written consent of Seller or Purchaser, as the case may be.

(e) If a Section 338(h)(10) Election is made, at the Closing, Seller and Purchaser shall each deliver to the other party one or more duly executed IRS Forms 8023 that reflect any Section 338(h)(10) Elections (and any analogous forms required to effectuate such Section 338(h)(10) Elections for state or local Tax purposes), each in form and substance reasonably satisfactory to the other party.

(f) Seller and Purchaser shall (and shall cause their Affiliates to) (i) prepare and file all federal, state, and local Tax Returns in a manner consistent with any Section 338(h)(10) Elections that have been requested by Purchaser prior to the Closing and any Section 338(g) Elections and (ii) not take any position inconsistent therewith on any Tax Return, in connection with any Tax Proceeding or otherwise, in each case, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or non-U.S. law).

Section 6.2 Additional Post-Closing Tax Covenants. With respect to any Purchased Company that is characterized as a foreign corporation for U.S. federal income Tax purposes and in respect of which a Section 338(g) Election has not been made pursuant to Section 6.1(a), (a) from the Closing Date through the end of the taxable period of such entity that includes the Closing Date, Purchaser shall not, and shall cause its Affiliates (including the Purchased Companies) not to (i) take any action with respect to the entities identified on Section 6.2(a) of the Seller Disclosure Schedules which action is outside the ordinary course of business that could reasonably be expected to increase Seller’s (or any Affiliate of Seller’s) pro rata share of amounts determined under Section 951(a)(1) or 951A(a) of the Code or (ii) enter into any extraordinary transaction with respect to such Purchased Company or otherwise take any action or enter into any transaction outside the ordinary course of business that would be considered under the Code to constitute the payment of an actual or deemed dividend by such Purchased Company, including pursuant to Section 304 of the Code, or that would otherwise result in a diminution of foreign Tax credits that, absent such transaction, may be claimed by Seller or any of its Affiliates or a change in the application of Section 245A of the Code to Seller or any of its Affiliates as compared with such application absent such transaction; and (b) at Purchaser’s request, Seller shall (and shall cause its relevant Affiliates to) make an election pursuant to Treasury Regulations Section 1.245A-5T(e)(3)(i) (a “Section 245A Election”) to the extent such election is available (it being agreed and understood that, notwithstanding any other provision, the making of such election at Purchaser’s request shall not be considered a breach of any covenant or representation of Seller hereunder). Without the prior written consent of Seller, Purchaser shall not, and shall cause its Affiliates (including the Purchased Companies) not to, amend or revoke any Tax Return of any Purchased Company for any taxable period that ends on or before or that includes the Closing Date (or any notification or election relating thereto), to the extent such amendment or revocation would or would reasonably be expected to increase the Tax liability of Seller or any of its Affiliates (other than the Purchased Companies) or increase Seller’s obligations hereunder.

Section 6.3 Cooperation and Exchange of Information.

(a) Each Party hereto shall, and shall cause its Affiliates to, provide to the other Party hereto such cooperation, documentation and information relating to the Purchased Companies as either of them may reasonably request in (i) connection with the filing of any Tax Return, amended Tax Return or claim for a Tax Refund, (ii) determining a liability for Taxes or an indemnity obligation under Section 9.3(b) or a right to refund of Taxes, or (iii) conducting any Tax Proceeding in each case in accordance with the terms of Section 6.9 or Section 6.10, to the extent applicable. Such cooperation and information shall include providing reasonably requested powers of attorney, copies of all relevant portions of relevant Tax Returns, together with all relevant portions of relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property and other information, which any such Party may possess and, in the case of the foregoing clause (iii) only, providing reasonably requested and appropriately limited authorizations or powers of attorney. Each Party hereto shall make its employees reasonably available on a mutually convenient basis at its cost to provide an explanation of any documents or information so provided.

(b) Each Party hereto shall retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Tax matters, of the relevant entities for their respective Tax periods ending on or prior to the Closing Date until the later of (x) the expiration of the statute of limitations for the Tax periods to which the Tax Returns and other documents relate, or (y) eight (8) years following the due date (without extension) for such Tax Returns. Thereafter, the Party hereto holding such Tax Returns or other documents may dispose of them after offering the other Party or Parties hereto reasonable notice and opportunity to take possession of such Tax Returns and other documents at such other Party’s own expense.

Section 6.4 Tax Sharing Agreements. Seller shall terminate or cause to be terminated, on or before the Closing Date, the rights and obligations of the Purchased Companies pursuant to all Tax sharing agreements or arrangements or similar agreements or arrangements (other than this Agreement, the Restructuring Agreements (other than Restructuring Agreements that impose a Liability for Taxes on any Purchased Company for which Purchaser is responsible, taking into account Seller’s indemnification obligation under Section 9.3), or any of the Transaction Documents), if any, to which any of the Purchased Companies, on the one hand, and Seller or any of its Affiliates (other than the Purchased Companies), on the other hand, are parties, and neither Seller nor any of its Affiliates (other than the Purchased Companies), on the one hand, nor any of the Purchased Companies, on the other hand, shall have any rights or obligations to each other after the Closing in respect of such agreements or arrangements. To the extent permitted by Law, Seller and Purchaser shall cooperate to (a) ensure that any Tax consolidation or group payment arrangements whereby one Person takes responsibility for paying Tax in respect of the transactions of another Person, in either case, solely to the extent such arrangements involve both (a) one or more Purchased Companies, and (b) one or more of Seller or any of its Affiliates, are terminated with effect from Closing and (b) make such arrangements as are reasonably necessary to ensure that the Purchased Companies, on the one hand, and Seller and its Affiliates, on the other hand, shall be responsible for the Tax liabilities relating to their respective transactions in respect of the period after Closing (including the relevant part of the Straddle Period).

Section 6.5 Tax Treatment of Payments; Tax Payments.

(a) Except to the extent otherwise required pursuant to a “determination” (within the meaning of Section 1313(a) of the Code or any analogous provision of state, local or non-U.S. Law), Seller, Purchaser, the Purchased Companies and their respective Affiliates shall treat any and all payments under Section 2.5 and Article IX as adjustments to the purchase price for Tax purposes.

(b) Notwithstanding anything to the contrary in this Agreement, at any time prior to the Closing, Seller or any of its Affiliates (including the Purchased Companies) may, at Seller’s sole discretion, pay, or cause to be paid, to the extent permissible under applicable Law, any Taxes (including, for the avoidance of doubt, any estimated Taxes) attributable to a Pre-Closing Tax Period or that are Pre-Closing Included Tax Items to any Taxing Authority regardless of whether such Taxes are due and payable at the time such payment is made.

Section 6.6 Expenses; Transfer Taxes.

(a) Except as otherwise provided in this Agreement (including in Section 5.16(e) and Section 8.4) or any other Transaction Document, whether or not the Transaction is consummated, all costs and expenses incurred in connection with the Transaction, this Agreement, the other Transaction Documents and the transactions contemplated hereby shall be paid by the Party incurring or required to incur such expenses; provided that (i) Purchaser shall pay all filing fees required under the HSR Act or other Antitrust Laws; and (ii) Seller shall pay all Employee Change of Control Payments.

(b) Notwithstanding anything to the contrary in this Agreement, Purchaser and Seller shall each pay, when due, and be responsible for, fifty (50) percent of any sales, use, transfer (including real estate transfer, including with respect to transfer Taxes in connection with the assignment of leases and so-called “change of control”), registration, documentary, conveyancing, stamp, value added, goods and services or similar Taxes (other than VAT) and related fees and costs (but, for the avoidance of doubt, not including any Income Taxes) (“Transfer Taxes”) imposed on or payable in connection with the Transaction, excluding, for the avoidance of doubt, any Transfer Taxes described in clause (h) of the definition of Pre-Closing Included Tax Items. The Party hereto responsible under applicable Law for filing the Tax Returns with respect to any such Transfer Taxes shall prepare and timely file such Tax Returns and promptly provide a copy of such Tax Return to the other Party hereto. Seller and Purchaser shall, and shall cause their respective Affiliates to, cooperate to timely prepare and file any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes; provided that, notwithstanding any of the foregoing, neither Seller nor any of its Affiliates shall be required to file any claim for exemption or exclusion from the application or imposition of any Transfer Taxes, or any claim for any reduction thereof, if Seller determines in its sole discretion that the filing of such claim or any related action would have an adverse effect on Seller or any of its Affiliates.

Section 6.7 VAT.

(a) Except as otherwise provided in this Agreement, all sums set out in this Agreement or otherwise payable by a party pursuant to this Agreement shall be deemed to be exclusive of any VAT which is chargeable on the supply or supplies for which such sums (or any part thereof) are the whole or part of the consideration for VAT purposes.

(b) Subject to Section 8.4(d)(i), where, pursuant to the terms of this Agreement, a party (“Supplier”) makes a supply to another party (“Recipient”) for VAT purposes (except where a reverse charge mechanism applies in relation to such VAT) and VAT is or becomes chargeable on such supply and Supplier or a member of its group is obligated to account for such VAT, Recipient shall pay to Supplier (in addition to and at the same time as any other consideration for such supply) a sum equal to the amount of such VAT and Supplier shall provide Recipient (or cause Recipient to be provided) with a valid VAT invoice in respect thereof.

Section 6.8 Straddle Periods. To the extent permitted or required by applicable Law, the taxable year of each of the Purchased Companies that includes the Closing Date shall be treated as closing on (and including) the Closing Date (it being agreed and understood that, without prejudice to Section 6.2(b), this sentence shall not require a Section 245A Election to be made). To the extent permitted or required by applicable Law, for purposes of this Agreement, in the case of any Tax period of a Purchased Company that includes, but does not end on, the Closing Date (a “Straddle Period”), the amount of any (a) Income Taxes; (b) withholding Taxes; (c) VAT, and (d) Transfer Taxes, in each case of a Purchased Company allocable to the Pre-Closing Tax Period shall be determined based on an interim “closing of the books” as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which any Purchased Company holds a beneficial interest will be deemed to terminate at such time). The amount of other Taxes of the Purchased Company for a Straddle Period allocable to the Pre-Closing Tax Period shall be deemed to equal the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the period that ends on the Closing Date and the denominator of which is the number of days in the entire period. Exemptions, allowances and deductions that are calculated on an annual basis, such as the deduction for depreciation, shall, in the case of property placed in service before the Closing Date, be apportioned on a daily basis and Taxes that are computed on a periodic basis, such as property Taxes, shall also be apportioned on a daily basis.

Section 6.9 Tax Returns.

(a) Seller shall prepare or shall cause to be prepared (i) all Tax Returns that include Seller or any of its Affiliates (other than the Purchased Companies), on the one hand, and any of the Purchased Companies, on the other hand (“Combined Tax Returns”) and (ii) all Tax Returns (other than Combined Tax Returns) of or that include the Purchased Companies (A) for taxable periods ending on or before the Closing Date required to be filed on or after the Closing Date or (B) with respect to any Straddle Period (“Straddle Period Tax Returns”), except, in the case of this clause (B), for Straddle Period Tax Returns that do not reflect any Restructuring transaction and with respect to which Purchaser would reasonably be expected to be responsible for a greater amount of Taxes shown on such Straddle Period Tax Return than Seller (such Straddle Period Tax Returns Seller is obligated to prepare pursuant to this Section 6.9(a)(ii)(B), “Seller Straddle Period Tax Returns”) (collectively, the Tax Returns described in clauses (ii)(A) and (B), “Seller Returns”). Purchaser shall prepare or shall cause to be prepared all Straddle Period Tax Returns (other than any Seller Straddle Period Tax Returns) (such Straddle Period Tax Returns Purchaser is obligated to prepare pursuant to this Section 6.9(a), “Purchaser Straddle Period Tax Returns”).

(b) All Seller Tax Returns shall be prepared in a manner consistent with (x) the past practices, elections and methods of the Purchased Companies (or of Seller with respect to the Purchased Companies) that are actually in place at the time of the Closing (“Past Practice”), except as required by applicable Law (or to conform to a Combined Tax Return) or to the extent such inconsistency would not reasonably be expected to increase the Tax liability for which Purchaser is responsible in or with respect to any taxable period, and (y) this Agreement. All Purchaser Straddle Period Tax Returns shall be prepared in a manner consistent with (x) Past Practice, except as required by applicable Law (or to conform to a Combined Tax Return) or to the extent such inconsistency would not reasonably be expected to increase the Tax liability for which Seller or any of its Subsidiaries are responsible in or with respect to any taxable period, and (y) this Agreement.

(c) Notwithstanding the foregoing, Seller shall not take any position on a Seller Return (i) that would require a reserve to be established in accordance with GAAP on the financial statements of the Purchased Companies or (ii) that, with respect to a Tax Return to be filed by the Purchaser or a Purchased Company, lacks substantial authority under the Tax Law of the United States (or any similar standard under non-U.S. Tax Laws) (“Substantial Authority”) or that would result, for Purchaser, a Purchased Company, or an agent that executes the relevant Tax Return, in penalties.

(d) Purchaser shall timely file (or cause to be filed) each Seller Return as prepared by Seller; provided, however, that (I) not later than thirty (30) days prior to the due date for filing any such Seller Return showing Income Taxes for which Purchaser would reasonably be expected to be liable (a “Purchaser Liability Seller Return”) (taking into account any extensions), Seller shall provide Purchaser with a copy of a draft of such Purchaser Liability Seller Return, (II) if Purchaser disputes any item on such Purchaser Liability Seller Return and such item relates to Taxes shown on such Purchaser Liability Seller Return for which Purchaser would reasonably be expected to be liable, it shall notify Seller in writing of such disputed item (or items) and the basis for its objection no later than ten (10) days following delivery of such Purchaser Liability Seller Return by Seller, (III) Seller shall make any changes to such Purchaser Liability Seller Return as Purchaser may reasonably request and with which Seller agrees and, in the event Seller disagrees with any comments received from Purchaser, Seller shall notify Purchaser of such disagreement and Seller and Purchaser shall work together in good faith to resolve any such disagreements, (IV) if Seller and Purchaser are unable to reach resolution, they shall promptly cause the Independent Accounting Firm (who shall be promptly engaged if not previously engaged in accordance with this Agreement) to resolve, consistent with this Agreement, any remaining disputes within a reasonable time, taking into account the deadline for filing such Seller Return, (V) any determination of the Independent Accounting Firm shall be binding upon the parties without further adjustment, (VI) the costs, fees, and expenses of such Independent Accounting Firm shall be borne equally by Purchaser and Seller, (VII) Seller shall revise such Purchaser Liability Seller Return to reflect such resolution and shall deliver, if applicable, a revised Seller Return to Purchaser prior to the due date therefor (taking into account any extensions), (VIII) subject to Seller’s consent, which shall not be unreasonably withheld, conditioned or delayed, Purchaser shall duly and timely file such Purchaser Liability Seller Return required to be filed by a Purchased Company, and (IX) notwithstanding the foregoing, if a Purchaser Liability Seller Return is due (taking into account extensions) before all items with respect to such Purchaser Liability Seller Return have been resolved, Purchaser shall timely file (or cause to be filed) such Purchaser Liability Seller Return as prepared by Seller and as revised to reflect any comments received from Purchaser with which Seller agrees and, after resolution of all disputed items with respect to any Purchaser Liability Seller Return filed prior to such resolution, Purchaser shall file an amended Purchaser Liability Seller Return reflecting the resolution of such disputed items if necessary. Any costs, fees, and expenses incurred in connection with the preparation of any Seller Return shall be borne by the parties in proportion to the amount of Taxes reflected on such Seller Return for which each party is responsible (except as set forth in clause (VI) above). Except to the extent otherwise required pursuant to Section 6.9(d)(IX) or pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or non-U.S. Law), Purchaser shall not amend or revoke any Seller Return (or any notification or election relating thereto) if such action could reasonably be expected to require Seller to indemnify Purchaser pursuant to this Agreement or could otherwise increase the Tax liability for which Seller or any of its Subsidiaries are responsible in or with respect to any taxable period, and in the case of any requirement to so amend or revoke such Seller Return, the provisions of this Section 6.9 shall govern the preparation and filing of such amended Seller Return.

(e) To the extent Purchaser exercises its rights under Section 6.9(c), Seller shall nonetheless be entitled to apply the dispute resolution procedures of Section 6.9(d) to such Tax Return as prepared by Seller, provided that if the dispute is not resolved pursuant to such procedures as of the date on which the relevant Tax Return is due (taking into account all legally available extensions), the Tax Return shall reflect the position that is acceptable to Purchaser, and Seller and Purchaser shall continue to pursue the dispute resolution procedures under Section 6.9(d), and to the extent the dispute is resolved in favor of Seller (a “Seller Resolution”), Purchaser agrees to take all actions necessary to amend the Tax Return to reflect such resolution (it being agreed and understood that Seller’s obligations hereunder shall in all events be measured by reference to such resolution).

(f) Purchaser shall timely file (or cause to be filed) each Purchaser Straddle Period Tax Return; provided, however, that (I) not later than thirty (30) days prior to the due date for filing any Purchaser Straddle Period Tax Return showing Income Taxes for which Seller would reasonably be expected to be liable (a “Seller Liability Purchaser Return”) (taking into account any extensions), Purchaser shall provide Seller with a copy of a draft of such Seller Liability Purchaser Return, (II) if Seller disputes any item on such Seller Liability Purchaser Return and such item relates to Taxes shown on such Seller Liability Purchaser Return for which Seller would reasonably be expected to be liable, it shall notify Purchaser in writing of such disputed item (or items) and the basis for its objection no later than ten (10) days following delivery of such Seller Liability Purchaser Return by Purchaser, (III) Purchaser shall make any changes to such Seller Liability Purchaser Return as Seller may reasonably request and with which Purchaser agrees and, in the event Purchaser disagrees with any comments received from Seller, Purchaser shall notify Seller of such disagreement and Purchaser and Seller shall work together in good faith to resolve any such disagreements, (IV) if Purchaser and Seller are unable to reach resolution, they shall promptly cause the Independent Accounting Firm (who shall be promptly engaged if not previously engaged in accordance with this Agreement) to resolve, consistent with this Agreement, any remaining disputes within a reasonable time, taking into account the deadline for filing such Purchaser Straddle Period Tax Return, (V) any determination of the Independent Accounting Firm shall be binding upon the parties without further adjustment, (VI) the costs, fees, and expenses of such Independent Accounting Firm shall be borne equally by Seller and Purchaser, (VII) Purchaser shall revise such Seller Liability Purchaser Return to reflect such resolution and shall deliver, if applicable, a revised Purchaser Straddle Period Tax Return to Seller prior to the due date therefor (taking into account any extensions), (VIII) subject to Seller’s consent, which shall not be unreasonably withheld, conditioned or delayed, Purchaser shall duly and timely file such Seller Liability Purchaser Return required to be filed by a Purchased Company, and (IX) notwithstanding the foregoing, if a Seller Liability Purchaser Return is due (taking into account extensions) before all items with respect to such Seller Liability Purchaser Return have been resolved, Purchaser shall timely file (or cause to be filed) such Seller

Liability Purchaser Return as prepared by Purchaser and as revised to reflect any comments received from Seller with which Purchaser agrees and, after resolution of all disputed items with respect to any Seller Liability Purchaser Return filed prior to such resolution, Purchaser shall file an amended Seller Liability Purchaser Return reflecting the resolution of such disputed items if necessary. Any costs, fees, and expenses incurred in connection with the preparation of any Purchaser Straddle Period Tax Return shall be borne by the parties in proportion to the amount of Taxes reflected on such Purchaser Straddle Period Tax Return for which each party is responsible (except as set forth in clause (VI) above). Except to the extent otherwise required pursuant to Section 6.9(e)(IX) or pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of state, local or non-U.S. Law), Purchaser shall not amend or revoke any Purchaser Straddle Period Tax Return (or any notification or election relating thereto) if such action could reasonably be expected to require Seller to indemnify Purchaser pursuant to this Agreement or could otherwise increase the Tax liability for which Seller or any of its Subsidiaries are responsible in or with respect to any taxable period, and in the case of any requirement to so amend or revoke such Purchaser Straddle Period Tax Return, the provisions of this Section 6.9 shall govern the preparation and filing of such amended Purchaser Straddle Period Tax Return.

(g) For the absence of doubt, the above provisions of this Section 6.9 shall apply from and after the Closing but shall not apply prior to the Closing.

Section 6.10 Tax Refunds. Seller shall be entitled to (a) any refunds (or credits in lieu thereof) that Purchaser (or any of its Affiliates, including any Purchased Company) actually receives in cash (or in the reduction of Taxes otherwise due and payable by Purchaser or any of its Affiliates, including any Purchased Company, but not, in the case of this parenthetical, the reduction of Taxes to which Seller’s indemnity obligation in Section 9.3(d) would otherwise apply) of or attributable to (i) without duplication, any Pre-Closing Included Tax Items to which the indemnity in Section 9.3(d) applies and any Taxes otherwise paid by Seller or any of its Affiliates or, prior to the Closing Date, any Purchased Company and (ii) any amounts in respect of Taxes to the extent such Taxes are Employee Change of Control Payments or were reflected in the determination of Closing Indebtedness or Working Capital, each as finally determined pursuant to Section 2.5, except, in each case, to the extent such refund or credit was reflected in the determination of Closing Indebtedness or Working Capital, each as finally determined pursuant to Section 2.5, in each case, net of any Tax or reasonable out-of-pocket expense incurred in connection with the procurement, receipt or payment of such refund or credit and (b) any reduction in Taxes otherwise due and payable for the portion of any Straddle Period beginning after the Closing Date that arises as a result of losses incurred in the portion of such Straddle Period ending on the Closing Date, as determined pursuant to Section 6.8 (but not the reduction of Taxes to which Seller’s indemnity obligation in Section 9.3(d) would otherwise apply) (“Seller Tax Refunds”). Purchaser will pay the amount of any Seller Tax Refunds to Seller within fifteen (15) days of such receipt or reduction in Taxes due and payable (or, the application of such refund or credit against amounts otherwise payable by Purchaser or its Affiliates (including the Purchased Companies), but not amounts to which Seller’s indemnity obligation in Section 9.3(d) would otherwise apply). Purchaser shall cause the relevant Purchased Company to use commercially reasonable efforts to file a claim for any Seller Tax Refunds, to the extent such claim is more likely than not to be sustained. To the extent permitted by applicable Law, Purchaser shall cause the Purchased Companies not to carryback any item of loss, deduction or credit that arises in any taxable period ending after the Closing Date (a “Subsequent Loss”) to any Pre-Closing Tax Period. If a Subsequent Loss is required by Law to be carried back and reflected on a Combined Tax Return with respect to a Pre-Closing Tax Period, and such Subsequent Loss generates a refund (or credit in lieu thereof) that Purchaser (or any of its Affiliates, including any Purchased Company) actually receives in cash (a “Required Carryback Refund”), Seller shall be entitled to the entirety of such Required Carryback Refund to the extent the aggregate amount of all Required Carryback Refunds does not exceed one million dollars ($1,000,000), and shall be entitled to fifty (50) percent of the aggregate amount of all Required Carryback Refunds that exceeds one million dollars ($1,000,000). Purchaser shall pay Seller, within fifteen (15) days of filing the applicable Tax Return, the excess, if any, of the amount of any Tax taken into account in the determination of Closing Indebtedness or Working Capital, each as finally determined pursuant to Section 2.5, over the actual amount of any such Tax, as reported on the relevant Tax Return. If Purchaser or any of its Affiliates actually realizes, in the first taxable year ending after the Closing Date or the two (2) immediately succeeding taxable years, in cash or in the reduction of Taxes which would otherwise be payable and to which Seller’s indemnity obligation in Section 9.3(d) would not apply, any Tax benefit as a result of any Employee Change of Control Payments (determined on a “with and without” basis), then Purchaser shall pay to Seller the amount of such Tax benefit no later than fifteen (15) days after such Tax benefit is actually realized. In the case of a Seller Resolution, Purchaser shall pay Seller such amount as is necessary to put Seller in the same position as Seller would have been in if the relevant Tax Return had been filed consistent with Seller’s position.

Section 6.11 Tax Contests.

(a) If any Taxing Authority asserts any claim (a “Tax Claim”) with respect to Taxes that, if pursued successfully, would reasonably be expected to serve as the basis for a claim for indemnification under Section 9.3(d) or Section 9.4, then the party first receiving notice of such Tax Claim promptly shall provide written notice thereof to the other party; provided that any failure to so notify the other party shall not limit any of the obligations of such other party under Article IX (except to the extent such failure actually prejudices such other party). Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the Taxing Authority.

(b) In the case of a Tax Proceeding of or with respect to any of the Purchased Companies for any taxable period ending on or prior to the Closing Date (a “Pre-Closing Tax Proceeding”), Seller shall have the exclusive right to control such Pre-Closing Tax Proceeding; provided, however, that (i) Seller shall keep Purchaser informed of all material developments with respect to such Pre-Closing Tax Proceeding and (ii) Seller shall not settle, compromise or abandon any such Pre-Closing Tax Proceeding without obtaining the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement, compromise or abandonment would reasonably be expected to have a binding adverse impact on Purchaser or any of its Affiliates or the Purchased Companies.

(c) In the case of a Tax Proceeding of or with respect to any of the Purchased Companies for any Straddle Period or any Post-Closing Tax Period, or any Tax Proceeding of or with respect to Seller or any of its Subsidiaries that involves any Pre-Closing Excluded Tax Items or other Taxes for which Purchaser is required to indemnify Seller under Section 9.4, the Controlling Party shall have the right and obligation to conduct, at its own expense, such Tax Proceeding; provided, however, that (i) the Controlling Party shall provide the Non-Controlling Party with a timely and reasonably detailed account of each stage of such Tax Proceeding, (ii) the Controlling Party shall consult with the Non-Controlling Party before taking any significant action in connection with such Tax Proceeding, (iii) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (iv) the Controlling Party shall defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding, (v) the Non-Controlling Party shall be entitled to participate in such Tax Proceeding and attend any meetings or conferences (including telephonic) with the relevant Taxing Authority and (vi) the Controlling Party shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of the Non-Controlling Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, further, however, that the Controlling Party shall not have any obligations (and the Non-Controlling Party shall not have any rights) under clause (i), (ii), (iii) or (v) above with respect to any portion of such Tax Proceeding (and any actions, written materials, meetings or conferences relating exclusively thereto) that could not reasonably be expected to affect the liability of, or otherwise have an adverse effect on, the Non-Controlling Party or any of its Affiliates. For purposes of this Agreement, “Controlling Party” shall mean (A) Seller if (I) Seller and its Affiliates are reasonably expected to bear the greater Tax Liability in connection with such Tax Proceeding, (II) the Straddle Period Tax Return reflects any Restructuring transaction, or (III) the Tax Proceeding relates to a Combined Tax Return or (B) Purchaser if Purchaser and its Affiliates are reasonably expected to bear the greater Tax Liability in connection with such Tax Proceeding (and such Tax Proceeding is not described in clause (A)(II) or (A)(III) above); and “Non-Controlling Party” means whichever of Seller or Purchaser is not the Controlling Party with respect to such Tax Proceeding.

(d) For the absence of doubt, the above provisions of this Section 6.11 shall apply from and after the Closing, but shall not apply prior to the Closing. Notwithstanding any other provision, Purchaser shall not be entitled to any Tax Return (or copy thereof) of Seller, any Subsidiary of Seller (other than a Purchased Company) or any affiliated, consolidated, combined, unitary or similar group or affiliation that includes Seller or any of its Subsidiaries (other than a Purchased Company), and Seller shall be entitled to conduct any Tax Proceeding with respect to Seller, any Subsidiary of Seller (other than a Purchased Company) or any such group in its sole discretion.

Section 6.12 Tax Matters Coordination. Notwithstanding anything to the contrary in this Agreement and except as otherwise described in this Section 6.12, indemnification with respect to Taxes and the procedures relating thereto shall be governed exclusively by Section 9.1, Section 9.2, Section 9.3(d), the penultimate sentence of Section 9.3, Section 9.4, Section 9.6 (but only in respect of a claim relating to a contractual obligation to pay Taxes as distinguished from Taxes arising under the Law), Section 9.7, and this Article VI, and the provisions of Article IX (other than Section 9.1, Section 9.2, Section 9.3(d), the penultimate sentence of Section 9.3, Section 9.4, Section 9.6 (but only in respect of a claim relating to a contractual obligation to pay Taxes as distinguished from Taxes arising under the Law), and Section 9.7) shall not apply.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligations to Close. The respective obligations of Seller and Purchaser to effect the Closing are subject to the satisfaction or waiver (to the extent permitted by applicable Law) at the Closing by each of Seller and Purchaser, of the following conditions:

(a) Necessary Approvals. (i) The applicable waiting period under the HSR Act shall have expired or been terminated, and (ii) all other filings, notices, approvals and clearances identified in Section 7.1(a) of the Seller Disclosure Schedules shall have been obtained or shall have occurred.

(b) No Injunctions or Restraints. No injunction by any court or other tribunal of competent jurisdiction shall have been entered and shall continue to be in effect and no Law shall have been adopted that remains in effect or be effective, in each case that prevents, enjoins, prohibits or makes illegal the consummation of the Transaction.

(c) Seller Shareholder Approval. The Seller Shareholder Approval shall have been obtained.

Section 7.2 Conditions to Obligations of Purchaser to Close. The obligation of Purchaser to effect the Closing is subject to the satisfaction (or waiver by Purchaser) at the Closing of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties set forth in the Seller Fundamental Representations (other than those representations and warranties set forth in Section 3.2(a) (Purchased Companies) and Section 3.3 (Authority; Execution and Delivery; Enforceability)) shall be true and correct in all material respects as of the Closing as if made on and as of the Closing, except that representations and warranties that are made as of a specific date shall be true and correct in all material respects on and as of such date; (ii) the representations and warranties set forth in Section 3.2(a) (Purchased Companies) and Section 3.3 (Authority; Execution and Delivery; Enforceability) shall be true and correct in all but de minimis respects as of the Closing as if made on and as of the Closing, except that representations and warranties that are made as of a specific date shall be true and correct in all but de minimis respects on and as of such date; and (iii) the representations and warranties of Seller contained in Article III (other than the Seller Fundamental Representations) shall be true and correct as of the Closing as if made on and as of the Closing (without giving effect to any materiality, Business Material Adverse Effect or similar qualifiers set forth therein), except (x) that representations and warranties that are made as of a specific date shall be true and correct on and as of such date and (y) where the failure of such representations and warranties referred to in this clause (iii) to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Business Material Adverse Effect.

(b) Performance of Obligations of Seller. The covenants and agreements of Seller to be performed on or before the Closing in accordance with this Agreement shall have been performed in all material respects.

(c) Officer’s Certificate. Purchaser shall have received a certificate, dated as of the Closing Date and signed on behalf of Seller by an executive officer of Seller, stating that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(d) have been satisfied.

(d) No Business Material Adverse Effect. Since the date of this Agreement, no Business Material Adverse Effect shall have occurred.

(e) Other Deliverables. Purchaser shall have received each of the counterparts described in Sections 2.4(b)(iii) through (vii).

Section 7.3 Conditions to Obligations of Seller to Close. The obligation of Seller to effect the Closing is subject to the satisfaction (or waiver by Seller) at the Closing of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Purchaser contained in Article IV shall be true and correct as of the Closing as if made on and as of the Closing (without giving effect to any materiality, Purchaser Material Adverse Effect or similar qualifiers set forth therein), except (x) that representations and warranties that are made as of a specific date shall be true and correct on and as of such date and (y) where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b) Performance of Obligations of Purchaser. The covenants and agreements of Purchaser to be performed on or before the Closing in accordance with this Agreement shall have been performed in all material respects.

(c) Officer’s Certificate. Seller shall have received a certificate, dated as of the Closing Date and signed on behalf of Purchaser by an executive officer of Purchaser, stating that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d) Other Deliverables. Seller shall have received each of the counterparts described in Sections 2.4(a)(iii) through (viii).

Section 7.4 Frustration of Closing Conditions. Neither Purchaser nor Seller may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use the efforts to cause the Closing to occur as required by this Agreement, including Section 5.1.

ARTICLE VIII

TERMINATION; EFFECT OF TERMINATION

Section 8.1 Termination. Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated and the Transaction abandoned at any time prior to the Closing:

(a) by mutual written consent of Seller and Purchaser;

(b) by Seller, if any of Purchaser’s representations and warranties contained in Article IV shall fail to be true and correct or Purchaser shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, and such failure or breach would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and has not been cured by the earlier of (i) the date that is thirty (30) Business Days after the date that Seller has notified Purchaser of such failure or breach and (ii) the Outside Date; provided that Seller is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b);

(c) by Purchaser, if any of Seller’s representations and warranties contained in Article III shall fail to be true and correct or Seller shall have breached or failed to perform any of its covenants or other agreements contained in this Agreement, and such failure or breach would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and has not been cured by the earlier of (i) the date that is thirty (30) Business Days after the date that Purchaser has notified Seller of such failure or breach and (ii) the Outside Date; provided that Purchaser is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b);

(d) by Seller or by Purchaser, if the Closing shall not have occurred on or prior to July 31, 2021 (such date, the “Outside Date”); provided, further, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any Party whose failure to perform any material covenant or obligation or whose breach of any representation or warranty, in each case, under this Agreement has been the proximate cause of, or directly resulted in, the failure of the Closing to occur on or before such date;

(e) by Seller or by Purchaser, if a permanent injunction or other permanent Judgment issued by a court of competent jurisdiction shall have become final and nonappealable, preventing the consummation of the Transaction; provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(e) shall have used its reasonable best efforts to obtain such Approval, or to prevent the entry of such permanent injunction or other permanent Judgment, as applicable, in each case, to the extent required by Section 5.1;

(f) by Seller or by Purchaser, if the Seller Shareholders’ Meeting (as it may be adjourned or postponed) at which a vote on the Seller Resolutions was taken shall have concluded and the Seller Shareholder Approval shall not have been obtained;

(g) by Purchaser, prior to the time the Seller Shareholder Approval is obtained, in the event of a Seller Adverse Recommendation Change;

(h) by Seller, prior to the time the Seller Shareholder Approval is obtained, in accordance with Section 5.5(f) (so long as Seller pays the Seller Termination Fee in accordance with Section 8.4(a)); or

(i) by Seller, if (i) the Closing is required to occur pursuant to Section 2.3, (ii) Purchaser has not consummated the Closing on or prior to the date upon which the Closing is required to occur pursuant to Section 2.3, and (iii) Seller has given Purchaser two (2) Business Days’ prior written notice (A) of the satisfaction of the conditions in Section 7.1 and Section 7.2 and (B) that Seller stands ready to consummate the Closing.

Section 8.2 Effect of Termination. If this Agreement is terminated and the Transaction is abandoned as described in Section 8.1, this Agreement shall become null and void and of no further force and effect, except for the provisions of Section 5.3(a), Section 5.7, the last sentence of Section 5.16(e)(ii), Section 6.6, this Section 8.2, Section 8.3, Section 8.4 and Article X. For the avoidance of doubt, the Confidentiality Agreement shall survive any termination of this Agreement.

Section 8.3 Notice of Termination. In the event of termination by Seller or Purchaser pursuant to Section  8.1, written notice of such termination shall be given by the terminating Party to the other Party.

Section 8.4 Termination Fees.

(a) If (i) this Agreement is terminated by Seller pursuant to Section 8.1(h), (ii) this Agreement is terminated by Purchaser pursuant to Section 8.1(g) or (iii) (A) after the date of this Agreement, a Competing WholeCo Proposal (substituting fifty percent (50%) for the twenty-five percent (25%) threshold set forth in the definition of “Competing WholeCo Proposal”) (a “Qualifying Transaction”) shall have been publicly made and not withdrawn at least two (2) Business Days prior to the Seller Shareholders’ Meeting (or any adjournment or postponement thereof), (B) thereafter this Agreement is terminated by Purchaser or Seller pursuant to Section 8.1(f) and (C) at any time on or prior to the twelve (12)-month anniversary of such termination, Seller completes or enters into a definitive agreement with respect to a Qualifying Transaction, then Seller shall pay

Purchaser or its designee an amount in cash equal to twenty seven million dollars ($27,000,000) (the “Seller Termination Fee”) in immediately available funds (1) in the case of clause (i), prior to or substantially concurrently with such termination, (2) in the case of clause (ii), within two (2) Business Days after the date of such termination or (3) in the case of clause (iii), within two (2) Business Days of such completion or entry into a definitive agreement with respect to such Qualifying Transaction. Notwithstanding anything to the contrary elsewhere in this Agreement, but subject to Section 8.4(h), if the Seller Termination Fee shall become due and payable in accordance with this Section 8.4(a), from and after such termination and payment of the Seller Termination Fee in full pursuant to and in accordance with this Section 8.4(a) (together with Collection Fees and Expenses if applicable), Seller shall have no further liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby (including for any Expense Reimbursement). Notwithstanding anything to the contrary herein, if Seller has paid the Expense Reimbursement prior to the payment of any Seller Termination Fee, any Seller Termination Fee due shall be reduced by the amount of the Expense Reimbursement. In no event shall Seller be required to pay the Seller Termination Fee on more than one occasion or to pay the Expense Reimbursement and the Seller Termination Fee in an aggregate amount in excess of the dollar amount of the Seller Termination Fee.

(b) If this Agreement is terminated (i) by Seller pursuant to Section 8.1(b) or Section 8.1(i), or (ii) by Purchaser or Seller pursuant to Section 8.1(d) and at such time Seller could have terminated this Agreement pursuant to Section 8.1(b) or Section 8.1(i), then in the case of clause (i) or (ii), Purchaser shall pay Seller an amount in cash equal to one hundred and sixty-eight million dollars ($168,000,000) (the “Purchaser Termination Fee”) in immediately available funds within two (2) Business Days after the date of such termination (or on the date of such termination, if terminated by Purchaser). Notwithstanding anything to the contrary elsewhere in this Agreement, but subject to Section 8.4(g), if the Purchaser Termination Fee shall become due and payable in accordance with this Section 8.4(b), from and after such termination and payment of the Purchaser Termination Fee in full (together with Collection Fees and Expenses, if applicable, and amounts due under the reimbursement obligations set forth in Section 6.6(a)(i) and Section 5.16(e)(ii)), Purchaser shall have no further liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby. In no event shall Purchaser be required to pay the Purchaser Termination Fee on more than one occasion.

(c) Each of the Parties acknowledges and agrees that neither the Seller Termination Fee nor the Purchaser Termination Fee (together with the Collection Fees and Expenses, if applicable) is intended to be a penalty but rather is liquidated damages in a reasonable amount that will compensate Purchaser or Seller, as applicable, in the circumstances in which such Seller Termination Fee or Purchaser Termination Fee, as applicable, is due and payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision.

(d) The Parties anticipate, and shall use commercially reasonable efforts to ensure, that neither the Seller Termination Fee nor the Purchaser Termination Fee (each, a “Termination Fee”) is, or will be, treated as consideration for a taxable supply for VAT purposes made by the Party entitled to receive such Termination Fee (the “Payee”) to the Party required to pay such fee (the “Payor”). If, however, any Termination Fee is determined by the relevant Taxing Authority to be in whole or part consideration for a taxable supply for VAT purposes, then:

(i) if the Termination Fee is determined by the relevant Taxing Authority to be in whole or part consideration for a taxable supply in respect of which the Payee (or, if applicable, any other member of its VAT group) is liable to account for VAT, then, to the extent that such VAT is recoverable by the Payor (or, if applicable, any other member of its VAT group) by repayment or credit from the relevant Taxing Authority, the amount of the Termination Fee shall be increased to an amount (inclusive of any VAT) to take account of such recoverable VAT such that the increased Termination Fee less any VAT recoverable in respect thereof equals the amount that the Termination Fee would have been in the absence of such determination; or

(ii) if the Termination Fee is determined by the relevant Taxing Authority to be in whole or part consideration for a taxable supply in respect of which the Payor (or, if applicable, any other member of its VAT group) is liable to account for VAT under a reverse charge mechanism, then to the extent that such VAT is not recoverable by the Payor (or, if applicable, any other member of its VAT group) by repayment or credit from the relevant Taxing Authority, the amount of the Termination Fee shall be reduced (or part of the Termination Fee already paid reimbursed) to an amount to take account of any such irrecoverable VAT (together with any related interest or penalties) in respect of such reverse charge VAT save to the extent that such interest or penalties arise as a result of the unreasonable delay or default of the Payor or relating to any period after the Payee has accounted to the Payor for any reduction in the Termination Fee pursuant to this Section 8.4(d)(ii) such that the aggregate of the reduced Termination Fee and any irrecoverable VAT in respect thereof (together with any such interest or penalties) equals the amount that the Termination Fee would have been in the absence of such determination.

(e) Any adjusting payments as may be required between the Payor and the Payee to give effect to Section 8.4(d) shall be made five (5) Business Days after the date on which the determination by the relevant Taxing Authority has been communicated to the Party required to make the payment (together with such evidence of such determination as is reasonable in the circumstances to provide, and, where Section 8.4(d)(i) applies, together with the provision of a valid VAT invoice by the Payor, if applicable) or, if later, five (5) Business Days after the VAT is recovered by the Payor (or, if applicable, any other member of its VAT group) in the case of Section 8.4(d)(i) or five (5) Business Days before the VAT is required to be accounted for by the Payor in the case of Section 8.4(d)(ii).

(f) Each of the Parties acknowledges that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated hereby, and that, without these agreements, Seller and Purchaser would not enter into this Agreement. Accordingly, if Seller or Purchaser fails to pay in a timely manner the Seller Termination Fee or the Purchaser Termination Fee, as applicable, then Seller shall pay to Purchaser or Purchaser shall pay to Seller, as applicable, (i) interest on such amount from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made plus two percent (2%) per annum and (ii) all of such other Party’s reasonable costs and expenses (including attorneys’ fees) in connection with such other Party’s efforts to collect the Seller Termination Fee or the Purchaser Termination Fee, as applicable (clause (i) and this clause (ii), collectively, the “Collection Fees and Expenses”). In the event that this Agreement is terminated by Seller or Purchaser pursuant to Section 8.1(f), Seller shall pay Purchaser or its designee by wire transfer of immediately available funds, as promptly as possible (but in any event within two (2) Business Days) following the delivery by Purchaser of an invoice therefor, all reasonably documented out-of-pocket fees, costs and expenses incurred by Purchaser and its Affiliates in connection with the Transaction, including the Financings, provided, that such fees and expenses shall not exceed $8,500,000 in the aggregate (the “Expense Reimbursement”).

(g) Notwithstanding anything to the contrary in this Agreement or otherwise, prior to the Closing, the sole and exclusive remedies of Seller, the Seller Entities, any former, current or future Affiliate of Seller or the Seller Entities and any of their respective former, current or future officers, directors, general or limited partners, members, managers, stockholders, other equityholders, controlling Persons, employees, agents, successors, assigns, Affiliates or Representatives, and any Person claiming by, through or for the benefit of Seller, any Seller Entity or any such other Persons (all such foregoing Persons, the “Seller Related Parties”) against Purchaser, the Purchaser Sponsors, the Debt Financing Sources, any other actual or prospective financing sources and any of their respective partners, members, managers, stockholders, other equityholders, controlling Persons, employees, agents, successors, assigns, Affiliates or Representatives (all such foregoing Persons, the “Purchaser Related Parties,” it being understood that the Purchased Companies shall become Purchaser Related Parties upon the Closing) for any loss, damage, Liability, claim, expense, obligation or Proceeding (whether in Law or in equity and whether based on contract, tort or otherwise) based upon, arising out of or relating to this Agreement, the Guarantee or the Commitment Letters (including any breach or alleged breach hereof or thereof), the negotiation, execution or performance hereof or thereof, or the transactions contemplated hereby or thereby, including the Financings, or in respect of any other document or theory of Law or equity or in respect of any oral or written representation made or alleged to be made in connection herewith or therewith, whether at Law or equity, in contract, in tort or otherwise shall be (i) payment by Purchaser of the Purchaser Termination Fee (plus the Collection Fees and Expenses, if applicable) if due and payable hereunder, (ii) payment by Purchaser of amounts due under the reimbursement obligations set forth in Section 6.6(a)(i) and Section 5.16(e)(ii), (iii) payment by the Purchaser Sponsors to Seller of any amounts due and payable to Seller by the Purchaser Sponsors under, and subject to all of the terms and conditions of, the Guarantee, (iv) receipt by Seller of whatever remedies it may have under, and subject to all of the terms and conditions of, the Confidentiality Agreement, (v) Seller’s right to specifically enforce the Equity Commitment Letter against the Purchaser Sponsors, subject to all of the terms and conditions of the Equity Commitment Letter, and (vi) subject to all of the other provisions of this Section 8.4, the right of Seller to seek specific performance pursuant to, and subject to the provisions of, Section 10.7. For the avoidance of doubt, and notwithstanding anything to the contrary herein, while Seller may seek specific performance pursuant to, and subject to the provisions of, Section 10.7, under no circumstances shall Seller be permitted or entitled to receive both (x) a grant of specific performance of this Agreement to cause the Closing to occur and (y) payment of the Purchaser Termination Fee or any other remedy available to it at Law or in equity arising from termination of this Agreement. Without limitation of the generality of the foregoing or of any other provision of this Agreement and for the avoidance of doubt, upon payment in full of the Purchaser Termination Fee and the Collection Fees and Expenses (if any) to Seller and payment of amounts due under the reimbursement obligations set forth in Section 6.6(a)(i) and Section 5.16(e)(ii), (x) no Seller Related Party shall have any rights or claims for specific performance pursuant to Section 10.7 against any Purchaser Related Party in connection with this Agreement, the Guarantee, the Commitment Letters or any of the transactions contemplated hereby or thereby (whether in Law or in equity and whether based on contract, tort or otherwise) and (y) no Seller Related Party shall have any rights or claims against a Purchaser Related Party under or in connection with this Agreement, the Guarantee, the Commitment Letters or any of the transactions contemplated hereby or thereby (whether in Law or in equity and whether based on contract, tort or otherwise) or for any breach or alleged breach hereof or thereof for any damages of any kind or nature or for any other monetary amounts and (z) Seller shall (i) cause any Proceeding which is brought by Seller or any of its Affiliates against any Purchaser Related Party and which is inconsistent with the limitations set forth in this Section 8.4 to be dismissed promptly and in any event within five (5) Business Days after it is first initiated and (ii) use reasonable best efforts to cause any such Proceedings which are brought by any other Seller Related Party to be similarly dismissed.

(h) Notwithstanding anything to the contrary in this Agreement or otherwise, prior to the Closing, the sole and exclusive remedies of the Purchaser Related Parties against the Seller Related Parties for any loss, damage, Liability, claim, expense, obligation or Proceeding (whether in Law or in equity and whether based on contract, tort or otherwise) based upon, arising out of or relating to this Agreement (including any breach or alleged breach hereof or thereof), the negotiation, execution or performance hereof or thereof, or the transactions contemplated hereby, including the Financings, or in respect of any other document or theory of Law or equity or in respect of any oral or written representation made or alleged to be made in connection herewith or therewith, whether at Law or equity, in contract, in tort or otherwise shall be (i) payment by Seller of the Seller Termination Fee (plus the Collection Fees and Expenses, if applicable) if due and payable hereunder, (ii) payment by Seller of the Expense Reimbursement if due and payable hereunder, (iii) receipt by Purchaser of whatever remedies it may have under, and subject to all of the terms and conditions of, the Confidentiality Agreement, (iv) following termination of this Agreement by either Party, a right to seek monetary damages from Seller in the event of any willful and material breach by Seller of this Agreement or for Actual Fraud prior to the termination of this Agreement (provided that in no event shall Purchaser be entitled to such monetary damages in an amount that, together with any payment of the Seller Termination Fee and the Expense Reimbursement, exceeds an amount equal to the amount of the Purchaser Termination Fee), and (v) subject to all of the other provisions of this Section 8.4, the right of Purchaser to seek specific performance pursuant to, and subject to the provisions of, Section 10.7. For the avoidance of doubt, and notwithstanding anything to the contrary herein, while Purchaser may seek specific performance pursuant to, and subject to the provisions of, Section 10.7, under no circumstances shall Purchaser be permitted or entitled to receive both (x) a grant of specific performance of this Agreement to cause the Closing to occur and (y) payment of the Seller Termination Fee, Expense Reimbursement and/or monetary damages following termination of this Agreement. Without limitation of the generality of the foregoing or of any other provision of this Agreement and for the avoidance of doubt, upon payment in full of the Seller Termination Fee and the Collection Fees and Expenses (if any) or the Expense Reimbursement to Purchaser, in each case, as applicable, (x) no Purchaser Related Party shall have any rights or claims for specific performance pursuant to Section 10.7 against any Seller Related Party in connection with this Agreement or any of the transactions contemplated hereby (whether in Law or in equity and whether based on contract, tort or otherwise) and (y) no Purchaser Related Party shall have any rights or claims against a Seller Related Party under or in connection with this Agreement or any of the transactions contemplated (whether in Law or in equity and whether based on contract, tort or otherwise) or for any breach or alleged breach hereof or thereof for any damages of any kind or nature or for any other monetary amounts (except as otherwise set forth in this Section 8.4(h)) and (z) Purchaser shall (i) cause any Proceeding which is brought by Purchaser or any of its Affiliates against any Seller Related Party and which is inconsistent with the limitations set forth in this Section 8.4 to be dismissed promptly and in any event within five (5) Business Days after it is first initiated and (ii) use reasonable best efforts to cause any such Proceedings which are brought by any other Purchaser Related Party to be similarly dismissed.

ARTICLE IX

INDEMNIFICATION

Section 9.1 Survival of Representations, Warranties, Covenants and Other Agreements. The representations and warranties in this Agreement (except for the Seller Specified Representations) and in any certificate delivered hereunder shall not survive the Closing and shall terminate at the Closing. The covenants and other agreements contained in this Agreement that are to be performed prior to the Closing shall not survive the Closing and shall terminate at the Closing. The covenants and agreements contained in this Agreement that are to be performed at or after the Closing shall survive the Closing until fully performed in accordance with their respective terms. The Seller Specified Representations shall survive the Closing and shall terminate on the earlier of (a) date on which Purchaser completes its audit of the financial statements of the Purchased Companies for the fiscal year ended December 31, 2021 and (b) April 15, 2022. No claim for indemnification pursuant to (x) Section 9.3 in respect of the Seller Specified Representations may be brought after the date on which they terminate or (y) Section 9.3(d) may be brought after the date on which Seller’s indemnity obligation thereunder terminates; provided, that any such claim brought prior to such termination date shall survive (including after such termination date, if applicable) until finally resolved. Seller’s obligations pursuant to Section 9.3(d) shall survive the Closing Date with respect to any Tax or other matter which is the subject of the related indemnification obligation until sixty days following the expiration of the applicable statute of limitations to such Tax or other matter. For the avoidance of doubt, the limitations on survival set forth in this Section 9.1 shall not control with respect to the Purchaser R&W Insurance Policy, which contains limitations on survival periods that shall control for purposes thereunder.

Section 9.2 Exclusive Remedy. Each of the Parties acknowledges and agrees that from and after the Closing, other than in connection with any Actual Fraud, its sole and exclusive remedy with respect to any claims or Proceedings relating, directly or indirectly, to the Transaction or any other subject matter of this Agreement, including any Exhibit, Schedule or certificate delivered hereunder, regardless of the legal theory under which such liability or obligation may be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, shall be exclusively pursuant to the provisions set forth in Sections 2.5, 2.6, the remedies to the extent set forth in Article VI, this Article IX and Section 10.7 (with respect to covenants that by their terms contemplate performance following the Closing), as applicable, and shall be subject to the limitations set forth in this Section 9.2. In furtherance of the foregoing, each of the Parties hereby waives (other than in connection with any Actual Fraud), from and after the Closing, to the fullest extent permitted under applicable Law, any and all other rights, claims or causes of action such Party or any of its Affiliates may have against the other Party or any of its Affiliates relating, directly or indirectly, to the Transaction or any other subject matter of this Agreement, including any Exhibit, Schedule or certificate delivered hereunder, in each case, other than pursuant to Sections 2.5 and 2.6, this Article IX and Section 10.7, as applicable. Notwithstanding the foregoing, nothing in this Section 9.2(a) or otherwise shall (i) relieve any Party for any liability for a breach of the covenants and agreements contained in this Agreement that are to be performed at or after the Closing or (ii) limit any Person’s right to seek and obtain any remedies from and after the Closing to which any such Person shall be entitled under another Transaction Document or in connection with any of the transactions contemplated thereby.

(b) Notwithstanding anything to the contrary herein, Purchaser (on behalf of itself, its controlled Affiliates (including, from and after the Closing, the Purchased Companies) and its and its controlled Affiliates’ respective officers, directors, equityholders, employees and agents) (collectively, the “Purchaser Parties”) agrees that other than in connection with any Actual Fraud, from and after the Closing, except as expressly set forth in Section 9.1 and Section 9.3 under no circumstances will Seller, any of its Affiliates or any of Seller’s or any of its Affiliates’ respective officers, directors, equityholders, employees or agents (collectively, the “Seller Parties”) have any liability to any of the Purchaser Parties relating to or arising from any actual or alleged breach of any representation or warranty or any covenant or agreement set forth in this Agreement (or any certificate or document delivered hereunder) to have been performed by its terms prior to the Closing or in connection with this Agreement or the Transaction or the other transactions contemplated hereby, including by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties, covenants or obligations set forth in this Agreement (or any certificate or document delivered hereunder), the subject matter of this Agreement, the ownership, operation, management, use or control of the Business or any of the Purchased Companies prior to the Closing, any of their respective assets or liabilities, or any actions or omissions prior to the Closing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law. Notwithstanding anything to the contrary herein, from and after the Closing, other than in connection with any Actual Fraud or any claim permitted under Section 9.1 or Section 9.3, Purchaser (on behalf of the Purchaser Parties) hereby waives, to the fullest extent permitted by Law, any and all rights, claims and causes of action against, and shall have no recourse of any kind to, the Seller Parties under any theory of law or equity, including under any control person liability theory, for any action or inaction of any of the Purchased Companies or the Business, or their respective Affiliates, officers, directors, equityholders, managers, employees, agents or representatives, in each case prior to the Closing.

(c) The Parties hereto agree that the limits imposed on remedies with respect to the Transaction, the other transactions contemplated hereby and this Agreement in this Section 9.2 constitute an integral part of the consideration provided to Seller hereunder, were specifically bargained for between sophisticated parties and their respective counsel and were specifically taken into account in the determination of the amounts to be paid to Seller hereunder.

Section 9.3 Indemnification by Seller. Subject to the provisions of this Article IX, effective after the Closing, Seller shall indemnify, defend and hold harmless Purchaser and the other Purchaser Parties (collectively, the “Purchaser Indemnified Parties”), from and against any and all Covered Losses incurred or suffered by any of the Purchaser Indemnified Parties, to the extent arising out of or resulting from (a) any Liabilities arising out of or relating to Seller or any of its Subsidiaries (other than the Purchased Companies) or the Retained Business, (b) the Restructuring, (c) the matters set forth on Section 9.3 of the Seller Disclosure Schedules and the Specified Proceeding, (d) Pre-Closing Included Tax Items, (e) any Closing Indebtedness to the extent not fully reflected in the final determination of the Final Purchase Price and (f) any breach of, or inaccuracy in, any Seller Specified Representation. Notwithstanding anything to the contrary herein, Seller shall not be required to indemnify, defend or hold harmless any Purchaser Indemnified Party against, or reimburse any Purchaser Indemnified Party for, any Covered Losses (for the avoidance of doubt, including Taxes) to the extent the related Liabilities were Employee Change of Control Payments that Seller has paid in accordance with Section 6.6(a) or were reflected in the determination of Working Capital or Closing Indebtedness (as finally determined in accordance with Section 2.5). For the avoidance of doubt, Seller shall not have any indemnity obligation pursuant to this Section 9.3 in respect of any Liabilities for which the Seller Indemnified Parties are indemnified pursuant to Section 9.4 or which are Liabilities of any Purchaser Indemnified Party pursuant to this Agreement or any of the other Transaction Documents.

Section 9.4 Indemnification by Purchaser. Subject to the provisions of this Article IX, effective after the Closing, Purchaser shall indemnify, defend and hold harmless Seller and the other Seller Parties (collectively, the “Seller Indemnified Parties”), from and against any and all Covered Losses incurred or suffered by any of the Seller Indemnified Parties, to the extent arising out of or resulting from (a) any Liabilities arising out of or relating to any Purchased Company or the Business, (b) the failure to pay any Liability when due to the extent reflected in the determination of Working Capital or Closing Indebtedness (as finally determined in accordance with Section 2.5) and (c) Pre-Closing Excluded Tax Items. For the avoidance of doubt, Purchaser shall not have any indemnity obligation pursuant to this Section 9.4 in respect of any Liabilities for which the Purchaser Indemnified Parties are indemnified pursuant to Section 9.3 or which are Liabilities of any Seller Indemnified Party pursuant to this Agreement or any of the other Transaction Documents.

Section 9.5 Limitations on Indemnification.

(a) Seller shall not have any obligation to indemnify the Purchaser Indemnified Parties pursuant to Section 9.3(f) unless the aggregate Covered Losses which may be recovered from Seller pursuant to Section 9.3(f) equals or exceeds on a cumulative basis an aggregate amount equal to five million dollars ($5,000,000) and then only for Covered Losses in excess of such amount. Seller shall not have any obligation to indemnify the Purchaser Indemnified Parties pursuant to Section 9.3(f) for Covered Losses in excess of an aggregate amount equal to fifty million dollars ($50,000,000).

(b) In the event that the Purchaser R&W Insurance Policy would, in accordance with its terms, provide coverage with respect to any Covered Losses for which the Purchaser Indemnified Parties may also be entitled to be indemnified from Seller pursuant to Section 9.3(f), then the Purchaser Indemnified Parties may not assert any such indemnification claim against Seller without also using their respective reasonable best efforts to make, and subsequently seek recovery in respect of, a claim for recovery against the Purchaser R&W Insurance Policy. So long as the Purchaser Indemnified Parties have satisfied such obligations in respect of the Purchaser R&W Insurance Policy, nothing in this Section 9.5(b) shall limit the indemnification obligations of Seller pursuant to Section 9.3(f), including timely payment of any such indemnification claims; provided, that any related recovery by the Purchaser Indemnified Parties shall (x) be offset against the indemnity obligations of Seller to the extent received in advance of payment by Seller or (y) be paid over to Seller if received by the Purchaser Indemnified Parties following receipt by them of payment from Seller.

Section 9.6 Procedures.

(a) A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”) shall reasonably promptly notify the Party liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim or demand that the Indemnified Party has determined has given or would reasonably be expected to give rise to such right of indemnification (including a pending or threatened claim or demand asserted by a Third Party against the Indemnified Party (such claim being a “Third Party Claim”)), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand (to the extent then known); provided that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX, except to the extent that the Indemnifying Party is prejudiced by such failure.

(b) Upon receipt of a notice of a Third Party Claim for indemnity from an Indemnified Party pursuant to Section 9.3 or Section 9.4, subject to the other terms of this Section 9.6(b) the Indemnifying Party will be entitled, by notice to the Indemnified Party delivered within twenty (20) Business Days of the receipt of notice of such Third Party Claim, to assume the defense and control of such Third Party Claim (at the expense of the Indemnifying Party); provided that the Indemnifying Party shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense. If the Indemnifying Party does not assume the defense and control of any Third Party Claim pursuant to this Section 9.6, the Indemnified Party shall be entitled to assume and control such defense, but the Indemnifying Party may nonetheless participate in the defense of such Third Party Claim with its own counsel and at its own expense. The Indemnifying Party shall not have the right to assume the defense and control of any Third Party

Claim (i) involving a criminal claim or a regulatory enforcement action, (ii) where the sole relief sought against the Indemnified Party is an injunction or equitable relief (other than equitable relief sought which is merely incidental to a request for monetary damages), (iii) if the Indemnified Party has been advised by counsel that an actual or potential conflict exists between the Indemnified Party and Indemnifying Party in connection with the defense of such Third Party Claim or (iv) if the Indemnifying Party has not acknowledged that such Third Party Claim is subject to indemnification pursuant to this Article IX (and in any such circumstances the Indemnified Party shall be entitled to assume and control such defense). Purchaser or Seller, as the case may be, shall, and shall cause each of its Affiliates and Representatives to, reasonably cooperate with the Indemnifying Party in the defense of any Third Party Claim, including by furnishing books and records, personnel and witnesses during normal business hours upon reasonable advance notice to such Person, as appropriate for any defense of such Third Party Claim. If the Indemnifying Party has assumed the defense and control of a Third Party Claim, it shall be authorized to consent to a settlement or compromise of, or the entry of any judgment arising from, any Third Party Claim, in its sole discretion, and without the consent of any Indemnified Party; provided that such settlement or judgment does not (A) involve any injunctive relief with respect to any Indemnified Party, (B) involve a finding or admission of any violation of Law or admission of any wrongdoing by any Indemnified Party or (C) provide for monetary relief that would not be fully borne by the Indemnifying Party (in any which case the Indemnified Party’s consent shall not be unreasonably withheld, conditioned or delayed). No Indemnified Party will consent to the entry of any judgment or enter into any settlement or compromise with respect to a Third Party Claim without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed).

Section 9.7 Additional Indemnification Provisions. With respect to each indemnification obligation contained in this Agreement, all Covered Losses (for the avoidance of doubt, including Taxes) shall be reduced by any (a) Tax benefits actually realized by the Indemnified Party or its Affiliates in cash or by the reduction of Taxes that would otherwise be payable (including as a credit against Taxes that would otherwise be payable), other than a reduction of or credit against Taxes to which Seller’s indemnity in Section 9.3(d) would otherwise apply, in connection with the incurrence of such Covered Losses with respect to the year in which such Covered Loss is incurred or the six (6) immediately succeeding years, determined on a “with and without” basis and net of any Taxes and reasonable out-of-pocket expenses incurred by the Indemnified Party or its Affiliates in connection with generating the item giving rise to such Tax benefit (it being agreed and understood that if any such Tax benefit was not included in the initial computation of such Covered Loss, the Indemnified Party shall pay to the Indemnifying Party the amount of the applicable Tax benefit by way of an adjustment to the amount initially paid in respect of such Covered Loss within thirty (30) days of the due date for the payment of Taxes that would have otherwise been payable and were reduced by such Tax benefit (but no later than thirty (30) days following the date such Tax benefit is actually realized in cash if earlier) or, if the Tax benefit is in the form of an increased cash Tax refund, within thirty (30) days of the receipt of such cash Tax refund from the applicable Taxing Authority), reduced by any correlative Tax detriment actually suffered by any of the Purchased Companies in respect of the purchase price adjustment arising from the payment to the Indemnified Party in respect of the Covered Loss, calculated on a “with and without” basis, but only to the extent of any such Tax detriment actually suffered in the year such Covered Loss is incurred or the six (6) immediately succeeding years, and (b) third-party insurance or indemnity, contribution or similar proceeds that have been actually recovered by the Indemnified Party in connection with the facts giving rise to the right of indemnification net of collection costs and any resulting increase in premiums (it being agreed that if such third-party insurance or indemnification, contribution or similar proceeds in respect of such facts are actually recovered by the Indemnified Party subsequent to the Indemnifying Party’s making of an indemnification payment in satisfaction of its applicable indemnification obligation, such proceeds shall be promptly remitted to the Indemnifying Party to the extent of the indemnification payment made net of any collection costs and any resulting increase in premiums), and the Indemnified Party shall use, and cause its Affiliates to use, commercially reasonable efforts to seek full recovery under all insurance and indemnity, contribution or similar provisions covering such Covered Loss. Neither Party shall be liable to the other Party or its Affiliates (whether in contract, tort (including negligence and strict liability) or otherwise), at law or in equity, for any exemplary, punitive or other similar damages (except to the extent awarded by a court of competent jurisdiction in connection with a Third Party Claim).

Section 9.8 Mitigation. To the extent required under applicable Law, each of the Parties hereto agrees to mitigate its respective Covered Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Covered Losses that are indemnifiable hereunder.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Entire Agreement. This Agreement and the other Transaction Documents, together with the exhibits hereto, schedules hereto and the Confidentiality Agreement, constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof, and this Agreement is not intended to grant standing to any Person other than the Parties.

Section 10.2 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by either Party without the prior written consent of the other Party; provided that without the prior written consent of Seller, (i) Purchaser may assign its rights (but not its obligations) hereunder to a wholly owned direct or indirect Subsidiary or Affiliate of Purchaser, (ii) Purchaser may assign its rights (but not its obligations) hereunder to any of the Debt Financing Sources as collateral and (iii) Purchaser may assign its rights (but not its obligations) under this Agreement to any insurer(s) or underwriter(s) providing a Purchaser R&W Insurance Policy (provided that in no event shall Purchaser grant or otherwise confer any subrogation rights to any such insurer(s) or underwriter(s) against Seller, any other Seller Entity or any of their respective Affiliates or Representatives except with respect to Actual Fraud); provided, further, that no such assignment shall (x) relieve Purchaser of any of its obligations hereunder or (y) except in the case of an assignment to an entity organized in the Netherlands or the United States, result in the withholding or deduction of, or any requirement to withhold or deduct, any amount of Tax from amounts otherwise payable hereunder in excess of the amounts that otherwise would have been deducted or withheld had such assignment not occurred, unless the amounts payable by Purchaser hereunder are increased to the extent necessary to ensure that, after all such required deductions or withholdings, Seller receives the amount it would have received had no such amounts been required to be withheld or deducted. Subject to the first sentence of this Section 10.2, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. Any purported assignment not permitted under this Section 10.2 shall be null and void.

Section 10.3 Amendments and Waivers. Subject to Section 10.14, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Seller and Purchaser, and in the case of a waiver, by the Party against whom the waiver is to be enforced; provided that, after receipt of the Seller Shareholder Approval, if any such amendment or waiver shall by applicable Law require further approval of the shareholders of Seller, the effectiveness of such amendment or waiver shall be subject to the approval of the shareholders of Seller. Notwithstanding the foregoing, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 10.4 Headings and Captions. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.5 No Third-Party Beneficiaries. Other than with respect to (a) the D&O Indemnitees as set forth in Section 5.17, (b) the Seller Parties, the Purchaser Parties, the Purchaser Indemnified Parties, and the Seller

Indemnified Parties as set forth in Article IX, (c) the Purchaser Related Parties as set forth in Section 8.4(g), (d) the Seller Related Parties as set forth in Section 8.4(h), (e) the Seller Related Parties and Purchaser Related Parties as set forth in Section 10.15 and (f) the Debt Financing Sources with respect to this Section 10.5, Section 10.14 and Section 10.15, each of Seller and Purchaser agrees that (i) its representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Party, in accordance with and subject to the terms of this Agreement, and (ii) this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 10.6 Notices. All notices and other communications to be given to any Party hereunder shall be sufficiently given for all purposes hereunder if in writing and shall be deemed given (a) upon personal delivery to the Party to be notified; (b) when received when sent by email to the Party to be notified; provided that notice given by email shall not be effective unless either (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 10.6 or (ii) the receiving Party delivers a written confirmation of receipt for such notice by email or any other method described in this Section 10.6; or (c) when delivered by a courier (with confirmation of delivery) to the Party to be notified, in each case at the following address:

(i)	if to Purchaser,

c/o Advent International Corporation

800 Boylston Street

Boston, Massachusetts 02199

Attention: Chris Egan

      James R. Westra

Email:       cegan@adventinternational.com

      jwestra@adventinternational.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199

Attention: R. Newcomb Stillwell, Esq.

      Christian J. Westra, Esq.

Email:       Newcomb.Stillwell@ropesgray.com

      Christian.Westra@ropesgray.com

and:

Ropes & Gray LLP

191 North Wacker Drive, 32nd Floor

Chicago, IL 60606

Attention: Matthew J. Richards, Esq.

Email:       Matthew.Richards@ropesgray.com

(ii) if to Seller,

Nielsen Holdings plc

85 Broad Street

New York, New York 10014

Attention: George Callard

Email:       george.callard@nielsen.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Steven A. Rosenblum, Esq.

      Raaj S. Narayan, Esq.

Email:       SARosenblum@wlrk.com

      RSNarayan@wlrk.com

and:

Baker & McKenzie LLP

452 Fifth Avenue

New York, New York 10018

Attention: Alan F. Zoccolillo, Esq.

E-mail:     Alan.Zoccolillo@bakermckenzie.com

and:

Clifford Chance LLP

10 Upper Bank Street

London, E14 5JJ

Attention: Lee Coney

Email:       Lee.Coney@CliffordChance.com

or to such other address as any Party shall specify by written notice so given. Any Party may notify the other Party of any changes to the address or any of the other details specified in this Section 10.6; provided that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later.

Section 10.7 Specific Performance.

(a) Subject to the other provisions of this Section 10.7, the Parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and accordingly (i) the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity, (ii) the Parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (iii) the Parties will waive, in any action for specific performance, the defense of adequacy of a remedy at law. Subject to the other provisions of this Section 10.7, in circumstances where Purchaser is obligated to consummate the Transaction and the Transaction has not been consummated, Purchaser expressly acknowledges and agrees that Seller shall have suffered irreparable harm, that monetary damages will be inadequate to compensate Seller, and that Seller shall be entitled to enforce specifically Purchaser’s obligations to consummate the Transaction. Seller’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which Seller may be entitled, including the right to pursue the Purchaser Termination Fee; provided that Seller shall not be entitled to receive both a grant of specific performance of the Closing and payment of the Purchaser Termination Fee.

(b) Notwithstanding Section 10.7(a) or anything else to the contrary in this Agreement, Seller shall not be entitled to seek or obtain specific performance of Purchaser’s obligations to cause the Equity Financing to be funded and to consummate the Transaction unless (i) all of the conditions set forth in Sections 7.1 and 7.2 (other than those conditions that by their nature are to be satisfied at the Closing (but which conditions would, at such time as the Closing is required to occur, be satisfied)) have been satisfied or waived, (ii) the full amount of the Debt Financing has been funded (or, if the Best Efforts Bond Financing has closed and funded on or prior to the Closing Date, the full amount of the Debt Financing (as reduced by the amount of the Best Efforts Bond Financing) and the Best Efforts Bond Financing has funded) or, in each case, will be funded at the Closing subject only to the Equity Financing being funded at the Closing, (iii) Seller has notified Purchaser in writing that Seller is ready, willing and able to effect the Closing and that if specific performance is granted then the Closing will occur and (iv) Purchaser has failed to complete the Closing prior to the second (2nd) Business Day following the date of delivery of such written notification by Seller.

Section 10.8 Governing Law and Jurisdiction. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware (except that matters relating to the duties of the members of the Seller Board shall be governed by and construed in accordance with the laws of England). In addition, each of the Parties (a) submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) (and, in the case of appeals, appropriate appellate courts therefrom), in the event that any dispute (whether in contract, tort or otherwise) arises out of or in connection with the evaluation (including due diligence), negotiation, execution or performance of this Agreement or the Transaction or the other transactions contemplated hereby; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (c) agrees that it will not bring any Proceeding relating to the evaluation (including due diligence), negotiation, execution or performance of this Agreement or the Transaction or the other transactions contemplated hereby in any court other than the above-named courts; and (d) agrees that it will not seek to assert by way of motion, as a defense or otherwise, that any such Proceeding (i) is brought in an inconvenient forum, (ii) should be transferred or removed to any court other than one of the above-named courts, (iii) should be stayed by reason of the pendency of some other proceeding in any court other than one of the above-named courts or (iv) that this Agreement or the subject matter hereof may not be enforced in or by the above-named courts. Each Party agrees that service of process upon such Party in any such Proceeding shall be effective if notice is given (other than by email) in accordance with Section 10.6. Each of the parties hereto hereby agrees that a final Judgment in any Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Notwithstanding anything to the contrary in this Agreement or otherwise, in the event of a dispute between the Parties the rules of discovery otherwise applicable shall govern and apply in lieu of the provisions hereof relating to the furnishing of information or giving of access (including with respect to Sections 2.5, 5.4, 5.13 and 9.6).

Section 10.9 WAIVER OF JURY TRIAL. EACH PARTY WAIVES TRIAL BY JURY IN ANY PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE EVALUATION (INCLUDING DUE DILIGENCE), NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT OR THE TRANSACTION OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH. NO PARTY SHALL SEEK A JURY TRIAL IN ANY PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THE EVALUATION (INCLUDING DUE DILIGENCE), NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT OR THE TRANSACTION OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 10.9. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO THE OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 10.9 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 10.11 Counterparts; Effectiveness. This Agreement may be executed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by facsimile, electronic delivery or otherwise) to the other Party. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 10.12 Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege.

(a) Purchaser waives and will not assert, and agrees to cause its Affiliates (including, following the Closing, the Purchased Companies), to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”), of Seller, any of its Affiliates or any shareholder, officer, member, manager, employee or director of Seller or any of its Affiliates (any such Person, a “Designated Person”) in any matter involving this Agreement, any other Transaction Document or any other agreements or transactions contemplated hereby or thereby, by any legal counsel currently representing any Seller or any of its Affiliates in connection with this Agreement, the other Transaction Documents or any other agreements or transactions contemplated hereby or thereby, including Wachtell, Lipton, Rosen & Katz, Baker & McKenzie LLP and Clifford Chance LLP (the “Current Representation”).

(b) Purchaser waives and will not assert, and agrees to cause its Affiliates (including, following the Closing, the Purchased Companies), to waive and not to assert, any attorney-client or other applicable legal privilege or protection with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute with Purchaser or any of its Affiliates (including, following the Closing the Purchased Companies), it being the intention of the Parties that all such rights to such attorney-client and other applicable legal privilege or protection and to control such attorney-client and other applicable legal privilege or protection shall be retained by Seller and that Seller, and none of Purchaser or any of its Affiliates (including, following the Closing, the Purchased Companies), shall have the sole right to decide whether or not to waive any attorney-client or other applicable legal privilege or protection. Accordingly, from and after Closing, none of Purchaser or any of its Affiliates (including the Purchased Companies) shall have any access to any such communications or to the files of the Current Representation, all of which shall be and remain the property of Seller and not of Purchaser or any of its Affiliates (including, following the Closing, the Purchased Companies), or to internal counsel relating to such engagement, and none of Purchaser or any of its Affiliates (including, following the Closing, the Purchased Companies) or any Person acting or purporting to act on their behalf shall seek to obtain the same by any process on the grounds that the privilege and protection attaching to such communications and files belongs to Purchaser. The foregoing waiver and acknowledgment of retention of control will not extend to any communication not involving this Agreement, any other Transaction Document or any other agreements or transactions contemplated hereby or thereby, or to communications with any Person other than legal counsel engaged for the Current Representation. Notwithstanding the foregoing, if after the Closing a dispute arises between Purchaser or any of the Purchased Companies, on the one hand, and a third party other than a Designated Person, on the other hand, then Purchaser and the Purchased Companies (as applicable) may assert attorney-client privilege to prevent disclosure of confidential communication to such third party with respect to communications with the legal counsel engaged for the Current Representation; provided, that neither Purchaser nor the Purchased Companies may waive such privilege without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed).

Section 10.13 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. Whenever the words

“include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if.” References in this Agreement to specific Laws or to specific provisions of Laws shall include all amendments of the same and any successor or replacement Laws and all rules and regulations promulgated thereunder. Each of the Parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by both Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement. Each Purchaser shall be jointly and severally liable for all of the obligations of Purchaser and the other Purchaser arising under this Agreement or under any of the other Transaction Documents. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms article, Section, paragraph, exhibit and schedule are references to the articles, Sections, paragraphs, exhibits and schedules to this Agreement, unless otherwise specified; (c) references to “Dollars” or “$” shall mean U.S. dollars; (d) the word “or” shall not be exclusive; (e) references to “written” or “in writing” include in electronic form; (f) any reference to “days” means calendar days unless Business Days are expressly specified; (g) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (h) the word “shall” has the same meaning as the word “will” and vice versa; (i) the word “any” shall mean “any and all” unless the context dictates otherwise; (j) all references to “ordinary course” or “ordinary course of business” shall be deemed followed by the words “consistent with past practice”; and (k) all references to lists shall mean true, correct and complete lists and all references to copies of any documents shall be true, correct and complete copies of such documents. With respect to materials that are described as having been made available or delivered to the Purchaser, such materials will be deemed to have been delivered or made available to Purchaser if such materials were included in the “data room” or by transmitting such materials to Purchaser or any of its Representatives by any other electronic means, in either case, by no later than 11:59 p.m. (Eastern Time) on the date that is at least one (1) calendar day prior to the date of this Agreement.

Section 10.14 Debt Financing Sources. Notwithstanding anything in any Transaction Document to the contrary, but in all cases subject to and without in any way limiting the rights and claims of Purchaser or its Affiliates under and pursuant to the Debt Commitment Letter, Seller on behalf of itself and its Subsidiaries hereby: (a) agrees that any Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Debt Financing Sources, arising out of or relating to, any Transaction Document, the Debt Financing and/or the Best Efforts Bond Financing or any of the agreements (including the Debt Commitment Letter) entered into in connection with the Debt Financing and/or the Best Efforts Bond Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each Party hereto irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court; provided, however, that if such federal court does not have jurisdiction over such Proceeding, such Proceeding shall be heard and determined exclusively in any New York state court located in New York County and each party hereto irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court; (b) agrees that any such Proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in the Debt Commitment Letter or other applicable definitive document relating to the Financing; (c) agrees not to bring or support or permit any of its Affiliates to bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way arising out of or relating to, any Transaction Document, the Debt Financing and/or the Best Efforts Bond Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York; provided, however, that if such federal court does not have jurisdiction over such Proceeding, such Proceeding shall be heard and determined exclusively in any New York state court located in New York County; (d) agrees that service of process upon Seller, its Subsidiaries or its controlled Affiliates in any such Proceeding shall be effective if notice is given in accordance with Section 10.6; (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court; (f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any Proceeding brought against the Debt Financing Sources in any way arising out of or relating to, any Transaction Document, the Debt Financing and/or the Best Efforts Bond Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder; (g) agrees that none of the Debt Financing Sources will have any liability to Seller, any of its Subsidiaries or any of their respective Affiliates or Representatives (in each case, other than Purchaser or its Subsidiaries) in any way relating to or arising out of any Transaction Document, the Debt Financing and/or the Best Efforts Bond Financing, the Debt Commitment Letter or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise; (h) agrees that the Debt Financing Sources are express third-party beneficiaries of, and may enforce, any of the provisions of this Agreement reflecting the foregoing agreements in Section 8.4 and this Section 10.14; and (i) agrees that the provisions in this Section 10.14 and the definition of “Debt Financing Sources” shall not be amended, waived or otherwise modified, in each case, in any way adverse to the Debt Financing Sources without the prior written consent of the Debt Financing Sources.

Section 10.15 Non-Recourse. This Agreement and the other Transaction Documents may only be enforced against, and any Proceedings that may be based upon, arise out of, or relate to this Agreement and the other Transaction Documents or the Transaction, or the negotiation, execution or performance of this Agreement and the other Transaction Documents, may only be made against, the entities that are expressly named as parties to this Agreement and the other Transaction Documents and then only with respect to the specific obligations set forth herein or therein with respect to such parties. Except for the parties to the Transaction Documents, no Seller Related Parties or Purchaser Related Parties (including the Debt Financing Sources and Purchaser Sponsors) shall have any liability (whether in contract or tort, at Law or in equity or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of such named party in or under, or for any claim based on, arising out of, or related to, the Transaction Documents or the Transaction. Notwithstanding the foregoing, nothing in this Section 10.15 shall limit Seller’s remedies which are otherwise expressly retained by it pursuant to Section 8.4(g).

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Seller and Purchaser have duly executed this Agreement as of the date first written above.

NIELSEN HOLDINGS PLC

By:	/s/ George D. Callard
Name: George D. Callard
Title: Chief Legal Officer

[Signature Page to Stock Purchase Agreement]

INDY DUTCH BIDCO B.V.

By:	/s/ Maud Kool
Name: Maud Kool
Title: Managing Director

[Signature Page to Stock Purchase Agreement]

INDY US BIDCO, LLC

By:	/s/ James Westra
Name: James Westra
Title: Vice President

[Signature Page to Stock Purchase Agreement]

ANNEX B: FAIRNESS OPINION OF NIELSEN’S FINANCIAL ADVISOR

October 31, 2020

The Board of Directors

Nielsen Holdings plc

85 Broad Street

New York, NY 10004

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Nielsen Holdings plc (the “Company”) of the consideration to be paid to the Company in the Transaction (as defined below) with affiliates of Advent International Corporation (collectively, the “Acquiror”) relating to the Company’s Global Connect business unit (the “Business”). Pursuant to the Stock Purchase Agreement (the “Agreement”), between the Company and the Acquiror, the following will occur (collectively, the “Transaction”):

•

the Company will continue to implement a restructuring of certain of its assets, liabilities and legal entities to separate the Business from the Company’s other businesses and organize the Business in the Target Entities (as defined in the Agreement) and the Company will sell, or cause to be sold, to the Acquiror all of the outstanding equity interests of the Target Entities;

•

the Company and the Acquiror will enter into a Warrant Agreement (as defined in the Agreement) pursuant to which the Company will be issued warrants to purchase common shares of an affiliate of the Acquiror, with the number of common shares subject to such warrants and the exercise price therefor determined in accordance with the Warrant Agreement (the “Warrant Consideration”); and

•	the Acquiror will pay to the Company cash consideration in the aggregate amount of $2,700,000,000.00 (the “Cash Consideration” and, together with the Warrant Consideration, the “Consideration”).

We also understand that the Cash Consideration will be subject to adjustment as provided in the Agreement based on the amount of the Business’ working capital, cash and specified debt and debt-like items at closing as set forth in the Agreement (the “Purchase Price Adjustment”).

In connection with preparing our opinion, we have (i) reviewed a draft dated October 30, 2020 of the Agreement, including the Warrant Term Sheet attached as an exhibit thereto; (ii) reviewed certain publicly available business and financial information concerning the Business and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Business with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to the Business and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company and the Business with respect to certain aspects of the Transaction, and the past and current business operations of the Company and the Business, the financial condition and future prospects and operations of the Company and the Business, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company and the Business or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company, the Business or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us by management of the Company or derived therefrom, we have assumed that such analyses and forecasts have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Business to which such analyses or forecasts relate. As a result of discussions between the Company’s management and Board of Directors regarding their views of the risks associated with the forecasts provided to us, for purposes of our opinion and financial analyses, the Board of Directors directed us to assume an 80 percent probability of the forecasts identified to us as the “Revenue trend with cost mitigants case” and a 20 percent probability of the forecasts identified to us as the “CIM case”. We express no view as to such analyses or forecasts or the assumptions on which they were based or as to such probabilities. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and will be consummated as described in the Agreement; that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us; and that the terms of the Warrant Agreement will not differ in any material respects from the Warrant Term Sheet furnished to us. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis, that the Company will have no exposure under any indemnification obligations contained within the Agreement or the related agreements in any amount material to our analysis, and that the Purchase Price Adjustment will not result in any adjustment to the Consideration that is material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or the Business or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the Company in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the Company in the Transaction or with respect to the fairness of any such compensation.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and affiliated entities of the Acquiror, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and joint lead bookrunner on the Company’s term and revolving credit facilities, which closed in June and July of 2020, joint lead bookrunner of an offering of debt securities of the Company, which closed in September 2020 and as financial advisor to the Company in connection with the Company’s strategic planning and as joint lead arranger and bookrunner, sole or joint lead bookrunner and financial advisor on various credit facilities, debt securities offerings and investment banking transactions for affiliates entities of the Acquiror unrelated to the Transaction. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of affiliated entities of the Acquiror, for which it receives customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 2% of the outstanding common stock of the Company. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the Company in the proposed Transaction is fair, from a financial point of view, to the Company.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

SCAN TO VIEW MATERIALS & VOTE w NIELSEN HOLDINGS PLC VOTE BY INTERNET 675 6TH AVENUE, 3RD FLOOR Before The Special Meeting - Go to www.proxyvote.com or from a mobile phone scan the QR code above. NEW YORK, NY 10010 Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. (Eastern Time) on February 10, 2021 (11:59 p.m. (Eastern Time) on February 8, 2021 for 401(k) plan shareholders). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Special Meeting—Go to www.virtualshareholdermeeting.com/NLSN21 You may attend the Special Meeting via the Internet and vote during the Special Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. (Eastern Time) on February 10, 2021 (11:59 p.m. (Eastern Time) on February 8, 2021 for 401(k) plan shareholders). Have your proxy card in hand when you call and follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Your vote must be received by 9:00 a.m. (Eastern Time) on February 9, 2021 (11:59 p.m. (Eastern Time) on February 8, 2021 for 401(k) plan shareholders). ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by the Company in mailing proxy materials, you can consent to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D27949-S13809 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY NIELSEN HOLDINGS PLC Our Board of Directors recommends that you vote “FOR” the Proposal listed below. For Against Abstain 1. To approve the proposed sale to Indy US BidCo, LLC and Indy Dutch BidCo B.V. (together, “Purchaser”), two newly formed entities which are controlled by ! ! ! affiliates of Advent International Corporation (“Advent”), pursuant to the terms and subject to the conditions set forth in the Stock Purchase Agreement, dated as of October 31, 2020 (the “Stock Purchase Agreement”), between Nielsen and Purchaser, of the equity interests of certain Nielsen subsidiaries that contain Nielsen’s Global Connect business (such business, “Connect” and such transaction, the “Transaction”). NOTE: The ordinary shares shall be voted in the discretion of the proxy holders with respect to such other business as may properly come before the Special Meeting or any adjournment or postponement thereof. Yes No Please indicate if you plan to attend the Special Meeting live via the Internet. ! ! Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

NIELSEN HOLDINGS PLC Special Meeting of Shareholders February 11, 2021 9:00 a.m. (Eastern Time) to attend the Special Meeting live via the Internet, please visit www.virtualshareholdermeeting.com/NLSN21 If you submit your proxy by telephone or Internet, do not return your proxy card. Thank you for your proxy submission. Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement is available at www.proxyvote.com. You will need the 16-digit control number included on this proxy card in order to access the proxy materials on www.proxyvote.com. D27950-S13809 NIELSEN HOLDINGS PLC Special Meeting of Shareholders February 11, 2021 9:00 a.m. (Eastern Time) This proxy is solicited on behalf of the Board of Directors The undersigned shareholder(s) of Nielsen Holdings plc hereby: revoke(s) all proxies heretofore given by the signer(s) to vote at the Special Meeting of Shareholders and any adjournments or postponements thereof; acknowledge(s) receipt of the Notice of the Special Meeting of Shareholders of Nielsen Holdings plc and related Proxy Statement, dated December 23, 2020; and appoint(s) David Kenny, Linda Zukauckas and George D. Callard, and each of them, as the undersigned’s true and lawful proxies, each with the power to appoint his or her substitute(s), and hereby authorize(s) them to represent and to vote all of the ordinary shares of Nielsen Holdings plc that the shareholder(s) is/are entitled to vote at the Special Meeting of Shareholders to be held at 9:00 a.m. (Eastern Time) on February 11, 2021 and at any adjournment or postponement thereof, upon all subjects that may properly come before such meeting, including the matters described in the proxy statement furnished with this proxy card, subject to the directions indicated on the reverse side of this card, with all the power the undersigned would possess if personally present. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S) ON THE REVERSE SIDE OF THIS PROXY CARD. IF THE PROXY CARD IS SIGNED BUT NO DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE TRANSACTION PROPOSAL AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. CONTINUED AND TO BE DATED AND SIGNED ON REVERSE SIDE

*** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on February 11, 2021.NIELSEN HOLDINGS PLC Meeting Type:Meeting Information Special Meeting For holders as of: December 23, 2020 Date: February 11, 2021 Time: 9:00 a.m. (Eastern Time) Location: Meeting live via the Internet-please visit www.virtualshareholdermeeting.com/NLSN21 The company will be hosting the meeting live via the Internet this year. To attend the meeting via the Internet please visit www.virtualshareholdermeeting.com/NLSN21 and be sure to have the information that is printed in the box marked by the arrow XXXX XXXX XXXX XXXX (located on the following page).You are receiving this communication because you hold shares in the company named above. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You will not receive a paper or e-mail copy of the proxy materials unless you request one. You may view the proxy materials online at www.proxyvote.com, scan the QR code on the reverse side, or easily request a paper or e-mail copy (see reverse side).We encourage you to access and review all of the important information contained in the proxy materials before voting. See proxy the materials reverse and side voting of this instructions notice to obtain .

Before You Vote How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE: NOTICE AND PROXY STATEMENT How to View Online: Have the information that is printed in the box marked by the arrowXXXX XXXX XXXX XXXX (located on the following page) and visit: www.proxyvote.com, or scan the QR code below. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of the above proxy materials or proxy materials for future shareholder meetings, you must request them. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com* If requesting materials by e mail, please send a blank e mail with the information that is printed in the box marked by the arrow XXXX XXXX XXXX XXXX (located on the following page) in the subject line. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded. Please make the request as instructed above on or before January 28, 2021 to facilitate timely delivery.How To Vote SCAN TOPlease Choose One of the Following Voting Methods VIEW MATERIALS & VOTE Vote By Internet: Before The Meeting:Go to www.proxyvote.com or from a smartphone, scan the QR code above. Have the information that is printed in the box marked by the arrow XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions. During The Meeting:Go to www.virtualshareholdermeeting.com/NLSN21. Have the information that is printed in the box marked by the arrow XXXX XXXX XXXX XXXX (located on the following page) available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card or voting instruction form

Voting Items Our Board of Directors recommends that you vote “FOR” the Proposal listed below. 1. To approve the proposed sale to Indy US BidCo, LLC and Indy Dutch BidCo B.V. (together, “Purchaser”), two newly formed entities which are controlled by affiliates of Advent International Corporation (“Advent”), pursuant to the terms and subject to the conditions set forth in the Stock Purchase Agreement, dated as of October 31, 2020 (the “Stock Purchase Agreement”), between Nielsen and Purchaser, of the equity interests of certain Nielsen subsidiaries that contain Nielsen’s Global Connect business (such business, “Connect” and such transaction, the “Transaction”). NOTE: The ordinary shares shall be voted in the discretion of the proxy holders with respect to such other business as may properly come before the Special Meeting or any adjournment or postponement thereof

Voting Instructions